As filed with the U.S. Securities and Exchange Commission on August 25, 2025.

Registration No. 333-287597

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

Amendment No. 5
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

DeepGreenX Group Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

____________________

Canada	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

22 Vanderbilt Avenue
Suite 7A
New York, NY 10017
+1 646 466 7991
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

____________________

Corporation Service Company
251 Little Falls Drive, Wilmington, DE 19808
Telephone: +1 302 636 5401
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Copies to:
Anthony M. Saur
Morrison Cohen LLP
909 Third Avenue, 27th Floor,
New York, NY 10022-4784
+1 212 735 8600

____________________

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†           The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine. This registration statement will remain effective until such time as all of the common shares offered hereby have been sold or we file a post-effective amendment to deregister any unsold common shares. We may file such a post-effective amendment and terminate the effectiveness of this registration statement at any time. We may also provide a prospectus supplement or post-effective amendment to this registration statement to add information to, or update or change information contained in, this Registration Statement. In addition, we intend to file one or more post-effective amendments to the registration statement in the event that, during any period in which offers or sales are being made pursuant to this registration statement, (i) any changes in our business, plan of distribution or other material facts arise that would make information contained in this registration statement misleading (ii) any facts or events arise after the effective date of this registration statement which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement, or (iii) any material information arises with respect to the plan of distribution that was not previously disclosed in this registration statement or any material change occurs to such information in this registration statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated August 25, 2025.

DeepGreenX Group Inc.

93,745,000 Common Shares

This prospectus relates to the registration of the resale of up to 93,745,000 common shares in the capital of DeepGreenX Group Inc. held by the registered shareholders identified in this prospectus (each, a “Registered Shareholder” and collectively, the “Registered Shareholders”) in connection with our direct listing (the “Direct Listing”) on the Nasdaq Global Market (“Nasdaq”). Unlike an initial public offering, the resale by the Registered Shareholders is not being underwritten by any investment bank. The Registered Shareholders may, or may not, elect to sell the common shares covered by this prospectus, as and to the extent they may determine. If the Registered Shareholders choose to sell common shares, we will not receive any proceeds from the sale of such common shares by the Registered Shareholders.

No public market for the our common shares currently exists, and our common shares have a limited history of trading in private transactions.

Because our common shares have never traded publicly, Nasdaq will set the opening trading price using its standard auction process for direct listings. On the first day of trading, Nasdaq will collect buy and sell orders from broker-dealers during the pre-opening period. Based on such orders, the designated market maker will determine an opening price for our common shares in consultation with our financial advisor, Kingswood Capital Partners (the “Advisor”), pursuant to applicable Nasdaq rules. On the day that our common shares are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price (as defined below) on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which time the Advisor must notify Nasdaq that our common shares are “ready to trade.” Once the Advisor has notified Nasdaq that our common shares are ready to trade, Nasdaq will confirm the Current Reference Price for our common shares, in accordance with Nasdaq rules. If the Advisor then approves proceeding at the Current Reference Price, the applicable orders that have been entered will be executed at such price and regular trading of our common shares on Nasdaq will commence, subject to Nasdaq conducting validation checks in accordance with Nasdaq rules. Under Nasdaq rules, the “Current Reference Price” means: (i) the single price at which the maximum number of orders to buy or sell can be matched; (ii) if there is more than one price at which the maximum number of orders to buy or sell can be matched, then it is the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of shares that would remain unmatched at such price); (iii) if more than one price exists under (ii), then it is the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our common shares will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under (iii), a price determined by Nasdaq in consultation with the Advisor in its capacity as our financial advisor. In the event that more than one price exists under (iii), the Advisor will exercise any consultation rights only to the extent that it can do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M, or applicable relief granted thereunder. The Registered Shareholders will not be involved in Nasdaq’s price-setting mechanism, including any decision to delay or proceed with trading, nor will they control or influence the Advisor in carrying out its role as a financial adviser. The Advisor will determine when our common shares are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. For more information, see “Plan of Distribution” beginning on page 125 of this prospectus.

As this is a direct listing and not a traditional firm-commitment underwritten initial public offering, there will be no book-building process and no price stabilization activities conducted by us, the Advisor, or any other party. The Advisor is not acting in any underwriting capacity and is advising us solely in connection with the listing process and related valuation analyses. For more information, see “Plan of Distribution” beginning on page 125 of this prospectus.

DeepGreenX is a holding company incorporated under the federal laws of Canada. Except for our legacy operations related to the provision of logistics-related services, which are primarily conducted through our wholly owned subsidiaries located in China, all operations are conducted by its non-PRC subsidiaries. Only our legacy business has generated revenue to date.

This corporate structure involves unique risks to investors. Investors will not hold equity interests in our Chinese operating subsidiaries. There is a risk that Chinese regulatory authorities may disallow this structure (especially in the event of a national security review where our subsidiaries in China may fail such a review), which could result in a material change to our operations or to the value of the securities being registered for resale pursuant to this prospectus. Such a change could potentially cause the value of these securities to significantly decline or become worthless. In addition, such regulatory actions or enforcement could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, including under this resale registration statement. For a detailed discussion of the risks associated with this structure and making an investment in our common shares, please refer to “Risk Factors — Risks Relating to doing business in China” on page 32.

As of the date of this prospectus, no cash transfers, dividends, or other distributions have been made by any PRC or non-PRC subsidiary to our Korean subsidiary, or from our Korean subsidiary to DeepGreenX, and no dividends or distributions have been made to investors. We currently do not intend to pay dividends or otherwise upstream earnings from our operating subsidiaries, whether located in the PRC or elsewhere. Future transfers of funds between DeepGreenX and its subsidiaries are subject to approval and compliance procedures under applicable local law. Our PRC subsidiaries are subject to restrictions on the payment of dividends under PRC law, including withholding taxes and SAFE registration. There is no assurance that the PRC government will not impose additional restrictions on our ability to transfer cash or assets into or out of China. See “Risk Factors — Our PRC subsidiaries are subject to restrictions on paying dividends…” and “Consolidated Financial Statements.”

Our operations in China expose us to regulatory and operational risks associated with doing business in that jurisdiction. Recent developments in regulations, such as the People’s Republic of China (“PRC”) Data Security Law, the Anti-Unfair Competition Law (“AUCL”) and Anti-Monopoly Law (“AML”), have heightened these risks. Non-compliance with these laws may result in enforcement actions, investigations or disputes that could negatively impact our business and delay expansion plans. The government in China has strengthened enforcement of these laws in recent years, and violations may lead to civil, administrative, or criminal liabilities. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information. While, as of the date of this prospectus, neither we nor our PRC subsidiaries have been subject to any material claims, investigations, or legal proceedings for any material noncompliance with applicable PRC laws and regulations, or received any notice from relevant authorities requiring our PRC subsidiaries or us to file for a cybersecurity review, and we do not believe that we or our PRC subsidiaries are subject to such a review, the relevant PRC regulatory authorities may take a contrary view. We cannot assure you that we or our PRC subsidiaries will comply with such regulations in all respects, and we may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities and/or become subject to fines or other sanctions which may have a material adverse effect on our business, operations and financial condition. On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. The Trial Measures regulate both direct and indirect overseas offering and listing by PRC domestic companies by adopting a filing-based regulatory regime. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, whether directly or indirectly, should fulfill the filing procedures and report relevant information to the CSRC within three working days after submitting listing applications and subsequent amendments. According to the Notice on the Administrative Arrangements for the Filing of the Overseas Securities Offering and Listing by Domestic Companies from the CSRC, the domestic companies that have already been listed overseas before the effective date of the Trial Measures (i.e. March 31, 2023) shall be deemed to be existing issuers (the “Existing Issuers”). Existing Issuers are not required to complete the filing procedures immediately, and they shall be required to file with the CSRC for any subsequent offerings. Our PRC counsel, Beijing Zhongzhida Law Firm, advised us that we are not required to file with the CSRC in connection with this resale prospectus because the main components of the Company’s activities are not carried out within China. Given the current PRC regulatory environment, it is uncertain whether we or our PRC subsidiaries will be required to obtain approvals from the PRC government to offer securities to foreign investors in the future, and whether we would be able to obtain such approvals. If we are unable to obtain such approvals if required in the future, or inadvertently conclude that such approvals are not required then the value of our common shares may depreciate significantly or become worthless. See, “Risk Factors — The approval or filing of the CSRC or other PRC regulatory agencies may be required to obtain our listing status or conduct future offshore securities offerings” on page 34, “Risk Factors — While we believe our PRC operating subsidiaries have various material permissions and approvals required for operating in the PRC, there can be no assurance that the PRC government will not disallow our holding company structure, which would likely result in a material change in our operations and the value of our securities being registered for sale” on page 34, and “Risk Factors — Recent greater oversight by the Cyberspace Administration of China over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering” on page 35.

Our auditors, J&S Associate PLT (“J&S”), are an independent registered public accounting firm headquartered in Malaysia, that issued the audit report included in this prospectus. See, “Risk Factors — The Holding Foreign Companies Accountable Act, or the HFCA Act, and the related regulations are evolving quickly. Further implementations and interpretations of or amendments to the HFCA Act or the related regulations, or a PCOAB’s determination of its lack of sufficient access to inspect our auditor, might pose regulatory risks to and impose restrictions on us because of our operations in China.” on page 41.

Our PRC counsel, Beijing Zhongzhida Law Firm, has advised us that, as of the date of this prospectus, we and our PRC subsidiaries have obtained all material licenses, permissions, and approvals required under applicable PRC laws and regulations to conduct our operations in China. However, it is uncertain whether we or our PRC subsidiaries will be required to obtain additional approvals, licenses, or permits in connection with our business operations pursuant to evolving PRC laws and regulations, and whether we or our PRC subsidiaries would be able to obtain and renew such approvals on a timely basis or at all. Failing to do so could result in non-compliance and material change in our operations, and the value of our common shares could depreciate significantly or become worthless. See, “Risk Factors — While we believe our PRC operating subsidiaries have various material permissions and approvals required for operating in the PRC, there can be no assurance that the PRC government will not disallow our holding company structure, which would likely result in a material change in our operations and the value of our securities being registered for sale.” on page 34.

We have applied to list our common shares on Nasdaq under the symbol “DXG” We expect our common shares to begin trading on Nasdaq on or about [    ], 2025. If our Nasdaq application is not approved or we otherwise determine that we will not be able to secure the listing of our common shares on Nasdaq, we will not complete the Direct Listing. This listing is a condition to the consummation of the Direct Listing. No assurance can be given that our Nasdaq application will be approved and that our common shares will ever be listed on Nasdaq. If our listing application is not approved by Nasdaq, we will not be able to consummate and we will terminate this Direct Listing.

•        Throughout this prospectus, unless otherwise indicated or the context otherwise requires:“DeepGreenX,” “DXG,” “the Company,” or “the holding company” refers solely to DeepGreenX Group Inc., a company incorporated under the federal laws of Canada, which is a holding company and does not itself conduct operations.

•        References to “our articles” and “our articles of incorporation” refer to the articles of incorporation of the Company dated April 28, 2025, as amended by the articles of amendment of the Company dated June 27, 2025.

•        “We,” “us,” “our,” “the Group” and similar terms refer collectively to DeepGreenX Group Inc. and its consolidated subsidiaries, including the operating entities located in the PRC and other jurisdictions.

•        References to “our PRC subsidiaries,” “our WFOEs,” or similar terms refer specifically to our wholly foreign-owned enterprises and other subsidiaries organized in the People’s Republic of China, which conduct our legacy operations.

When describing business activities, regulatory matters, financial results, or other operational aspects, we specify the applicable entity where material. Investors should understand that the holding company does not itself conduct any business operations, generate revenue, or directly own or operate any physical assets. All operations are conducted by subsidiaries of DeepGreenX. In connection with our application for initial listing on The Nasdaq Stock Market, we engaged Frost & Sullivan, an independent market research and consulting firm, to prepare a valuation report for purposes of demonstrating compliance with the Valuation based Market Value of Listed Securities requirement of the Market Value Standard set forth in Nasdaq’s initial listing requirements pursuant to Rule IM-4505-1(a)(2). Frost & Sullivan provided a valuation report dated July 12, 2025, indicating that the fair market value of the tokenization pipeline of our company is between $13.686 billion and $28.246 billion as of that date, subject to the assumptions and limitations included in the report.

Frost & Sullivan applied a hybrid valuation framework: (i) a Discounted Cash Flow analysis, which projects the tokenization pipeline’s future cash flows (based on Forst & Sullivan’s review of management’s revenue forecasts, Forst & Sullivan’s gross-margin and expense assumptions, and a weighted-average cost of capital of 18 – 22%), discounted to present value as of the Reference Date of December 31, 2024, under multiple perpetuity growth scenarios; and (ii) a Comparable Company Analysis, which applies price-to-sales multiples drawn from selected public market peers in digital asset, data-analytics, and tokenization businesses.

The valuation reflects successful execution of key contracts and business opportunities, receipt of all necessary regulatory approvals, and continued market acceptance of tokenized assets and the Company’s other products. The analysis further assumes the business will remain a going concern with no material adverse changes in technology, regulation, or macroeconomic conditions. Frost & Sullivan’s conclusions depend on information and market multiples deemed reliable as of the valuation date but are subject to standard assumptions and limiting conditions, including that actual results may differ and that this report does not constitute transaction or investment advice.

This valuation is not intended to reflect the offering price of our securities or to serve as an indication of the market value at which our securities may trade following this offering. Third-party valuations are inherently subjective and based upon assumptions, estimates, and methodologies that may differ from those used by market participants. As a result, the market price of our securities may be significantly lower than may be implied by the Frost & Sullivan report. Frost & Sullivan has consented to the inclusion of the valuation information derived from its report in this prospectus.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 15.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We are, and we anticipate that we shall remain following the consummation of this Direct Listing, an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and a “controlled company” as defined under the Nasdaq Stock Market Rules and, as such, we intend to elect to comply with certain reduced public company reporting requirements. Ms. Lan Yang, in aggregate, beneficially owns approximately 78% of our voting power. For so long as we remain a “controlled company,” we are permitted to rely, and we intend to rely, on certain exemptions from the obligation to comply with certain corporate governance requirements under the Nasdaq Stock Market Rules. See “Prospectus Summary — Implication of Being a Foreign Private Issuer,” “Prospectus Summary — Implication of Being an Emerging Growth Company” and “Prospectus Summary — Controlled Company,” respectively.

Prospectus dated _______, _______

You should rely only on the information contained in this prospectus or in any related free writing prospectus. Neither we nor the Registered Shareholders have authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus. Neither we nor the Registered Shareholders take responsibility for, and can provide no assurance as to, the reliability of, any other information that others may give you. The Registered Shareholders are offering to sell, and seeking offers to buy our common shares, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common shares.

Neither we nor any of the Registered Shareholders have taken any action to permit a public offering of our common shares outside the U.S. or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the U.S. Persons outside the U.S. who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of our common shares and the distribution of the prospectus or any filed free writing prospectus outside the U.S.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form F-1 (the “Registration Statement”) that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process. Under this shelf process, the Registered Shareholders may from time to time sell the common shares covered by this prospectus in the manner described in “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in this prospectus (except for the section titled “Plan of Distribution,” which additions, updates, or changes that are material shall only be made pursuant to a post-effective amendment). You should read this prospectus before deciding to invest in our common shares. You may obtain this information without charge by following the instructions under “Where You Can Find More Information” appearing elsewhere in this prospectus.

References to “KRW” are to Korean Won, the legal currency of the Republic of Korea (“Korea”). References to “CNY” and “RMB” are to Chinese yuan renminbi, the legal currency of the People’s Republic of China. References to “$,” “U.S. dollars” and “USD” are to United States dollars, the legal currency of the United States.

The reporting currency of the Group is U.S. dollars. The functional currency of the Company is KRW and CNY. The Group’s principal place of current operations is the PRC. The financial position and results of its operations in the PRC are determined using Renminbi (“RMB”) as its functional currency. The results of operations and the consolidated statement of cash flows denominated in functional currencies are translated to U.S. dollars at the average rates of exchange using the reporting period. The functional currencies are the respective local currencies based on the criteria of ASC 830, “Foreign Currency Matters”.

In the consolidated financial statements, the financial information of entities whose functional currency is other than U.S. dollars has been translated into U.S. dollars. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, and expenses, gains and losses are translated using the average rate for the period. The resulting translation adjustment is reflected as accumulated other comprehensive income, which are included in the accompanying consolidated statements of income and comprehensive income.

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from publicly available information, industry and general publications. and research, surveys and studies conducted by third parties. Certain industry, market and competitive position data in this prospectus, including as described under “Industry,” is based on third-party data provided by, among others, Frost & Sullivan.

Industry publications and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Although we have no reason to believe any such information is incorrect, we are in any case responsible for the contents of this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

The financial information in this prospectus as of December 31, 2024, 2023 and 2022, is based upon, and should be read in conjunction with, the historical financial statements and related notes for the applicable periods, which are included elsewhere in this prospectus. Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP” or “GAAP”).

Certain amounts shown in the Registration Statement or derived from the U.S. GAAP financial statements have been rounded or truncated as deemed appropriate by the management of our company. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.

On June 27, 2025, our sole shareholder NextGen Exchange Group Inc. (“NextGen”) resolved that we divide our 400,000,000 issued and outstanding common shares into 872,000,000 common shares, at a rate of 1-to-2.18. All historical share and per-share information presented in this prospectus, including in the consolidated financial statements, summary consolidated financial data, and management’s discussion and analysis, has been retrospectively adjusted to reflect the share subdivision as if it had occurred at the beginning of the earliest period presented.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our common shares discussed under “Risk Factors.”

Overview

We intend to expand from a green logistics supply chain firm into an intelligent platform operating company that will be creating profitable recurring revenue streams by converting sustainability and other real-world asset data into digital currencies that are to be traded and monetized on digital asset exchanges. We intend to implement this expansion with our developing asset-to-digital currency conversion capabilities, our exchange network connectivity capabilities, and new project acquisition and sourcing capabilities, all supported by our developing intelligent software capabilities. Taken together, we refer to this combination of developing capabilities our DXG RWA Factory.

Our legacy logistics business generates revenue from contracts to manage the commodities purchasing and sale elements of supply chains on behalf of the supply-chain owners. Our current business is conducted primarily in China, and our primary customer supply chain sector is the transportation of commodities. We also advise and assist our supply-chain owners to convert their supply-chain purchasing, processes, vendors, transportation facilities, and equipment to more sustainable sources.

Once we complete our expansion to also provide an intelligent asset-to-digital platform, we expect to generate revenue primarily from subscription and usage fees and digital asset trading revenue from the monetization of the digital financial instruments we create for our customers, including our legacy logistics customers.

We are currently developing our intelligent software platform, called our DXG RWA Factory, and we intend to implement our data acquisition, conversion to digital financial instruments, and digital monetization process via a combination of manual and automated capabilities.

Once our intelligent platform is deployed, we intend to source customers for that platform from our contacts in our legacy green logistics business and new relationships we intend to build in existing traditional asset classes and new sustainability and other sectors such as nature-based initiatives, green data and computing centers, and grid-level solar energy systems, virtual power grids, and battery storage systems, among others. We use the term “green data” to refer to data that underlies or is associated with environmental market and regulatory instruments such as carbon credits and offsets, renewable energy and energy attribute certificates, biodiversity and habitat credits, and other verifiable measures of sustainability performance.

We also intend to work with financial institutions and other traditional asset owners to create new capital sources for real-world-asset (“RWA”) projects which we believe will help facilitate our customer acquisition going forward.

We generally use the term digital financial instruments in this Prospectus to describe data and contract information that has been converted into formats such that they can be included on blockchain, and thereafter traded on digital financial exchanges. We generally use the term Carbon Credits or Renewable Energy Certificates (“REC”) in this Prospectus to describe digital financial instruments that are created from sustainable energy and carbon capture initiatives and data, and the term RWA to describe digital financial instruments that are created from all other types of data, contracts, and initiatives which are suitable for digitalization on blockchains and trading on digital exchanges.

We generally use the terms Certificate and Token in this Prospectus to describe carbon-related and RWA digital financial instruments, respectively. We intend to follow generally accepted industry nomenclature for these activities in our actual operations.

In February 2023, the China Securities Regulatory Commission (“CSRC”) issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), which impose filing requirements for direct and indirect overseas listings by Chinese domestic companies. Based on the advice of our PRC counsel, we do not believe these rules apply to this offering because our principal business operations are not conducted in China. As of the date of this prospectus, neither we nor any parties to this transaction have made any filing with the CSRC in connection with this offering. If it were later determined that we are subject to the Trial Measures and failed to comply, we could face penalties, enforcement action, or delays, which could materially affect our business, reputation, and the value of our securities.

This registration statement will remain effective until such time as all of the common shares offered hereby have been sold, or we file a post-effective amendment to deregister any unsold common shares. We may file such a post-effective amendment and terminate the effectiveness of this registration statement at any time. We may also provide a prospectus supplement or post-effective amendment to this registration statement to add information to, or update or change information contained in, this Registration Statement. In addition, we intend to file one or more post-effective amendments to the registration statement in the event that, during any period in which offers or sales are being made pursuant to this registration statement, (i) any changes in our business, plan of distribution or other material facts arise that would make information contained in this registration statement misleading (ii) any facts or events arise after the effective date of this registration statement which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement, or (iii) any material information arises with respect to the plan of distribution that was not previously disclosed in this registration statement or any material change occurs to such information in this registration statement.

Mission and Vision

Our long-term mission is to help accelerate world sustainability and digital capital innovation by making it easier for green-focused enterprises, sustainability projects, real-world asset projects, capital, and data to come together in a simple, repeatable, and profitable ecosystem.

We plan to develop our platform to achieve that mission by designing simple customer onboarding, an end-to-end automation of the system for data extraction and conversion to certified digital financial products, and seamless connectivity to digital markets and exchanges. We believe the incremental profitability produced by adding our services to sustainability projects may induce more capital sources to fund sustainability programs generally.

We believe the sum of all these activities may increase the overall economic attractiveness of sustainability initiatives, with the real economic returns on commercial capital deployed being redeployed into additional sustainability projects in the future as shown below:

Figure 1: Real economic value will increasingly drive long-term sustainability projects

Datafication
Real World
Data Extraction
Carbon Credit CO2-E
RWA Digitalized
Digital Transaction
Global Digital Markets
DeepGreen
AI Green Engine Platform
Sustainable, Green, and RWA Data Generators
Return to Real World
$
Profit
Financialization

Our Business

We intend to operate at the intersection of three of the world’s largest global markets: energy, digitalization, and finance.

Our initial focus will be on contracting with entities deploying sustainable energy and green data and computing center projects, using our developing platform to convert their sustainability and real-world asset data into certified digital financial instruments, which will then be transacted and monetized within global digital financial markets.

We believe our ability to create these new profit centers from sustainability and RWA data will enhance the attractiveness of these projects to potential sponsors and capital sources alike, which we believe will, in turn, accelerate the creation of new projects and customers for us over time.

Intelligent Software Platform

Our platform will be offered in a Platform-as-a-Service subscription package and will, when completed, have the following major functionalities, which we will perform via a combination of manual and automated methods:

•        Data Acquisition:    The process by which we connect into our customers’ IT and other operating systems to extract their sustainability data.

•        Data Digitalization:    The process by which we measure, verify, and report (“MVR”) and certify customers’ data, ensuring that all necessary qualifications specified by standards-setting organizations have been met.

•        Conversion into Digital Financial Products:    The processes whereby we convert the certified data into digital financial products such as Carbon Credits, Renewable Energy Certificates (“REC’s”), RWA tokens and certificates, and other digital instruments.

•        Digital Financial Product Trading:    The process by which we monetize digital financial instruments on behalf of our customers, earning trading commissions for us.

We believe our Intelligent Platform under development, will initially consist of a combination of automated and manual activities, and will continue to evolve toward a more automated process over time. To accomplish this, we intend to add software development personnel and resources which will add to our requirements to raise third-party capital.

To date, we have not completed any tokenizations or conducted any transactions involving tokenized data on digital platforms.

Digital Trading Relationships

We intend to develop relationships and interfaces into the world’s digital trading platforms such as Binance, Coinbase, and Bybit, and OKX, among others, and into certification and standards-setting agencies such as WSSO, CBDCCO, and the Climate Action Reserve for sustainability data. We believe these interfaces will allow us to sell, trade, and/or barter the RECs, Carbon Credits, RWA Certificates, tokens, and other digital assets we expect to create from our customers’ sustainability and other data over time.

Customer Acquisition Activities

We currently intend to have discussions underway to deploy our methodology with several entities in a diverse range of sustainability sectors, including entities:

•        developing portfolios of nature-based carbon capture concessions;

•        deploying alternative energy solutions such as solar, grid-level energy storage and battery systems, and virtual grid implementations;

•        developing portfolios of green data and computing center assets;

•        that are part of our legacy green logistics value chain business.

We can give no assurances that all or any will ultimately enter into agreements or otherwise become customers of ours. We believe that, if we are successful in fully integrating them as customers, we will have a good start on capturing and implementing value-creating digital data products across many of the major types of sustainability and RWA initiatives operating in the world today.

Capital Sourcing

The expansion of our business, development of our platform and, ultimately, fulfilment of our mission are all largely dependent on access to capital necessary for growth. We have entered into a Loan Agreement with Sun Seven Stars Investment Group (“SSSIG”), an affiliate of ours, that provides for up to $75,000,000 in funding. For additional information regarding the SSSIG Loan Agreement, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Sources of Cash Flow” on page 71 of this prospectus. In addition, we intend to seek additional capital from both related parties and third-party sources to support our expansion and development, as well as funding the sustainability projects of our potential customers. However, there are risks and uncertainties associated with completing our expansion and development on a timely schedule, which include access to capital and access to qualified software development personnel and resources. While we are confident that our platform has the potential to simplify and automate the conversion of sustainability and RWA data into monetizable instruments, there is no guarantee that our expansion will be successful. The expansion and success of our new platform will be dependent on our ability to generate future revenue from operations and sourcing additional outside investment, none of which are guaranteed.

Third Party Valuation

In July 2025, Frost & Sullivan (“F&S”) prepared an independent valuation report for the Company’s tokenization business pipeline. The valuation considered two methodologies: (1) a discounted cash flow (DCF) analysis based on internally prepared financial projections, and (2) a comparable company analysis using selected publicly traded peers. These analyses yielded a valuation range for the tokenization pipeline of $13.686 billion to $28.246 billion as of a valuation reference date of December 31, 2024, subject to the assumptions and limitations included in the report.

Discounted Cash Flow Analysis

The DCF valuation was based on financial forecasts provided by management reflecting expected growth across three business segments: green logistics and commodities tokenization, nature-based asset tokenization, and renewable energy tokenization. Forecast assumptions included segment-specific gross profit margins (ranging from 25% to 40%), an effective tax rate of 25% based on anticipated global operations, and F&S-forecasted administrative, sales, and R&D expense rates reflecting management’s current budgeted levels. F&S used discount rates of 18.0%, 20.0%, and 22.0% to derive optimistic, neutral, and conservative scenarios, respectively. Terminal growth rates used in the sensitivity analysis ranged from 4.5% to 5.5%.

Comparable Company Analysis

F&S selected six publicly traded companies as valuation benchmarks: Palantir Technologies Inc. (“Palantir), C3.ai, Inc. (“C3.ai”), Coinbase Global, Inc. (“Coinbase”), HIVE Digital Technologies Ltd. (“HIVE”), Marathon Digital Holdings, Inc. (“Marathon”), and Galaxy Digital Holdings Ltd. (“Galaxy”). These companies were chosen based on their participation in digital infrastructure, data platforms, AI, and tokenization or digital asset markets, sectors considered to exhibit business model similarities or market positioning relevant to our tokenization pipeline. The average price-to-sales ratio (excluding the highest and lowest values) was 16.8x. F&S applied low, medium, and high multiples (14.1x, 16.8x, and 21.3x, respectively) to our projected 2026 revenue, discounted back to January 1, 2025, using a 20% rate.

The table below summarizes our annual revenue and net income (loss) for 2023 and 2024, followed by those of the comparable companies, as reported in their audited financial statements (Palantir, C3.ai, Coinbase, HIVE, and Marathon from SEC filings; Galaxy from Canadian SEDAR+ filings). Amounts are in USD millions.

Company	FY End	2023 Revenue	2023 Net Income (Loss)	2024 Revenue	2024 Net Income (Loss)
DeepGreenX	Dec 31	5.95	(0.10)	24.08	(2.45)
Palantir	Dec 31	2,225.01	217.38	2,865.51	467.92
C3.ai(1)	Apr 30	310.58	(279.70)	389.06	(288.70)
Coinbase	Dec 31	3,108.38	94.87	6,564.03	2,579.07
HIVE(2)	Mar 31	114.47	25.42	115.28	(3.03)
Marathon	Dec 31	387.51	261.17	656.38	541.00
Galaxy(3)	Dec 31	613.86	295.99	1,154.56	366.50

____________

(1)      C3.ai’s revenues and net income (loss) presented above are for the periods ended April 30, 2024 and 2025, respectively.

(2)      HIVE’s revenues and net income (loss) presented above are for the periods ended March 31, 2024 and 2025, respectively.

(3)      Galaxy is the publicly listed parent company on the Toronto Stock Exchange (TSX: GLXY). The figures presented above are derived from the audited consolidated financial statements of Galaxy Digital Holdings LP, which consolidates the operating subsidiaries, as filed by Galaxy Digital Holdings Ltd. on SEDAR+. All amounts are reported under IFRS in U.S. dollars.

All six companies used as valuation benchmarks in the F&S report have substantially higher historical revenues, longer operating histories, and, in some cases, consistent profitability, whereas we have reported net losses. The valuations F&S derived from both the comparable company analysis and the discounted cash flow analysis necessarily depend on assumptions regarding our ability to develop and commercialize our technology, scale revenues, achieve profitability, and expand our operations. In particular, applying peer-derived multiples assumes that investors would ascribe similar growth and risk expectations to our business. If investors instead applied lower multiples or higher discount rates to reflect our earlier stage and execution risks, the resulting fair market value of our tokenization pipeline would be materially lower. For a more complete discussion of these and other risks related to the use of comparable companies, see “Risk Factors — Risks Related to Our Business and Industry — The valuation multiples and discounted cash flow (DCF) assumptions derived from the comparable companies used as valuation benchmarks in the Frost & Sullivan valuation report may not accurately reflect how investors would value our tokenization pipeline” on page 51 of this prospectus.

Risk Disclosures

As of the date of the valuation report, we had not yet generated any revenue attributable to the tokenization business. All projected revenue included in the valuation model was based on anticipated commercial activity that had not yet commenced. Our green logistics operations, while generating revenue, were not included in the scope of the valuation.

Our anticipated revenues from our proposed tokenization business segment are described in the valuation report being supported by signed contracts and framework agreements. As of the date of this prospectus, the only signed agreements that form the basis of such assumptions are: (i) the Forest First Joint Venture Agreement relating to a potential tokenization of forestry assets in Maluku, Indonesia, and (ii) executed amendments to existing logistics services agreements that contemplate the future integration of tokenization features. All other projects referenced in the valuation report remain subject to further negotiation and execution of definitive agreements.

The valuation further assumes receipt of regulatory approvals and compliance with applicable digital asset regulations, none of which we have received or applied for. The specific approvals that will be material depend on the nature of the asset being tokenized and the regulations in the relevant jurisdictions with a nexus to the relevant tokenized products. We are in the process of determining our tokenization structures, tokenomics, and applicable regulatory and permitting framework with international counsel to determine what approvals will be required, and will accordingly seek the necessary regulatory approvals and permits. Material approvals and permits may include:

•        Financial and securities regulations — Licensing or registration of token-issuing entities or platforms, review and approval of offering documents, and compliance with ongoing reporting obligations in jurisdictions where tokens are offered. This may include securities and commodities regulators in major jurisdictions (e.g., SEC or CFTC in the U.S., MiCAR framework in the EU, and digital asset licensing regimes in Singapore, Hong Kong, and other markets).

•        Compliance with digital asset and virtual asset regulations — Compliance with applicable Virtual Asset Service Provider (VASP) regimes, cryptocurrency laws, and stablecoin-specific regulations, including requirements to obtain licenses, approvals, or to partner with regulated entities.

•        Foreign investment and ownership approvals — Depending on the structure of the token-issuing entity and the sector involved, approval for foreign direct investment and disclosure of beneficial ownership may be required under local investment or corporate laws.

•        Sector-specific permits and environmental approvals — For projects tied to forestry, mining, carbon credits, infrastructure, or other natural resources, material approvals may include land use permits, concessions, environmental impact assessments, and sustainability certifications.

•        Land title and community rights — For projects involving land use, recognition of local land tenure, customary law rights, or community consent may be necessary, including engagement with provincial or local authorities and stakeholders.

•        Cross-border approvals — Approvals under exchange control, foreign investment, or securities laws may be required where tokens involve cross-border issuance, marketing, or settlement.

•        Financial crime compliance — Registration or licensing under AML and KYC regulations, particularly where tokenization businesses are classified as VASPs. Compliance will include adherence to Financial Action Task Force (FATF) Recommendations, including the “Travel Rule,” requiring secure collection and transmission of originator and beneficiary information in virtual asset transfers.

•        Tax and accounting rulings — In certain jurisdictions, binding tax rulings or accounting treatment approvals may be required before tokens can be issued or marketed.

We intend to engage qualified local counsel in each jurisdiction and work with leading international counsel to identify the full scope of applicable requirements, prepare applications, and obtain necessary approvals. Until these approvals are received, there can be no assurance of our ability to launch tokenization products in any given jurisdiction. See “Risk Factors — Risks Related to Our Business and Industry — We have not obtained certain regulatory approvals assumed in the Frost & Sullivan Valuation Report, and failure to receive such approvals could materially impair our ability to execute our business strategy and achieve projected growth” on page 50 of this prospectus.

The Company’s “other products,” referenced in the valuation, primarily include its ESG-linked data infrastructure and logistics platforms, which are currently operational and generate revenue. However, integration of these platforms with tokenization features remains under development.

The valuation should be viewed in the context of these facts and the early-stage nature of the tokenization business. Our ability to achieve forecasted revenue is subject to a number of risks, including but not limited to delays in execution, customer adoption, technological feasibility, regulatory developments, and market conditions. In addition, the market value of our common shares following the consummation of our Direct Listing may not align with or reflect the valuation set forth in the F&S report. Consequently, investors should not rely on such valuation as an indicator of the current or future market value of our common shares. See “Risk Factors — Risks Related to the Ownership of our common shares — The Trading Price of our Common Shares May Not Reflect the Market Value set forth in the Frost & Sullivan Valuation Report” for more information.

Controlled Company

We are a “controlled company” as defined under the Nasdaq Stock Market Rules because Ms. Lan Yang, the ultimate beneficial owner of a majority of our shares, controls approximately 78% of our voting power, and we expect we will continue to be a controlled company upon completion of this Direct Listing. For so long as we remain a “controlled company,” we are permitted to rely, and we intend to rely, on certain exemptions from the obligation to comply with certain corporate governance requirements under the Nasdaq Stock Market Rules, including:

•        our board of directors is not required to be comprised of a majority of independent directors;

•        our board of directors is not subject to the compensation committee requirement; and

•        we are not subject to the requirements that director nominees be selected either by the independent directors or a nomination committee comprised solely of independent directors.

As a result, if we take advantage of these exemptions, you will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements. We intend to take advantage of these controlled company exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies. See “Risk Factors — Because we are, and we anticipate we will remain following completion of this Direct Listing, a “controlled company” as defined in the Nasdaq Stock Market Rules, you may not have protections of certain corporate governance requirements which otherwise are required by Nasdaq’s Rules” on page 55.

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. These risks include, but are not limited to, the following:

•        Other than a profit of $99,461 in fiscal 2022, we have incurred losses each year since our inception, we expect our operating expenses to increase, and we may not become profitable in the future. See “Risk Factors — We are a growth stage company that has a history of losses, negative cash flows from operating activities and negative working capital.” on page 15

•        We may not be able to sustain our revenue growth rate in the future. See “Risk Factors — We will require significant additional capital to support business growth…...” on page 15

•        Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern. See “Risk Factors — Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.” on page 16.

•        Our platforms are complex and have a lengthy implementation process, and any failure of our platforms to satisfy our customers or perform as desired could harm our business, results of operations, and financial condition. See “Risk Factors — Risks Relating to Our Business and Industry.” on page 15

•        If we do not successfully develop and deploy new technologies to address the needs of our customers, our business and results of operations could suffer. See “Risk Factors — Risks Relating to Our Business and Industry.” on page 15

•        If we are not able to maintain and enhance our brand and reputation, our relationships with our customers, partners, and employees may be harmed, and our business and results of operations may be adversely affected. See “Risk Factors — We may not succeed in growing our brand in markets outside of China or other markets…..” on page 17

•        If any of the systems of any third parties upon which we rely, or our internal systems, are breached or if unauthorized access to customer or third-party data is otherwise obtained, public perception of our platforms and services may be harmed, and we may lose business and incur losses or liabilities. See “Risk Factors — Breaches in data security, failure of information security systems and privacy concerns could subject us to penalties, damage our reputation and brand,…..” on page 25

•        If we fail to manage future growth effectively, our business could be harmed. See “Risk Factors — Our future growth is dependent on the demand for, and upon consumers’ willingness to adopt green products,….. ” on page 18

•        Any decline in the value of carbon credits or carbon offsets could materially adversely affect our business. See “Risk Factors — The carbon credit market is volatile, and any decline in value of carbon credits or carbon offsets could materially and adversely affect our business. ” on page 18

•        Uncertainties with respect to the PRC legal system, including risks and uncertainties regarding the enforcement of laws and that rules and regulations in China can change quickly with little advance notice, which could materially adversely affect our business. See “Risk Factors — Uncertainties with respect to the PRC legal system could adversely affect us” on page 33

•        U.S. investors may experience difficulties in enforcing judgments against our directors or us in foreign jurisdictions such as China and Canada. See “Risk Factors — It may not be possible for investors to enforce U.S. judgments against us.” and “Enforceability of Civil Liabilities.” on pages 33 and 62.

•        The PRC government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale. See Risk Factors — The PRC government may intervene or influence our operations at any time…” on page 33.

•        Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China- based issuers could significantly limit or completely hinder your ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. See “Risk Factors — Moreover, the Chinese government may exert more control over overseas offerings…” on page 34.

•        To the extent cash or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other uses outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash or assets. See “Risk Factors — Our PRC subsidiaries are subject to restrictions on paying dividends…” on page 39

•        The approval or filing of the China Securities Regulatory Commission (“CSRC”) or other PRC regulatory agencies may be required to obtain our listing status or conduct future offshore securities offerings. See “Risk Factors — The approval or filing of the CSRC…” on page 34.

•        There are legal and operational risks associated with our business activities in China, including risks arising from PRC data security, cybersecurity, and anti-monopoly regulations. See “Risk Factors — Recent greater oversight by the CAC…” and “Risk Factors — Failure to comply with PRC regulations and other legal obligations concerning data protection…” on pages 35 and 42.

•        The Holding Foreign Companies Accountable Act, or the HFCA Act, and the related regulations are evolving quickly. Further implementations and interpretations of or amendments to the HFCA Act or the related regulations, or a PCOAB’s determination of its lack of sufficient access to inspect our auditor, for a period of two consecutive years. might pose regulatory risks to and impose restrictions on us because of our operations in China, including an exchange may determine to delist our securities. See “Risk Factors — The PCAOB may determine that it is unable to inspect our auditor in relation to its audit work…,” and “— The Holding Foreign Companies Accountable Act may result in the delisting of our securities…” on page 40 and 41.

•        The PCAOB may determine that it is unable to inspect our auditor in relation to its audit work performed for our financial statements, and any such determination could result in the delisting of our securities or a prohibition on trading. See “Risk Factors — The PCAOB may determine that it is unable to inspect our auditor…” and “Risk Factors —The Holding Foreign Companies Accountable Act may result in the delisting of our securities…” on page 40 and 41.

•        Recent greater oversight by the Cyberspace Administration of China (“CAC”) over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering. See “Risk Factors — Recent greater oversight by the Cyberspace Administration of China (‘CAC’) over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering.” on page 35.

•        We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business. See “Risk Factors — Our PRC subsidiaries are subject to restrictions on paying dividends and making other payments to us.” on page 39.

•        You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in this prospectus based on foreign laws. See “Risk Factors — It may not be possible for investors to enforce U.S. judgments against us.” on page 33.

•        The Direct Listing differs significantly from an underwritten initial public offering as there will not be a traditional book building process. See “Risk Factors — Our listing differs significantly from an underwritten initial public offering.” on page 46.

•        Our common shares currently have no public market. See “Risk Factors — An active, liquid, and orderly market for our common shares may not develop or be sustained. You may be unable to sell your common shares at or above the price at which you purchased them.” on page 52.

•        The public trading price of our common shares may be volatile, and could, upon listing on Nasdaq, decline significantly and rapidly. See “Risk Factors — The trading price of our common shares may be volatile, and could, upon listing on Nasdaq, decline significantly and rapidly.” on page 47.

•        A material portion of our operations and investments are located in PRC and we are therefore exposed to various risks inherent in operating and investing in the region. See “Risk Factors — Changes in China’s economic, political or social conditions or government policies could have a material and adverse effect on our business…” and “— Escalations in tensions with North Korea could have a material adverse effect…” on page 32.

•        We are a holding company, and we are accordingly dependent upon distributions from our subsidiaries to service our debt and pay dividends, if any, taxes and other expenses. See “Risk Factors — We are a holding company, and we are accordingly dependent…..” on page 54.

•        It is expected that we will retain most, if not all, of its available funds and any future earnings to fund the development and growth of our business. The board of directors has complete discretion as to whether to distribute dividends. See “Risk Factors — We have never paid cash dividends on our common shares and do not intend to pay dividends for the foreseeable future.” on page 54.

•        Our articles of incorporation permit us to issue an unlimited number of common shares. See “Risk Factors — Our constating documents permit us to issue an unlimited number of common shares.” on page 53.

•        Applicable law, our articles of incorporation and our amended and restated bylaws may have the effect of delaying or preventing changes in our corporate governance, including provisions that require that any action to be taken by our shareholders be effected at a duly called annual or special meeting and not by written consent, etc. See “Risk Factors — Provisions of our charter documents and certain Canadian legislation could delay or deter a change of control, limit attempts…” on page 53.

•        It may not be possible for securityholders to litigate any action relating to the certain matters of the Company outside of the Province of Ontario. See “Risk Factors — Our amended and restated bylaws will provide that any derivative actions, actions relating to breach of fiduciary duties and other matters relating to our internal affairs…” on page 30.

•        It may not be possible for an investor, or any other person or entity, to enforce a U.S. court judgment based upon the civil liability provisions of the U.S. federal securities laws against us or any of directors, officer or experts named in the prospectus in a U.S. or Canadian court, or to effect service of process upon these persons in the United States. See “Risk Factors — It may be difficult to enforce a U.S. judgment against us and our officers and directors and the experts named in this prospectus in Canada….” on page 53.

•        Canadian law differs in some material respects from laws generally applicable to U.S. corporations and shareholders. See “Risk Factors — Canadian law differs from the laws in effect in the United States and may afford less protection to holders of our securities.” on page 53.

Corporate History

DeepGreenX Group Inc. was incorporated under the Canada Business Corporations Act (the “CBCA”) on April 28, 2025. DeepGreenX is a holding company and has no operations of its own. On May 25, 2025, NextGen, the sole shareholder of our Korean subsidiary, also named DeepGreenX Group Inc., completed a reorganization transaction whereby each share of the Korean subsidiary held by NextGen was sold to the holding company in consideration for 400 shares of the holding company, resulting in NextGen becoming the sole shareholder in the holding company and the Korean subsidiary becoming a wholly-owned subsidiary of DeepGreenX. Note that the share exchange was effected based on a valuation of the Korean subsidiary without reference to the projected trading price of DeepGreenX following the Direct Listing. To the extent tax authorities in Korea later determine that the Korean subsidiary was undervalued for the share exchange, DeepGreenX may be liable for the capital gains tax and securities transaction tax underpaid by the selling shareholder and up to 10% of such underpaid tax in penalty, as the withholding agent for such transaction under Korean tax law. See “Risk Factors — We could be subject to significant penalties and liabilities if Korean tax authorities disagree with the valuation used for the share exchange in connection with our reorganization” on page 24.

On June 27, 2025, NextGen resolved that we divide our 400,000,000 issued and outstanding common shares into 872,000,000 common shares, at a rate of 1-to-2.18. Following the May 25, 2025 reorganization and subsequent stock split, NextGen held 872,000,000 of our common shares. Thereafter, NextGen transferred all of its common shares through a combination of gifts and private sales. As a result, NextGen no longer holds any of our common shares.

Our Korean subsidiary was established under the laws of Korea on July 1, 2020 under the corporate name of Sun Seven Stars Korea Co., Ltd. It changed its corporate name to Metaverse Brain Robotics Co., Ltd. on October 13, 2021, to Giga Carbon Neutrality Korea Inc. on June 16, 2022, to Interstellar Chain Group Inc. on September 25, 2023, to New Native Asia Operation Inc. on September 30, 2024, to Deep Green Group on October 11, 2024 and finally to DeepGreenX Group Inc. on November 19, 2024.

In March 2023, we incorporated a wholly owned subsidiary Beijing Seven Stars Giga Technology Co. Ltd. in the People’s Republic of China. It changed its name to Beijing Deep Green Intelligent Technology Co., Ltd. on January 8, 2025. Beijing Deep Green Intelligent Technology Co., Ltd. established three wholly owned subsidiaries, Tianjin Deep Green Technology Co. Ltd. in October 2024, and Langfang Deep Green Technology Co. Ltd., and Anhui Chengtong Electronic Technology Co. Ltd. in November 2024. In addition, in June 2023, Beijing Deep Green Intelligent Technology Co., Ltd. acquired 100% equity interest of Baoji Space Tomorrow Ltd., Fujian GCN IoT Ltd. and its subsidiary Fujian Oxylus Space Ocean Group Ltd., from its controlling shareholder Sun Seven Stars Investment Group Limited.

In January 2024, we incorporated a wholly owned Delaware subsidiary DeepGreenX (Langfang) Technology Co., Ltd.

On August 31, 2024, NextGen acquired an aggregate of 99.931% of the outstanding shares of Interstellar Chain Group Inc. (now known as DeepGreenX Group Inc., our Korean subsidiary) through two separate share purchase agreements. Under the first agreement, Powermers Smart Industries Inc. transferred 74,931 shares to NextGen. As consideration, NextGen agreed to assist Powermers with a reciprocal transfer of certain assets and operational rights, including access to transportation carbon chain technology and trading relationships. Under the second agreement, Sun Seven Stars Gift Holdings Ltd. sold its 25,000 shares to NextGen for a purchase price of KRW 25,000,000 (approximately USD $19,000).

At the time of these transactions, Powermers was the controlling shareholder of Interstellar Chain Group Inc., and Sun Seven Stars Gift Holdings Ltd. was an affiliate. The share transfers were executed in connection with a corporate reorganization to facilitate our future business strategy under NextGen’s control. Following these transactions, NextGen became the 99.931% holder of our equity.

In September 2024, we incorporated a wholly owned Delaware subsidiary Deep Green Energy Group Incorporated. In December 2024, we incorporated a wholly owned Delaware subsidiary DeepGreenX (Delaware) Inc.

In December 2024, we incorporated a wholly owned subsidiary Beijing Deep Green Technology Co., Ltd. in the People’s Republic of China. In December 2024, it established three wholly owned subsidiaries Shanghai DeepGreenX Trading Co., Ltd., Shanghai DeepGreenX Nonferrous Metals Co., Ltd. and Beijing DeepGreenX Energy Technology Co., Ltd. In January 2025, it established two wholly owned subsidiaries Shanghai DeepGreenX Nonferrous Metals Sales Co., Ltd. and Shanghai Deep Green Trading Co., Ltd. In January 2025, Beijing DeepGreenX Energy Technology Co., Ltd. incorporated three wholly owned subsidiaries Tianjin DeepGreenX Energy Technology Co., Ltd., Yiwu DeepGreenX New Energy Technology Co., Ltd. and Tianjin Deep Green Energy Technology Co., Ltd.

In January 2025, we incorporated a wholly owned British Virgin Islands subsidiary Deep Green Technology Company Limited.

In August 2024, Fujian GCN IoT Ltd. disposed 100% equity interest of Fujian Oxylus Space Ocean Group Ltd. to an independent third party at nominal consideration as Fujian Oxylus Space Ocean Group Ltd. had yet commenced any business.

In August 2024, Beijing Deep Green Intelligent Technology Co., Ltd. disposed of its 100% equity interest in Fujian GCN IoT Ltd. to Beijing Powermers Smart Industries Technology Co., a wholly owned subsidiary of our then-controlling shareholder, Powermers Smart Industries Inc. (“PSI”). The disposition was pursuant to an internal reorganization plan of PSI, where certain of PSI’s operating entities were consolidated into PSI. The disposition resulted in a change in the reporting entity and required retrospective combination of the entity for all periods presented, as if the disposition had been in effect since the inception of common control. Fujian GCN IoT Ltd. was engaged in non-ferrous metals commodity trading during the calendar year 2024, prior to its transfer. Following this transfer, Beijing Deep Green Intelligent Technology Co., Ltd. ceased to consolidate the financial results of Fujian GCN IoT Ltd., including revenue, from the date of disposition. The disposition did not have a material impact on the Company’s business, operations, assets, or financial condition, taken as a whole.

In November 2024, we deregistered Baoji Space Tomorrow Ltd. to terminate its operation according to the business plan of the Company’s management.

Except for our legacy operations related to the provision of logistics-related services, which are primarily conducted through wholly owned subsidiaries located in China, all operations are conducted by our non-PRC subsidiaries.

Organizational Structure

The following chart summarizes our corporate structure, setting forth our equity ownership interest and the jurisdiction of incorporation for each of our principal operating subsidiaries as of the date of this prospectus.

Corporate Information

Our registered office address is 199 Bay Street, Suite 4000, Toronto, Ontario M5L 1A9, our principal executive office is located at 22 Vanderbilt Avenue, Suite 7A, New York, NY 10017, and our telephone number is +1 (646) 466-7991. Our corporate website address is www.DeepGreenX.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated under the CBCA, we are permitted to adopt certain home country practices in relation to corporate governance matters that may differ significantly from the Nasdaq listing standards.

Implication of Being an Emerging Growth Company

As a company with less than $1.24 billion in gross revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups (“JOBS”) Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We do not plan to “opt out” of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least $1.24 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this Direct Listing; (c) the date on which we have, during the preceding three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common shares that are held by non-affiliates is at least $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Cash Transfers and Restrictions

DeepGreenX is a holding company with no operations of its own. We conduct our operations through our subsidiaries, including entities located in the People’s Republic of China and other jurisdictions. As of the date of this prospectus, no cash transfers, dividends, or other distributions have been made by any subsidiary to DeepGreenX, and no dividends or other distributions have been made to U.S. investors. We currently do not intend to pay dividends or upstream earnings from our operating subsidiaries to the holding company. Any future transfers of funds between our subsidiaries and the holding company, or to investors, would be subject to internal approval and applicable laws.

Our PRC subsidiaries are subject to foreign exchange controls and restrictions on dividend distributions under PRC law. Specifically, PRC regulations permit subsidiaries to pay dividends only from accumulated after-tax profits, and only after meeting applicable statutory reserve requirements. In addition, any transfer of funds from a PRC subsidiary to our Korean subsidiary must be registered with or approved by the State Administration of Foreign Exchange (SAFE) or its local counterpart.

There are no outstanding intercompany obligations as of the date of this prospectus. If we enter into intercompany financing arrangements in the future, we or our subsidiaries will be subject to local foreign debt registration or quota limits that may restrict our ability to settle such amounts that may be applicable to our relevant Subsidiaries entering into such arrangements.

We have not declared or paid any dividends to investors since our inception, and we do not currently have any plans to do so. If dividends are paid in the future, they may be subject to withholding tax, including PRC withholding tax (currently 10%) on dividends paid to a non-resident enterprise unless reduced by treaty, and Canadian withholding tax (generally 25%, potentially reduced to 15% or 5% under the U.S.-Canada tax treaty) on dividends paid to U.S. investors.

See “Risk Factors — Our Korean and PRC subsidiaries are subject to restrictions on paying dividends and making other payments” on page 39 for more detail on cash management and applicable restrictions.

PRC Regulatory Approvals

Our operations in the PRC are conducted through our PRC subsidiaries, which are subject to the relevant laws and regulations of the PRC. Our PRC legal counsel, Beijing Zhongzhida Law Firm, has advised us that, based on the current scope of our operations, neither we nor our PRC subsidiaries are required to obtain any approvals or permissions from the China Securities Regulatory Commission (CSRC), the Cyberspace Administration of China (CAC), or any other PRC governmental agency in connection with the listing of our common shares on Nasdaq.

Our PRC subsidiaries have obtained all licenses and approvals currently required under applicable PRC laws and regulations to operate our business in China, including:

•        Business Licenses issued by the relevant local Administration for Market Regulation;

•        Customs Registration Certificates issued by PRC Customs;

•        Road Transportation Operation Permits for entities engaged in freight transportation; and

•        Import and Export Enterprise Qualification for those subsidiaries engaged in bonded warehouse logistics and cross-border e-commerce operations.

As of the date of this prospectus, no permission or approval has been denied to us or any of our PRC subsidiaries.

If we or our PRC subsidiaries fail to receive or maintain any required licenses or approvals, inadvertently conclude that such permissions or approvals are not required, or if applicable laws, regulations, or interpretations change and we or our PRC subsidiaries are required to obtain additional approvals in the future, we or our PRC subsidiaries could become subject to regulatory penalties, including fines or suspension of operations. These consequences could materially and adversely affect our business, financial condition, results of operations, and the value of our common shares. See, “Risk Factors — While we believe our PRC operating subsidiaries have various material permissions and approvals required for operating in the PRC, there can be no assurance that the PRC government will not disallow our holding company structure, which would likely result in a material change in our operations and the value of our securities being registered for sale.” on page 34.

SUMMARY CONSOLIDATED FINANCIAL DATA

The financial information in this prospectus as of December 31, 2024, 2023 and 2022 is based upon, and should be read in conjunction with, the historical financial statements and related notes for the applicable periods included in this prospectus. The financial statements are prepared in accordance with U.S. GAAP.

You should read this Summary Consolidated Financial and Operating Data section together with the consolidated financial statements included elsewhere in this prospectus and the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following table presents our selected consolidated statements of operations and comprehensive loss data for the years ended December 31, 2024, 2023 and 2022:

	Year Ended December 31,
Statement of Operations Data	2024	2023	2022
Revenue	$24,081,848	$5,954,563	$—
Cost of sales	(24,058,031)	(5,948,424)	—
Gross profit	23,817	6,139	—

Operating expenses:
General and administrative expenses	(1,784,135)	(99,694)	(137,418)
Professional expenses	(691,148)	(3,179)	(3,129)
Total operating expenses	(2,475,283)	(102,873)	(140,547)

Loss from operations	(2,451,466)	(96,734)	(140,547)

Other (expense) income:
Impairment loss	(1,625)	—	—
Other income, net	—	—	240,000
Interest income	42	36	8
Total other (expense) income, net	(1,583)	36	240,008

(Loss) income before provision for income taxes	(2,453,049)	(96,698)	99,461
Provision for income taxes	(373)	—	—
Net (loss) income	$(2,453,422)	$(96,698)	$99,461

Other comprehensive (loss) income:
Foreign currency translation adjustment	46,342	(15,754)	(21,792)
Total comprehensive (loss) income	(2,407,080)	(112,452)	77,669

Net (loss) gain attribute to the shareholders of DeepGreenX Group Inc.	$(2,453,422)	$(96,698)	$99,461
Weighted-average shares(1)	872,000,000	872,000,000	872,000,000
Basic and diluted net (loss) earnings per share	$(0.00)	$(0.00)	$0.00

____________

(1)      Share and per-share amounts have been retrospectively adjusted to reflect the share subdivision effected on June 27, 2025.

The following table presents our selected consolidated balance sheet data as of December 31, 2024, 2023 and 2022:

Selected Consolidated Balance Sheet Data:	As of December 31, 2024	As of December 31, 2023	As of December 31, 2022
Cash and cash equivalents	$1,051,936	$14,316	$68
Amount due from related parties	195,039	195,000	240,000
Total assets	1,739,784	213,583	253,784
Amounts due to related parties	3,625,333	445,436	350,000
Total liabilities	4,381,382	453,429	381,178
Total deficit	(2,641,598)	(239,846)	(127,394)

The following table presents our selected consolidated cash flow data the years ended December 31, 2024, 2023 and 2022:

	Fiscal Year Ended December 31,
	2024	2023	2022
Cash used in operating activities	$(2,195,962)	$(55,119)	$(12,693)
Cash provided by (used in) investing activities	—	—	—
Cash provided by financing activities	3,187,127	85,000	—
Effect of exchange rate changes on cash	46,455	(15,633)	(21,181)
Net increase (decrease) in cash and cash equivalents	1,037,620	14,248	(33,874)
Cash and cash equivalents – beginning of year	14,316	68	33,942
Cash and cash equivalents – end of year	1,051,936	14,316	68

RISK FACTORS

An investment in our common shares involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our common shares. Any of the following risks could have a material and adverse effect on our business, financial condition and results of operations. In any such case, the market price of our common shares could decline, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

We are a growth stage company that has a history of losses, negative cash flows from operating activities and negative working capital.

We had net losses of $2,453,422 and $96,698 and net profit of $99,461 for the years ended December 31, 2024, 2023 and 2022, respectively. We had net cash flows used in operating activities of $2,195,962, $55,119 and $12,693 for the years ended December 31, 2024, 2023 and 2022, respectively. We expect to continue to incur operating and net losses in the near term as we continue to develop and implement our new business platform.

Our ability to achieve profitability, positive cash flows from operating activities and a net working capital surplus will depend on many factors, including the successful execution of our green logistics business in accordance with our business contracts, and our ability to profitably implement our expansion platform over time and other factors discussed in this “Risk Factors” section.

We will require significant additional capital to support business growth. We expect to fund our capital requirements through additional debt and/or equity financing, including related party financing. Such capital might not be available on commercially reasonable terms, or at all, and could, among other things, be burdensome and lead to dilution of your shareholding in our company.

As of December 31, 2024, 2023 and 2022, we had $27,377,873, $565,000 and $650,000 of undrawn lines of credit for short-term financing under our existing credit facilities, respectively, and $1,051,936, $14,316 and $68 in cash and cash equivalents, respectively. We will require a significant amount of additional working capital to support our business expansion until we achieve profitability.

Following the completion of this Direct Listing, we expect to rely on equity and/or debt financing available in the public and also private markets to meet our present and future working capital and capital expenditure requirements. Raising additional funds through future issuances of equity or convertible debt securities would likely lead to our existing shareholders suffering dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common shares. Any debt financing that we may secure in the future may contain covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities and may also be burdensome in terms of increasing interest expenses. In addition, among other macroeconomic factors, an increase in interest rates would adversely affect our ability to secure additional debt financing and would result in higher interest payments. If interest rates remain at elevated levels or continue to rise, it may be more difficult for us to obtain debt financing on terms that are commercially favorable or in line with our budget and expectations, and our interest payments may increase.

We may continue to depend, in part, on financing and other support from our affiliates in the future. There can be no assurance that in the future financing from our affiliates will continue to be available to us in sufficient amounts or at all due to their level of indebtedness, other financial obligations or overall funding position, or that, as an alternative to financing from our affiliates, we will be able to obtain third-party debt financing or access the capital markets in a timely manner and on terms that are acceptable to us or at all.

Any inability to raise financing on commercially acceptable terms or at all could result in our failure to implement our business plans and strategy or cause us to experience disruptions in our operating activities, and our business, financial condition, results of operations, cash flows and prospects would be materially and adversely affected.

We currently rely on a single funding source for liquidity, and the loss or reduction of that support could materially affect our business.

We currently finance our operations primarily from loans from our related parties. As of December 31, 2024 we had $1,051,936 of cash and cash equivalents which resulted from a series of loan agreements during the years ended December 31, 2023 and 2022, signed between our group entities and Sun Seven Stars Investment Group Limited (“SSSIG”) and its subsidiary Enlighta Medical Technology Group. SSSIG is controlled by Ms. Lan Yang, our controlling shareholder. See “Related Party Transactions”. The loans made under these arrangements, including those with Enlighta Meditcal Technology Group, were consolidated into a single loan agreement on April 10, 2025, as amended on August 3, 2025 (the “Loan Agreement.”) Under the Loan Agreement, our group entities received loans of $435,000 and $350,000 as of December 31, 2023 and 2022, respectively to support our business operations. Pursuant to the terms of the Loan Agreement, which provides for loans up to $75,000,000, outstanding amounts are payable upon demand by lender at any time after January 1, 2027, subject to the discretion of our Board of Directors to delay repayment for up to one year if such repayment would disrupt our normal business operations. No interest accrues before or during this deferral period, but interest at a rate of 1% per month begins to accrue only after the one-year deferral period if repayment has not yet been made. Between January 1, 2025 and July 31, 2025, SSSIG increased its loans to the Company by $10,264,185 to support platform development, business expansion and its general operating expenses.

We expect to continue to rely on the Loan Agreement with SSSIG as a key source of liquidity in the short term through additional drawdowns under s the Loan Agreement. Until our business operations generate sufficient revenue to finance our operations, and unless we are able to obtain additional capital through equity or debt financings, we will remain substantially dependent on our loan arrangement with SSSIG. If SSSIG were to delay, reduce, or terminate its funding commitments, whether due to changes in its own financial position, shifts in strategic priorities, or for any other reason, our ability to meet our ongoing capital needs and continue executing our business plan could be materially and adversely affected. Our dependence on a single funding source may also limit our financial flexibility and increase our risk profile from the perspective of potential investors and other financing counterparties.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm included an explanatory paragraph in its audit opinion for the fiscal year ended December 31, 2024, expressing substantial doubt about our ability to continue as a going concern. This opinion is based on our historical losses, accumulated deficit, and the need for additional capital to sustain operations. A going concern qualification may affect our ability to raise additional financing, enter into strategic transactions, and retain or attract employees, suppliers, and customers. If we are unable to raise sufficient capital to fund our operations or implement our business strategy, we may be forced to significantly curtail or cease our operations, which could result in a total loss of investment for our shareholders.

Our long-term results depend upon our ability to successfully introduce and market new products and services, which may expose us to new and increased challenges and risks.

Our growth strategy depends in part on our ability to augment our green energy and software platform offerings, increase our global reach to meet demand, innovate our commercial approach, expand our service and product offerings, enhance and refine our service and product offering, pursue enhanced operations, broaden our ancillary revenue streams, pursue organic and inorganic growth opportunities and promote and invest in our ESG and green energy initiatives.

As we introduce new products and services or refine, improve or upgrade versions of existing products and services, we cannot predict the level of market acceptance or the amount of market share these products or services will achieve, if any. We cannot assure you that we will not experience material delays in the entry into new markets and the introduction of new products and services in the future. Consistent with our strategy of offering new products and product refinements, we expect to continue to use a substantial amount of capital for product and service refinement, research and development, and sales and marketing.

If we are unable to successfully implement our long-term growth strategy, our business, financial condition, results of operations, cash flows and prospects could be adversely affected.

We may not succeed in growing our brand in markets outside China or other markets in which we currently operate. Our brand, reputation, public credibility and consumer confidence in our business could be harmed by negative publicity.

Our business and prospects are affected by our ability to grow our brand in markets outside of China. We expect that our ability to develop, maintain, and strengthen credibility and confidence in our brand will depend on the success of our marketing and branding efforts.

Our reputation and brand are vulnerable to threats that can be difficult or impossible to predict, control, and costly or impossible to remediate. Negative publicity about us can harm our ability to attract and retain customers, third-party partners, and key employees, our reputation, business, and results of operations, even if they are baseless or satisfactorily addressed. These allegations, even if unproven or meritless, may lead to inquiries, investigations, or other legal actions against us by regulatory or government authorities as well as private parties. Any regulatory inquiries or investigations and lawsuits against us, perceptions of inappropriate business conduct by us or perceived wrongdoing by any member of our management team, among other things, could substantially damage our reputation and public credibility and cause us to incur significant costs to defend ourselves. Any negative market perception or publicity regarding our suppliers or other business partners that we closely cooperate with, or any regulatory inquiries or investigations and lawsuits initiated against them, may also have an impact on our brand, public credibility and customer confidence in our products, or subject us to regulatory inquiries, investigations or lawsuits. We may incur additional costs on marketing activities to rehabilitate our brand and reputation.

Any negative media publicity about the green energy and software platform industries or product or service quality problems of others in the industries in which we operate, including our competitors, may also negatively impact our brand, public credibility and consumer confidence by association, and may also affect the value of your investment.

As the green industrial supply chain industry continues to develop, competition could intensify, and we may not be successful in competing in this industry.

Technological innovation is one of the key factors driving the development of the green industrial supply chain, and the inability to keep pace with market demands may pose a significant risk. As the demand for sustainable solutions grows, companies need to respond quickly to maintain their competitiveness. However, the development and application of technology often require substantial time and resources, especially in complex areas such as clean energy, waste management, and circular economy. Many green technologies are still in the developmental stage, and relevant talent is relatively scarce, particularly in niche areas like sustainable aviation fuel, where a mature production method has yet to be established. If we fail to update and enhance our technological capabilities in a timely manner, we risk missing development opportunities, which can affect the overall efficiency and effectiveness of the green industrial supply chain.

As our industry continues to develop, competition could intensify in the future, including due to increased demand, continuing globalization, new market entrants into the green industrial supply chain. We expect that more competitors will enter the green industrial supply chain market, and these new entrants will further increase competition. We expect competition in such market to intensify in the future in light of increased demand, continuing globalization, brand differentiation, product design, pricing and total cost of ownership, service and manufacturing scale and efficiency. Increased competition may lead to lower sales which may result in downward price pressure and adversely affect our business, financial condition, results of operations, cash flows and prospects.

Increases in the cost or reduction in the supply of renewable resources could have an adverse impact on our business, financial condition and results of operations.

The development of the green industrial supply chain heavily relies on the stable supply of renewable resources, but uncertainties in resource supply may pose significant risks for the industry. As demand for green products increases, competition for resources will intensify. Certain key resources, such as rare earth metals and lithium battery materials, may face depletion risks due to over-extraction. This resource scarcity can lead to skyrocketing raw material prices, thereby impacting the cost structure of the entire supply chain. In addition, tariffs or other trade restrictions on such resources imposed by governmental agencies may put upward pressure on prices of these products in the jurisdictions from which we currently purchase resources, which could reduce our ability to offer competitive pricing to potential customers.

Additionally, global political situations and trade frictions may also affect the security of resource supply chains. In recent years, the uncertainty in the global trade environment has increased, and trade restrictions between countries may hinder resource flow, impacting supply chain stability. These legal and policy developments could disrupt our supply chain or cause our suppliers to renegotiate existing arrangements with us or fail to perform on such obligations. Broader policy uncertainty could also reduce resource production generally, affecting supplies and/or prices, regardless of supplier. While we intend to develop multiple supply sources in a variety of countries, we could still be adversely affected by increases in our costs, negative publicity related to the industry and the sourcing of raw materials, or other adverse consequences to our business.

We intend to closely monitor international political and economic conditions and adjust our supply chain strategies in a timely manner to ensure a stable supply of key resources. However, we cannot predict what additional actions may be taken with respect to tariffs, trade regulations or other governmental actions that could affect our business. If additional measures are imposed or other negotiated outcomes occur, our ability to purchase these products on competitive terms or to access specialized technologies from other countries could be further limited, which could adversely affect our business, financial condition and results of operations.

The carbon credit market is volatile, and any decline in value of carbon credits or carbon offsets could materially and adversely affect our business.

Carbon credit trading is a critical guarantee for the commercialization of the green industrial supply chain. Traditionally, the market viewed ESG compliance as a cost for enterprises, while the establishment of carbon credit trading platforms has given carbon reduction itself commercial value. The greater the market affirmation of carbon credit assets, the stronger the demand for green transformation within the industrial supply chain, which in turn promotes the development of the green industrial supply chain. However, the volatility of carbon credits is one of the key risks affecting industry development. As countries emphasize carbon reduction goals, carbon emissions trading markets have emerged; however, market instability may lead to higher transaction costs and risks for companies.

The value of carbon credits and carbon offsets fluctuate based on market, standard-setting and regulatory forces outside our control. Although the value of carbon credits and carbon offsets has been rising in recent years, new technologies or easier carbon credit or carbon offset issuance rules, for example, may facilitate an increase in the supply of carbon credits and carbon offsets that outstrips demand, resulting in the value of carbon credits and carbon offsets to decline. Apart from supply and demand, the carbon credits prices may also be impacted by micro-and macro-economic conditions, general economic sentiment, international mandates, geopolitical tension, technology enhancements, inflation and currency exchange rates. A decline in carbon credit prices may raise doubts about the commercialization of the industrial supply chain’s green transformation. Transparency and regulatory issues within carbon markets are also risks that companies need to be aware of. If the market lacks sufficient oversight, speculative behavior may intensify, further affecting the stability of carbon prices. Any decline in the value of carbon credits or carbon offsets could materially and adversely affect our business, results of operations and financial condition.

Our future growth is dependent on the demand for, and upon consumers’ willingness to adopt green products, which may be affected by various factors, including developments in the industries we operate in.

Our future growth is dependent on the demand for, and upon consumers’ willingness to adopt products in the green energy space. Demand for our products and services may be affected by many factors, including economic conditions, price changes and consumer awareness. Economic fluctuations may weaken the investment and consumption willingness of both enterprises and consumers, impacting the sales of sustainable products. For instance, during economic downturns, customers often prioritize lower-priced traditional products over green alternatives, putting direct pressure on sales and profits. Although green products generally have lower operating costs over time, their initial investment costs are often high, leading many downstream customers to prefer lower-priced traditional products. Therefore, companies need to maintain product quality while actively reducing production costs to enhance the market competitiveness of green products.

The market for our products and services is still evolving, characterized by changing technologies, a competitive pricing environment, evolving government regulations and industry standards, and changing consumer demands and behaviors. We may be unable to keep up with such changes and, as a result, our competitiveness may suffer. As technologies change, we will need to source and integrate the latest technology into our products and services.

The introduction and integration of new technologies into our products and services may increase our costs and capital expenditures. Any failure by us to cost efficiently implement new technologies or adjust our operations could adversely affect our business, prospects, financial condition, results of operations, and cash flows.

Digital assets represent a new and rapidly evolving industry, and the value of our common shares may depend on the acceptance of our proposed digital asset products.

We are developing an intelligent software platform that will, among other things, involve tokenization of green data and the generation of digital asset trading revenue related thereto. In general, digital asset networks and other cryptographic and algorithmic protocols governing the issuance of digital assets represent a new and rapidly evolving industry that is subject to a variety of factors that are difficult to evaluate. For example, the realization of one or more of the following risks could materially adversely affect the value of our common shares:

•        Banks may not provide banking services, or may cut off banking services, to businesses that provide digital asset-related services, which could decrease the price of digital assets generally or individually.

•        Banks may not provide banking services, or may cut off banking services, to businesses that provide digital asset related services or that accept digital assets as payment, which could dampen liquidity in the market and damage the public perception of digital assets generally or any one digital asset in particular, and their or its utility as a payment system, which could decrease the price of digital assets generally or individually.

•        Certain privacy-preserving features have been or are expected to be introduced to a number of digital asset networks. If any such features are introduced to any trading platforms or businesses that facilitate transactions related to the DXG RWA Factory, we may be at an increased risk of criminal or civil lawsuits, or of having banking services cut off if there is a concern that these features interfere with the performance of anti-money laundering duties and economic sanctions checks.

Many digital assets were only introduced within the past fifteen years, and the medium-to-long-term value of our common shares may be subject to a number of factors relating to the capabilities and development of blockchain technologies and to the fundamental investment characteristics of digital assets.

Many digital assets were only introduced within the past decade, and the medium-to-long-term value of our common shares may be subject to a number of factors relating to the capabilities and development of blockchain technologies, such as the recentness of their development; their dependence on the internet and other technologies; their dependence on the role played by users, developers and validators; and the potential for malicious activity. For example, the realization of one or more of the following risks could materially adversely affect the value of our common shares:

•        Digital asset networks are in the early stages of development. Given the recentness of the development of digital asset networks, digital assets may not function as intended and parties may be unwilling to use digital assets, which would dampen the growth, if any, of digital asset networks. Because we expect to generate revenue primarily from subscription and usage fees and digital asset trading revenue from the monetization of the digital financial instruments we create for our customers, the value of our common shares may be subject to a number of factors relating to the fundamental investment characteristics of digital assets, including the fact that digital assets are bearer instruments and loss, theft, compromise, or destruction of the associated private keys could result in permanent loss of the asset.

•        Digital asset networks are dependent upon the internet. A disruption of the internet or a digital asset network would affect the ability to transfer digital assets and, consequently, a disruption may impact their value.

•        Many digital asset networks face significant scaling challenges and are being upgraded with various features designed to increase the speed of digital asset transactions and the number of transactions that can be processed in a given period (known as “throughput”). These attempts to increase the volume of transactions may not be effective, and such upgrades may fail, resulting in potentially material negative impact on the value of such digital asset networks and the digital assets being traded thereon.

•        In the past, flaws in the source code for digital assets have been exposed and exploited, including flaws that disabled some functionality for users, exposed users’ personal information and/or resulted in the theft of users’ digital assets. The cryptography underlying the digital asset network upon which our digital financial instruments may trade could prove to be flawed or ineffective, or developments in mathematics and/or technology, including advances in digital computing, algebraic geometry and quantum computing, could result in such cryptography becoming ineffective. In any of these circumstances, a malicious actor may be able to compromise the security of any such networks, which would adversely affect the value of our common shares. Moreover, functionality of any such network may be negatively affected such that it is no longer attractive to users, thereby dampening demand for our digital financial instruments. Even if another digital asset were affected by similar circumstances, any reduction in confidence in the source code or cryptography underlying digital assets generally could negatively affect the demand for digital assets and therefore adversely affect the value of our common shares.

Moreover, because digital assets have been in existence for a relatively short period of time and are continuing to develop, there may be additional risks in the future that are impossible to predict as of the date of this Prospectus.

We may not be able to adequately evaluate the risks associated with our planned DXG RWA Factory platform.

The DXG RWA Factory may not be successful and may expose us to legal, regulatory, and other risks. Given the nascent and evolving nature of cryptocurrencies, NFTs, and blockchain technology, we may be unable to accurately anticipate or adequately address such risks or the potential impact of such risks. The occurrence of any such risks could materially and adversely affect our business, financial condition, results of operations, reputation, and prospects.

As the market for NFTs and other tokenized real-world assets is relatively nascent, it is difficult to predict how the legal and regulatory framework around such digital assets will develop and how such developments will impact our business and our platform. Further, market acceptance of tokenized real-world assets is uncertain as buyers may be unfamiliar or uncomfortable with digital assets generally, how to transact in digital assets, or how to assess their value. The launch of the DXG RWA Factory also subjects us to risks similar to those associated with any new platform offering, including, but not limited to, our ability to accurately anticipate market demand and acceptance, our ability to successfully launch our new offering, creator and buyer acceptance, technical issues with the operation of the platform, and legal and regulatory risks as discussed above. We believe these risks may be heightened with respect to the DXG RWA Factory, as tokenized real-world assets are still considered a relatively novel concept. If we fail to accurately anticipate or manage the risks associated with the DXG RWA Factory or with our facilitation of crypto asset transactions, or if we directly or indirectly become subject to disputes, liability, or other legal or regulatory issues in connection with the DXG RWA Factory or crypto asset transactions, the DXG RWA Factory may not be successful and our business, financial condition, results of operations, reputation, and prospects could be materially harmed.

Recent developments in the digital asset economy have led to extreme volatility and disruption in digital asset markets, a loss of confidence in participants of the digital asset ecosystem, significant negative publicity surrounding digital assets broadly and market-wide declines in liquidity.

Beginning in the fourth quarter of 2021, and continuing throughout 2022 and 2023, digital asset prices fell precipitously. This has led to volatility and disruption in the digital asset markets and financial difficulties for several prominent industry participants, including digital asset trading platforms, hedge funds and lending platforms. For example, in the first half of 2022, digital asset lenders Celsius Network LLC and Voyager Digital Ltd. and digital asset hedge fund Three Arrows Capital each declared bankruptcy, and the stablecoin TerraUSD collapsed. These events caused a loss of confidence in participants in the digital asset ecosystem, negative publicity surrounding digital assets more broadly, and market-wide declines in digital asset trading prices and liquidity.

Thereafter, in November 2022, FTX Trading Ltd. (“FTX”), the third largest digital asset trading platform by volume at the time, halted customer withdrawals amid rumors of the company’s liquidity issues and likely insolvency. Shortly thereafter, FTX’s CEO resigned and FTX and numerous affiliates of FTX filed for bankruptcy. The U.S. Department of Justice subsequently brought criminal charges, including charges of fraud, violations of federal securities laws, money laundering, and campaign finance offenses, against FTX’s former CEO and others. Subsequently, in November 2023, FTX’s CEO was found guilty by a federal jury on all seven criminal counts against him, including fraud and conspiracy to commit wire fraud, conspiracy to commit securities fraud, conspiracy to commit commodities fraud, and conspiracy to commit money laundering. FTX is also under investigation by the SEC, the Justice Department, and the

Commodity Futures Trading Commission, as well as by various regulatory authorities in the Bahamas, Europe and other jurisdictions. In response to these events, the digital asset markets have experienced extreme price volatility and declines in liquidity, and regulatory and enforcement scrutiny has increased, including from the DOJ, the SEC, the CFTC, the White House and Congress. Following FTX’s bankruptcy filing, several other entities in the digital asset industry filed for bankruptcy, such as BlockFi Inc. and Genesis Global Capital, LLC. Additionally, in November 2023, the U.S. Department of the Treasury settled charges against Binance for violations of U.S. anti-money laundering and sanctions laws. The SEC also brought charges against Genesis Global Capital, LLC and Gemini Trust Company, LLC on January 12, 2023, for their alleged unregistered offer and sale of securities to retail investors.

The collapse of TerraUSD and the bankruptcy filings of FTX, Celsius, Voyager and BlockFi have resulted in calls for heightened scrutiny and regulation of the digital asset industry, with a specific focus on digital asset trading platforms, and custodians. Federal and state legislatures and regulatory agencies are expected to introduce and enact new laws and regulations to regulate digital asset intermediaries, such as digital asset trading platforms and custodians. The U.S. regulatory regime — namely the Federal Reserve Board, the U.S. Congress and certain U.S. agencies (e.g., the SEC, the CFTC, the Financial Crimes Enforcement Network (“FinCEN”), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Federal Bureau of Investigation) as well as the White House — have issued reports and releases concerning digital assets. However, the extent and content of any forthcoming laws and regulations are not yet ascertainable with certainty and may not be ascertainable in the near future. It is possible that new laws and increased regulation and regulatory scrutiny may require us to comply with certain regulatory regimes, which could result in new costs. We may have to devote increased time and attention to regulatory matters, which could increase costs. New laws, regulations and regulatory actions could significantly restrict or eliminate the market for, or uses of, digital assets, which could have a negative effect on the value of any digital financial instruments we may create, which in turn would have a negative effect on the value of our common shares.

These events are continuing to develop at a rapid pace and it is not possible to predict at this time all of the risks that they may pose to us, our subsidiaries and/or our third-party service providers, or to the digital asset industry as a whole.

Continued disruption and instability in the digital asset markets as these events develop could have a material adverse effect on the value of our common shares, and our common shares could lose all or substantially all of their value.

If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately and timely report our financial condition, results of operations or cash flows, which may adversely affect investor confidence.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. Beginning with our second annual report following this Direct Listing, we will be required pursuant to SEC rules to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board (“PCAOB”), a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim financial statements will not be prevented or detected on a timely basis. In addition, our independent registered public accounting firm will be required to formally attest to and report on the effectiveness of our internal control over financial reporting pursuant to the SEC rules commencing the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an “emerging growth company” (“EGC”) (as defined in the JOBS Act). See “Risk Factors — Risks Related to the Ownership of our common shares” — We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.” on page 55. At the time when we are no longer an EGC, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal controls are designed, documented, operated or reviewed. Remediation efforts may not enable us to avoid a material weakness in the future.

Although efforts to document, test, evaluate and remediate our internal control over financial reporting are in progress, there is a risk that we will not be able to conclude, within the prescribed timeframe, that our internal control over financial reporting is effective as required by Sarbanes-Oxley Act Section 404. Testing and maintaining internal control may divert our management’s attention from other matters that are important to our business. During the evaluation and testing process, we may identify one or more material weaknesses in internal control over financial reporting, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with the SEC rules or our independent registered public accounting firm may not issue an unqualified opinion. If either we are unable to conclude that we have effective internal control over financial reporting or our independent registered public accounting firm is unable to provide us with an unqualified report, investors could lose confidence in our reported financial information, which could cause the price of our common shares to decline and could subject us to investigation or sanctions by the SEC. Failure to remedy any material weakness in internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict future access to the capital markets. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

We collaborate with a range of third parties, including for certain business partners for key aspects of our business, and any failure of these partners to deliver their services adequately will adversely impact our business, operations, reputation, results of operations and prospects.

We contract with third parties to provide purchasing, transportation, storage and other logistics services to our customers on their behalf.

Although we take care to select our third-party business partners and contractors, we cannot control their actions. If our vendors fail to perform as we expect, our operations and reputation could suffer if the failure harms the vendors’ ability to serve us and our customers. One or more of these third-party vendors may experience financial distress, staffing shortages or liquidity challenges, file for bankruptcy protection, go out of business, or suffer disruptions in their business. We may not be able to renew or enter into new arrangements with our third-party providers on terms satisfactory to us. If we successfully grow our business as expected, our third-party providers will be required to meet increased requirements from us as we seek to serve greater customer demand.

The use of third-party vendors represents an inherent risk to us that could materially and adversely affect our business, financial condition, results of operations, cash flows and prospects.

Our research and development efforts may not yield expected results.

Technological innovation is critical to our success. We have, to date, developed all of our technologies in-house, but we also expect to collaborate with third-party business partners as we complete developing our full platform. We have invested in our research and development efforts and expect to continue doing so in the future. Research and development activities are inherently uncertain, and there can be no assurance that we will continue to achieve technological breakthroughs and successfully commercialize such breakthroughs. A delay in the development or regulatory approval (if applicable) of technologies for our platform could delay our expected timelines to bring our products and services to market or to provide upgrades to existing products or services or generally fail to meet customer demand, which would in turn damage our brand and reputation, adversely affect our business, financial condition, results of operations, cash flows and prospects and cause liquidity constraints.

Our historical results of operations are not, and our past growth may not, be indicative of our future performance or prospects.

This prospectus includes financial information as of December 31, 2024, 2023 and 2022, and the respective twelve-month periods ending thereon.

We have experienced rapid growth of our business in the past, with operations focused on our home market of China. There can be no assurance that we will be able to achieve similar rapid growth of our business in our international markets where the business, regulatory and consumer landscapes may differ significantly from China.

We intend to expand from a green logistics supply chain firm into an intelligent platform company operating in the green data digitalization and monetization sector. Our expansion effort into this substantially different marketplace requiring substantially different capabilities may result in a significant reduction in our ability to conduct our existing business over time. Given the above, our past growth and historical financial results of operations may not be indicative of our future performance or prospects.

Our business depends on the continued efforts of our people and our ability to recruit new talent and our operations may be disrupted if we lose their services.

Our success depends on the continued efforts of our people, including our key management and employees with expertise in various areas. If our personnel are unable or unwilling to continue their services with us, we might not be able to replace such personnel in a timely manner or without incurring additional costs or we might not be able to find replacements with appropriate experience. The intended green energy and software platform industries are characterized by high demand and intense competition for talent, and as we build our brand and become more well-known outside of China, the risk that competitors or other companies may seek to hire our talent could increase. In addition, we may need to expend significant time and expense to train new employees that we are required to hire.

We will be subject to risks associated with foreign exchange rate fluctuations and interest rate changes.

We intend to operate in numerous markets worldwide and as such will be exposed to risks stemming from fluctuations in currency and interest rates.

Our exposure to currency risk is mainly linked to differences in the geographic distribution of our manufacturing and commercial activities, resulting in cash flows from sales being denominated in currencies different from those of purchases or production activities.

Our direct exposure to interest rate risk stems from our use of various forms of financing to cover future funding requirements for our activities and changes in interest rates can affect our net revenues, finance costs and margins. Although we may manage risks associated with fluctuations in currency and interest rates through financial hedging instruments, fluctuations in currency or interest rates could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows.

Our global operations expose us to business and legal risks, which could restrict or limit our ability to execute our strategy.

Our significant operations are based outside of the United States, and currently are principally based in the People’s Republic of China. We are subject to risks customarily associated with such global operations, including: the complexity of laws, regulations, and markets in the countries in which we operate; the uncertainty of enforcement of remedies in certain jurisdictions; the effect of currency exchange rate fluctuations; export control laws; the impact of foreign labor laws and disputes; the ability to attract and retain key personnel; the economic, tax, and regulatory policies of local governments; compliance with applicable anti-money laundering, anti-bribery, and anti-corruption laws, including the Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) and other anti-corruption laws that generally prohibit persons and companies and their agents from offering, promising, authorizing, or making improper payments to foreign government officials for the purpose of obtaining or retaining business; and compliance with applicable sanctions regimes regarding dealings with certain persons or countries. Certain of these laws also contain provisions that require accurate recordkeeping and further require companies to devise and maintain an adequate system of internal accounting controls.

If we adopt policies and controls that are ineffective or an employee or intermediary fails to comply with the applicable regulations, we may be subject to criminal and civil sanctions and other penalties. Any such violation could disrupt our business and adversely affect our reputation, results of operations, cash flows, and financial condition. In addition, our business operations could be interrupted and negatively affected by terrorist activity, political unrest, or other economic or political uncertainties. Moreover, countries, including in particular Canada, the PRC and the United States, could impose tariffs, quotas, trade barriers, and other similar restrictions that adversely impact the international nature of our business.

Further, our ability to expand successfully in other countries involves other risks, including difficulties in integrating local operations, risks associated with entering jurisdictions in which we may have little experience and the day-to-day management of a growing and increasingly geographically diverse company. We may not realize the operating efficiencies, competitive advantages or financial results that we anticipate from our investments in countries other than China.

We could be subject to significant penalties and liabilities if Korean tax authorities disagree with the valuation used for the share exchange in connection with our reorganization.

In connection with our corporate reorganization, we obtained a valuation of DeepGreenX Korea, our Korean subsidiary, as of April 2024. This valuation was used for purposes of the share exchange with the Canadian holding company on May 25, 2025. The valuation concluded that the Korean subsidiary had a fair market value of approximately $602,000. Subsequently, Frost & Sullivan prepared an independent valuation, which includes DeepGreenX Korea, that valued the business between $13.686 billion and $28.246 billion as of July 12, 2025.

If the Korean tax authorities were to determine that the Korean subsidiary was significantly undervalued in connection with the reorganization, a capital gains tax and securities transaction tax liability could arise. Under Korean tax law, the primary obligation to pay such taxes rests with the transferor of the shares, in this case the shareholder involved in the share exchange, NextGen Exchange Group Inc. (“NextGen”), which is wholly owned and controlled by Ms. Lan Yang, the majority owner of our common shares. If NextGen fully satisfies its tax obligations, we would not bear any liability for the related penalties. However, if NextGen fails to pay the required tax amounts, we, as the withholding agent, could be held secondarily liable. In that case, our liability could include the unpaid capital gains and securities transaction taxes, as well as penalties of up to 10% of the underpaid tax. The Korean capital gains tax rate applicable to non-resident shareholders is generally 22%. Based on the $20.966 billion midpoint valuation set forth in the Frost & Sullivan report, the amount of underpaid capital gains tax would be approximately $4.612 billion, the securities transaction tax approximately $94.3 million, and our potential penalty liability could be up to $461 million, for a total exposure of approximately $5.167 billion.

While we believe the Korean valuation was appropriate and consistent with applicable standards and regulations, the significant disparity between the Korean valuation and the independent valuation by Frost & Sullivan creates a material risk that Korean tax authorities may challenge the valuation used. If they do so successfully, the resulting tax liability and penalties could have a material adverse effect on our financial position, results of operations, and cash flows.

Risks Related to Information Technology, Cybersecurity and Data Privacy

We utilize third-party service providers to support our service and business operations and any disruption or delays in service from these third-party providers could materially and adversely affect our business, financial condition, results of operations, cash flows and prospects.

Our brand, reputation and ability to attract customers depends on the reliable performance of our products and services and the supporting systems, technology, and infrastructure. For example, we are expecting to use systems similar to Amazon Web Services (“AWS”) and Microsoft Azure for cloud-based services. The availability and effectiveness of these services depend on the continued operation of information technology systems. We will rely on leading third party providers to host our cloud computing and storage needs. We do not own, control, or operate our cloud computing physical infrastructure or their data center providers. Although we will put in place disaster recovery plans, including the use of multiple cloud service providers spread out across different locations, our systems and operations will still be vulnerable to damage or interruption from, among others, fire, flood, power loss, natural disasters, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, system vulnerabilities, earthquakes and other events at the sites of such providers. Ransomware within our information systems could target our manufacturing and/or business capabilities limiting the availability and uptime of these systems or eliciting payment from us. The occurrence of any of the foregoing events could result in damage to systems and hardware or could cause them to fail completely, and our insurance may not cover such events or may be insufficient to compensate us for losses that may occur.

Problems faced by our third-party cloud service providers with their telecommunications network providers with which they contract or with the systems by which they allocate capacity among their customers, including us, could adversely affect the experience of our customers. Our third-party cloud service providers could decide to close their facilities without adequate notice resulting in loss of service and negative effects in our systems. Any financial difficulties, such as bankruptcy reorganization, faced by our third-party providers or any of the service providers with whom they contract may have negative effects on our business, the nature and extent of which are difficult to predict.

Business interruption insurance that we may carry in the future may not be sufficient to compensate us for the potentially significant losses, including the potential harm to the future growth of our business, which may result from interruptions in our service as a result of system failures. Any errors, defects, disruptions or other performance problems with our services could harm our business, financial condition, results of operations, cash flows and prospects.

Breaches in data security, failure of information security systems and privacy concerns could subject us to penalties, damage our reputation and brand, and adversely impact our business, financial condition, results of operations, cash flows and prospects.

We and our suppliers and service providers may face challenges with respect to information security and privacy, including in relation to the collection, storage, transmission and sharing of information.

Increasingly, companies are subject to a wide variety of attacks on their networks and information technology infrastructure on an ongoing basis. Traditional computer “hackers,” malicious code (such as viruses and worms), phishing attempts, employee theft or misuse, denial of service attacks, ransomware attacks and sophisticated nation-state and nation-state supported actors engage in intrusions and attacks that create risks for our (and our suppliers’) internal networks, infrastructure, and cloud deployed products and the information they store and process.

Although we have implemented security measures to prevent such attacks, our networks and systems may be breached due to the actions of outside parties, employee error, malfeasance, a combination of these, or other causes, and as a result, an unauthorized party may obtain access to our systems, networks, or data. We and our suppliers have in the past been subject to ransomware and phishing attacks. Though we do not believe we experienced any material losses or any sensitive or material information was compromised, we were unable to determine conclusively that this was the case. We have implemented remedial measures in response to such incidents. We cannot guarantee that such measures will prevent all incidents in the future.

We work with various third-party suppliers and service providers in the course of operating our business, and we depend on such third parties to take appropriate measures to protect the security and integrity of their information and systems. We cannot assure you that the measures taken by our third-party suppliers and service providers will be effective.

We and our third-party suppliers and service providers may face difficulties or delays in identifying or otherwise responding to any attacks or actual or potential security breaches or threats. A breach in our data security or that of our suppliers or service providers could create system disruptions or slowdowns and provide malicious parties with access to information stored on our networks, resulting in data being publicly disclosed, altered, lost, or stolen, which could subject us to liability and adversely impact our business, financial condition, results of operations, cash flows and prospects. Further, any breach in our data security or those of our third-party suppliers and service providers could allow malicious parties to access sensitive systems, such as our product themselves. Such access could adversely impact the safety of our employees, our customers and third parties.

Furthermore, cybersecurity organizations around the world have published warnings of increased cybersecurity threats to businesses, and external events, like the conflict between Russia and Ukraine, may increase the likelihood of cybersecurity attacks. We and our suppliers and service providers may be subject to retaliatory cyberattacks by state or non-state actors in response to economic sanctions and other political actions taken by governments where we operate.

Any actual, alleged or perceived failure to prevent a security breach or to comply with our cybersecurity policies or cybersecurity-related legal obligations, failure in our systems or networks, or any other actual, alleged or perceived data security incident we or our suppliers or service providers suffer, could result in damage to our reputation, negative publicity, loss of customers and sales, loss of competitive advantages over our competitors, increased costs to remedy any problems and provide any required notifications and consents, including to regulators and/or individuals, and otherwise respond to any incident, claims, regulatory investigations and enforcement actions, costly litigation, administrative fines and other liabilities. We would also be exposed to a risk of loss or litigation and potential liability under laws, regulations and contracts that protect the privacy and security of personal data. We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs and fees, diversion of internal resources, and reputational harm.

In addition, we may incur significant financial and operational costs to investigate, remediate and implement additional tools, devices and systems designed to prevent actual or perceived security breaches and other security incidents, as well as costs to comply with any notification obligations resulting from any security incidents. Any of these negative outcomes could adversely impact the market perception of our products and customer and investor confidence in our company, and would materially and adversely affect our business, financial condition, results of operations, cash flows and prospects.

We retain certain information about our customers, which may subject us to customer concerns or various privacy and consumer protection laws.

As we expand our operations internationally, we will be required to comply with increasingly complex and rigorous regulatory standards enacted to protect business and personal information in all of the countries and jurisdictions where we operate or have customers. Such regulations may impose additional regulatory obligations regarding the handling of personal information and further provide certain individual privacy rights to persons whose data is processed. Data protection and privacy-related laws and regulations are evolving and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. We are monitoring these developments, but we may, in addition to other impacts, experience additional costs associated with increased compliance burdens and restrictions on the conduct of our business and the manner in which we interact with our customers.

Failure to comply with applicable laws and regulations could result in regulatory enforcement actions against us. For example, our misuse of or failure to secure personal information could result in violation of data privacy laws and regulations, proceedings against us by governmental entities or others, and/or result in significant liability and damage to our reputation and credibility. These possibilities, if borne out, could have a negative impact on revenues and profits. If a third party alleges that we have violated applicable data privacy laws, we could face legal claims, damages and administrative fines as well as reputational harm among consumers, investors, and strategic partners.

Risks Related to Regulations and Litigation

The green industrial supply chain industry is in an early developmental stage and, as such, is subject to an uncertain and evolving regulatory regime. Changes in applicable regulations or a failure to comply with such regulations could harm our reputation and brand, subject us to significant fines and liability, or otherwise adversely affect our business.

The development of the global green industrial supply chain relies on government policies and regulatory support. This industry is still in its early stages, and the immaturity of technologies and systems has resulted in inadequate profitability, making the industry heavily reliant on policy guidance. Consequently, changes in the policy environment can have a significant impact on the stability and development direction of the entire industry. For example, if a particular environmental subsidy policy is reduced or eliminated, operating costs for companies may rise sharply, affecting their profitability. Smaller enterprises that depend on government support may face existential threats. Moreover, policy uncertainty may lead companies to reduce investments, especially in research and development of new technologies and green products, hindering overall innovation and sustainable development in the industry. The laws, regulations, standards and policies related to our industry are continuously evolving. The costs of compliance, including remediation of any discovered issues and any changes to our operations mandated by new or amended laws, may be significant, and any failures to comply could result in additional expenses, delays or fines. As we expand our business into the target markets, we are in the process of reviewing the applicable laws and regulations in each jurisdiction, including required approvals, licenses and permits. Such laws, regulations, standards and policies continue to rapidly change, which increases the likelihood of a patchwork of complex or conflicting regulations, or which could adversely increase our compliance costs or otherwise affect our business.

To mitigate risks arising from policy changes, businesses need to actively monitor policy trends and adjust their operational strategies in a timely manner to adapt to the evolving policy environment.

Our policies and procedures for assessing whether the digital assets and related services we intend to offer are securities under U.S. law are based on internal risk-based judgments and are not binding on regulatory authorities. If the SEC or another regulatory body disagrees with our assessments, we may be subject to enforcement actions, penalties, and other adverse consequences.

We intend to offer our digital assets and related services to customers in the United States, and therefore, such products and services will be subject to regulation by U.S. regulatory authorities. We have developed internal policies and procedures designed to evaluate whether the digital assets and digital-asset-related services and products we intend to offer are “securities” within the meaning of Section 2(a)(1) of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or under applicable securities and other laws of any other jurisdiction. These policies and procedures are based on available legal frameworks, including judicial precedent, regulatory guidance, and our understanding of applicable securities laws. However, the legal status of digital assets remains highly uncertain and subject to ongoing regulatory scrutiny and evolving interpretations by courts and regulators, including the SEC. Our determinations as to whether a particular digital asset or service will constitute a security are risk-based judgments made internally, and they do not constitute legal determinations that are binding on the SEC, other regulatory authorities, or the courts. As a result, there is a risk that the SEC or another regulatory body may take a different position and determine that one or more of the digital assets or related services we intend to offer constitute securities under U.S. law. If such a determination were made, we could be subject to regulatory investigations, enforcement actions, significant penalties, cease-and-desist orders, or other legal consequences, any of which could have a material adverse effect on our business, financial condition, and prospects. Moreover, if any digital assets or services we intend to provide are deemed to involve securities, we may be required to register with the SEC or another regulatory authority, obtain necessary licenses, or modify or discontinue certain aspects of our business to comply with applicable laws. Such regulatory actions could result in significant legal costs, operational disruptions, reputational harm, and a loss of business opportunities. In addition, if any digital assets or services we intend to provide are deemed to involve securities, we could be considered an unregistered “investment company” under SEC rules. In such case, the provision of such digital assets or services may be deemed an illegal offering of securities. If we are deemed subject to the Investment Company Act of 1940, as amended (the “Investment Company Act”) there is no guarantee that we will be able to register as an investment company at such time or take such other actions as may be necessary to ensure that our activities comply with applicable law.

Additionally, the regulatory landscape for digital assets continues to evolve, with increasing scrutiny from U.S. and international regulators. Future legislative, judicial, or regulatory developments could further impact our ability to operate, require us to adopt additional compliance measures, or subject us to new legal risks that we cannot currently anticipate. Given the inherent uncertainty in the classification of digital assets under securities laws, investors in our company may face significant risks associated with the potential reclassification of our products and services and the resulting regulatory and enforcement consequences.

If we were deemed to be an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business, results of operations and financial condition.

We intend to conduct our operations so that we will not be deemed to be an investment company under the Investment Company Act or under similar legislation of any other jurisdiction. Under Section 3(a)(1) of the Investment Company Act, an entity generally will be deemed to be an “investment company” for purposes of the Investment Company Act if, absent an applicable exemption: (a) it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (b) it is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities, and owns or proposes to acquire securities (other than U.S. government securities, securities issued by employees’ securities companies and securities issued by qualifying majority-owned subsidiaries of such entity) having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We do not believe the digital assets or services we and our subsidiaries intend to provide will constitute a security for the purposes of the Investment Company Act and, therefore, we believe the Company can reasonably conclude that neither it nor its subsidiaries are primarily engaged in investing in securities and therefore do not meet any of the definitions of investment company under Section 3 of the Investment Company Act. However, if anything were to happen which would cause us to be deemed to be an investment company under the Investment Company Act, we may lose our ability to raise money in the U.S. capital markets and from U.S. lenders, and additional restrictions under the Investment Company Act could apply to us, all of which could make it impractical for us to continue our business as currently conducted. This would materially and adversely affect the value of our common shares.

The tokenization of certain green data real-world assets on our platform may subject us to additional regulatory requirements that could be costly and difficult to comply with or may subject us to other risks that could result in additional liability, reputational harm, or other consequences that could adversely affect our business, results of operations, financial condition, and prospects.

The tokenization of real-world assets is subject to complex and rapidly evolving laws and regulations, and governments and regulatory authorities may disagree with our risk-based judgments about how these laws and regulations apply to our business initiatives, or may enact, interpret, or apply laws and regulations that are inconsistent across jurisdictions. In addition, future legal and regulatory developments related to tokenization of real-world assets may negatively impact demand for, and our ability to offer, products and services related to these new technologies. They may also increase our compliance and litigation costs, cause us to change our business practices, and harm our business, results of operations, financial condition, and prospects. The DXG RWA Factory will rely on blockchain technology, which exposes us to risks related to cybersecurity, malicious attack, and technological obsolescence. While we believe we have taken reasonable measures to secure our use of blockchain technology, these risks, in addition to human errors and computer malfunctions, may harm or result in the loss of any digital assets we control. While we believe blockchain technology has significant potential, long-term adoption is uncertain. New legislation and regulations, law enforcement and regulatory interventions, and judicial decisions may adversely affect blockchain technology and tokenization of real-world assets, and future adoption of both by consumers and businesses. Developments of this nature may also adversely affect the value of any blockchain technology we control, and our ability to buy, sell, accept, and use cryptocurrencies and blockchain technology in the future.

Our efforts to comply with these laws and regulations could be costly and may still not guarantee compliance. We may also be subject to selective or inconsistent government regulatory action or enforcement or be the subject of claims in private litigation or other actions. In the event that we are found to be in violation of any such legal or regulatory requirements, we may be subject to monetary fines or other penalties, and may subject us to additional regulation and oversight, all of which could significantly increase our operating costs. If any of these risks occurs, our business, results of operations, financial condition, and prospects could be adversely affected.

The DXG RWA Factory may be subject to regulation by financial regulators.

Tokenized real-world assets, in general, and the DXG RWA Factory may also be subject to regulations of the Financial Crimes Enforcement Network (“FinCEN”) of the U.S. Department of Treasury and the Bank Secrecy Act. Further, the Office of Foreign Assets Controls (“OFAC”) has signaled sanctions could apply to digital transactions and has pursued enforcement actions involving cryptocurrencies and digital asset accounts. The nature of many Tokenized real-world asset transactions also involve circumstances which present higher risks for potential violations, such as anonymity, subjective valuation, use of intermediaries, lack of transparency, and decentralization associated with blockchain technology. In addition, the Commodity Futures Trading Commission has stated that cryptocurrencies, with which tokenized real-world assets have some similarities, fall within the definition of “commodities.” If our digitized financial instruments were deemed to be a commodity, transactions in such instruments could be subject to prohibitions on deceptive and manipulative trading or restrictions on manner of trading (e.g., on a registered derivatives exchange), depending on how the transaction is conducted. Moreover, if such digitized financial instruments were deemed to be a “security”, it could raise federal and state securities law implications, including exemption or registration requirements for marketplaces for such transactions, sellers of digital financial instruments and the transactions themselves, as well as liability issues, such as insider trading or material omissions or misstatements, among others. Transactions in tokenized real-world assets may also be subject to laws governing virtual currency or money transmission. For example, New York has legislation regarding the operation of virtual currency businesses. Tokenized real-world asset transactions also raise issues regarding compliance with laws of foreign jurisdictions, many of which present complex compliance issues and may conflict with one another. Our launch and operation of the DXG RWA Factory expose us to the foregoing risks, among others, any of which could materially and adversely affect the success of the DXG RWA Factory and harm our business, financial condition, results of operations, reputation, and prospects.

Misconduct by our employees could expose us to legal liabilities, reputational harm and/or other damages to our business.

Our employees play critical roles in ensuring the safety and reliability of our products and services and/or our compliance with relevant laws and regulations. Certain of our employees have access to sensitive information (including customer data) and/or proprietary technologies and know-how. We cannot assure you that our employees will always abide by the terms of their labor contracts, our codes of conduct, policies and procedures nor that the precautions we take to detect and prevent employee misconduct will always be effective. If any of our employees engage in any misconduct, illegal or suspicious activities, including but not limited to, misappropriation or leakage of sensitive client information or proprietary information, we and such employees could be subject to legal claims and liabilities and our reputation and business could be adversely affected as a result. In addition, while we seek to effectively screen candidates during the recruitment process, we cannot assure you that we will be able to uncover misconduct of job applicants that occurred before we offered them employment, or that we will not be affected by legal proceedings against our existing or former employees as a result of their actual or alleged misconduct.

We may from time to time be subject to claims, disputes, lawsuits and other legal and administrative proceedings. If the outcomes of these proceedings are adverse to us, it could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.

Except as disclosed in “Business — Legal Proceedings,” we are currently not party to any material legal or administrative proceedings. However, in light of the nature of our business, we and our management are susceptible to potential claims or disputes. We and certain of our management have been, and may from time to time in the future be, subject to or involved in various claims, disputes, lawsuits and other legal and administrative proceedings. Lawsuits and litigations may cause us to incur defense costs, utilize a significant portion of our resources and divert management’s attention from our day-to-day operations, any of which could harm our business. Claims arising out of actual or alleged violations of law, breach of contract or torts could be asserted against us by customers, business partners, suppliers, competitors, employees or governmental entities in investigations and legal proceedings.

Our insurance coverage strategy may not be adequate to protect us from all business risks.

We have limited liability insurance coverage for our products and business operations. While we currently carry national pension, health insurance, long term nursing insurance, unemployment insurance and plan to cover all mandatory insurance policies, we cannot be certain that our insurance coverage will be sufficient to cover all future claims against us and any other business-related risks, including any losses resulting from product defects, fires, natural calamities or acts of God. Any imposition of liability that is not covered by our existing insurance, or is in excess of our existing insurance coverage could harm our business operations and results.

A successful liability claim against us due to injuries or other costs suffered by our customers could generate substantial negative publicity about our business and materially and adversely affect brand and reputation, as well as our business, financial condition, results of operations, cash flows and prospects. In addition, we do not have any business disruption insurance. Any business disruption event could result in substantial cost to us and diversion of our resources.

Increasing scrutiny and changing expectations from our investors, customers and employees with respect to our ESG practices may impose additional costs on us or expose us to new or additional risks.

We believe our investors, customers, employees, regulators and other stakeholders will have interest in our ESG practices. Such practices may be taken into consideration by investors in making their investment decisions, and they may not invest in us if they believe that our ESG practices plan is inadequate or may invest in our competitors if our ESG practices are perceived to be less robust than that of our competitors. The criteria by which companies ESG practices are assessed are subject to change. We may be subject to heightened scrutiny from stakeholders and other third parties in respect of our ESG performance, and we may be required to undertake costly initiatives to maintain a positive ESG outlook or to satisfy any new criteria. Our brand and reputation may be adversely affected if we fail to meet applicable ESG standards or fail to maintain our rating. In addition, our future competitors may achieve similar or better ratings than us.

We may be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions, and similar laws, and noncompliance with such laws can subject us to administrative, civil, and criminal penalties, collateral consequences, remedial measures, and legal expenses, all of which could adversely affect our brand and reputation and our business, financial condition, results of operations, cash flows and prospects.

We are or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”) and other anti-corruption laws and regulations. The FCPA prohibits us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. A violation of these laws or regulations could adversely affect our brand and reputation and business, financial condition, results of operations, cash flows and prospects. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with applicable anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, contractual breaches, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, financial condition, results of operations, cash flows and prospects. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in our common shares.

Our amended and restated bylaws will provide that any derivative actions, actions relating to breach of fiduciary duties and other matters relating to our internal affairs will be required to be litigated in Canada, which could limit your ability to obtain a favorable judicial forum for disputes with us.

We will adopt a forum selection bylaw that provides that, unless we consent in writing to the selection of an alternative forum, the Superior Court of Justice of the Province of Ontario, Canada and appellate courts therefrom (or, failing such court, any other “court” as defined in the CBCA having jurisdiction, and the appellate courts therefrom), will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the CBCA or our articles or bylaws (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the “affairs” (as defined in the CBCA) of the Company. Our forum selection bylaw also provides that our securityholders are deemed to have consented to personal jurisdiction in the Province of Ontario and to service of process on their counsel in any foreign action initiated within the scope of our bylaw. Therefore, it may not be possible for securityholders to litigate any action relating to the foregoing matters outside of the Province of Ontario. Notwithstanding the foregoing, our forum selection bylaw does not apply to any action brought to enforce any liability or duty created by the Exchange Act or the Securities Act, including the respective rules and regulations promulgated thereunder, or any other claim under U.S. securities law for which the United States federal or state courts have exclusive jurisdiction.

Our forum selection bylaw seeks to reduce litigation costs and increase outcome predictability by requiring derivative actions and other matters relating to our affairs to be litigated in a single forum. While forum selection clauses in corporate charters and bylaws are becoming more commonplace for public companies in the United States and have been upheld by courts in certain states, they are untested in Canada. It is possible that the validity of our forum selection bylaw could be challenged and that a court could rule that such bylaw is inapplicable or unenforceable. If a court were to find our forum selection bylaw inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions and we may not obtain the benefits of limiting jurisdiction to the courts selected.

Risks Related to Intellectual Property

Our use of open source software in our applications could subject our proprietary software to general release, adversely affect our ability to sell our services and subject us to possible litigation, claims or proceedings.

We use open source software in connection with the development and deployment of our products and services, and we expect to continue to use open source software in the future. Companies that use open source software in connection with their products have, from time to time, faced claims challenging the use of open source software and/or compliance with open source license terms. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms. Some open source software licenses may require users who distribute proprietary software containing or linked to open source software to publicly disclose all or part of the source code to such proprietary software and/or make available any derivative works of the open source code under the same open source license, which could include proprietary source code. In such cases, the open source software license may also restrict us from charging fees to licensees for their use of our software. While we monitor the use of open source software and try to ensure that open source software is not used in a manner that would subject our proprietary source code to these requirements and restrictions, such use could inadvertently occur, in part because open source license terms are often ambiguous and have generally not been interpreted by U.S. or foreign courts.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position. We rely on a combination of trade secrets (including those in our know-how) and copyrights rights granted by intellectual property laws, as well as employee and third-party nondisclosure agreements and other contractual rights to establish and protect our technology and intellectual property rights. Thus, our intellectual property rights may not be enforceable across various international jurisdictions and may be challenged, contested, circumvented or invalidated by third parties.

The occurrence of any of the foregoing events may result in limitations in the scope of our intellectual property or restrictions on our use of our intellectual property rights or may adversely affect the conduct of our business. Despite our efforts to protect our owned, jointly owned and licensed intellectual property rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be successful. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue which would adversely affect our business, financial condition, results of operations, cash flows and prospects.

We may need to defend ourselves and our employees, agents and contractors against patent, trademark and/or other intellectual property right infringement claims, which may be time-consuming and would cause us to incur substantial costs.

We are involved in and may in the future become party to additional intellectual property infringement proceedings. From time to time, we may receive communications from holders of patents, trademarks, trade secrets or other intellectual property or proprietary rights alleging that we are infringing, misappropriating, diluting or otherwise violating such rights either directly or through our employees, agents or contractors. Such parties may in the future bring suits against us alleging infringement or other violation of such rights, or otherwise assert their rights and urge us to take licenses to their intellectual property. Moreover, if the third-party technology partners (including our affiliates) with whom we jointly own or from whom we license intellectual property rights infringe, misappropriate, dilute or otherwise violate other parties’ intellectual property rights, we may also be subject to liability pursuant to any ensuing litigation.

Litigation or other legal proceedings relating to intellectual property claims, regardless of merit, may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities, even if we ultimately prevail in such proceedings. Further, if we or the third-party technology partners with whom we jointly own or from whom we license intellectual property rights are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•        cease selling or leasing, incorporating certain components into, or using vehicles or offering goods or services that incorporate or use the intellectual property that we allegedly infringe, misappropriate, dilute or otherwise violate;

•        pay substantial royalty or license fees or other damages;

•        seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable or exclusive terms or at all; or

•        establish and maintain alternative branding for our products and services.

Although our contracts with third parties typically include indemnification clauses which require such parties to indemnify us against any damages arising from infringements of other’s intellectual property rights, in the event of a successful claim of infringement against us or our third-party technology partners, or if we fail or are unable to obtain a license to the infringed technology or other intellectual property right, our business, financial condition, results of operations, cash flows and prospects could still be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention. Our rights to indemnity may not fully cover the costs or damages arising from any intellectual property right infringements that may occur.

Risks Relating to doing business in China

Changes in China’s economic, political or social conditions or government policies could have a material and adverse effect on our business, financial condition and results of operations.

Currently, a material portion of our business operations are conducted in China. Accordingly, our business, results of operations, financial condition and prospects are affected by economic, political and social conditions in China generally and by continued economic growth in China as a whole.

China’s economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. In recent decades, the Chinese government has implemented a series of reform measures, including, among others, the utilization of market forces for economic reform and the establishment of improved corporate governance in business enterprises. In addition, the Chinese government also plays a significant role in regulating industry development and has extensive influence over China’s economic growth through allocating resources, foreign exchange control and setting monetary and fiscal policy.

The growth of China’s economy has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing in recent years. Although growth of China’s economy remained relatively stable, there is a possibility that China’s economic growth may fluctuate or even decline in the near future. Some of the government measures may benefit the overall Chinese economy but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. Any stimulus measures designed to boost the Chinese economy may contribute to higher inflation, which could adversely affect our results of operations and financial condition. For example, certain operating costs and expenses, such as employee compensation and office operating expenses, may increase as a result of higher inflation.

Additionally, the PRC government may promulgate laws, regulations or policies that seek to impose stricter scrutiny over the current regulatory regime in certain industries or in certain activities. Furthermore, the PRC government has also recently indicated an intent to exert more oversight and control over overseas securities offerings and foreign investments in China-based companies. Any such actions may adversely affect our subsidiaries’ operations, and limit our ability to offer or continue to offer securities to investors and cause the value of our securities to decline or be worthless.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct a material portion of our business through our subsidiaries in China. Our operations in China are governed by PRC laws and regulations. Our subsidiaries are generally subject to laws and regulations applicable to foreign investments in China. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China over the past several decades. However, recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties.

It may not be possible for investors to enforce U.S. judgments against our PRC Subsidiaries.

A material portion of our operations are located in China. In addition, four of our directors are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult for U.S. investors to serve process within the United States upon us (other than our subsidiaries) or our directors and officers or to enforce a judgment against us for civil liabilities in U.S. courts. There is doubt as to the enforceability in Chinese courts, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the federal and state securities laws of the United States.

In addition to our operations in China, our director Lan Yang is domiciled in China. The recognition and enforcement of U.S. judgments in China are governed mainly by the PRC Civil Procedure Law. As there is no existing bilateral or multilateral treaty binding upon both the US and China on enforcement of foreign judgment, the application for enforcing a US judgment in China may be filed in application of principle of reciprocity only. It is uncertain whether such reciprocity will be established by Chinese courts, even though such reciprocity is eventually established by the competent Chinese courts, the Chinese court may refuse to enforce a U.S. judgment if it violates fundamental principles of Chinese laws or national sovereignty, national security or social public interests. It is therefore uncertain whether US court judgments would be recognized or enforced in China, especially cases concerning U.S. securities laws. Chinese courts may allow foreign shareholders to file lawsuits in China if they establish sufficient jurisdictional ties. However, as the common shares are issued by DeepGreenX, which is incorporated under the federal laws of Canada, investors may face challenges in establishing nexus required for asserting jurisdiction in China against us. Even if investors succeed in filing a lawsuit in a Chinese court against any of our directors or officers, investors may not receive from the Chinese courts legal remedies based upon US securities law. In addition, while it is possible for foreign arbitration awards to be recognized and enforced in China under international conventions, courts in China may refuse to enforce an arbitral award if there are serious procedural issues, arbitrability issue, or public interest concerns.

The PRC government may intervene or influence our operations at any time, or may exert more control over the China operations of an offshore holding company and offerings conducted overseas and foreign investment in China-based issuers, such as our PRC subsidiaries. Such control or influence may significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

We conduct our business in China through our operating subsidiaries. Accordingly, our business, results of operations and financial condition may be influenced to a significant degree by the PRC political, economic and social conditions. The PRC government has significant oversight over the conduct of our business. The PRC government may intervene or influence our subsidiaries’ operations at any time, which could result in a material change in our operations and/or the value of the Company’s securities. We expect the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Additionally, the PRC government may promulgate laws, regulations or policies that seek to impose stricter scrutiny over current regulatory regime in certain industries or in certain activities. For instance, the PRC government has discretion over the business operations in China and may intervene with or influence specific industries or companies as it deems appropriate to further regulatory, political and societal goals, which could have a material and adverse effect on the future growth of the affected industries and the companies operating in such industries.

Furthermore, the PRC government has also recently indicated an intent to exert more oversight and control over overseas securities offerings and foreign investments in China-based companies. Any such actions may adversely affect our subsidiaries’ operations, and limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to decline or be worthless.

The approval or filing of the CSRC or other PRC regulatory agencies may be required to obtain our listing status or conduct future offshore securities offerings.

On February 17, 2023, the China Securities Regulatory Commission issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, and five supplementary guidelines, which became effective on March 31, 2023. Pursuant to the Trial Measures, beginning March 31, 2023, domestic enterprises that have submitted valid applications for overseas offerings and listings but have not obtained the approval from the relevant overseas regulatory authority or overseas stock exchange shall complete a filing-for-record procedure with the CSRC prior to their overseas offerings and listings. Based on the advice of our PRC counsel, Beijing Zhongzhida Law Firm, we do not believe that we are subject to the Overseas Listing Trial Measures because our main business operations are not conducted within the PRC. If a company fails to complete such filing-for-record procedure or conceals any material fact or fabricates any key information in its filing-for-record documents, such prospective issuer may be subject to regulatory sanctions, such as order to rectify, warnings, fines, and the issuer’s controlling shareholders, de-facto controlling persons, the person directly in charge, and other directly liable persons may also be subject to regulatory sanctions, such as warnings and fines.

However, if the CSRC or other PRC regulatory authorities were to determine that we are subject to the Overseas Listing Trial Measures and required to complete a filing-for-record procedure, we may be subject to penalties or sanctions for failing to do so. In that event, it is uncertain whether it would be possible for us to complete the filing-for-record, or how long it would take us to complete the procedure. Any failure to obtain or delay in completing such filing-for-record procedures for this Direct Listing, or a rescission of any such filing obtained by us, could subject us to sanctions by the CSRC or other PRC regulatory authorities. Failure to complete any required filing may result in an investigation by the relevant regulatory authorities, as well as warnings, orders for rectification and fines (with the maximum fine on the issuer being as high as RMB 10 million), and could lead to an order prohibiting us from conducting this Direct Listing or any future offering. These risks have the potential to cause a material adverse change in our operations and the value of our common shares. In addition, they could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or even become worthless. All these actions could in turn materially and adversely affect our business, financial condition, results of operations and prospects, as well as this offering and the listing of the securities.

Moreover, the Chinese government may exert more control over overseas offerings and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale. Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

While we believe our PRC operating subsidiaries have obtained all material permissions and approvals required for their operations in the PRC, there can be no assurance that the PRC government will not disallow our holding company structure, which would likely result in a material change in our operations and the value of our securities being registered for sale.

Our PRC operating subsidiaries currently have obtained all material licenses, permissions and approvals required for their operations in compliance with the relevant PRC laws and regulations in the PRC, including their business licenses and import/export enterprise qualifications. Our PRC Counsel, Beijing Zhongzhida Law Firm, has advised us that our subsidiaries are not required to obtain permission or approval from such PRC authorities as the China Securities Regulatory Commission (CSRC) or the Cyberspace Administration of China (CAC) for their operations or for the offering of our securities pursuant to this registration statement. See “Prospectus Summary — PRC Regulatory Approvals.”

We are subject to the risks of uncertainty of any future actions of the PRC government in this regard including the risk that we inadvertently conclude that the permission or approvals discussed here are not required, that applicable laws, regulations, or interpretations change such that we or any of our PRC operating subsidiaries is required to obtain approvals in the future, or that the PRC government could disallow our holding company structure, which would likely result in a material change in our operations, including our ability to continue our existing holding company structure, carry on our current business, accept foreign investments, and continue to offer securities to our investors. These adverse actions could cause the value of our common shares to significantly decline or become worthless. We may also be subject to penalties and sanctions imposed by the PRC regulatory agencies, including the CSRC if we fail to comply with such rules and regulations, which would likely adversely affect the ability of our securities to be listed on Nasdaq, which would likely cause the value of our securities to significantly decline or become worthless.

We may also decide to finance our PRC subsidiaries using capital contributions. We must have an approval/filing from the Ministry of Commerce or its local counterpart for these capital contributions. On March 30, 2015, the State Administration of Foreign Exchange, or SAFE, promulgated Circular of the State Administration of Foreign Exchange on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 came into force and replaced previous Circular 142 and Circular 36 on June 1, 2015. On June 9, 2016, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or Circular 16, to further expand and strengthen such reform. Under Circular 19 and Circular 16, foreign-invested enterprises in the PRC are allowed to use their foreign exchange funds under capital accounts and RMB funds from exchange settlement for expenditure under current accounts within its business scope or expenditure under capital accounts permitted by laws and regulations, except that such funds shall not be used for (i) expenditure beyond the enterprise’s business scope or expenditure prohibited by laws and regulations; (ii) investments in securities or other investments than principal-secured products issued by banks; (iii) granting loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) construction or purchase of real estate for purposes other than self-use (except for real estate enterprises). In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without SAFE’s approval, and such RMB capital may not, in any case, be used to repay RMB loans if the proceeds of such loans have not been used. Violations of these circulars could result in severe monetary or other penalties. These circulars may significantly limit our ability to use RMB converted from the cash provided by our offshore financing activities to fund the establishment of new entities in the PRC by our PRC subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiaries.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations/filings or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiaries or future capital contributions by us to our PRC subsidiaries. These measures, or other economic, political, or social developments in the PRC may cause decreased economic activity in the PRC, which may adversely affect our business, operating results and/or the value of our common shares; or may significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering.

On June 10, 2021, the Standing Committee of the National People’s Congress of China, or the SCNPC, promulgated the PRC Data Security Law, which came into effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, or illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information.

On August 20, 2021, the SCNPC promulgated the PRC Personal Information Protection Law, or the PIPL, which came into effect in November 2021. In addition to other rules and principles of personal information processing, the PIPL specifically provides rules for processing sensitive personal information. Sensitive personal information refers to personal information that, once leaked or illegally used, could easily lead to the infringement of human dignity or harm to the personal or property safety of an individual, including biometric recognition, religious belief, specific identity, medical and health, financial account, personal whereabouts and other information of an individual, as well as any personal information of a minor under the age of 14. Only where there is a specific purpose and sufficient necessity, and under circumstances where strict protection measures are taken, may personal information processors process sensitive personal information. A personal information processor shall inform the individual of the necessity of processing such sensitive personal information and the impact thereof on the individual’s rights and interests. As uncertainties remain regarding the interpretation and implementation of the PIPL, we cannot assure you that we will comply with the PIPL in all respects and regulatory authorities may order us to rectify.

On November 14, 2021, the CAC released the Draft Network Data Security Regulations for public commenting until December 13, 2021, which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the CAC. According to the Draft Network Data Security Regulations, data processing operators who possess personal data of at least one million users or collect data that affects or may affect national security must be subject to network data security review by the CAC.

On December 28, 2021, 13 regulatory authorities (including the CAC) jointly promulgated the amended Cybersecurity Review Measures, which came into effect on February 15, 2022. The amended Cybersecurity Review Measures provide that, in addition to Critical Information Infrastructure Operators (“CIIO”) that intend to purchase internet products and services, internet platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the CAC. According to the amended Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The amended Cybersecurity Review Measures require that an internet platform operator who possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries.

In December 2023, the CAC released the Cybersecurity Incident Reporting Draft Measures. These are measures that are aimed at standardizing how cybersecurity incidents are reported, showing China’s broader effects to enhance data security and ensure timely responses to cyber threats. On March 22, 2024, the CAC promulgated the Provisions on Promoting and Regulating Cross-border Data Flow to refine its data export regime. Its key provisions include requirements for data localization, risk assessments for cross-border data transfers, and compliance obligations for entities handling sensitive data. It also introduced some exemptions from mandatory security assessments and personal information protection certification requirements for certain categories of data transfers. The regulation aims at reducing compliance burdens for common business activities and promoting a more predictable environment for cross-border data flows. However, it is crucial to note that the requirements of security assessments, standard contracts, and certifications remain applicable for data transfers falling outside these exemptions, particularly those involving “important data” or exceeding specified thresholds.

Furthermore, on September 24, 2024, the State Council of China promulgated the Regulations on the Network Data Security Management (the “Network Data Regulation”), which became effective on January 1, 2025. The Network Data Regulation restates and further specifies the legal requirements for personal information, important data, cross-border data transfer, network platform services, and data security. Among others, if the network data processing activities have or may have impacts on national security, such activities shall be subject to national security review in accordance with relevant laws and regulations.

As of the date of this prospectus, we have not been subject to any material claims, investigations or legal proceedings settled, pending or threatened for any material noncompliance with or violations of applicable PRC laws and regulations with respect to privacy and personal data protection and have not received any cybersecurity-related warning or sanction from the PRC regulatory authorities, or any notice from relevant authorities requiring us to file for a cybersecurity review. We believe we and our PRC subsidiaries are not subject to the cybersecurity review by the CAC since our PRC subsidiaries are not CIIOs or internet platform operators that possess personal information of more than one million users or engage in data processing activities that affect or may affect national security. However, the relevant PRC regulatory authorities may take a view that is contrary to or otherwise different from the opinion stated above.

As uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that we will comply with such regulations in all respects, and we may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. We may also become subject to fines and/or other sanctions which may have material adverse effect on our business, operations and financial condition.

There exist legal risks with our activities relating to Carbon Emission Credits and Renewable Energy Certificates (REC).

Our business plan includes engaging in activities related to carbon emission credits and RECs that originate from our customers’ carbon-reduction projects in China. The regulatory framework governing carbon-emissions trading and RECs in China is relatively new and rapidly evolving. The primary regulatory authority is the Chinese Ministry of Ecology and Environment of the PRC (“MEE”), along with other relevant ministries and local authorities. Regulations, rules, and interpretations related to creating, verifying, trading, and monetizing carbon credits and RECs are subject to future changes, and new regulations may be issued that could impact our business.

Our activities, including advising customers on carbon reduction projects, digitalizing green data into RECs and Carbon Credits, and potentially trading these instruments, may be subject to various PRC laws and regulations. These could include regulations related to environmental protection, data protection, and trading of financial instruments and carbon-emission credits. We cannot guarantee that we will be able to obtain requisite approvals and permits for each item of our business activities in a timely manner in the future. Failure to obtain necessary approvals or comply with applicable regulations could result in penalties, including fines, suspension or cessation of our operations related to carbon credits and RECs, and could materially and adversely affect our business, financial condition, and results of operations.

The tradability of carbon credits and RECs depend on the credibility and accuracy of the underlying carbon reduction projects and the data used to generate these instruments. In China, the verification processes for carbon reduction projects and related data are subject to regulatory oversight and standards set by the MEE and other relevant bodies. If the verification and validation processes for our customers’ projects or the data we collect are deemed inadequate or non-compliant by PRC regulatory bodies (including such third-parties agencies as authorized by the regulatory bodies), the carbon credits and RECs we generate may be invalid. This could negatively impact our ability to monetize these instruments and our reputation.

The markets for carbon emission credits and RECs, both in China and globally, can be volatile and subject to fluctuations based on various factors, including government policies, economic conditions and market sentiment. The liquidity of these markets may also vary. Our ability to successfully trade and monetize carbon credits and RECs will depend on the development and stability of these markets. There is no guarantee that liquid markets will develop or be sustained for the types of instruments we intend to create and trade, and we may face difficulties in selling or realizing value from these assets, which could negatively impact our profitability.

While we intend to trade these financial products in global digital financial markets, PRC regulations may impose restrictions on the cross-border transfer and trading of carbon credits and RECs originating in China. Future regulations could limit our ability to trade these instruments on international platforms or require specific permits for such cross-border activities. Such restrictions could significantly limit our business model and our ability to generate revenue from trading carbon credits and RECs originating in China.

There may exist legal risks with our activities relating to cryptocurrency transactions, and the Chinese regulatory authorities may restrict or prohibit our trading of REC-based or carbon emission-based financial products.

The PRC government has explicitly prohibited cryptocurrency exchanges from operating in China and has banned initial coin offerings (ICOs). While these prohibitions are primarily directed at activities within China, the regulatory landscape is constantly evolving, and there is a risk that future PRC regulations could further restrict or prohibit activities related to other forms of cryptocurrency and digital assets, even those conducted by China-based companies outside of China. Although we intend to conduct our trading activities on global digital trading platforms outside of China, any perceived connection to our operations in China could lead to scrutiny from regulatory authorities, which may result in penalties, restrictions, or the cessation of our business activities. Such restrictions could impact our ability to trade cryptocurrency-related financial products and could negatively affect our business model.

We intend to trade financial products on international digital trading platforms and certification agencies such as Binance, Coinbase, Bybit, WSSO, and CBDCCO, which operate outside of China and are subject to regulations in their respective jurisdictions. However, there is a risk that PRC regulatory authorities may view our activities on these platforms as being subject to PRC regulations, particularly given the potential involvement of our China-based subsidiaries, personnel and customers. Furthermore, these international platforms themselves are subject to regulatory scrutiny in various jurisdictions, and any regulatory actions against these platforms, or changes in their operational policies, could indirectly impact our ability to trade and manage our assets. We may also face challenges in complying with the regulations and compliance requirements of these international platforms, which could result in restrictions on our trading activities.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Rules and regulations in China can change quickly with little advance notice. Any changes in PRC laws and regulations may have a material and adverse effect on our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. Rules and regulations in China can change quickly with little advance notice. We and our current subsidiaries are, and any future subsidiaries will be, considered foreign persons or foreign-invested enterprises under PRC laws, and as a result, we are and will be required to comply with PRC laws and regulations applicable to foreign persons or foreign-invested enterprises. These laws and regulations may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. Exploration and mining operations in the PRC are subject to environmental laws and regulations, and the imposition of more stringent environmental regulations may affect our ability to comply with, or our costs to comply with, such regulations. Such changes, if implemented, may adversely affect our business operations and may reduce our profitability. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.

Some recent developments in regulations include the promulgation of implementation rules relating to the AUCL and AML. Failure to comply with China’s competition and antitrust laws such as AUCL and AML, may lead to investigations, enforcement actions or disputes against us which could have an adverse effect on our business condition or delay any expansion plans of our business through mergers, consolidations, etc. The Chinese authorities have significantly enhanced its enforcement of AUCL and AML and regulations in the recent years. AUCL identifies unfair competition as business activities in which a business operator in question disrupts market competition order and damages legitimate rights and interests of other operators or consumers. Violation of AUCL may be subject us to civil, administrative or criminal liabilities. In March 2018, the State Administration for Market Regulation (SAMR) was formed as a governmental agency to carry out anti-monopoly enforcement functions.

In September 2020, the SAMR issued Anti-Monopoly Compliance Guideline for Operators, which requires operators to establish anti-monopoly compliance management systems to prevent compliance risks. Subsequently, SAMR has issued multiple guidelines and rules to further its governance efforts. For example, in March 2023 alone, the SAMR issued four anti-monopolistic regulations: Provisions Prohibiting Monopolistic Agreements, Provisions Prohibiting Acts of Abusing Market Dominant Status, Operators Concentration Review Rules, and Provisions Prohibiting Acts of Abusing Administrative Power to Exclude and Restrict Competitive Acts. While we have been conducting necessary self-inspections and making rectifications to comply with the abovementioned rules and guidelines, we may still be subject to rectification requests from the governmental authorities. Further, we may not be in compliance with all applicable anti-monopoly and anti-unfair competition regulations at all times. Due to the enhanced governance, we may need to dedicate more resources or even restructure our affected businesses activities. This may adversely impact our business operations. Our efforts to expand our business through mergers, acquisitions of stock and/or assets and the like, may be delayed or disallowed due to approval processes required by the regulations discussed above. This could materially and adversely affect our ability to expand our business or maintain our market share and any anti-monopoly related actions, including regulatory investigations or administrative proceedings initiated against us could result in our Company being subject to regulatory actions and constraints on our investments and acquisitions, which could even include forced termination of any agreements or transactions, required divestitures, limitations on certain pricing and business practices or significant fines.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies may delay or prevent us from making loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China. We may make loans to our PRC subsidiaries, or we may make additional capital contributions to our wholly foreign-owned subsidiaries in China. Any loans to our wholly foreign-owned subsidiaries in China, which are treated as foreign-invested enterprises under PRC law, are subject to PRC regulations and foreign exchange loan registration requirements. In addition, a foreign-invested PRC enterprise has limitations upon its uses of capital, including restrictions on such capital being: (i) directly or indirectly used for payments beyond the business scope of the enterprise or payments prohibited by relevant laws and regulations; (ii) used for the granting of loans to non-affiliated enterprises, except where expressly permitted in the foreign-invested PRC enterprise’s business license; and (iii) used for paying expenses related to the purchase of real estate that is not for self-use, except for foreign-invested real estate enterprises. We may also decide to finance our PRC subsidiaries by means of capital contributions, in which case the PRC subsidiary is required to register the details of the capital contribution with the local branch of the State Administration for Market Regulation and submit a report on the capital contribution via the online enterprise registration system to the Ministry of Commerce.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals or filings on a timely basis, if at all, with respect to future loans by us to our current PRC operating subsidiaries or with respect to future capital contributions by us to our current PRC operating subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Inflation in the PRC, or a slowing PRC economy, could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies and services, it may have an adverse effect on our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credit, limits on loans for fixed assets and restrictions on bank lending. As a result, domestic and global economic conditions may improve, and the markets we intend to serve may grow, at a lower-than-expected rate or even experience a downturn, adversely affecting our future profitability and growth.

Our Korean and PRC subsidiaries are subject to restrictions on paying dividends and making other payments.

As a result of our holding company structure, dividends and other distributions to our shareholders and holders of our common shares, including U.S. investors, will depend primarily upon dividend payments from our subsidiaries. However, PRC and Korean regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with PRC and Korean accounting standards and regulations, respectively. Our subsidiaries in China and Korea are also required to set aside a portion of their after-tax profits as certain reserve funds according to PRC and Korean accounting standards and regulations, respectively. The PRC and Korean governments also impose controls on the conversion of CNY and KRW into foreign currencies and the remittance of currency out of China or Korea. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Furthermore, if our subsidiaries in China or Korea incur further debt in the future, debt covenants may restrict their ability to pay dividends or make other payments. If the holding company or our subsidiaries are unable to receive dividends from our operating companies due to contractual or other limitations on the payment of dividends, we may be unable to pay dividends or make other distributions on our common shares.

Governmental control of currency conversion may affect payment of any dividends or foreign currency denominated obligations, and it may adversely affect the value of your investment.

The PRC government imposes controls on the convertibility of CNY into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, the CNY is currently convertible under the “current account,” which includes trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from our onshore subsidiaries. Currently, our PRC subsidiaries may purchase foreign currency for settlement of “current account transactions,” without prior approval from SAFE by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where CNY is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due, or pay dividends or make other distributions to investors, including U.S. investors. See “Regulation — Regulations Related to Foreign Exchange,” for further details regarding exchange controls in the PRC.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The exchange rate of the Renminbi against the U.S. Dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. As most of our operating expenses are denominated in Renminbi, or CNY, any significant revaluation of the Renminbi may materially and adversely affect our cash flows and financial condition. Additionally, if we convert our CNY into U.S. Dollars, to pay dividends on our common shares or for other business purposes, depreciation of the CNY against the U.S. Dollar would negatively affect the amount of U.S. Dollars we convert our CNY into. Conversely, to the extent that we need to convert U.S. Dollars we receive from an offering of our securities or otherwise into CNY for our operations, the appreciation of the CNY against the U.S. Dollar could have an adverse effect on our financial condition and result in a charge to our income statement and a reduction in the value of these U.S. Dollar denominated assets.

PRC SAFE regulations regarding offshore financing activities by PRC residents have undergone changes which may increase the administrative burden we face and create uncertainties that could adversely affect us, and a failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles (“SAFE Circular 37”). SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed PRC residents for foreign exchange administration purposes) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 further requires an amendment to a SAFE registration in the event of any changes with respect to the basic information of the offshore special purpose vehicle, such as a change in the PRC shareholders, the names of such special purpose vehicle, and the operation term of such special purpose vehicle, or any significant changes with respect to the offshore special purpose vehicle, such as an increase or decrease of capital, a share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. If our shareholders who are PRC residents fail to make the required SAFE registration or to update a previously filed registration, our PRC subsidiaries may be prohibited from distributing their profits or the proceeds from any capital reduction, share transfer or liquidation to us, and we may also be prohibited from making additional capital contributions to our PRC subsidiaries.

In February 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment (“SAFE Notice 13”), effective June 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, shall be filed with qualified banks instead of SAFE. The qualified banks directly examine the applications and accept registrations under the supervision of SAFE. To date, no registration has been filed with SAFE regarding us, and accordingly, SAFE may prohibit distributions from our PRC subsidiaries, which would prevent us from paying dividends, and may adversely affect our financial condition and potentially expose us to liability under PRC law. These legal uncertainties and potential restrictions may result in a material change to our operations or financial condition and may significantly limit or completely hinder our ability to offer or continue to offer securities to investors.

The PCAOB may determine that it is unable to inspect our auditor in relation to its audit work performed for our financial statements to its satisfaction, and any inability of the PCAOB to conduct inspections over our auditor may affect our investors’ ability to benefit from such inspections.

Our auditor is J&S Associate PLT, an independent registered public accounting firm headquartered in Malaysia, that issued the audit report included in this prospectus. As an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, J&S is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess J&S’s compliance with applicable professional standards. J&S is not subject to the Determination Report announced by the PCAOB on December 16, 2021 relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in Mainland China or Hong Kong because of a position taken by one or more authorities in the Mainland China or Hong Kong. However, in the event it is later determined that the PCAOB is unable to inspect or investigate completely J&S because of a position taken by an authority in a foreign jurisdiction, such as the PRC authorities, then such lack of inspection could cause trading in our securities to be prohibited under the Holding Foreign Companies Accountable Act and ultimately result in a determination by Nasdaq to delist our securities.

The Holding Foreign Companies Accountable Act may result in the delisting of our securities and limit or restrict trading in our securities, which could materially and adversely affect the value of your investment.

The Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023, requires the SEC to prohibit the trading of securities of issuers whose financial statements have been audited by an accounting firm that the PCAOB has been unable to inspect or investigate completely for two consecutive years, rather than three years as previously required.

Our auditor, J&S Associate PLT, is a public accounting firm headquartered in Malaysia and is registered with the PCAOB. J&S has historically been subject to PCAOB inspections, and to our knowledge, it has not been subject to any PCAOB determinations preventing such inspections. However, if the PCAOB determines in the future that it cannot inspect or investigate J&S completely, including as a result of the involvement of PRC-based authorities or audit components related to our Chinese subsidiaries, our securities may be subject to trading prohibitions or delisting.

Furthermore, even if our auditor is not currently subject to PCAOB inspection restrictions, we cannot guarantee that this will not change in the future. If our auditor or any other firm we engage for future audits becomes subject to PCAOB restrictions, we could be identified as a “Commission-Identified Issuer” under the HFCAA, and our securities could be delisted from Nasdaq and prohibited from trading on U.S. exchanges. Such actions would significantly limit the liquidity and value of our securities and could materially affect investors’ ability to sell or purchase our securities.

Investors should be aware that recent legislative trends indicate an increased regulatory focus on audit transparency for foreign issuers, particularly those with operations in China. Any regulatory developments, restrictions, or PCAOB determinations regarding the audit of our financial statements could have a material adverse effect on our ability to maintain our listing and could result in significant investment risks for our shareholders. As a result, any future restriction or PCAOB determination could result in a material change in our ability to maintain our listing or to offer our securities, and could significantly affect the value or liquidity of our securities.

PRC regulations establish complex procedures for some acquisitions conducted by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), adopted by six PRC regulatory agencies in August 2006 and amended in June 2009, among other things, established procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. In addition, the Provisions of Ministry of Commerce on Implementation of Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, issued by the Ministry of Commerce in August 2011, specify that mergers and acquisitions by foreign investors involved in “an industry related to national security” are subject to strict review by the Ministry of Commerce, and prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

On March 15, 2019, the PRC National People’s Congress enacted the Foreign Investment Law of the PRC (the “Foreign Investment Law”), which became effective on January 1, 2020. The Foreign Investment Law has replaced the previous major laws and regulations governing foreign investment in the PRC, including the Sino-foreign Equity Joint Ventures Enterprises Law of the PRC, the Sino-foreign Co-operative Enterprises Law of the PRC and the Wholly Foreign-invested Enterprise Law of the PRC. According to the Foreign Investment Law, “foreign-invested enterprises” refers to enterprises that are wholly or partly invested by foreign investors and registered under the PRC laws within China, and “foreign investment” refers to any foreign investor’s direct or indirect investment activities in China, including: (i) establishing foreign-invested enterprises in China either individually or jointly with other investors; (ii) obtaining stock shares, equity shares, shares in properties or other similar interests of Chinese domestic enterprises; (iii) investing in new projects in China either individually or jointly with other investors; and (iv) investing through other methods provided by laws, administrative regulations or provisions prescribed by the State Council of China.

On December 26, 2019, the State Council of China issued Implementation Regulations for the Foreign Investment Law of the PRC (the “Implementation Rules”) which came into effect on January 1, 2020, and replaced the Implementation Rules of the Sino-foreign Equity Joint Ventures Enterprises Law of the PRC, the Implementation Rules of the Sino-foreign Co-operative Enterprises Law of the PRC and the Implementation Rules of the Wholly Foreign-invested Enterprise Law of the PRC. According to the Implementation Rules, in the event of any discrepancy between the Foreign Investment Law, the Implementation Rules and the relevant provisions on foreign investment promulgated prior to January 1, 2020, the Foreign Investment Law and the Implementation Rules shall prevail. The Implementation Rules also set forth that foreign investors that invest in sectors on the “Negative List” in which foreign investment is restricted shall comply with special management measures with respect to, among others, shareholding and senior management personnel qualification in the Negative List. Pursuant to the Foreign Investment Law and the Implementation Rules, the existing foreign-invested enterprises established prior to the effective date of the Foreign Investment Law are allowed to keep their corporate organization forms for five years from the effectiveness of the Foreign Investment Law before such existing foreign-invested enterprises must change their organization forms and organization structures in accordance with the PRC Company Law, the Partnership Enterprise Law of the PRC and other applicable laws.

After the Foreign Investment Law and the Implementation Rules became effective on January 1, 2020, the provisions of the M&A Rules remained effective to the extent they are not inconsistent with the Foreign Investment Law and the Implementation Rules. We believe that our business is not in an industry related to national security, but we cannot preclude the possibility that the competent PRC government authorities may publish explanations contrary to our understanding or broaden the scope of such security reviews in the future, in which case our future acquisitions and investment in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Moreover, according to the Anti-Monopoly Law of the PRC, the SAMR shall be notified in advance of any concentration of undertaking if certain filing thresholds are triggered. We may grow our business in part by directly acquiring complementary businesses in China. Complying with the requirements of the laws and regulations mentioned above and other PRC regulations necessary to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the SAMR, may delay or inhibit our ability to complete such transactions, which could materially and adversely affect our ability to expand our business or maintain our market share.

In December 2020, the National Development and Reform Commission and the Ministry of Commerce promulgated the Measures for the Security Review of Foreign Investment, which came into effect on January 18, 2021. According to the Security Review of Foreign Investment, for foreign investments that affect or may affect national security, security review shall be conducted in accordance with the provisions thereof. As these measures are recently promulgated, official guidance has not been issued by the designated office in charge of such security review yet. It is unclear whether these measures may apply to foreign investment that is implemented or completed before the enactment of these new measures. We cannot assure you that our current or new business operations will remain fully compliant, or that we can adapt our business operations to new regulatory requirements on a timely basis, or at all.

Our PRC subsidiaries are required to maintain a series of licenses, permits and approvals from PRC authorities to operate our business in the PRC, and failure to maintain or renew such licenses, permits or approvals in a timely manner could materially affect our business.

As of the date of this prospectus, as far as we are aware and in the judgment of management and the advice of our PRC counsel, Beijing Zhongzhida Law Firm, we and our PRC subsidiaries have obtained all necessary licenses, permits and approvals required to operate our current business in the PRC, and we have not been denied any such licenses, permits or approvals. However, if we or our PRC subsidiaries fail to maintain or renew any such licenses, permits and approvals in a timely manner, or if additional approvals become required under evolving PRC laws and regulations, our business may be materially affected.

Failure to comply with PRC regulations and other legal obligations concerning data protection and cybersecurity may materially and adversely affect our business, as we routinely collect, store and use data during the conduct of our business.

On December 28, 2021, the CAC, together with 12 other departments, adopted the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures require network platform operators possessing personal information of more than one million individual users to undergo a cybersecurity review by the CAC when they seek a listing on a foreign exchange. The Cybersecurity Review Measures provide that critical information infrastructure operators purchasing network products and services and network platform operators carrying out data processing activities, which affect or may affect national security, shall apply for cybersecurity review to the applicable local cyberspace administration in accordance with the provisions thereunder.

On July 30, 2021, the State Council of China promulgated the Regulations on Security Protection of Critical Information Infrastructure, which became effective on September 1, 2021. Pursuant to the Regulations on Security Protection of Critical Information Infrastructure, critical information infrastructure shall mean any important network facilities or information systems of an important industry or field, such as public communications and information services, energy, transportation, water conservation, finance, public services, e-government affairs and science and technology and national defense industries, which may seriously endanger national security, peoples’ livelihoods and the public interest in the event of damage, function loss or data leakage. In addition, the relevant administrative departments of each critical industry and sector shall be responsible for formulating eligibility criteria and determining the critical information infrastructure operator in the respective industry or sector. The operators shall be informed about the final determination as to whether they are categorized as critical information infrastructure operators. Among these industries, the energy and telecommunications industries are mandated to take measures to provide key assurances for the safe operation of critical information infrastructure in other industries and fields.

We and our PRC subsidiaries do not carry out business in China through any self-owned network platform and hold personal information of less than one million individuals from PRC operations. We and our PRC subsidiaries have not been identified as critical information infrastructure operators by any PRC authorities. The data collected from our China operations is mainly information related to our production, customers, suppliers and our employees. We believe that we and our PRC subsidiaries do not commit any acts that threaten or endanger the national security of the PRC, and to our knowledge we and our PRC subsidiaries have not received or been subject to any investigation, notice, warning or sanction from any PRC authority with respect to national security issues arising from our business operations. As of the date of this prospectus, we do not believe that we need to proactively apply for the cybersecurity review required by the CAC.

Furthermore, the CAC promulgated the Security Assessment Measures for Outbound Data Transfers, which became effective on September 1, 2022, which require that to provide data abroad under any of the following circumstances, a data processor shall declare security assessment for its outbound data transfer to the CAC through the local cyberspace administration at the provincial level: (i) where a data processor provides critical data abroad; (ii) where a key information infrastructure operator or a data processor processing the personal information of more than one million individuals provides personal information abroad; (iii) where a data processor has provided personal information of 100,000 individuals or sensitive personal information of 10,000 individuals in total abroad since January 1 of the previous year; and (iv) in other circumstances prescribed by the CAC for which declaration of a security assessment for outbound data transfers is required. As we and our PRC subsidiaries do not provide any data collected from China operations abroad, we do not believe it is necessary for us to declare any security assessments pursuant to the Security Assessment Measures for Outbound Data Transfers.

However, there remains uncertainty as to how these regulations will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules or detailed implementation and interpretation, and there is no assurance that PRC regulatory agencies, including the CAC, would take the same view as we do. If any such new laws, regulations, rules or implementation and interpretation come into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. However, we cannot assure you that we can fully or timely comply with such laws. In the event that we are subject to any mandatory cybersecurity reviews and/or other requirements of the CAC, we face uncertainty as to whether any clearance or other required actions can be timely completed, or at all. Given such uncertainty, it is possible that we may be required to suspend the relevant business, or face other penalties, which could materially and adversely affect our business, financial condition, results of operations and/or the value of our securities, or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. As of the date of this prospectus, we have not been informed that we have been identified as a critical information infrastructure operator by any governmental authorities. These laws and regulations are still new and there is uncertainty with respect to the interpretation and implementation of these data security laws and regulations. We will closely monitor the relevant regulatory environment and will assess and determine whether we are required to apply for the cybersecurity review.

We may be classified as a “resident enterprise” for PRC enterprise income tax purposes; such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

The Enterprise Income Tax Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered PRC tax resident enterprises and will generally be subject to the uniform 25% PRC enterprise income tax rate on their global income. In 2009, the State Administration of Taxation (“SAT”) issued the Circular of the State Administration of Taxation on Issues Concerning the Identification of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance with the Standards of Actual Organizational Management (“SAT Circular 82”), which was partially amended by the Announcement on Issues concerning the Determination of Resident Enterprises Based on the Standards of Actual Management Institutions issued by the SAT on January 29, 2014, and further partially amended by the Decision on Issuing the Lists of Invalid and Abolished Tax Departmental Rules and Taxation Normative Documents issued by the SAT on December 29, 2017. SAT Circular 82, as amended, provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China, which include all of the following conditions: (i) the location where senior management members responsible for an enterprise’s daily operations discharge their duties; (ii) the location where financial and human resource decisions are made or approved by organizations or persons; (iii) the location where the major assets and corporate documents are kept; and (iv) the location where more than half (inclusive) of all directors with voting rights or senior management have their habitual residence. SAT Circular 82 further clarifies that the identification of the “de facto management body” must follow the “substance over form” principle. In addition, the SAT issued the Announcement of State Administration of Taxation on Promulgation of the Administrative Measures on Income Tax on Overseas Registered Chinese-funded Holding Resident Enterprises (Trial Implementation) (“SAT Bulletin 45”) on July 27, 2011, effective from September 1, 2011, and partially amended on April 17, 2015, June 28, 2016, and June 15, 2018, providing more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 clarifies matters including resident status determination, post-determination administration and competent tax authorities. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC enterprise groups or by PRC or foreign individuals.

Currently, there are no detailed rules or precedents governing the procedures and specific criteria for determining “de facto management bodies” that are applicable to us or our overseas subsidiaries. We do not believe that we meet all of the conditions for a PRC resident enterprise. The Company is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities, and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with ours.

However, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, if such income is treated as sourced from within the PRC. Such 10% tax rate could be reduced by applicable tax treaties or similar arrangements between China and the jurisdiction of our shareholders. For example, for shareholders eligible for the benefits of the tax treaty between China and Hong Kong, known as the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (the “Double Taxation Arrangement”), the tax rate is reduced to 5% for dividends if relevant conditions are met, including without limitation that (a) the Hong Kong resident enterprise must be the beneficial owner of the relevant dividends; and (b) the Hong Kong resident enterprise must directly hold no less than 25% share ownership in the PRC resident enterprise during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong resident enterprise must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain a tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends paid by our PRC subsidiaries to their immediate holding companies. In addition, non-resident enterprise shareholders may be subject to a 10% PRC tax on gains realized on the sale or other disposition of common equity if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of the Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that the Company is treated as a PRC resident enterprise.

Provided that we, as a corporation incorporated under the federal laws of Canada, are not deemed to be a PRC resident enterprise, our shareholders who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares. However, under SAT Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee would be obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Circular 7, and we may be required to expend valuable resources to comply with SAT Bulletin 37, or to establish that we should not be taxed under SAT Circular 7 and SAT Bulletin 37.

In addition to the uncertainty in how the new resident enterprise classification could apply, it is also possible that the rules may change in the future, possibly with retroactive effect. If we are required under the Enterprise Income Tax Law to withhold PRC income tax on our dividends payable to our foreign shareholders, including U.S. investors, or if you are required to pay PRC income tax on the transfer of our shares under the circumstances mentioned above, the value of your investment in our common shares may be materially and adversely affected. These rates may be reduced by an applicable tax treaty, but it is unclear whether, if we are considered a PRC resident enterprise, our shareholders would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. Any such tax may reduce the returns on your investment in our common shares.

The Company and our shareholders may be exposed to adverse Canadian federal income tax consequences

The Company may be liable to pay Canadian income tax on income earned by its non-Canadian subsidiaries. The income earned the Company’s non-Canadian subsidiaries that is “foreign accrual property income” for purposes of the Tax Act, if any, is required to be included in the Company’s Canadian income in the year the non-Canadian subsidiary earns such income even though there may be no corresponding cash distribution by such subsidiary to the Company.

Withholding taxes on dividends, distributions and other amounts paid or credited to the Company by our non-Canadian subsidiaries may not be eligible for a foreign tax credit or deduction for Canadian federal income tax purposes.

The Company may be subject to adverse consequences under the “foreign affiliate dumping” rules in the Tax Act, including being liable for Canadian withholding taxes as a consequence of “investments” (as defined in the Tax Act for purposes of the “foreign affiliate dumping” rules) made in our non-Canadian subsidiaries. In addition, the “paid-up capital” for purposes of the Tax Act of the Common Shares of the Company will be restricted, which could have adverse tax consequences to the Company and holders of our common shares.

If the chops of our PRC subsidiaries are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of our PRC subsidiaries are generally held securely by personnel designated or approved by us in accordance with our internal control procedures. To the extent those chops are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised, and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so. In addition, if the chops are misused by unauthorized persons, our PRC subsidiaries could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations.

Overseas regulators may struggle to investigate or gather evidence in China.

Shareholder claims and regulatory investigations that are common in the U.S. face legal and practical challenges in China. Significant barriers exist to providing necessary information for investigations or litigation initiated outside China. While China may establish cooperation mechanisms with foreign securities regulators, such cooperation with U.S. authorities may be inefficient may not be efficient in the absence of mutual and practical cooperation mechanism. Article 177 of the PRC Securities Law, effective March 2020, prohibits overseas regulators from directly conducting investigations or collecting evidence in China. Additionally, entities or individuals cannot provide documents related to securities activities to foreign organizations or individuals without prior consent of the securities regulatory authority of the State Council of China and the competent departments of the State Council of China. The lack of detailed interpretation or implementation rules for Article 177 of the PRC Securities Law may further complicate efforts to protect your interests.

Risks Related to the Ownership of our common shares

Our listing differs significantly from an underwritten initial public offering.

This is not an underwritten initial public offering of our common shares. This listing of our common shares on Nasdaq differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

•        There is no firm commitment underwriting. Consequently, prior to the opening of trading on Nasdaq, there will be no traditional book building process and no price at which underwriters initially sell our common shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of trading of our common shares on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sell shares to the public, as would be the case in an underwritten initial public offering. Moreover, there will be no underwriters assuming risk in connection with the initial resale of our common shares. Unlike the case in a traditional underwritten offering, this registration statement does not include the registration of additional common shares that may be used at the option of the underwriters in connection with overallotment activity. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with any sales made pursuant to this registration statement. In an underwritten initial public offering, the underwriters may engage in “covered” short sales in an amount of shares representing the underwriters’ option to purchase additional common shares. To close a covered short position, the underwriters purchase common shares in the open market or exercise the underwriters’ option to purchase additional common shares. In determining the source of common shares to close the covered short position, the underwriters typically consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through the underwriters’ option to purchase additional common shares. Purchases in the open market to cover short positions, as well as other purchases underwriters may undertake for their own accounts, may have the effect of preventing a decline in the trading price of our common shares. Given that there will be no underwriters’ option to purchase additional common shares and no underwriters engaging in stabilizing transactions with respect to the trading of our common shares on Nasdaq, there could be greater volatility in the trading price of our common shares during the period immediately following the listing. See also “— The trading price of our common shares may be volatile, and could, upon listing on Nasdaq, decline significantly and rapidly.”

•        There is not a fixed or determined number of common shares available for sale in connection with the registration and the listing. Therefore, there can be no assurance that any Registered Shareholders or other existing shareholders will sell any of their common shares, and there may initially be a lack of supply of, or demand for, our common shares on Nasdaq. Alternatively, the Registered Shareholders or other existing shareholders may choose to sell a significant number of their common shares in the near term, resulting in potential oversupply of our common shares, which could adversely impact the trading price of our common shares once listed on Nasdaq and thereafter.

•        Following the Direct Listing, 157,661,244 common shares, 71,255,698 of which are being registered for resale by the Registered Shareholders pursuant to this registration statement, will be subject to a 90-day lock up period which begins on the date our common shares are first listed for trading on the Nasdaq Global Market 8,720,000 of the lock-up shares are held by an affiliate of Lan Yang, our majority shareholder and a director nominee, 1,383,864 are held by an affiliate of Kevin Wu, our Chief Administrative Officer and a director, and 830,144 are held by an affiliate of Xuejun Mao, a director nominee. None of the other common shares held by our officers or directors, including other common shares held by Lan Yang, Kevin Wu or Xuejun Mao, or their respective affiliates, are subject to a contractual lock up.

714,338,756 of our outstanding common shares, including 22,489,302 shares being registered for resale by the Registered Shareholders pursuant to this registration statement will not be party to any contractual lock-up agreements or other restrictions on transfer. In an underwritten initial public offering, it is customary for an issuer’s officers, directors, and most or all of its other shareholders to enter into a contractual lock-up arrangement with the underwriters to help promote orderly trading immediately after such initial public offering. Consequently, the holders of our common shares, including our directors and officers who own our common shares and other significant holders of our common shares, may sell any common shares that are not subject to a lock-up arrangement at any time (subject to any restrictions under applicable law), including immediately upon listing on Nasdaq. If such sales were to occur in a significant volume in a short period of time following the listing, it may result in an oversupply of our common shares in the market, which could adversely impact the trading price of our common shares. See also “— A significant number of our outstanding common shares are not subject to any contractual lock-up agreement or other contractual restrictions on transfer. Following our listing, sales of substantial amounts of our common shares in the public markets, or the perception that sales might occur, could cause the trading price of our common shares to decline.”

•        We will not conduct a traditional “roadshow” with underwriters prior to the opening of trading of our common shares on Nasdaq. Instead, we will host an investor day and will engage in additional investor education meetings. In advance of making the investor day content available, we will announce the date for such day over financial news outlets in a manner consistent with typical corporate outreach to investors. We will prepare an electronic presentation for this investor day, which content will be similar to a traditional roadshow presentation. We will make a version of the presentation publicly available, without restrictions, on our website. There can be no guarantee that the investor day and other investor education meetings will be as effective a method of investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to our common shares or sufficient demand among potential investors immediately after our listing, which could result in a more volatile trading price of our common shares.

Such differences from an underwritten initial public offering could result in a volatile trading price for our common shares and uncertain trading volume, which may adversely affect your ability to sell any common shares that you may purchase.

The trading price of the common shares may be volatile and could, upon listing on Nasdaq, decline significantly and rapidly.

The listing of the common shares and the registration of the Registered Shareholders’ common shares is a novel process that is not an underwritten initial public offering. We have engaged Kingswood Capital Partners, LLC, or Kingswood; to serve as our financial advisor. There will be no traditional book building process and no price at which underwriters initially sell our common shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on Nasdaq.

Because our common shares have never traded publicly, Nasdaq will set the opening trading price using its standard auction process for direct listings. Kingswood will not engage in a traditional book building process as would typically be undertaken by underwriters in a registered initial public offering. Instead, on the first day of trading, Nasdaq will collect buy and sell orders from broker-dealers during the pre-opening period. On the day that our common shares are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price (as defined below) on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which time Kingswood must notify Nasdaq that our common shares are “ready to trade.” Once Kingswood has notified Nasdaq that our common shares are ready to trade, Nasdaq will confirm the Current Reference Price for our common shares, in accordance with Nasdaq rules. If Kingswood then approves proceeding at the Current Reference Price, the applicable orders that have been entered will be executed at such price and regular trading of our common shares on Nasdaq will commence, subject to Nasdaq conducting validation checks in accordance with Nasdaq rules. Under Nasdaq rules, the “Current Reference Price” means: (i) the single price at which the maximum number of orders to buy or sell can be matched; (ii) if there is more than one price at which the maximum number of orders to buy or sell can be matched, then it is the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of shares that would remain unmatched at such price); (iii) if more than one price exists under (ii), then it is the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our common shares will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under (iii), a price determined by Nasdaq in consultation with Kingswood in its capacity as our financial advisor. In the event that more than one price exists under (iii), Kingswood will exercise any consultation rights only to the extent that it can do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M, or applicable relief granted thereunder. The Registered Shareholders will not be involved in Nasdaq’s price-setting mechanism, including any decision to delay or proceed with trading, nor will they control or influence Kingswood in carrying out its role as a financial adviser. Kingswood will determine when our common shares are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, Kingswood will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. For more information, see “Plan of Distribution” beginning on page 125 of this prospectus.

Moreover, prior to the opening trade, there will not be a price at which underwriters initially sell common shares to the public as there would be in an underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by Nasdaq from various broker-dealers. Consequently, upon listing on Nasdaq, the trading price of our common shares may be more volatile than in an underwritten initial public offering and could decline significantly and rapidly.

Further, because of our listing process, individual investors may have greater influence in setting the opening public trading price and subsequent public trading prices of our common shares on Nasdaq and may participate more in our initial and subsequent trading, leading to an increased amount of smaller orders at numerous prices, for example, than is typical for a traditional underwritten initial public offering with more institutional investor influence. These factors could result in more volatility in the public trading price of our common shares and an unsustainable trading price if the price of our common shares significantly rises upon listing and institutional investors believe the common shares are worth less than retail investors, in which case the price of the common shares may decline over time. Further, if the public trading price of our common shares is above the level that investors determine is reasonable for our common shares, some investors may attempt to short the common shares after trading begins, which would create additional downward pressure on the public trading price of our common shares. There will likely be more ability for such investors to short our common shares in early trading than is typical for a traditional underwritten public offering given increased availability of our common shares on the trading markets in part due to the lack of contractual lock-up agreements or other restrictions on transfer on a significant portion of our outstanding common shares. To the extent that there is a lack of awareness among retail investors, such lack of awareness could reduce the value of our common shares and cause volatility in the public trading price of our common shares.

The trading price of our common shares may be volatile and could fluctuate widely due to factors beyond our control, depending on many factors, including:

•        variations in our revenues, earnings and cash flow;

•        announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•        announcements of new services and expansions by us or our competitors;

•        changes in financial estimates by securities analysts;

•        detrimental adverse publicity about us, our services or our industry;

•        the volume of our common shares available for public sale; and

•        additions or departures of key personnel;

These factors, as well as general economic, political and market conditions such as recessions, interest rate changes, or international currency fluctuations, may negatively impact the market price of our common shares. These fluctuations may be even more pronounced in the trading market for our common shares shortly following the listing of our common shares on Nasdaq as a result of the supply and demand forces described above. If the market price of our common shares after our Direct Listing does not exceed the opening public price, you may not realize any return on your investment in us and may lose some or all of your investment.

In the past, shareholders of public companies have brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our business, financial condition and results of operations.

The Trading Price of our Common Shares May Not Reflect the Market Value set forth in the Frost & Sullivan Valuation Report

We engaged Frost & Sullivan, an independent market research and consulting firm, to prepare a valuation report for purposes of demonstrating compliance with the Valuation based Market Value of Listed Securities requirement of the Market Value Standard set forth in Nasdaq’s initial listing requirements pursuant to Rule IM-4505-1(a)(2). Frost & Sullivan provided a valuation report dated July 12, 2025, indicating that the fair market value of the tokenization pipeline of our company is between $13.686 billion and $28.246 billion as of that date, subject to the assumptions and limitations included in the report.

Our market value and the trading price of our common shares following the consummation of our Direct Listing may not align with or reflect the valuation set forth in the Frost & Sullivan valuation report. Third-party valuations are inherently subjective and based on assumptions, estimates, and methodologies that may differ from those used by the market participants. As a result, the market price of our securities may be influenced by a variety of factors, including market sentiment, broader economic conditions, and investor behavior, which can differ significantly from the assumptions or conclusions reached in the Frost & Sullivan report. For example, Frost & Sullivan’s valuation of our tokenization pipeline assumes the eventual deployment and effectiveness of proprietary systems such as our ECaaS Platform and dMRVS System. These systems are still in development and may not be completed and integrated into our DXG RWA Factory on the anticipated timetable, may encounter delays or technical challenges, or may not function as intended. If we are unable to complete or implement these systems successfully, our ability to tokenize and monetize real-world assets could be materially impaired. As a result, the valuation of our pipeline included in this prospectus could be overstated, and investors could suffer a significant loss on their investment.

As of the date of this prospectus we have not yet generated any revenue from the tokenization business. There is no assurance that we will be able to achieve the revenue or growth forecasted in that analysis.

Consequently, our actual operating results may differ materially from the assumptions underlying the valuation, and you should not place undue reliance on such valuation in making an investment decision or rely on such valuation as an indicator of the current or future market value of our common shares. If the market value of our business or the price of our shares as listed on NASDAQ is significantly lower than the value set forth in the valuation report following the consummation of our Direct Listing, we may be unable to meet the ongoing Nasdaq listing requirements and may be forced to delist from the NASDAQ Global Market.

The Frost & Sullivan Valuation Report relies on assumptions about our systems that are not yet fully developed or formally recognized by standards bodies.

Frost & Sullivan’s valuation assumes that our ECaaS Platform and dMRVS System are fully developed, operational, and recognized by third-party organizations. These systems are being integrated with other components of the DXG RWA Factory, and while the dMRVS and ECaaS systems in their present configurations preliminarily meet the standards of the World Sustainable Development Standards Organization (WSSO) and can be integrated with third-party MRV organizations which also meet the WSSO standards, their ultimate value to us and their contribution to our revenue and operations will only be realized when they are successfully integrated into our broader DXG RWA Factory framework. There can be no assurance that we will be successful in those integrations, and even if successful, our DXG RWA Factory’s commercial success will depend on market adoption, regulatory approval, and our successful implementation of that platform as a whole.

If development takes longer than expected, or if recognition is not obtained, our tokenization pipeline could be materially impaired and the valuation of our business as reflected in the Frost & Sullivan report could be overstated.

We have not obtained certain regulatory approvals assumed in the Frost & Sullivan Valuation Report, and failure to receive such approvals could materially impair our ability to execute our business strategy and achieve projected growth.

The Frost & Sullivan valuation report assumes, among other factors, that we will receive all necessary regulatory approvals to operate our tokenization-related business activities in various jurisdictions. As of the date of this prospectus, we have not applied for or obtained any such approvals. The specific approvals that will be material to our business will depend on the nature of the asset being tokenized and the regulations in the relevant jurisdictions with a nexus to the relevant tokenized products. We are in the process of mapping out the tokenization structure, tokenomics, and applicable regulatory and permitting framework with international counsel to determine what approvals will be required, and will accordingly seek the necessary regulatory approvals and permits. Material approvals and permits may include:

•        Financial and securities regulations — Licensing or registration of token-issuing entities or platforms, review and approval of offering documents, and compliance with ongoing reporting obligations in jurisdictions where tokens are offered. This may include securities and commodities regulators in major jurisdictions (e.g., SEC or CFTC in the U.S., MiCAR framework in the EU, and digital asset licensing regimes in Singapore, Hong Kong, and other markets).

•        Compliance with digital asset and virtual asset regulations — Compliance with applicable Virtual Asset Service Provider (VASP) regimes, cryptocurrency laws, and stablecoin-specific regulations, including requirements to obtain licenses, approvals, or to partner with regulated entities.

•        Foreign investment and ownership approvals — Depending on the structure of the token-issuing entity and the sector involved, approval for foreign direct investment and disclosure of beneficial ownership may be required under local investment or corporate laws.

•        Sector-specific permits and environmental approvals — For projects tied to forestry, mining, carbon credits, infrastructure, or other natural resources, material approvals may include land use permits, concessions, environmental impact assessments, and sustainability certifications.

•        Land title and community rights — For projects involving land use, recognition of local land tenure, customary law rights, or community consent may be necessary, including engagement with provincial or local authorities and stakeholders.

•        Cross-border approvals — Approvals under exchange control, foreign investment, or securities laws may be required where tokens involve cross-border issuance, marketing, or settlement.

•        Financial crime compliance — Registration or licensing under AML and KYC regulations, particularly where tokenization businesses are classified as VASPs. Compliance will include adherence to Financial Action Task Force (FATF) Recommendations, including the “Travel Rule,” requiring secure collection and transmission of originator and beneficiary information in virtual asset transfers.

•        Tax and accounting rulings — In certain jurisdictions, binding tax rulings or accounting treatment approvals may be required before tokens can be issued or marketed.

Any such approvals may be subject to extensive regulatory review or remain unavailable in certain jurisdictions, and there can be no assurance that we will receive any such approvals on a timely basis, on commercially reasonable terms, or at all.

If we are unable to obtain or maintain the regulatory approvals necessary to implement our tokenization initiatives or to commercialize digital asset products in key markets, our business strategy, growth prospects, and financial performance could be materially and adversely affected. Moreover, any delay in obtaining approvals could impact the timing of revenue realization and increase our operational and compliance costs. As a result, the assumptions underlying our valuation, including the anticipated timing and scope of our tokenization revenues, may not be realized.

The valuation multiples and discounted cash flow (DCF) assumptions derived from the comparable companies used as valuation benchmarks in the Frost & Sullivan valuation report may not accurately reflect how investors would value our tokenization pipeline.

Frost & Sullivan’s valuation analyses incorporated multiples and other inputs derived from publicly traded companies that are larger, more mature, and generally at a more advanced stage of development than we are. While these companies provide reference points for market multiples, there are differences in historical revenues, operating histories, and, in some cases, profitability, that could materially decrease the actual fair market value of our tokenization pipeline:

•        DCF sensitivity.    Applying peer multiples assumes that investors would value our business with similar growth and risk expectations. If investors instead apply lower multiples to reflect our earlier stage of development, or higher discount rates to reflect execution and regulatory risks, the resulting fair market value of our tokenization pipeline would be materially lower.

•        Scale and profitability.    Benchmark companies operate at far larger scale, with many profitable on a GAAP basis. Using their multiples presumes we can achieve similar operating leverage, which cannot be assured.

•        Business model differences.    The peers operate in several subsectors (AI platforms, crypto exchanges, crypto mining) with different business models, revenue sources, and cost structures. These differences may result in valuation outcomes that reflect sector-specific dynamics not directly aligned with our business.

•        Accounting and financial reporting.    Several peers (including Coinbase, HIVE, Marathon, and Galaxy) recognize volatile fair-value changes on digital assets, which can distort reported earnings and valuation multiples relative to our business.

•        Fiscal year misalignment.    Non-calendar fiscal years (e.g., Apr. 30 for C3.ai, Mar. 31 for HIVE) capture different points in the crypto or digital asset cycle than calendar-year reporters, making growth rates and margins less comparable to our calendar-year reporting.

•        Market and regulatory exposure.    Peer valuations are influenced by crypto-asset price cycles and evolving regulation of digital assets, which may diverge significantly from the drivers of our tokenization pipeline.

Because of these differences, the valuation multiples and DCF assumptions derived from these companies may not accurately reflect how investors or the market would value our tokenization pipeline. If different assumptions are applied, our fair market value could be materially lower than indicated by F&S’s analyses.

Future sales of our common shares or other equity securities, and the availability of a large number of such securities for sale, could depress the price of our common shares.

The sale of a significant number of our common shares or other equity securities in the public market after this Direct Listing, or the perception that such sales may occur, could materially and adversely affect the market price of our common shares. These factors could also materially impair our ability to raise capital through equity offerings in the future. See “Shares Eligible for Future Sale” for a discussion of possible future sales of our common shares.

Upon completion of this Direct Listing, 872,000,000 of our common shares will be outstanding. The common shares listed for re-sale this Direct Listing will be freely tradable without restriction under the Securities Act of 1933 (“Securities Act”) once sold, except for common shares purchased by any of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act.

An active, liquid, and orderly market for our common shares may not develop or be sustained. You may be unable to sell your common shares at or above the price at which you purchased them.

We currently expect our common shares to be listed and traded on Nasdaq. Prior to the listing of the common shares on Nasdaq, there has been no public market for our common shares. Moreover, consistent with Regulation M and other federal securities laws applicable to our Direct Listing, we have not consulted with our existing Registered Shareholders regarding their desire or plans to sell common shares in the public market following this Direct Listing or discussed with potential investors their intentions to buy the common shares in the open market. While our common shares may be sold after our listing of our common shares on Nasdaq by our existing Registered Shareholders in accordance with Rule 144 of the Securities Act, unlike an underwritten initial public offering, there can be no assurance that any of our existing Registered Shareholders will sell any of their common shares. As a result, there may initially be a lack of supply of, or demand for, our common shares on Nasdaq. Therefore, an active, liquid, and orderly trading market for our common shares may not initially develop or be sustained, which could significantly depress and result in significant volatility in the price of our common shares. This could affect your ability to sell your common shares.

There will be volatility in our stock price and market conditions affecting our business.

The market price of our common shares may be subject to wide fluctuations in response to factors such as actual or anticipated variations in its results of operations, changes in financial estimates by securities analysts, general market conditions and other factors. Market fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may adversely affect the market price of our common shares, even if the Company is successful in maintaining revenues, cash flows or earnings. The purchase of our common shares involves a high degree of risk and should be undertaken only by investors whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. Securities of the Company should not be purchased by persons who cannot afford the possibility of the loss of their entire investment. Furthermore, an investment in the Company should not constitute a major portion of an investor’s portfolio.

Following completion of the Direct Listing, a significant number of our outstanding common shares will not be subject to any contractual lock-up agreement or other contractual restrictions on transfer. Following our listing, sales of substantial amounts of our common shares in the public markets, or the perception that sales might occur, could cause the trading price of our common shares to decline.

In addition to the supply and demand and volatility factors discussed above, sales of a substantial number of our common shares into the public market, particularly by our directors, executive officers, and principal shareholders, or the perception that these sales might occur in large quantities, could cause the trading price of the common shares to decline. Following completion of the Direct Listing, 157,661,244 common shares, 71,255,698 of which are being registered for resale by the Registered Shareholders pursuant to this registration statement, will be subject to a 90-day lock up period which begins on the date our common shares are first listed for trading on the Nasdaq Global Market 8,720,000 of the lock-up shares are held by an affiliate of Lan Yang, our majority shareholder and a director nominee, 1,383,864 are held by an affiliate of Kevin Wu, our Chief Administrative Officer and a director, and 830,144 are held by an affiliate of Xuejun Mao, a director nominee. None of the other common shares held by our officers or directors, including other common shares held by Lan Yang, Kevin Wu or Xuejun Mao, or their respective affiliates, are subject to a contractual lock up.

714,338,756 of our outstanding common shares, including 22,489,302 shares being registered for resale by the Registered Shareholders pursuant to this registration statement, will not be party to any contractual lock-up agreements or other restrictions on transfer. Consequently, any of the holders of our common shares, including our directors and officers who own our common shares and other significant holders of our common shares, may sell any or all of their common shares that are not subject to a lock-up arrangement at any time (subject to any restrictions under applicable law), including immediately upon listing on Nasdaq. If such sales were to occur in a significant volume in a short period of time following the listing, it may result in an oversupply of our common shares in the market, which could adversely impact the trading price of our common shares.

Canadian law differs from the laws in effect in the United States and may afford less protection to holders of our securities.

DeepGreenX is a holding company incorporated under the federal laws of Canada. Canadian law differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences in shareholder suits, insider transactions, duties of officers and directors, shareholder rights. Accordingly, holders of our securities may have more difficulty protecting their interests than would holders of securities of a corporation incorporated in a jurisdiction of the United States.

It may be difficult to enforce a U.S. judgment against us and our officers and directors and the experts named in this prospectus in Canada, the United States or other jurisdictions, or to assert U.S. securities laws claims in Canada or serve process on our officers and directors and these experts.

DeepGreenX is a holding company incorporated under the federal laws of Canada. Certain of our directors and officers and some of the experts named in this prospectus reside principally outside of the United States and the majority of our assets and all or a substantial portion of the assets of these persons are located outside the United States. Therefore, it may not be possible for an investor, or any other person or entity, to enforce a U.S. court judgment based upon the civil liability provisions of the U.S. federal securities laws against us or any of these persons in a U.S. or Canadian court, or to effect service of process upon these persons in the United States. Additionally, it may be difficult for an investor, or any other person or entity, to assert U.S. securities law claims in original actions instituted in Canada. Canadian courts may refuse to hear a claim based on an alleged violation of U.S. securities laws against us or our officers and directors on the grounds that Canada is not the most appropriate forum in which to bring such a claim. Even if a Canadian court agrees to hear a claim, it may determine that Canadian law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Canadian law.

Provisions of our charter documents and certain Canadian legislation could delay or deter a change of control, limit attempts by our shareholders to replace or remove our current senior management and affect the market price of our common shares.

Provisions in the CBCA and in our articles of incorporation and our amended and restated bylaws may have the effect of delaying or preventing changes in our corporate governance, including provisions that:

•        require that any action to be taken by our shareholders be effected at a duly called annual or special meeting and not by written consent;

•        establish an advance notice procedure for shareholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors; and

•        require the approval of a two-thirds majority of the votes cast by shareholders present in person or by proxy in order to amend certain provisions of our articles of incorporation.

These provisions may frustrate or prevent any attempts by our shareholders to launch a proxy contest or replace or remove our current senior management by making it more difficult for shareholders to replace members of our board of directors, which is responsible for appointing the members of our senior management. Any of these provisions could have the effect of delaying, preventing or deferring a change in control which could limit the opportunity for our common shareholders to receive a premium for their common shares, and could also affect the price that investors are willing to pay for common shares.

Our constating documents permit us to issue an unlimited number of common shares.

Our articles of incorporation permit us to issue an unlimited number of common shares. We anticipate that we will, from time to time, issue additional common shares in the future. Subject to the requirements of Nasdaq, as a foreign private issuer, we will not be required to obtain the approval of shareholders for the issuance of additional common shares. Any further issuances of common shares will result in immediate dilution to existing shareholders and may have an adverse effect on the value of their shareholdings.

We have never paid cash dividends on our common shares and do not intend to pay dividends for the foreseeable future.

It is expected that we will retain most, if not all, of its available funds and any future earnings to fund the development and growth of our business. The board of directors has complete discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by the Company from subsidiaries, the Company’s financial condition, contractual restrictions and other factors deemed relevant by the board of directors. There is no guarantee that the common shares will appreciate in value or that the trading price of the common shares will not decline. Holders of our common shares should not rely on an investment in common shares as a source for any future dividend income.

We are a holding company, and we are accordingly dependent upon distributions from our subsidiaries to service our debt and pay dividends, if any, taxes and other expenses.

We are a Canadian holding company and have no material assets other than ownership of equity interests in our subsidiaries. We have no independent means of generating revenue. We intend to cause our subsidiaries to make distributions in an amount sufficient to cover all applicable taxes payable and dividends, if any, declared by us. Our ability to service our debt, if any, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or other distributions, to pay amounts due on our obligations. Future financing arrangements may contain negative covenants that limit the ability of our subsidiaries to declare or pay dividends or make distributions. Our subsidiaries are separate and distinct legal entities; to the extent that we need funds, and our subsidiaries are restricted from declaring or paying such dividends or making such distributions under applicable law or regulations or are otherwise unable to provide such funds (for example, due to restrictions in future financing arrangements that limit the ability of our operating subsidiaries to distribute funds), our liquidity and financial condition could be materially harmed.

There can be no assurance that we will not be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our common shares.

A non-U.S. corporation will be classified as a passive foreign investment company, or “PFIC,” for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of “passive” income; or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. Based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following this Direct Listing), we do not presently expect to be a PFIC for the current taxable year. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis after the close of each taxable year and that depends, in part, upon the composition of our income and assets. In addition, the application of the PFIC rules to companies with our composition of income and assets is subject to significant uncertainty. Fluctuations in the market price of our common shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the second part of the test described above may be determined by reference to the market price of our common shares. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets.

If we were to be or become a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation — U.S. Federal Income Tax Considerations”) holds our common shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation — U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Considerations.”

We may be subject to additional tax liabilities in connection with our operations or due to future legislation, which may include a “global minimum tax,” each of which could materially impact our financial position and results of operation.

We are subject to federal, provincial and state income, sales, use, value added, and other taxes in Canada, Korea, PRC, the United States and other countries in which we conduct business and such laws and rates vary by jurisdictions. In recent years, non-U.S. jurisdictions have imposed or proposed digital services taxes, including in connection with the Organization for Economic Co-Operation and Development’s (OECD) Base Erosion and Profit Shifting (BEPS) Project. In addition, there is growing international support for a so-called “global minimum tax” applicable to certain companies that, if enacted, could apply to us. These taxes, whether imposed unilaterally by non-U.S. jurisdictions or in response to multilateral measures (e.g., the BEPS Project), could result in taxation of companies that have customers in a particular jurisdiction but do not operate there through a permanent establishment. Changes to tax law or administration such as these, whether at the state level or the international level, could increase our tax administrative costs and tax risk, and negatively affect our overall business, results of operations, financial condition and cash flows. We are currently unable to predict whether such changes will occur and, if so, the ultimate impact on our business.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this Direct Listing, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies. As a company with less than $6 million in net revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. As an emerging growth company, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include an exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

Because we are, and we anticipate we will remain following completion of this Direct Listing, a “controlled company” as defined in the Nasdaq Stock Market Rules, you may not have protections of certain corporate governance requirements which otherwise are required by Nasdaq.

Under the Nasdaq Stock Market Rules, a controlled company is a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company. We are a controlled company because Ms. Lan Yang, the ultimate beneficial owner of a majority of our shares, controls approximately 78% of our voting power and we anticipate will continue to control more than 50% of our voting power following the consummation of this Direct Listing. For so long as we remain a controlled company, we are permitted to elect to rely, and intend to rely, on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

•        our board of directors is not required to be comprised of a majority of independent directors;

•        our board of directors is not subject to the compensation committee requirement; and

•        we are not subject to the requirements that director nominees be selected either by the independent directors or a nomination committee comprised solely of independent directors.

As a result, if we take advantage of these exemptions, you will not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements. We intend to take advantage of these controlled company exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•        sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a foreign private issuer, we are permitted to rely on exemptions in the Nasdaq Stock Market Rules from certain governance standards applicable to U.S. domestic public companies.

We intend to take advantage of certain provisions in the Nasdaq Stock Market Rules that allow us to follow Canadian law for certain governance matters. Applicable Canadian laws do not require that a majority of our board of directors consist of independent directors. Our board of directors therefore may include fewer independent directors that would be required if we were subject to the Nasdaq listing standards. In addition, we are not subject to the Nasdaq listing standards that require that independent directors regularly have scheduled meetings at which only independent directors are present. Applicable Canadian laws do not require that we adopt a compensation committee and a nominating committee that is comprised entirely of independent directors. As a result, our practice may vary from the requirements of the Nasdaq listing standards, which set forth certain requirements as to the responsibilities composition and independence of compensation and nominating committees. Applicable Canadian laws do not require that we disclose information regarding third-party compensation of our directors or director nominees. Furthermore, quorum requirements applicable to shareholder meetings as set out in the CBCA differ from the requirements of the Nasdaq listing standards, which requires that an issuer provide in its bylaws for a generally applicable quorum and that such quorum may not be less than one-third of the outstanding voting shares.

We may lose our foreign private issuer status, which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant additional legal, accounting and other expenses.

As a foreign private issuer, we will not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to US domestic issuers. If we were to lose our foreign private issuer status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. The regulatory and compliance costs to us under US securities laws when we would be required to comply with the reporting requirements applicable to a US domestic issuer could be significantly higher than the costs we will incur as a foreign private issuer. As a result, a loss of foreign private issuer status could increase our legal and financial compliance costs and could make some activities highly time-consuming and costly. If we were required to comply with the rules and regulations applicable to US domestic issuers, it could make it more difficult and expensive for us to obtain director and officer liability insurance, and we could be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Industry,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•        our expectations regarding financial performance, including but not limited to our expectations regarding revenue, cost of revenue, operating expenses, and our ability to achieve and maintain future profitability;

•        our ability to successfully execute our business and growth strategy;

•        the sufficiency of our cash and cash equivalents to meet our liquidity needs;

•        the demand for our platforms in general;

•        our ability to reach definitive agreements with prospective financing sources for our customers’ projects, or reaching definitive agreements that are less beneficial to us;

•        our DG Engine intelligent software platform reaching the level of functionality and capabilities required for success, or achieving the product-market fit required for success; or

•        our ability to add customers for our new business activities in a timely manner.

•        our ability to increase our number of customers and revenue generated from customers;

•        our expectations regarding our ability to quickly and effectively integrate our platforms for our existing and future customers;

•        our ability to develop new platforms, and enhancements to existing platforms, and bring them to market in a timely manner;

•        the size of our addressable markets, market share, category positions, and market trends, including our ability to grow our business in large government and commercial organizations;

•        our ability to compete with existing and new competitors in existing and new markets and products;

•        our expectations regarding anticipated technology needs and developments and our ability to address those needs and developments with our platforms;

•        our expectations regarding litigation and legal and regulatory matters;

•        our expectations regarding our ability to meet existing performance obligations and maintain the operability of our products;

•        our expectations regarding the effects of existing and developing laws and regulations, including with respect to taxation, privacy and data protection;

•        our expectations regarding new and evolving markets;

•        our ability to develop and protect our brand;

•        our ability to maintain the security and availability of our platforms;

•        our expectations and management of future growth;

•        our expectations concerning relationships with third parties, including our customers and vendors;

•        our ability to maintain, protect, and enhance our intellectual property; and

•        the increased expenses associated with being a public company.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The green energy and software platform market may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our common shares. In addition, the rapidly evolving nature of this industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

Registered Shareholders may, or may not, elect to sell the common shares covered by this prospectus. To the extent any Registered Shareholder chooses to sell common shares covered by this prospectus, we will not receive any proceeds from any such sales of common shares. See “Plan of Distribution.”.

DIVIDEND POLICY

We currently have not adopted a dividend policy with respect to future dividends and we do not have any present plan to pay any dividends on our common shares in the foreseeable future after this Direct Listing. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions (including in the agreements governing our credit facilities or other debt instruments), capital requirements, business prospects and other factors our board of directors may deem relevant.

While we do not have any present plan to pay any dividends on our common shares in the foreseeable future, under the CBCA, our board of directors may declare, and the Company may pay a dividend by issuing fully paid shares of the Company and, subject to the solvency test described in the following sentence, a corporation may pay a dividend in money or property. The board of directors is prohibited from declaring and the Company is prohibited from paying a dividend if there are reasonable grounds for believing that the Company is or, after the payment would be, unable to pay its liabilities as they become due, or if the realizable value of the Company’s assets would thereby be less than the aggregate of its liabilities and its stated capital of all classes.

The CBCA also permits a corporation, subject to its articles, to purchase or otherwise acquire any of its issued shares, provided that no payment to purchase or otherwise acquire shares issued by it may be made unless the solvency test described above is satisfied at the time of, and after, such payment. Shares repurchased by an CBCA corporation are generally cancelled. Under the CBCA, a corporation may, subject to its articles and to the solvency test mentioned below, purchase or redeem any redeemable shares issued by it at prices not exceeding the redemption price thereof stated in the articles or calculated according to a formula stated in the articles. However, a corporation may not make any payment to purchase or redeem any redeemable shares issued by it if there are reasonable grounds for believing that the corporation is or, after the payment, would be unable to pay its liabilities as they become due, or after the payment, the realizable value of the corporation’s assets would be less than the aggregate of its liabilities and the amount that would be required to pay the holders of shares who have a right to be paid, on a redemption or in a liquidation, ratably with or before the holders of the shares to be purchased or redeemed, to the extent that the amount has not been included in its liabilities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, amounts due to related parties and capitalization as of December 31, 2024. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus.

As of December 31, 2024
Cash and cash equivalents	1,051,936
Amounts due to related parties	3,625,333
Shareholders’ (deficit) equity
Common Shares	70,000
Accumulated other comprehensive income	60,605
Accumulated deficit	(2,772,203)
Total shareholders’ deficit	(2,641,598)
Total capitalization	$(2,641,598)

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the federal laws of Canada. Certain of our directors and officers, and some of the experts named in this prospectus reside outside of the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside of the United States. Specifically, our director Lan Yang is domiciled in China, and our director Aneel Waraich is domiciled in Canada. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. U.S. investors may not be able to enforce against us, members of our board, officers or certain experts named herein who are residents of countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.

We have agreed to accept service of process in the U.S. through the Corporation Service Company, 19 West 44th Street, Suite 200, New York, NY 10036, telephone: 1 302 636 5401. Nevertheless, since a substantial portion of the assets owned by us are located outside the U.S., any judgment obtained in the U.S. against us may not be collectible within the U.S.

As a result, it may not be possible for investors to effect service of process within the United States upon these persons or us or to enforce against them or us judgments obtained in U.S. courts, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States.

An investor may or may not be able to commence an original action against us or our directors or officers, or any person, before the courts outside the U.S. to enforce liabilities under U.S. federal securities laws, depending on the nature of the action.

Beijing Zhongzhida Law Firm, our counsel with respect to the PRC laws, has advised us that there is uncertainty as to whether Chinese courts would (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in China against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Furthermore, Beijing Zhongzhida Law Firm has advised us that, as of the date of this prospectus, no treaty or other form of formal reciprocity exists between the United States and China governing the recognition and enforcement of judgments.

Beijing Zhongzhida Law Firm has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of formal reciprocity between jurisdictions. Beijing Zhongzhida Law Firm has advised us further that under Chinese law, courts in China will not recognize or enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of Chinese law or national sovereignty, security or social public interest. As there exists no treaty or other form of reciprocity between China and the United States governing the recognition and enforcement of judgments as of the date of this prospectus, including those predicated upon the liability provisions of the United States federal securities laws, there is uncertainty whether and on what basis a Chinese court would enforce judgments rendered by United States courts. Chinese courts may allow foreign shareholders to file lawsuits in China if they establish sufficient jurisdictional ties. As our Company issuing the common shares is incorporated in Canada, investors may face challenges in establishing nexus required for asserting jurisdiction in China against us. Even if investors succeed in filing a lawsuit in a Chinese court against any of our directors or officers, investors may not receive from the Chinese court legal remedies based upon US securities law.

It is possible for foreign arbitration awards to be recognized and enforced in China under applicable international conventions (such as the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards). However, courts in China may refuse to enforce an arbitral award if there are serious procedural issues, arbitrability issue, or public interest concerns. As a result, it is unclear if a foreign arbitral award would be enforced in China.

CORPORATE HISTORY AND STRUCTURE

Corporate History

DeepGreenX Group Inc. was incorporated under the CBCA on April 28, 2025. DeepGreenX is a holding company and has no operations of its own. On May 25, 2025, NextGen, the sole shareholder of our Korean subsidiary, also named DeepGreenX Group Inc., completed a reorganization transaction whereby each share of the Korean subsidiary held by NextGen was sold to the holding company in consideration for 400 shares of the holding company, resulting in NextGen becoming the sole shareholder in the holding company and the Korean subsidiary becoming a wholly-owned subsidiary of DeepGreenX. Note that the share exchange was effected based on a valuation of the Korean subsidiary without reference to the projected trading price of DeepGreenX following the direct listing. To the extent tax authorities in Korea later determine that the Korean subsidiary was undervalued for the share exchange, DeepGreenX may be liable for the capital gains tax and securities transaction tax underpaid by the selling shareholder and up to 10% of such underpaid tax in penalty, as the withholding agent for such transaction under Korean tax law.

On June 27, 2025, NextGen resolved that we divide our 400,000,000 issued and outstanding common shares into 872,000,000 common shares, at a rate of 1-to-2.18. Following the May 25, 2025 reorganization and subsequent stock split, NextGen held 872,000,000 of our common shares. Thereafter, NextGen transferred all of its common shares through a combination of gifts and private sales. As a result, NextGen no longer holds any of our common shares.

Our Korean Subsidiary was established under the laws of Korea on July 1, 2020 under the corporate name of Sun Seven Stars Korea Co., Ltd. It changed its corporate name to Metaverse Brain Robotics Co., Ltd. on October 13, 2021, to Giga Carbon Neutrality Korea Inc. on June 16, 2022, to Interstellar Chain Group Inc. on September 25, 2023, to New Native Asia Operation Inc. on September 30, 2024, to Deep Green Group on October 11, 2024 and finally to DeepGreenX Group Inc. on November 19, 2024.

In March 2023, we incorporated a wholly owned subsidiary Beijing Seven Stars Giga Technology Co. Ltd. in the People’s Republic of China. It changed its name to Beijing Deep Green Intelligent Technology Co., Ltd. on January 8, 2025. Beijing Deep Green Intelligent Technology Co., Ltd. established three wholly owned subsidiaries, Tianjin Deep Green Technology Co. Ltd. in October 2024, and Langfang Deep Green Technology Co. Ltd., and Anhui Chengtong Electronic Technology Co. Ltd. in November 2024. In addition, in June 2023, Beijing Deep Green Intelligent Technology Co., Ltd. acquired 100% equity interest of Baoji Space Tomorrow Ltd., Fujian GCN IoT Ltd. and its subsidiary Fujian Oxylus Space Ocean Group Ltd., from its controlling shareholder Sun Seven Stars Investment Group Limited.

In January 2024, we incorporated a wholly owned Delaware subsidiary DeepGreenX (Langfang) Technology Co., Ltd.

On August 31, 2024, NextGen acquired an aggregate of 99.931% of the outstanding shares of Interstellar Chain Group Inc. (now known as DeepGreenX Group Inc., our Korean subsidiary) through two separate share purchase agreements. Under the first agreement, Powermers Smart Industries Inc. transferred 74,931 shares to NextGen. As consideration, NextGen agreed to assist Powermers with a reciprocal transfer of certain assets and operational rights, including access to transportation carbon chain technology and trading relationships. Under the second agreement, Sun Seven Stars Gift Holdings Ltd. sold its 25,000 shares to NextGen for a purchase price of KRW 25,000,000 (approximately USD $19,000).

At the time of these transactions, Powermers was the controlling shareholder of Interstellar Chain Group Inc., and Sun Seven Stars Gift Holdings Ltd. was an affiliate. The share transfers were executed in connection with a corporate reorganization to facilitate our future business strategy under NextGen’s control. Following these transactions, NextGen became the 99.931% holder of our equity.

In September 2024, we incorporated a wholly owned Delaware subsidiary Deep Green Energy Group Incorporated. In December 2024, we incorporated a wholly owned Delaware subsidiary DeepGreenX (Delaware) Inc.

In December 2024, we incorporated a wholly owned subsidiary Beijing Deep Green Technology Co., Ltd. in the People’s Republic of China. In December 2024, it established three wholly owned subsidiaries Shanghai DeepGreenX Trading Co., Ltd., Shanghai DeepGreenX Nonferrous Metals Co., Ltd. and Beijing DeepGreenX Energy Technology Co., Ltd. In January 2025, it established two wholly owned subsidiaries Shanghai DeepGreenX Nonferrous Metals

Sales Co., Ltd. and Shanghai Deep Green Trading Co., Ltd. In January 2025, Beijing DeepGreenX Energy Technology Co., Ltd. incorporated three wholly owned subsidiaries Tianjin DeepGreenX Energy Technology Co., Ltd., Yiwu DeepGreenX New Energy Technology Co., Ltd. and Tianjin Deep Green Energy Technology Co., Ltd. In August 2024, Fujian GCN IoT Ltd. disposed 100% equity interest of Fujian Oxylus Space Ocean Group Ltd. to an independent third party at nominal consideration as Fujian Oxylus Space Ocean Group Ltd. had yet commenced any business.

In January 2025, we incorporated a wholly owned British Virgin Islands subsidiary Deep Green Technology Company Limited.

In August 2024, Beijing Deep Green Intelligent Technology Co., Ltd. disposed of its 100% equity interest in Fujian GCN IoT Ltd. to Beijing Powermers Smart Industries Technology Co., a wholly owned subsidiary of our then-controlling shareholder, Powermers Smart Industries Inc. (“PSI”). The disposition was pursuant to an internal reorganization plan of PSI, where certain of PSI’s operating entities were consolidated into PSI. The disposition resulted in a change in the reporting entity and required retrospective combination of the entity for all periods presented, as if the disposition had been in effect since the inception of common control. Fujian GCN IoT Ltd. was engaged in non-ferrous metals commodity trading during the calendar year 2024, prior to its transfer. Following this transfer, Beijing Deep Green Intelligent Technology Co., Ltd. ceased to consolidate the financial results of Fujian GCN IoT Ltd., including revenue, from the date of disposition. The disposition did not have a material impact on the Company’s business, operations, assets, or financial condition, taken as a whole.

In November 2024, we deregistered Baoji Space Tomorrow Ltd. to terminate its operation according to the business plan of the Company’s management.

Organizational Structure

The following chart summarizes our corporate structure setting forth our equity ownership interest and the jurisdiction of incorporation for each of our principal operating subsidiaries as of the date of this prospectus.

Potential Korean Tax Liability from Reorganization Valuation Differential

The valuation of our Korean subsidiary used in connection with the corporate reorganization and share exchange on May 25, 2025 was approximately $602,000, based on an independent valuation conducted by a Korean appraiser at the time of the transaction using the Korean standards for these types of reorganizations and share exchanges.

Subsequent to the reorganization and the valuation conducted by the Korean appraiser, and after we had secured definitive tokenization rights to our green logistics business and pursuant to the Forest First Agreement, we sought a valuation from Frost & Sullivan of the potential future valuation of the Company’s tokenization opportunities should our operations be successfully expanded and those opportunities be successfully acquired and successfully implemented. As of the date of this valuation from Frost & Sullivan, and as of the date of this prospectus, we have not generated any revenue from tokenization opportunities, there is no assurance that we will be able to achieve the revenue or growth forecasted in the Frost & Sullivan analysis, and our actual operating results may differ materially from the assumptions underlying the Frost & Sullivan valuation.

This valuation of our tokenization opportunities, as determined by Frost & Sullivan, ranged from approximately $13.686 billion to $28.246 billion, with a midpoint of $20.966 billion.

Under Korean tax law, if the National Tax Service were to determine that the Korean subsidiary was materially undervalued for purposes of the May 25, 2025 share exchange, we could be held liable as the withholding agent for:

1.      Capital gains tax owed by the selling shareholder (at a rate of 22%),

2.      Securities transaction tax on the transfer of unlisted shares (at a rate of 0.45%), and

3.      A withholding penalty of up to 10% of the underpaid tax.

If the tax authorities applied the Frost & Sullivan midpoint valuation of $20.966 billion instead of the $602,000 valuation used, the resulting gain would be approximately $20.966 billion minus $0.602 million, or $20.965 billion. Based on this:

•        The capital gains tax liability would be approximately $4.612 billion (22% of $20.965 billion),

•        The securities transaction tax would be approximately $94.3 million (0.45% of $20.965 billion), and

•        The withholding penalty could be up to 461 million (10% of the capital gains tax).

This implies a total potential exposure of up to approximately $5.167 billion if Korean tax authorities were to retroactively apply the Frost & Sullivan valuation and require the company, as withholding agent, to cover the full underpaid tax and penalty.

We believe this outcome is highly unlikely for several reasons:

•        The Korean appraisal was contemporaneous and based on the subsidiary’s operations and asset base at the time.

•        The Frost & Sullivan valuation was performed later and reflects projected future revenues of a not-yet-realized tokenization opportunities, not the historical business of the Korean subsidiary.

•        Under Korean law, the primary tax obligation rests with the seller, and liability as a withholding agent arises only if the seller fails to pay and the authorities opt to pursue the agent.

We continue to monitor the matter in consultation with Korean legal and tax advisors and will assess any developments or regulatory inquiries. See “Risk Factors — We could be subject to significant penalties and liabilities if Korean tax authorities disagree with the valuation used for the share exchange in connection with our reorganization” on page 24 of this prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data as of and for the years ended December 31, 2024, 2023 and 2022 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate results expected for any future periods. You should read this “Selected Consolidated Financial Data” section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents our selected consolidated statements of operations and comprehensive income (loss) data for the years ended December 31, 2024, 2023 and 2022:

Statement of Operations Data	Year Ended December 31,
	2024	2023	2022
Revenue	$24,081,848	$5,954,563	$—
Cost of sales	(24,058,031)	(5,948,424)	—
Gross profit	23,817	6,139	—

Operating expenses:
General and administrative expenses	(1,784,135)	(99,694)	(137,418)
Professional expenses	(691,148)	(3,179)	(3,129)
Total operating expenses	(2,475,283)	(102,873)	(140,547)

Loss from operations	(2,451,466)	(96,734)	(140,547)

Other income (expense):
Impairment loss	(1,625)	—	—
Other income, net	—	—	240,000
Interest income	42	36	8
Total other (expense) income, net	(1,583)	36	240,008

(Loss) income before provision for income taxes	(2,453,049)	(96,698)	99,461
Provision for income taxes	(373)	—	—
Net (loss) income	$(2,453,422)	$(96,698)	$99,461

Other comprehensive income (loss):
Foreign currency translation adjustment	46,342	(15,754)	(21,792)
Total comprehensive (loss) income	(2,407,080)	(112,452)	77,669

Net (loss) gain attribute to the shareholders of DeepGreenX Group Inc.	$(2,453,422)	$(96,698)	$99,461
Weighted-average shares(1)	872,000,000	872,000,000	872,000,000
Basic and diluted net (loss) earnings per share	$(0.00)	$(0.00)	$0.00

____________

(1)      Share and per-share amounts have been retrospectively adjusted to reflect the share subdivision effected on June 27, 2025.

The following table presents our selected consolidated balance sheet data as of December 31, 2024, 2023 and 2022:

Selected Consolidated Balance Sheet Data:	As of December 31, 2024	As of December 31, 2023	As of December 31, 2022
Cash and cash equivalents	$1,051,936	$14,316	$68
Amount due from related parties	195,039	195,000	240,000
Total assets	1,739,784	213,583	253,784
Amounts due to related parties	3,625,333	445,436	350,000
Total liabilities	4,381,382	453,429	381,178
Total deficit	(2,641,598)	(239,846)	(127,394)

The following table presents our selected consolidated cash flow data for the years ended December 31, 2024, 2023 and 2022:

	Fiscal Year Ended December 31,
	2024	2023	2022
Cash used in operating activities	$(2,195,962)	$(55,119)	$(12,693)
Cash provided by (used in) investing activities	—	—	—
Cash provided by financing activities	3,187,127	85,000	—
Effect of exchange rate changes on cash	46,455	(15,633)	(21,181)
Net increase (decrease) in cash and cash equivalents	1,037,620	14,248	(33,874)
Cash and cash equivalents – beginning of year	14,316	68	33,942
Cash and cash equivalents – end of year	1,051,936	14,316	68

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Overview

We intend to expand from a green logistics supply chain firm into an intelligent platform operating company creating profitable recurring revenue streams by converting sustainability and other real-world asset data into digital currencies that are to be monetized on digital asset exchanges. We also intend to continue operating our green logistics supply chain business throughout the development of our intelligent platform and following its full deployment, as it plays a strategic role in supporting platform data acquisition and customer engagement.

In our legacy business we generate revenue from contracts to manage, among other things, the transition to sustainability for purchasing, transportation, storage and other logistical components of supply chains on behalf of the supply-chain owners, and from our new business we intend to generate revenue primarily from subscription and usage fees for our intelligent platform and digital asset trading revenue from the monetization of the digital financial instruments we create for our customers.

Key Factors Affecting Our Results of Operations

The key factors that have affected and that we expect will continue to affect our results of operations as we expand our current green logistics business with our developing sustainability data monetization business are set out below. The growth and future success of our business will depend on many factors beyond those discussed below, including those in the section of this prospectus titled “Risk Factors.”

Key Components of Results of Operations

Revenue

To date, we primarily generated revenue from commodity trading services involving the sales of bulk commodities mainly including metals.

We began generating revenue from the sale of commodities in the third quarter of 2023 when we began commodity trading services involving the sales of bulk commodities, primarily, metals.

We have generated revenue from the sale of commodities since September, 2023. Our customers generally have the right to return defective or non-conforming products to our producing OEM partners; such product returns have been immaterial in 2023 and 2024. This source of revenue is intended to provide building blocks as we expand our business into an intelligent platform operating company in the green data digitalization and monetization sector. As such, all revenue and profits from the last two years has been reinvested in the business to develop the green energy platform.

Cost of sales

Cost of sales is primarily comprised of the cost of goods and other direct costs associated with providing trading of metals. Cost of sales is primarily related to commodity trading services and was driven by product and material acquisition, shipping and handling, various support services and personnel costs. Our cost of sales includes commodities costs from suppliers, direct labor cost, amortization, and other related costs.

Operating expenses

Our operating expenses consist of general and administrative costs and professional expenses.

General and administrative expenses

General and administrative expenses consist primarily of personnel-related expenses for employees and contractors involved in general corporate functions, including executive management and administration and services like information technology, legal, accounting, finance, tax, and human resources. Personnel-related expenses primarily include salaries and benefits. General and administrative expenses also include allocated facilities costs, such as office, rent and depreciation expenses and other general corporate expenses.

Professional expenses

Our professional expenses consist primarily of costs associated with third party consulting, legal, accounting, reporting, registration, investor relations and human resource services fees. Additionally, we expect expenses to ensure compliance with rules and regulations of the SEC and Nasdaq.

Other income

Other income consists of the consulting service provided to a related party.

Interest income

Interest income consists mainly of interest income earned on our cash and cash equivalents.

Income tax expenses

Our income tax expenses consist of an estimate for U.S. federal and state income taxes and foreign income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. We maintain a valuation allowance against the full value of our U.S. federal and state net deferred tax assets because we believe it is more likely than not that the recoverability of these deferred tax assets will not be realized.

Comparability of Results

We initialized our business of trading of commodities in September 2023. During 2022, we were focused on winning customers in relation to our business.

Results of Operations

The following tables set forth our results of operations for the periods presented:

Statement of Operations Data	Year Ended December 31,
	2024	2023	2022
Revenue	$24,081,848	$5,954,563	$—
Cost of sales	(24,058,031)	(5,948,424)	—
Gross profit	23,817	6,139	—

Operating expenses:
General and administrative expenses	(1,784,135)	(99,694)	(137,418)
Professional expenses	(691,148)	(3,179)	(3,129)
Total operating expenses	(2,475,283)	(102,873)	(140,547)

Loss from operations	(2,451,466)	(96,734)	(140,547)

Other (expense) income:
Impairment loss	(1,625)	—	—
Other income, net	—	—	240,000
Interest income	42	36	8
Total other (expense) income, net	(1,583)	36	240,008

Statement of Operations Data	Year Ended December 31,
	2024	2023	2022
(Loss) income before provision for income taxes	(2,453,049)	(96,698)	99,461
Provision for income taxes	(373)	—	—
Net (loss) income	$(2,453,422)	$(96,698)	$99,461

Other comprehensive (loss) income:
Foreign currency translation adjustment	46,342	(15,754)	(21,792)
Total comprehensive (loss) income	(2,407,080)	(112,452)	77,669

Net (loss) gain attribute to the shareholders of DeepGreenX Group Inc.	$(2,453,422)	$(96,698)	$99,461
Weighted-average shares(1)	872,000,000	872,000,000	872,000,000
Basic and diluted net (loss) earnings per share	$(0.00)	$(0.00)	$0.00

____________

(1)      Share and per-share amounts have been retrospectively adjusted to reflect the share subdivision effected on June 27, 2025.

Comparison of the Years Ended December 31, 2024 and 2023

Revenue

Our revenue increased by $18,127,285 for the fiscal year ended December 31, 2024, as compared to the fiscal year ended December 31, 2023. The increase was mainly attributable to the revenue generated from trading of commodities. We commenced our business of commodity trading services as part of our overall green logistics business in the third quarter of 2023, and before the commencement of the business, we did not generate any revenue. As such, the revenue increased for the fiscal year ended December 31, 2024 compared to the fiscal year ended December 31, 2023.

Cost of sales

Our Cost of sales increased by $18,109,607 for the fiscal year ended December 31, 2024 as compared to the fiscal year ended December 31, 2023. We commenced our business of commodity trading services as part of our overall green logistics business in the third quarter of 2023, and before the commencement of the business, we did not generate any cost of sales. Cost of sales in 2024 was primarily due to cost of goods and other direct costs associated with providing trading of metals.

Gross profit

For the reasons described above, our gross profit increased by $17,678 for the fiscal year ended December 31, 2024, as compared to the fiscal year ended December 31, 2023.

Operating expenses

General and administrative expenses increased by $1,684,441 or over 1,000%, for the fiscal year ended December 31, 2024 as compared to the fiscal year ended December 31, 2023. The increase was primarily attributable to personnel-related expenses and travel expenses due to the increase in headcount as we were developing our business.

Professional expenses increased by $687,969, or over 1,000%, for the fiscal year ended December 31, 2024 as compared to the fiscal year ended December 31, 2023. The increase was primarily due to an increase in the professional fee related to the listing service.

Comparison of Years Ended December 31, 2023 and 2022

Revenue

Our Revenue increased by $5,954,563 or over 1,000% for the fiscal year ended December 31, 2023 compared to the fiscal year ended December 31, 2022. The increase was mainly attributable to the revenue generated from trading of commodities. We commenced our business of commodity trading services in the third quarter of 2023, and before the commencement of the business, we did not generate any revenue. As such, the revenue increased for the fiscal year ended December 31, 2023 compared to the fiscal year ended December 31, 2022.

Cost of sales

Our Cost of sales increased by $5,948,424 for the fiscal year ended December 31, 2023 as compared to the fiscal year ended December 31, 2022. The increase was primarily due to the cost of goods and other direct costs associated with providing trading of metals.

Gross Profit

For the reasons described above, our Gross profit increased by $6,139, or over 100%.

Operating Expenses

General and administrative expenses decreased $37,724 or 27.45% for the fiscal year ended December 31, 2023 compared to the fiscal year ended December 31, 2022. The decrease was primarily attributable to personnel-related expenses due to a reduction in headcount as we adjusted our business and retrenched general and administrative function expenses.

Liquidity and Capital Resources

We had negative net cash flows from operating activities and expect our cash flows to remain negative at least for the near term as we scale and expand our software platform.

We had net loss of $2,453,422, net loss of $96,698 and net profit of $99,461 as of December 31, 2024, 2023 and 2022, respectively. We had negative net cash flows used in operating activities of $2,195,962, $55,119 and $12,693 for the fiscal years ended December 31, 2024, 2023 and 2022, respectively. We expect to continue to incur operating and net losses in the near term as we scale. In addition, we had total current liabilities of 4,381,382, $453,429 and $381,178 and total deficit of $2,641,598, $239,846 and $127,394 as of December 31, 2024, 2023 and 2022, respectively.

Sources of cash flow

As of December 31, 2024, 2023 and 2022, we had cash and cash equivalents of $1,051,936, $14,316 and $68, respectively. Our cash and cash equivalents consist of cash on hand, and bank deposits with original maturities of three months or less, all of which are insured, secured and unrestricted as to withdrawal. We maintain the bank accounts in the Republic of Korea and China.

We require material capital resources to continue development of our data infrastructure and tokenization platform and to support the expansion of our business operations. Our primary short-term and long-term liquidity needs include personnel costs, software development, infrastructure deployment, and general working capital.

We have financed our operations primarily from loans from our related parties. As of December 31, 2024 we had $1,051,936 of cash and cash equivalents which resulted from a series of loan agreements during the years ended December 31, 2023 and 2022, signed between our group entities and Sun Seven Stars Investment Group Limited (“SSSIG”) and its subsidiary Enlighta Medical Technology Group (“Enlighta”). SSSIG is controlled by Ms. Lan Yang, our controlling shareholder. See “Related Party Transactions”. Pursuant to these loan agreements, our group entities received loans of $435,000 and $350,000 as of December 31, 2023 and 2022to support our business operations. Pursuant to the terms of the Loan Agreement, which provides for loans up to $75,000,000, outstanding amounts are payable upon demand by lender at any time after January 1, 2027, subject to the discretion of our Board of Directors to delay repayment for up to one year if such repayment would disrupt our normal business operations. No interest accrues before or during this deferral period, but interest at a rate of 1% per month begins to accrue only after the one-year deferral period if repayment has not yet been made. Between January 1, 2025 and July 31, 2025, SSSIG increased its loans to us by $10,264,185 to support platform development, business expansion and our general operating expenses.

The loans previously made under these arrangements, including those with Enlighta, were consolidated into a single loan agreement on April 10, 2025 with SSSIG, as amended on August 3, 2025 (the “Loan Agreement”).

We expect to continue to rely on SSSIG as a key source of liquidity in the short term under the Loan Agreement. Until our business operations begin producing revenue in an amount required to finance our operations, and unless we are able to obtain additional capital through equity or debt financings, we will be substantially dependent on our Loan Agreement with SSSIG.

In addition, we received an Asset Authority Confirmation Letter from Fourcore, Inc., an institutional investment advisor that manages over $15,000,0000,000 in assets on behalf of Ms. Lan Yang and her affiliated entities, including SSSIG. The letter confirms that Fourcore, through its subsidiary Cardea Capital Advisors, has been granted discretionary authority to liquidate assets under its advisement in order to fund current or future investments in us by Ms. Yang’s affiliated entities.

As of December 31, 2024, our non-cancellable commitments, as disclosed below in “— Contractual Obligations and Commitments,” we do not include any commitments related to these capital expenditures as all of our commitments can be cancelled without a significant penalty. In addition to our capital expenditure, we expect our operating expenses to increase as we expand our commercial sales and service team and continue to invest in research and development. We expect these investments to be a key driver of our long-term growth and competitiveness, but will impact our free cash flow. We have based these estimates on assumptions that may prove to be wrong, and we could be forced to utilize our available capital resources sooner than we currently anticipate.

Based on our existing cash and cash equivalents, together with the continued financial support from SSSIG as further supported by the Asset Authority Confirmation Letter provided by Fourcore, Inc., we believe we will be able to meet our payment obligations and other commitments for at least the next 12 months from the date of this prospectus. We expect to require additional capital to finance our operations, which may include seeking additional capital through equity offerings or debt financing. The sale of additional equity would result in dilution to our shareholders. The incurrence of debt financing would result in debt service obligations, and the instruments governing such debt could provide for operating and financing covenants that are more restrictive than those contained in our existing loans and borrowings. See also “Risk Factors — Risks Relating to Our Business and Industry — We will require significant additional capital to support business growth. We expect to fund our capital requirements through additional debt and equity financing, including related party financing. Such capital might not be available on commercially reasonable terms, or at all, and could, among other things, be burdensome and lead to dilution of your shareholding in our company.” on page 15. We may also be unable to obtain any such additional financing on reasonable terms or at all.

In addition, the amount and timing of our future funding and our business expansion requirements, if any, will depend on many factors, including the pace and results of our research and development efforts and our business expansion efforts. We may be unable to obtain any such funding on reasonable terms or at all. Our ability to access capital when needed is not assured and, if capital is not available to us when, and in the amounts needed, it would likely result in delay, scaling back or abandoning some or all of our development programs and other operations, which could materially harm our business operations and our financial condition.

The expenditures associated with the development and business expansion of our Platform-as-a-Service and international expansion of our business operations are subject to significant risks and uncertainties, many of which are beyond our control, which may affect the timing and magnitude of these anticipated expenditures. See, “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” on page 15.

The following table summarizes our cash flows for the periods presented:

	Fiscal Year Ended December 31,
	2024	2023	2022
Cash used in operating activities	$(2,195,962)	$(55,119)	$(12,693)
Cash provided by (used in) investing activities	—	—	—
Cash provided by financing activities	3,187,127	85,000	—
Effect of exchange rate changes on cash	46,455	(15,633)	(21,181)
Net increase (decrease) in cash and cash equivalents	1,037,620	14,248	(33,874)

Net cash used in operating activities

Net cash used in operating activities for year ended December 31, 2024 was $2,195,962. The difference between our net cash used in operating activities and our net loss of $2,453,422 for the year ended December 31, 2024 was primarily the result of adjustments of the following item: $478 for depreciation and amortization, $1,625 for impairment loss and the following changes in operating assets and liabilities, net of assets and liabilities: $480,047 for accounts receivable, $3,617 for other receivables, $8,591 used for prepaid expenses and other assets, $39 for amounts due from related parties, $479,476 for accounts payable, $7,230 for amounts due to related parties and $275,405 for other payables and accrued expenses. Net cash used in operating activities for the year ended December 31, 2024 also reflected prepayment for warehouse costs, the amounts due to related parties include a loan arrangement, a non-trade reimbursement from related parties and other payable and accrued expenses include payable to directors and for rental.

Net cash used in operating activities for the year ended December 31, 2023 was $55,119. The difference between our net cash used in operating activities and our net loss of $96,698 for the year ended December 31, 2023 was primarily the result of adjustments of the following item: $1,799 for depreciation and amortization, and the following changes in operating assets and liabilities, net of assets and liabilities: $9,205 for other receivables, $1,676 used for prepaid expenses and other assets, $45,000 for amounts due from related parties, $10,436 for amounts due to related parties and $23,185 for other payables and accrued expenses. Net cash used in operating activities for the year ended December 31, 2023 also reflected prepayment for warehouse costs, amount due from a related party related to the consulting service fee receivable, the amounts due to related parties include a loan arrangement, a non-trade reimbursement from related parties and other payable and accrued expenses include payable to directors and for rental.

Net cash used in operating activities for the year ended December 31, 2022 was $12,693. The difference between our net cash used in operating activities and our net loss of $99,461 for the year ended December 31, 2022 was primarily the result of adjustments of the following item: $25,964 for depreciation and amortization, and the following changes in operating assets and liabilities, net of assets and liabilities: $32,862 for other receivables, $79,625 for prepaid expenses and other assets, $237,609 for amounts due from related parties, $23,567 from operating lease liabilities and $10,571 for other payables and accrued expenses. Net cash used in operating activities for the year ended December 31, 2022 also reflected amounts due from a related party related to the consulting service fee receivable, the amounts due to related parties include the loan arrangement with related parties, and other payables and accrued expenses include payable to staff, directors and for rental.

Cash Used in Investing Activities

We did not have cash flows used in or provided by any investing activities for the years ended December 31, 2024, 2023 and 2022.

Cash Provided by Financing Activities

Net cash provided by financing activities of $3,187,127 for the year ended December 31, 2024 was entirely attributable to loan from related parties.

Net cash provided by financing activities of $85,000 for the year ended December 31, 2023 was entirely attributable to loan from related parties.

We did not have cash flows used in or provided by any financing activities for the year ended December 31, 2022.

Contractual Obligations and Commitments

As of December 31, 2024, 2023 and 2022, we do not have any contractual obligation and commitments.

Off-Balance Sheet Arrangements

As of December 31, 2024, 2023 and 2022, we do not have any off-balance sheet activities, arrangements or relationships.

Summary of Material Contracts

Electrolytic Copper Purchase Agreements

We entered into several electrolytic copper purchase agreements with various counterparties as part of our industrial logistics and supply chain operations. These agreements typically involve the sale of electrolytic copper in specified quantities, with pricing determined based on the Shanghai Futures Exchange price at delivery. The agreements require buyers to make full payment before title transfer, with buyers assuming all risks and associated storage costs upon delivery.

All agreements specify quality standards aligned with the National Standard of the People’s Republic of China (GB/T 467-2010) or a mutually agreed equivalent. Buyers have a limited timeframe to raise quality disputes, which are subject to third-party inspection, with the inspection results being binding on both parties.

The agreements contain default and penalty provisions, including:

•        Liquidated damages of 0.05% of the total contract value per day for payment or delivery delays.

•        If a party fails to perform for more than 15 business days, or materially breaches the agreement and does not cure the breach within 30 days, the non-breaching party may terminate the agreement and claim damages.

•        A punitive damage penalty of 20% of the total contract value applies in the event of termination due to breach, with additional compensation required if actual damages exceed this amount.

Each agreement contains force majeure provisions, requiring affected parties to provide notice within 24 hours and proof of the event within 15 business days. If a force majeure event persists for more than four weeks, the seller may terminate the agreement.

These agreements support our industrial logistics and supply chain services business by ensuring a steady flow of electrolytic copper sales under structured and enforceable contractual terms.

Green Supply Chain Consulting Service Agreements

We entered into supply chain consulting agreements with various counterparties to provide consulting and transaction facilitation services related to the trading of energy and technology metals, including nickel, copper, lithium, and cobalt. The agreements cover services such as supplier and buyer introductions, market analysis, and transaction structuring.

Each agreement specifies a matching sales target ranging from $57.14 million to $428.57 million in the final quarter of 2024.

Under these agreements:

•        The counterparties receive a commission ranging from 0.05% to 0.065% on completed transactions.

•        No compensation is payable if no transactions are facilitated.

•        Either party may terminate the agreement upon material breach.

•        The agreements contain strict confidentiality provisions, with penalties of RMB 500,000 for unauthorized disclosures.

•        Disputes are resolved through litigation in the counterparty’s jurisdiction, with the losing party liable for attorneys’ fees and legal costs.

These agreements support our industrial logistics and supply chain operations by formalizing our role in facilitating and optimizing commodity transactions for third parties.

Quantitative and Qualitative Disclosures about Market Risk

Market risk, including the risk of loss, may impact our financial position as a result of adverse changes to financial market prices and rates.

Foreign currency risk

Our reporting currency is U.S. dollar. The functional currency of the Company is KRW. The Company’s principal places of current operations are the Republic of Korea and China. The financial position and results of its operations in the Republic of Korea and China are determined using Korean Won and Renminbi (“RMB”) as their functional currency, respectively. We are exposed to foreign exchange risk in respect of our revenue generated from sale commodities and operating expenses which are primarily denominated in Korean Won and RMB. Our exposure to foreign exchange risk will increase as revenue from the sale of commodities and expenses in other markets which are denominated in other foreign currencies will begin to contribute a significant share of our revenue if our expansion plans are successful. RMB is not a freely convertible currency. The State Administration of Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into foreign currencies. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

We had cash and cash equivalents totaling $1,051,936, $14,316 and $68 as of December 31, 2024, 2023 and 2022. Cash investments are focused on capital preservation and supporting our liquidity requirements. We do not invest in financial instruments for trading or speculative purposes.

Seasonality

We do not expect seasonality to have a significant impact on our results of operations until we scale our business. In many of our current markets sales of industrial and commercial vehicles are frequently at lower levels during the first quarter of the calendar year with increased sales during the second and third quarters. Our limited operating history has not revealed an effect of this seasonality.

Accounting Policies

Our Group’s consolidated financial statements included in this prospectus have been prepared in accordance with US GAAP and pursuant to the rules and regulations of the SEC. The preparation of these financial statements incorporates estimates and assumptions based on experience and other factors that we believe to be reasonable, and that form the basis for making judgments about the carrying value of assets and liabilities that may not be readily apparent from other sources. We believe, all adjustments (consisting of normal recurring adjustments and reclassifications and non-recurring adjustments) necessary to present fairly our financial position and results of operations, and cash flows have been made. The audited consolidated financial statements as of and for the years ending December 31, 2024, 2023 and 2022 are presented in United States dollars.

Reference is made herein to the FASB and the ASC. This is the source of authoritative US GAAP recognized by the FASB to be applied to non-governmental entities. Our significant accounting policies are included in Note 2 of our consolidated financial statements.

BUSINESS

Overview

The business activities described in this section include both our current operations and future initiatives that are in various stages of development. Except where otherwise noted, the future products, services, and platform capabilities described herein have not yet been commercially launched. We intend to operate these initiatives through one or more existing or newly formed subsidiaries of DeepGreenX Group Inc., our parent company, in accordance with applicable laws and regulations. We will finalize specific entity assignments and operational processes as our platform development progresses.

We intend to expand from a green logistics supply chain firm into an intelligent platform operating company that will be creating profitable recurring revenue streams by converting sustainability and other real-world asset data into digital currencies that are to be traded and monetized on digital asset exchanges. We intend to implement this expansion with our developing asset-to-digital currency conversion capabilities, our exchange network connectivity capabilities, and new project acquisition and sourcing capabilities, all supported by our developing intelligent software capabilities. Taken together, we refer to this combination of developing capabilities as our DXG RWA Factory.

We intend to operate our DXG RWA Factory through one or more existing or newly formed subsidiaries of our Canadian parent company, DeepGreenX Group Inc., in full compliance with all applicable laws and regulations governing the activities and business processes comprising the DXG RWA Factory.

Our legacy logistics business remains operational and is expected to continue as a strategic component of our overall operations. It currently generates revenue from contracts to manage supply chains on behalf of the supply-chain owners. Our current business is conducted primarily in China, and our primary customer supply chain sector is the transportation of commodities. We advise and assist our supply-chain owners to convert their supply-chain purchasing, processes, vendors, transportation facilities, and equipment to more sustainable sources. This logistics business supports our broader strategy by providing valuable real-world data and customer relationships that we intend to leverage within our intelligent platform.

Once we complete our transition into a provider of an intelligent platform and DG RWA Factory, we expect to generate revenue primarily from subscription and usage fees and digital asset trading revenue from the monetization of the digital financial instruments we create for our customers. However, we intend to continue operating our legacy logistics business alongside our digital platform business, both as a source of revenue and as a synergistic asset supporting data generation, customer onboarding, and platform validation.

While we transition from a green logistics supply chain company to an intelligent platform operator and DXG RWA Factory, we are focusing on creating profitable recurring revenue streams by converting sustainability and other real-world asset data into digital financial instruments. These instruments will be traded and monetized through digital exchanges, enabling us to leverage our platform for future growth. While we are currently developing these capabilities, we do not anticipate that these changes will impact our financial stability or expose us to material risks from the broader volatility in digital asset markets.

We are not involved in handling crypto assets for third parties, nor do we expect to have exposure to customer funds in the future. Our model is primarily fee-based, driven by our platform’s functionality and not linked to fluctuations in digital asset values. Therefore, even in the event of significant market volatility, we do not expect a material adverse impact on our fee revenue.

Our expansion plans also include working with financial institutions to create new capital sources for real-world assets and sustainability projects, which will help facilitate our customer acquisition efforts and ensure a sustainable revenue model. We remain focused on building a resilient platform that will be compliant with the evolving digital asset regulations while minimizing risks associated with market disruptions or regulatory challenges.

While we are developing our intelligent software systems to support our DXG RWA Factory, we also intend to implement our data acquisition, conversion to digital financial instruments, and digital monetization process via a combination of manual and automated capabilities.

Once our intelligent software platform supporting our DXG RWA Factory is deployed, we intend to source customers for that platform from our contacts in our legacy green logistics business and new relationships we intend to build in sustainability and other sectors such as nature-based carbon capture initiatives, green data and computing centers, and grid-level solar energy systems, virtual power grids, and battery storage systems, among others.

For example, on April 19, 2025, we entered into a Joint Venture and Shareholders Agreement with Forest First International Inc. (the “Forest First Agreement”), pursuant to which the parties agreed to form a joint venture company in Abu Dhabi Global Market to manage and monetize nature-based assets in Maluku, Indonesia, including a 60-year land concession held by Forest First International. The joint venture is intended to support our potential expansion into nature-based carbon and biodiversity markets as part of our broader green logistics and environmental asset monetization strategy.

Pursuant to the Forest First Agreement, we agreed to be responsible for the tokenization of certain carbon rights within two months of execution of such agreement, as well as for associated datafication, certification, productization, and sales activities.

Following execution of the Forest First Agreement, the parties mutually agreed to technical parameters and scope clarifications regarding this tokenization milestone. In accordance with those revised parameters, we successfully completed a tokenization process in a controlled environment. A token was generated on the public Avalanche blockchain on May 19th which Forest First has acknowledged in writing satisfied the milestone under the revised parameters.

While no revenue has been generated from this initiative to date, we believe the milestone completion marks an important step toward commercializing tokenized assets from the Maluku Joint Venture. We expect to finance the next stages of this project through existing loan arrangements and working capital support from related parties. For additional information regarding such loan arrangements, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Sources of Cash Flow” on page 71 of this prospectus.

We also intend to work with financial institutions to create new capital sources for traditional asset classes, sustainability initiatives, and other real-world-asset (RWA) projects which we believe would help facilitate our customer acquisition going forward.

We generally use the term digital financial instruments in this Prospectus to describe data and contract information that has been converted into formats such that they can be included on blockchain, and thereafter traded on digital financial exchanges. We generally use the term Carbon Credits or REC in this Prospectus to describe digital financial instruments that are created from sustainable energy and carbon capture initiatives and data, and the term RWA to describe digital financial instruments that are created from all other types of data, contracts, and initiatives which are suitable for digitalization on blockchains and trading on digital exchanges.

We generally use the terms Certificate and Token in this Prospectus to describe carbon-related and RWA digital financial instruments, respectively. We intend to follow generally accepted industry nomenclature for these activities in our actual operations.

Mission and Vision

Our long-term mission is to help accelerate world sustainability and digital capital innovation by making it easier for green-focused enterprises, sustainability projects, real-world asset projects, capital, and data to come together in a simple, repeatable, and profitable ecosystem.

We are developing our platform to achieve that mission by designing simple customer onboarding, end-to-end automation of the data extraction and digital process, and seamless, automated connectivity to digital markets and exchanges. We believe the incremental profitability produced by adding our services to sustainability and RWA projects may induce more capital sources to fund those programs generally.

We believe the sum of all these activities may increase the overall economic attractiveness of sustainability and other digital financial initiatives, with the real economic returns on commercial capital deployed being redeployed into additional projects as shown below:

Our Business

We intend to operate at the intersection of three of the world’s largest global markets: energy, digitalization, and finance.

Our initial focus will be on contracting with entities deploying sustainable energy, carbon-reducing and tokenizable real-world asset projects, using our developing platform to convert their sustainability and real-world asset data into certified digital financial instruments, which will then be transacted and monetized within global digital financial markets.

We believe our ability to create these new profit centers from sustainability and real-world asset data will enhance the attractiveness of these projects to potential sponsors and capital sources alike, which we believe will, in turn, accelerate the creation of new projects as customers for us over time.

Industry Trends

Global Sustainable Development

The international community’s recognition of the value of sustainable development and carbon reduction is steadily increasing from both policy and market perspectives. In addition to the global guidelines, countries and regions are actively advancing sustainable development policies. National policy frameworks, such as the European Union’s Green Deal, China’s Dual Carbon policy, and Japan’s Green Growth Strategy, have laid a solid foundation for sustainable investment globally. The chart below, chart produced by Frost & Sullivan, shows the large number and frequency of initiatives around the world are ramping up support for clean energy, green infrastructure, and low-carbon technologies, offering investors numerous opportunities to invest in green projects. The shear density and frequency of the chart below is its message.

The scale and number of global Environmental, Social, and Governance (“ESG”) investments are showing a growth trend: The total amount of sustainable investment in major developed countries worldwide is above $30 trillion. Moreover, the scale of global sustainable investment assets has shown a continuous growth trend in recent years.

The following chart from Frost & Sullivan reflects that the scale of global sustainable investment assets has shown a continuous growth trend in recent years.

Under international climate agreements such as the Paris Agreement, governments are committed to reducing greenhouse gas emissions, and the regulation of environmental protection, carbon emissions, and resource consumption is becoming increasingly stringent. As a result, businesses and industries face growing policy pressure to reduce carbon emissions and enhance environmental sustainability, necessitating their active participation in sustainable development to address global climate change.

Moreover, some countries and regions introduced regulatory indicators setting standards for corporate carbon emissions. With the rise of the ESG concept, investors are placing more emphasis on ESG-related disclosures and metrics from companies. This prompted industries to actively integrate into the trend of sustainable development, fostering the emergence of the green economy. Green logistics and carbon trading have become prominent areas of focus in ESG. Green logistics reduces carbon dioxide emissions by optimizing transportation routes, using clean energy vehicles, and improving transportation efficiency, helping businesses achieve environmental goals while lowering operational costs. Carbon trading, a rapidly growing new field, offers companies and institutions the opportunity to reduce carbon emissions through market mechanisms. By trading carbon credits on carbon exchanges, businesses can buy or sell carbon allowances to achieve their carbon neutrality targets and contribute to sustainable development goals.

Background of the Global Green Industrial Supply Chain Industry

As detailed in the below chart, the global green industrial supply chain integrates the principles of sustainable development to promote an overall green transformation. This approach encompasses commodities trade and other important components such as green logistics and carbon markets. By implementing green supply chain management, core enterprises play a vital leading role; they must enhance their performance in energy conservation, emission reduction, and environmental protection while expanding the supply of green products and services to society.

Core enterprises serve a dual role in this process by optimizing energy and resource efficiency and collaborating with supply chain partners to improve their environmental performance. This green synergy fosters sustainable development throughout the entire industry chain, creating a more efficient resource utilization model and reducing waste and pollution in industrial production. The ultimate goal of green supply chain management is to achieve green development across the entire industry chain, enhancing the competitiveness of the supply chain and laying a foundation for the long-term sustainable development of the global economy.

The green trade of commodities promotes the greening of international trade through the procurement of environmentally friendly materials and adherence to environmental standards. Green logistics utilizes clean energy technologies and efficient transportation methods in logistics and storage processes to minimize greenhouse gas emissions. As a crucial support for the global green industrial supply chain, carbon markets promote investments and technological innovations in energy conservation and emission reduction through carbon trading mechanisms, facilitating low-carbon development across the entire chain. This green supply chain model reduces environmental burdens and creates additional growth opportunities in the green economy, helping to maintain sustainable prosperity and development while achieving carbon neutrality goals globally.

Drivers of the Global Green Industrial Supply Chain Industry

The growth of the global green supply chain industry is driven by several factors. First, the push for carbon neutrality accelerates companies’ green transformations, as national policies require businesses to reduce carbon emissions within their supply chains, promoting collaboration among upstream and downstream enterprises. The industrial supply chain, as a key component of carbon emissions, reduces its carbon footprint through the introduction of clean energy and optimization of production and logistics processes. Second, the demand for long-term sustainable development drives companies to optimize their supply chains to reduce costs, improve efficiency, and meet the requirements of ESG investment principles. Finally, technological innovations, such as the application of the Internet of Things (IoT), blockchain, and carbon emission tracking tools, help companies enhance supply chain transparency and management efficiency, providing new growth opportunities for green supply chains.

Many countries have set carbon neutrality goals, prompting companies to accelerate their green supply chain transformations. For example, China committed to achieve peak carbon emissions by 2030 and carbon neutrality by 2060. This goal establishes a timeline for the global industrial supply chain. This involves the green transformation of companies and encourages collaborative efforts among upstream and downstream enterprises to ensure that the entire industrial chain’s carbon emissions comply with policy requirements. Additionally, countries implemented policies and regulatory requirements to achieve carbon neutrality, providing guidance and incentives for the greening of corporate supply chains. For instance, the establishment of carbon markets encourages companies to purchase carbon credits or invest in low-carbon technologies through carbon trading mechanisms to meet their reduction targets. Moreover, green standards in international trade are continuously improving, motivating multinational companies to adopt more environmentally friendly processes and technologies within their supply chains. These policy drives provide external momentum for the transformation of global supply chains.

Industrial manufacturing and logistics transportation are among the primary sources of carbon emissions in the supply chain. Factories and manufacturers can optimize carbon emissions in the manufacturing process by introducing clean energy, improving the energy efficiency of production equipment, and minimizing waste generation. For example, the application of smart manufacturing and automation technologies can enhance production efficiency while reducing energy consumption and emissions. By optimizing the manufacturing process, companies can significantly lower the carbon footprint of their products during production. To reduce carbon emissions during transportation, businesses can adopt more environmentally friendly transportation methods, such as electric vehicles, optimizing transportation routes, and utilizing more efficient logistics management systems. The application of green logistics technologies, such as carbon emission tracking and supply chain transparency management, can help companies reduce their carbon footprint in the logistics phase. Additionally, shortening distances between supply chain nodes can effectively reduce carbon emissions during transportation. The carbon footprint of a product is not limited to the manufacturing process; it encompasses the entire lifecycle of the supply chain, from raw material procurement and processing to product manufacturing, delivery, and ultimately consumer use and waste disposal. Therefore, reducing the carbon footprint requires a comprehensive optimization of all supply chain stages.

By optimizing various aspects of their supply chains, companies can significantly lower operational costs and improve efficiency. This includes reducing unnecessary resource waste and lowering energy and transportation costs by optimizing raw material procurement, production processes, warehousing, and logistics management. For example, by adopting intelligent and automated production and supply chain management technologies, companies can reduce labor and resource consumption, thereby increasing output efficiency. In the context of globalization, the complexity and diversity of supply chain processes mean that reducing costs and enhancing efficiency not only strengthen a company’s competitiveness but also help businesses respond to market fluctuations and maintain long-term steady growth. As the importance of ESG investment principles grows, companies are increasingly focusing on green and sustainable development to attract investor interest.

In response to global climate change requirements, many companies are incorporating technological innovations into their supply chains. For instance, leveraging advanced technologies such as IoT, blockchain, and big data for transparent supply chain management helps companies better track and optimize resource utilization efficiency. Intelligent energy management systems and carbon emission tracking tools enable real-time monitoring and reduction of carbon footprints. These innovations help reduce environmental impacts and enhance the overall efficiency and responsiveness of the supply chain, creating new growth opportunities for enterprises.

Green Logistics Industry

The global green logistics technology industry is undergoing three important development stages, among which digital empowerment plays a key role in the process of realizing green logistics. These stages mark the all-round green transformation of the logistics industry from energy structure, data interconnection to carbon sink trading.

1.      Electrification Transformation.    Electrification transformation involves the greening of transportation equipment, represented by the shift from fuel drive to new energy drive. The key technologies in this stage are electric vehicles and fuel cell vehicles.

2.      Intelligent Upgrading.    Intelligent upgrading refers to installing sensors on logistics vehicles, collecting data through sensors and pooling them on the logistics SAAS platform in order to realize data flow coherence and energy efficiency improvement of the logistics process and to lay the foundation for global interconnection of data.

3.      Standardization and Trading of Carbon Sink.    By standardizing carbon sink data, new assets can be formed, thus realizing the commercialization of carbon sink trading and accelerating the green transformation of the logistics industry.

Development of the Global Carbon Market

In 1997 the Kyoto Protocol was developed, which is the only legally binding treaty for greenhouse gas reduction globally, imposing total emission reduction targets on all developed countries except the United States. The signing of this agreement marked a turning point for the rapid development of the carbon trading market, primarily due to the establishment of the Clean Development Mechanism (“CDM”). The CDM allows investors from developed countries to obtain “Certified Emission Reductions” (“CERs”) from emission reduction projects implemented in developing countries that contribute to their sustainable development.

Achieving carbon neutrality has become a unified action for countries worldwide in addressing the challenges posed by climate change. It is within this global consensus that the international carbon trading system emerged. The carbon market mechanism, based on carbon emissions trading, plays a crucial role in achieving global carbon reduction targets. This trading system is a market-based reduction mechanism that prices carbon emissions, thereby incentivizing companies and nations to lower their greenhouse gas emissions. Such a system not only aids in meeting reduction targets but also promotes the development of clean energy and low-carbon technologies, driving the economy toward a more sustainable direction. Although the global carbon market is currently in a decentralized and regionalized development stage, the growing energy crisis and increasing uncertainty from extreme weather events have led to a trend toward collaborative carbon market initiatives. This international cooperation aims to achieve synergy in the global carbon market, making it an irreversible trend in the fight against climate change.

Subsequently, several international treaties, including the Paris Agreement, have refined and adjusted carbon trading mechanisms. In 2021, significant progress was made during the 26th Conference of the Parties (“COP26”) to the United Nations Framework Convention on Climate Change held in Glasgow. Key achievements included:

•        Establishing new rules for carbon accounting and regulation;

•        Creating a mechanism for the transfer of carbon reduction credits among countries; and

•        Setting up a global carbon market supervised by United Nations entities.

As a market mechanism aimed at reducing greenhouse gas emissions and addressing climate change, carbon trading has extensive and far-reaching global effects, including environmental benefits, global cooperation, flexibility, funding sources, cost-effectiveness, and economic incentives. The goal of carbon trading is to reduce greenhouse gas emissions and mitigate global warming, and the impacts of climate change. By setting a total emissions cap and gradually lowering this cap, carbon trading can ensure actual environmental benefits.

Carbon sink resources and carbon assets

Carbon sink resources absorb carbon dioxide and sequester it, reducing the concentration of greenhouse gases in the atmosphere. Through conducting carbon sink projects, carbon assets could be realized. Carbon assets is a collective term for direct or indirect property rights and their derivatives that provide both environmental benefits and economic value. Carbon assets represent a new type of ecological asset and facilitate the trading of carbon emission rights and the monetization of environmental benefits through market mechanisms, providing economic incentives for both companies and countries to reduce greenhouse gas emissions.

The commercial innovation and implementation of carbon sinks, such as carbon credits and carbon offset projects, offer opportunities for transformation and upgrade across various industries. They provide new development models developing countries and regions, ensuring balanced global economic growth and environmental sustainability. Moreover, carbon sink projects involve ecological initiatives such as forest protection and wetland restoration which enhance biodiversity and ecosystem services while bringing economic benefits and social welfare to local communities.

Carbon Trading Market

As an important component of climate policy, the carbon market is increasingly being prioritized by governments worldwide. According to data from the International Carbon Action Partnership (“ICAP”), there are currently 36 operational carbon markets globally, 14 markets under development, and 8 jurisdictions considering carbon markets. The existing carbon markets are capable of covering 9.9 billion tons of carbon dioxide equivalent, which accounts for over 18% of global greenhouse gas emissions. As of 2023, the cumulative revenue from carbon markets has reached $74 billion, with a total accumulated revenue of $303 billion since 2007.

Key Success Factors

Various factors drive the commercialization success of the green industrial supply chain market. Technological attributes and capabilities play a critical role in carbon credit monitoring and standardization. Companies can provide highly accurate carbon emission monitoring and feasible reduction strategies by leveraging cutting-edge technologies such as artificial intelligence (“AI”), the Internet of Things (“IoT”), and big data analytics. Furthermore, collaborating within an ecosystem enables companies to partner with clients and technology service providers, allowing them to accumulate valuable data assets and ultimately monetize green data assets. Some of the most important factors to the success of the green industrial supply chain market follow:

•        Capability of Cooperation at Ecosystem Level.    Players with ecological collaboration capabilities are more likely to succeed in the industry. By partnering with various types of clients and strategically collaborating with technology service providers, companies can accumulate valuable data assets throughout the entire carbon credit monitoring and trading operation, ultimately leading to the monetization of green data assets. This cooperative model not only contributes to the formation of a robust industry ecosystem but also fosters sustainable long-term business development for enterprises.

Through the monitoring and analysis of client operational data, companies can amass a wealth of practical application data related to carbon emissions, carbon footprints, and carbon credits. This data enhances the service quality of the companies and allows for data integration and mining, creating valuable green data assets. By collaborating with technology service providers, companies can leverage cutting-edge technology for the monitoring and standardization of carbon credit assets within a controlled cost framework. This partnership model further strengthens the industry ecosystem and drives sustainable long-term business growth for enterprises.

•        Capability of Comprehensive Linkage Ability of Various Scenes.    Establishing comprehensive monitoring capabilities is crucial for carbon asset players, as it directly relates to the confirmation and standardization of carbon assets. The logistics environment encompasses a complex transportation chain that includes multiple variables such as vehicle fuel consumption, transport routes, and cargo loads.

By implementing full-scale logistics monitoring, carbon asset players can comprehensively and accurately collect carbon emission data from each logistics node. This data collection approach covers everything from the operation of transport vehicles to the energy usage of storage facilities, enabling companies to accurately reflect the carbon footprint of the entire logistics chain.

Comprehensive monitoring provides the foundation for generating and assessing carbon credits, ensuring the authenticity and compliance of carbon assets. By establishing end-to-end logistics monitoring, carbon asset players can confirm carbon assets accurately and in real-time, ensuring the verifiability and transparency of carbon credit data while achieving standardized conversion of carbon credits. This capability lays the groundwork for the financialization of carbon assets and drives liquidity and innovation within the carbon trading market. Additionally, by optimizing logistics processes, companies can further reduce carbon emissions and enhance their green competitiveness. In the competitive landscape of future carbon markets, carbon asset players equipped with comprehensive monitoring and standardization capabilities are more likely to achieve long-term commercial success and market leadership.

•        Standardization Capability of Carbon Products.    The standardization capability of financial products directly impacts the traceability, transparency, and trustworthiness of carbon assets in the market. This capability allows carbon assets to be unified through market-recognized verification reports and standardized processes. This standardization process significantly enhances the transparency of carbon credits, ensuring that each carbon credit in the market has the same accounting basis and certification standards. Furthermore, the homogenization of the carbon market allows carbon credits to be traded freely like traditional financial products, greatly simplifying the trading process and reducing transaction costs. By achieving the standardized conversion of carbon assets, carbon trading players can effectively enhance market recognition, attract more investors, and promote liquidity within the carbon market.

•        Technological Attributes.    Technological attributes and capabilities are essential in the processes of carbon sink monitoring and standardization. By leveraging cutting-edge technologies such as AI, the IoT, and big data analytics, companies can provide highly accurate carbon emission monitoring for their clients and propose feasible reduction strategies in real-world application scenarios. These technologies not only automate the collection and processing of vast amounts of data but also analyze the impact of various factors on carbon emissions, enabling businesses to develop customized reduction strategies to better achieve their carbon neutrality goals. In the carbon sink monitoring phase, the application of technology can track and monitor factors such as transportation routes, vehicle energy consumption, and cargo load, helping companies rapidly assess their carbon emissions and make necessary adjustments. The use of AI enhances the efficiency of carbon monitoring and facilitates future carbon emission pathway planning and reduction strategies through predictive modeling.

Intelligent Software Platform

Our Intelligent Software Platform, which we refer to as the DXG RWA Factory, is in the early stages of development. The platform is designed to support the tokenization of Real-World Assets (RWA) that contribute to sustainable development and will ultimately be offered as a Platform-as-a-Service subscription.

When completed, the platform will support the following major functionalities, which we will perform via a combination of manual and automated methods:

•        Data Acquisition.    The process by which we connect into our customers’ IT and other operating systems to extract their sustainability data.

•        Data Digitalization.    The process by which we measure, verify, and report material sustainability-related metrics and certify customers’ data, ensuring that all necessary qualifications specified by standards-setting organizations have been met.

•        Conversion into Digital Financial Products.    The processes whereby we convert the certified data into digital financial products such as Carbon Credits, RECs, RWA tokens and certificates, and other digital instruments.

•        Digital Financial Product Trading.    The process by which we monetize digital financial instruments on behalf of our customers, earning trading commissions for us.

As part of our ongoing development of the DXG RWA Factory, we created a number of proprietary systems that serve as components of our tokenization and sustainability infrastructure. Two such components are:

•        The ECaaS Platform (Environmental Compliance as a Service) — A proprietary software framework designed to support end-to-end environmental data privacy compliance, auditability, and production transparency. The platform is intended to allow for real-time data capture, tokenization, and reporting in connection with supply chain and logistics operations.

•        The dMRVS System (Digital Measurement, Reporting, Verification, and Scoring) — A digital platform that supports transparent monitoring, reporting, and verification (MRV) of carbon-related and nature-based projects.

Both systems are components of our broader DXG RWA Factory framework and are intended to support future revenue-generating tokenization activities, but are not intended to be commercialized as standalone applications. These components are being integrated with other components of the DXG RWA Factory, and so while the dMRVS and ECaaS systems in their present configurations preliminarily meet the standards of the World Sustainable Development Standards Organization (WSSO) and can be integrated with third-party MRV organizations which also meet the WSSO standards, their ultimate value to us and their contribution to our revenue and operations will only be realized when they are successfully integrated into our broader DXG RWA Factory framework. There can be no assurance that we will be successful in those integrations, and even if successful, our DXG RWA Factory’s commercial success will depend on market adoption, regulatory approval, and our successful implementation of that platform as a whole. See “Risk Factors — Risks Related to Our Business and Industry — The Frost & Sullivan Valuation Report relies on assumptions about our systems that are not yet fully developed or formally recognized by standards bodies” on page 50 of this Prospectus.

The fully scaled version of the DXG RWA Factory is not expected to be operational within the next 12 to 18 months. In the interim, we intend to offer tokenized products using a combination of manual and partially automated processes. Many components of the platform — such as data pipelines, token issuance mechanisms, and exchange integration — will be developed iteratively as use-case-specific solutions before being fully integrated into the broader platform.

We are actively evaluating and, in some cases, engaging with third-party partners for blockchain infrastructure, tokenization engines, asset verification, and custody. These may include, but are not limited to, partners with which we form joint ventures, and vendors operating in multiple compliant jurisdictions. We are also evaluating blockchain technology stacks, including Avalanche subnets, for their regulatory and technical suitability.

The jurisdictions in which we intend to initially operate are still being finalized and may depend on the asset class being tokenized, local regulatory frameworks, and the location of our partners and investors. We anticipate that our initial projects will include:

•        Tokenization of computing and data centers; and

•        Tokenization of nature-based assets.

We are modeling our approach on successful institutional tokenization efforts (such as BlackRock’s BUIDL fund) that are designed to appeal to traditional investors.

To date, we have taken the following steps:

•        Hired a full-time software development team;

•        Engaged a leading cybersecurity firm (fyeo.io) to assist with smart contract audits and security reviews;

•        Retained global law firms and advisors, including Jones Day, to advise on legal and compliance matters;

•        Initiated discussions and technical diligence with asset verification and tokenization providers operating in regulated markets.

As of the date of this filing, we have not created, deployed, or issued any tokens. Our first tokenization project is still in the planning phase and, if successful, is expected to occur later in 2025. We are evaluating multiple blockchain infrastructure options and have not yet finalized the specific blockchain(s) on which our tokens will be minted. As a result, characteristics such as the issuance process, transfer mechanics, wallet compatibility, and custody protocols are still being determined.

While the characteristics of our anticipated token offerings, including the rights of holders and how the rights and characteristics of such token(s) will be memorialized, we anticipate that each token offering will be structured independently and may include unique terms. However, based on current planning, we expect that our token offerings may exhibit some or all of the following characteristics:

•        A standard smart contract deployed on a blockchain that records token holder balances;

•        AML/KYC procedures for purchasers, tailored to relevant jurisdictional requirements;

•        Transfer restrictions based on applicable securities laws and token classifications;

•        Rights to participate in cash flows derived from the underlying asset or fund;

•        No direct control by token holders over the underlying asset or its management;

•        Non-binding voting mechanisms enabling token holders to express views to fund managers;

•        Potential dividend or distribution features, subject to ongoing structuring and legal review.

We are still assessing how rights and terms associated with each token will be memorialized — this may include on-chain smart contract parameters, off-chain legal documentation, and whitepapers or offering memoranda tailored to each issuance.

Our anticipated tokenization business will be segmented into three primary revenue categories:

1.      Logistics & Commodities Token Revenue — This segment relates to the tokenization of operational data and logistics flows, particularly in the context of green logistics and supply chain infrastructure. This includes digital representations of inventory, movement, and sustainability performance, with initial activities already underway pursuant to amendments to existing logistics contracts as described elsewhere in this prospectus.

2.      REC, Carbon, and AI Token Revenue — This includes the tokenization of renewable energy certificates, carbon credits, and data from distributed AI and computing infrastructure. We are currently trialing our tokenization processes in all three of these areas.

3.      Nature-Based Assets Token Revenue — This segment involves tokenization of rights derived from natural assets such as forests, wetlands, and other environmental resources. Our joint venture with Forest First International Inc. in the Maluku Islands is our first initiative in this category.

We expect revenue-generating tokenization activities to begin in fiscal year 2025. These activities are being funded through existing loan arrangements and working capital support from related parties. For additional information regarding such loan arrangements, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Sources of Cash Flow” on page 71 of this prospectus.

While there can be no assurance that we will achieve the revenues projected in the Frost & Sullivan valuation, we currently believe that the projected tokenization revenue of $541 million for the 2025 fiscal year is a reasonable estimate, assuming successful execution of our current business plans, continued market adoption of tokenized assets, and no material delays or regulatory impediments. Actual results may differ materially from these projections due to execution risks, regulatory delays, or customer adoption rates.

We acknowledge that some tokens may be treated as securities and intend to follow legal and regulatory guidance in each jurisdiction where tokens are offered. Until a blockchain and issuance structure is finalized, we cannot yet determine the complete technical stack, issuance mechanics, or wallet architecture.

We believe taking the above steps will provide our platform with the requisite external legal, technology, and financial partners required. In addition, we are evaluating or engaging with partners for tokenization, asset verification, custody, and exchange connectivity. These partners are expected to help ensure regulatory compliance and maintain economic parity between the underlying Real-World Assets and their tokenized representations.

Although we are optimistic about the platform’s long-term value, the development process is at an early stage, and many technical, regulatory, and commercial milestones remain undefined. There is no guarantee that we will be able to complete the platform as envisioned, secure sufficient financing, or find institutional partners willing to support or trade the tokenized instruments we plan to offer. While we intend to pursue the development of our intelligent platform operating business, including the tokenization of revenue streams and digital asset transactions, as of the date of this prospectus, we have not yet secured any capital commitments for strategic partnerships or joint ventures in this area. In addition, we have not completed any tokenizations or conducted any transactions involving tokenized data on digital platforms. Our future success in this area depends on our ability to establish such partnerships, develop operational capabilities, and complete tokenization transactions.

Current Operations and Development Status of Tokenization Capabilities

As of the date of this prospectus, we have not conducted any transactions involving tokenized data on digital platforms. We are, however, currently in the process of token creation in connection with the Forest First Agreement, which is falls under both our expected Nature-Based and REC and Carbon customer segments, and are in the process of trial token creation for use cases corresponding to our other anticipated near-term customer segments and project types such as Logistics & Commodities and AI Resources.

These activities include building technical infrastructure, software, and legal frameworks to support the future tokenization of real-world assets and sustainability-linked data in compliance with applicable regulatory regimes. These activities are also currently being conducted using a combination of manual and partially automated processes, and many components of our platform, such as data pipelines, token issuance mechanisms, and exchange integration, are being developed iteratively as use-case-specific solutions before being fully integrated into the broader platform.

We are also actively evaluating and, in some cases, engaging with third-party partners for blockchain infrastructure, tokenization engines, asset verification, and custody. These may include, but are not limited to, partners with which we form joint ventures, and vendors operating in multiple compliant jurisdictions. We are also evaluating blockchain technology stacks, including Avalanche subnets, for their regulatory and technical suitability.

In parallel, we continue to operate green logistics and supply chain services, including the collection, structuring, and storage of large-scale ESG-relevant datasets through our affiliated logistics networks and data infrastructure platforms, and have begun trial tokenization activities for these business units as well.

We expect commercial tokenization activities to commence in 2025 based on the processes that have begun in connection with the Forest First Agreement, our green logistics and supply chain services, our AI resources activities, and from potential other anticipated near-term customer and project development activities for which we are currently in trial tokenization development.

As part of these exploratory efforts, we are evaluating a tokenization program involving a network of approximately fifty data centers across the United States. These data centers are owned and operated by third parties, and we do not own, lease, or operate any such facilities. The program remains at an early conceptual or trial stage and is intended to demonstrate the application of our technology platform to tokenized infrastructure assets. We have not entered into any material agreements related to this initiative, and we are not making any capital expenditures to build or manage data centers.

As of the date of this prospectus, our intelligent software platform is being developed by a team of approximately 31 independent contractors. These individuals are engaged in various technical roles, including software architecture, platform engineering, product development, and data integration.

Each of these individuals has entered into a standard-form independent contractor agreement with us. These agreements include customary provisions such as:

•        Confidentiality and data protection obligations;

•        Assignment to the Company of all intellectual property and work product created in connection with the services;

•        Non-solicitation covenants restricting solicitation of the Company’s employees and customers during and after the term of engagement;

•        Defined scopes of work and deliverables tailored to the individual’s responsibilities;

•        Standard termination rights allowing either party to terminate the engagement with notice; and

•        Payment terms consistent with industry standards for the services provided.

These contractors operate under the direction of our internal leadership team, which coordinates development priorities, supervises deliverables, and ensures that core platform design and functionality remain under the Company’s strategic control.

Digital Trading Relationships

We intend to develop relationships and interfaces into the world’s digital trading platforms such as Binance, Coinbase, and Bybit, and OKX, among others, and into certification and standards-setting agencies such as WSSO, CBDCCO, and the Climate Action Reserve for sustainability data. We believe these interfaces will allow us to sell, trade, and/or barter the RECs, Carbon Credits, RWA Certificates, tokens, and other digital assets we expect to create from our customers’ sustainability and other data over time.

Regulatory and Market Risks Related to Digital Assets

As part of our ongoing transition, we are actively developing capabilities for converting sustainability and real-world asset data into digital financial instruments. While we are not yet engaged in tokenizing real-world assets or handling crypto assets on behalf of customers, we have begun assembling the required technology, compliance, and operational components to support such offerings in the future. We expect to offer these services — including potential tokenized offerings to institutional customers, including those in the United States — once regulatory and technical milestones are met. Our intended business model is fee-based, with anticipated revenue from subscription services, usage fees, and digital asset-related transactions. We do not expect to rely on the appreciation of digital assets for our revenues.

We do not intend to hold crypto assets on behalf of customers or assume direct exposure to crypto asset market volatility. Our fee revenue is expected to remain unaffected by market fluctuations or price volatility in the digital asset markets.

Regarding regulatory exposure, we do not anticipate holding material assets that could be impacted by the bankruptcy of other market participants. Similarly, we do not foresee any significant risks related to excessive or suspended redemptions or withdrawals, as we are not directly involved in managing client funds or acting as a custodian for digital assets.

Additionally, we do not expect reputational harm due to disruptions in the crypto asset markets or exposure to counterparty risks stemming from the bankruptcy of other entities or market participants. Our model focuses on creating and trading digital financial instruments based on sustainability and real-world asset data, not engaging in activities where counterparties or custodian risk could directly affect us.

We also do not anticipate any unauthorized or impermissible access to our products and services in jurisdictions where such access is prohibited or restricted. We intend to fully comply with applicable laws and regulatory requirements in all jurisdictions where we operate, including the United States.

Customer Acquisition Activities

We currently have discussions underway to deploy our methodology with several entities in a diverse range of sustainability and real-world asset sectors, including entities:

•        developing portfolios of nature-based carbon capture concessions;

•        developing portfolios of data and computing centers, together with their power and connectivity assets;

•        deploying alternative energy solutions such as solar, wind, hydro, geothermal and associated battery storage systems and virtual grid implementations;

•        developing a digital trading platform for critical commodities and metals; and

•        that are part of our legacy green logistics value chain business.

We can give no assurances that all or any will ultimately enter into agreements or otherwise become customers of ours. We believe that, if we are successful in fully integrating them as customers, we will have a good start on capturing and implementing value-creating digital data products across many of the major types of sustainability initiatives operating in the world today.

Capital Sourcing

The expansion of our business, development of our platform and, ultimately, fulfilment of our mission are all largely dependent on access to capital necessary for growth. We intend to source third-party capital to fund such expansion and development, as well as funding the sustainability projects of our potential customers. However, there are risks and uncertainties associated with completing our expansion and development on a timely schedule, which include access to capital and access to qualified software development personnel and resources. While we are confident that our platform has the potential to simplify and automate the conversion of sustainability data into monetizable instruments, there is no guarantee that our expansion will be successful. The expansion and success of our new platform will be dependent on our ability to generate future revenue from operations and sourcing additional outside investment, none of which are guaranteed.

Market Opportunity — Digital Financial Products

According to a Boston Consulting Group report, the digitally converted assets market is projected to increase from $1.0 trillion in 2024 to $16 trillion by 2030, reaching about 10% of global GDP by 2030. This increase highlights the shift towards digital asset fragmentation, such as exchange-traded funds (“ETFs”) and real estate investment trusts (“REITs”), on blockchain. This transition represents an early but compelling phase in what could eventually encompass the full spectrum of global assets, estimated at $900 trillion today.

Real-World Assets and Blockchain: A Vast Opportunity

We believe the market for digitally converted assets is poised for future growth. The $16 trillion Boston Consulting Group forecast represents only a small fraction of total global assets, of which the Boston Consulting Group believes $900 trillion can be tokenized. Given that anything capable of digital conversion could be represented on the blockchain, the long-term potential stretches toward the entirety of global asset value. We believe that the digitally converted asset markets we are pursuing will represent 10% or more of the total market, which indicates that our future total addressable market potential could be as large as $1.6 trillion dollars per year by 2030.

We intend to use substantially the same capabilities and techniques to pursue the digital conversion of RWAs as we will be employing for the digital conversion of sustainability assets, namely a combination of manual and automated processes, together with the use of third-party resources and infrastructure, as we continue to further develop our own capabilities and infrastructure.

Specifically, we intend to employ third-party legal, asset verification, tokenization, and tokenomics professionals to create our sustainability and RWA certificates and tokens. We will rely upon the expertise of these professionals to determine, in each case, the optimal third-party blockchains to employ and the optimal third-party digital exchanges on which to list our certificates and tokens.

We are in the early stages of developing the processes, applications, and tools by which we will tokenize RECs, Carbon Credits, RWA Certificates, and other digital assets. We have not yet launched or completed any tokenization projects, and many implementation details remain under development. As such, there is no guarantee that all or any of these assets will be tokenized, or that our platform will be capable of doing so as currently envisioned.

At present, we anticipate that our digital financial products will be limited to tokens created as part of our proprietary offerings. We do not currently plan to offer third-party crypto assets through our platform.

We are currently evaluating a range of blockchain infrastructure options to support our future tokenization efforts. We have not yet chosen the blockchain technology that will be used for our first tokenized offering. However, we are prioritizing mature, third-party blockchain technologies with proven success in supporting large-scale RWA token projects. Blockchain options we are considering include, but are not limited to, an Avalanche subnet.

While blockchain offers the promise of transparency and decentralized verification, there are serious risks and limitations to relying on blockchain technology. These include scalability constraints, high transaction costs, latency, and reliability concerns. There is a risk that existing blockchain platforms may not meet the performance, security, or compliance requirements necessary to support our long-term roadmap. As such, we may need to adjust our product strategy if the underlying infrastructure proves insufficient.

Our current plan is to begin with tokenized assets that have relatively low volatility and straightforward regulatory characteristics — such as REIT-backed real estate or verified sustainability-linked assets — before expanding to more complex and dynamic Real-World Assets. However, we have not yet finalized which asset classes will be tokenized first, and our timeline and roadmap remain subject to change.

To the extent we develop proprietary applications or tools to support token issuance, compliance, and trading, they will initially apply only to tokens we create. These tools may rely on a combination of blockchain-native smart contracts and off-chain systems for verification, recordkeeping, AML/KYC compliance, and user interface functions. We have not yet finalized the architectural structure of these tools or whether any components will be built in-house or through third-party partners.

We intend to proceed carefully, leveraging legal, cybersecurity, and blockchain development partners to ensure compliance, security, and reliability as we design and roll out our initial offerings.

Carbon Credit and Renewable Energy Certificates

Core areas of our future focus are the carbon credit (“CC”), the REC and the RWA markets for which we are building our data capture, transformation, and trading technology.

Certification and Trading Values for CC and RECs

In the realm of digital assets, carbon credits, and RECs, inefficiencies such as verification challenges and inconsistent valuations persist. We believe our intelligent platform verification and certification processes will bring a higher level of precision and validation to our carbon credit and REC activities, thus gaining us more efficient access to high-quality certification agencies. This approach enhances market confidence in the credit’s or certificate’s validity, which generally translates to higher trading values per CC or REC.

Addressing Market Inefficiencies

We believe our solutions address these issues, standardizing metrics and harnessing AI for seamless verification, which ensures that asset valuations in these emerging markets reflect their true environmental and financial worth.

Go-To-Market Strategy

Our vision is to usher industries into a new era where economic returns automatically drive sustainability initiatives without the need for substantial subsidies or regulatory interventions. Our company motto, “Turning Green into Gold,” encapsulates our ambition to redefine sustainability by making it profitable and, therefore, inherently sustainable. We believe that sustainability driven by real economic value and profitability is the key to long-term environmental progress. By creating a self-sustaining, economically viable model for green initiatives, we intend to redefine the impact that financial markets can have on environmental progress.

Business Expansion and Sector Initiatives

Our goal is to expand our relationships with existing, legacy business customers across a wide array of sustainability sectors and enter into new contracts to provide our new platform and data monetization for the appropriate portions of their sustainability and real-world asset projects and initiatives. Below is a summary of the types of entities we intend to target as well as sustainability sectors into which we plan to expand:

•        Green Logistics:    We intend to target the customer base in our legacy green logistics management business for our platform and data monetization services.

•        Solar Facilities:    We believe our platform will be attractive to entities with solar energy infrastructure construction projects in France and Belgium.

•        Virtual Grid and Grid Storage:    We believe our platform will be attractive to entities that offer virtual grids and grid storage since these sectors are key in actually getting electricity produced by all non-carbon sources such as solar, wind, and geothermal into the grid, and thus measurable and accountable for the credits and certificates our platform will be generating.

•        Data and Compute Centers:    We believe our platform will be attractive to entities that have existing data and compute centers and those that are developing new centers, especially those that are sustainably powered. For these facilities, not only are the physical assets tokenizable, but also the actual storage, compute, and AI resources.

Revenue Sourcing

We are working to develop revenue streams from three sources initially:

1.      Subscription Services:    We believe our core revenue sources will be our DXG intelligent software platform, which will provide subscription-based and usage-based datafication and monetization services, together with fee-based revenue we will earn from the creation and trading of sustainability and real-world asset digital financial instruments.

2.      Renewable Energy Certificate (REC) and Carbon Credit Trading:    We intend to create and trade REC, Carbon Credits and other sustainability-oriented digital financial products via a combination of manual and automated systems, together with third-party resources as described above.

3.      RWA Certificate Trading:    We intend to create and trade RWA digital financial products via a combination of manual and automated systems, together with third-party resources as describe above.

Competitive Strengths

We believe our primary competitive strengths are our experience managing our legacy green logistics business, though which we have been exposed to several of the concepts we are using for our expansion, and our highly experienced management team, who all have successful track records building large scale technology-based enterprises.

Our Expected Future Offerings

Given the projected growth in digitally converted assets generally, we are developing our software platforms, exchange interfaces, and other sustainability data capabilities to be able to perform similar functions for “Real World” asset data outside the sustainability sector.

Technology

We are developing our intelligent software platform using available and open-source technologies used in Artificial Intelligence and other “Big Data” analytics platforms. These include dynamic ontology, large language models, large world models, and digital twin capabilities, among others.

We intend to form vendor relationships with entities that have pre-existing connectivity and trading privileges on digital financial exchanges until we can establish those capabilities.

Competition

We face competition from several companies operating in our sector, including large enterprise software companies, government contractors and system integrators. We also face competition from emerging companies as well as established companies that are only beginning to enter this market. Many of such competitors have more experience, more customers, and greater resources than we do at the present.

Government Regulations

As a solutions integrator, we are required to adhere to data privacy and security laws for collecting, using, disclosing, and processing information related to identifiable individuals, such as our employees, and representatives of business partners and vendors. We believe we comply with all applicable international privacy and security laws and regulations. However, these laws and regulations impose comprehensive compliance requirements that are constantly evolving and we may be required to change our compliance methods to keep in line with such evolving requirements.

Intellectual Property

We developed all of our platform technology in-house and from open-sources, and so we are not materially dependent upon any specific IP or combination of IP to the current conduct or growth prospects for the Company. We consider all of our internally generated technology to be in the form of “trade secrets” with which we protect in accordance with the standards required of us.

Legal Proceedings

While we are not involved in any current or outstanding legal proceedings, we may become involved in such proceedings in the ordinary course of business.

Cybersecurity

We employ procedures designed to identify, protect, detect and respond to and manage reasonably foreseeable cybersecurity risks and threats. To protect our information systems from cybersecurity threats, we use various security tools that help prevent, identify, escalate, investigate, resolve and recover from identified vulnerabilities and security incidents in a timely manner. These include, but are not limited to, internal reporting, monitoring and detection tools, employee education, password encryption, frequent password change events, firewall detection systems, anti-virus software and frequent backups.

We regularly assess risks from cybersecurity and technology threats and monitor our information systems for potential vulnerabilities. We conduct regular reviews and tests of our information security program and also utilize other exercises to evaluate the effectiveness of our information security program and improve our security measures and planning.

To date, we have not experienced any attacks intended to lead to interruptions and delays in our service and operations as well as loss, misuse or theft of personal information (of third parties or employees) and other data, confidential information or intellectual property. Any significant disruption to our service or access to our systems in the future could adversely affect our business and results of operation.

Our board of directors oversees our enterprise risk assessment, where we assess key risks within the Company, including security and technology risks and cybersecurity threats. The Audit Committee of the board of directors oversees our cybersecurity risk and receives regular reports from our management team on various cybersecurity matters, including risk assessments, mitigation strategies, areas of emerging risks, incidents and industry trends, and other areas of importance.

Securities Assessment Policies and Procedures

We intend to implement a comprehensive set of policies and procedures to assess whether the digital assets and digital-asset-related services and products we intend to offer are securities under Section 2(a)(1) of the Securities Act. These policies and procedures will be designed to ensure that we do not facilitate or engage in transactions involving unregistered securities in violation of applicable U.S. federal and state securities laws.

Our assessment framework will incorporate multiple legal and regulatory considerations, including:

•        Application of the Howey Test — We will evaluate whether a given asset constitutes an “investment contract” based on (i) investment of money, (ii) in a common enterprise, (iii) with an expectation of profits, (iv) derived from the efforts of others.

•        Application of the Reves Test — We will assess whether the asset could be deemed a “note” under U.S. securities laws.

•        Economic Reality and Functionality Analysis — We will analyze the use case of the asset, including whether it serves as a utility token, payment mechanism, or governance token with decentralized functionality.

•        Consideration of Decentralization Factors — We will examine whether the network underlying the digital asset is sufficiently decentralized, as suggested by regulatory guidance.

•        Regulatory Guidance and Precedent — We will incorporate relevant statements, enforcement actions, and no-action letters issued by the U.S. Securities and Exchange Commission (“SEC”), the Commodity Futures Trading Commission (“CFTC”), and other regulators.

•        Ongoing Monitoring and Legal Review — We will regularly review and reassess the classification of assets in light of evolving regulatory guidance, enforcement trends, and judicial developments.

Our policies and procedures will be risk-based and subject to judgment, and we cannot guarantee that regulatory authorities will agree with our determinations. If any regulatory authority, including the SEC, were to determine that one or more of the digital assets or services we offer constitute unregistered securities, we could be subject to enforcement actions, penalties, and regulatory restrictions that could have a material adverse effect on our business.

Cash Transfers and Dividends Policy

We conduct a portion of our operations through our subsidiaries, and we expect that cash will be transferred within our organization through intercompany loans, capital contributions, and other internal transactions in compliance with applicable regulations. As of the date of this prospectus, no transfers of cash, dividends, or distributions have been made between the holding company and its subsidiaries, nor have any distributions been made to U.S. investors.

Intended Cash Transfers and Dividend Distributions

We intend to distribute earnings upstream from our subsidiaries to the publicly traded holding company, subject to available cash, applicable laws, and contractual restrictions. Future distributions will be determined by our board of directors based on financial performance, capital requirements, and business strategy.

Dividends and distributions to U.S. investors, if declared, would be subject to applicable withholding taxes and foreign exchange regulations in the relevant jurisdictions. The specific tax consequences will depend on the applicable tax treaties and laws in effect at the time of the distribution.

Our ability to transfer funds from our China subsidiaries to us in form of dividend distributions shall be subject to restriction and regulation under applicable laws (e.g. Company Law and foreign exchange and tax regulations.). In addition to applicable foreign exchange and tax rules, before dividends can be distributed from a China subsidiary, the following conditions need to be met in advance: (1) the China subsidiary shall make allocations for statutory reserve fund and, where applicable, discretionary reserve fund: i.e. 10% of the company’s profits shall be allocated as the Company’s statutory reserve, provided that further allocation will be not be compulsory after the cumulative amount of the Company’s statutory reserve fund attains 50% of the company’s registered capital; if the Articles of Association of a China subsidiary makes no special provision on allocation of discretionary reserve, the allocation of discretionary reserve funds shall be decided upon by the subsidiary’s shareholders’ meeting. (2) the China subsidiary shall make up for its losses from previous years: i.e. where the company’s statutory reserve fund is insufficient to make up for previous years’; losses, the current year’s profits should first be used to make up for the company’s losses before using the statutory reserve fund to make up for such losses.

The Articles of Association of the Company’s PRC subsidiaries contain no provision that restricts the subsidiaries’ ability to transfer funds from the China subsidiaries to their respective parent companies.

Restrictions on Foreign Exchange and Cash Transfers

As a holding company incorporated under the federal laws of Canada with significant subsidiaries in Korea and the People’s Republic of China (PRC), we are subject to both Korean and PRC foreign exchange controls, which impose restrictions on the movement of funds across borders.

In Korea, cross-border fund transfers are regulated under the Foreign Exchange Transactions Act and its related regulations. Transfers of funds between our Korean entity and its non-Korean affiliates may require prior approval, reporting, or registration with a foreign exchange bank, the Bank of Korea or the Ministry of Economy and Finance, depending on the transaction’s nature, amount, and purpose. Restrictions may apply to outbound and inbound investments, intercompany loans, remittance of dividends or any other distributions, and other capital transactions, and failure to comply with applicable requirements could result in penalties or restrictions on fund transfers.

In China, our subsidiaries are subject to strict foreign exchange control policies imposed by the State Administration of Foreign Exchange (“SAFE”). Under PRC regulations:

•        Funds in RMB in “capital-account” transactions (such as repatriation of dividends, capital contributions, etc.) cannot be freely converted into foreign currencies or remitted offshore without prior approval from SAFE or designated banks.

•        PRC subsidiaries may only distribute dividends to the holding company after meeting statutory reserve and tax obligations, and even then, such distributions require regulatory approval.

•        Intercompany loans, capital contributions, and other cross-border transactions involving PRC entities are subject to foreign debt quotas and regulatory review.

•        The PRC government has broad discretion to adjust foreign exchange policies, impose new restrictions on capital outflows, or further limit the remittance of funds to foreign entities, which could impact our ability to transfer cash out of China.

Due to these restrictions, there are limitations on our ability to freely transfer funds from our PRC subsidiaries to our Korean subsidiary and from our Korean subsidiary to DeepGreenX. To date, we have not transferred funds out of China to our Korean subsidiary or to U.S. investors. Furthermore, our foreign exchange filings in Korea are not in compliance and will require update and other remedial process with Korean authorities, who may seize or confiscate the subject shares of the Korean subsidiary and assess criminal liability, administrative fine or warning in connection with such noncompliance depending on the size of transactions. Future transfers, including dividend distributions from our PRC and Korean subsidiaries, as well as transfers of shares of our PRC subsidiaries by our Korean subsidiary, will depend on regulatory approvals, compliance with foreign exchange restrictions and completion of requisite remedial measures regarding past compliance. There is no assurance that current regulations will not change, or that we will be able to freely transfer funds between our PRC subsidiaries and our Korean subsidiary or distribute earnings to U.S. investors in the future.

For further details, see “Dividend Policy,” “Management’s Discussion and Analysis — Liquidity and Capital Resources”.

Facilities

We lease an aggregate of 894 square feet of office space in one location in Seoul, Korea.

Employees

We have three full-time employees in Korea, and 71 employees and 11 independent contractors in China. Our full-time employees in Korea are primarily engaged in operations and administrative support. Our employees in China are primarily engaged in logistics, customer operations, and data services supporting our legacy supply chain business. There have been no material changes in the number of employees over the past three fiscal years.

The remainder of our staff, including our executive officers, are currently serving the Company as independent contractors in their respective jurisdictions. It is our intention to convert all of our independent-contracted executive, operational, and administrative personnel to full-time employee status once their duties become full-time. For our executive officers, this will occur shortly after the consummation of our Direct Listing.

Insurance

We maintain property, liability, and business interruption insurance appropriate for our current operations. As of the date of this prospectus, the Company is in the process of securing directors’ and officers’ liability insurance coverage for DeepGreenX Group Inc., our newly formed parent entity. We expect to bind appropriate coverage prior to the effectiveness of our listing.

Pending finalization of that coverage, Sun Seven Star Gift Holdings LTD., the Company’s majority shareholder, has agreed to indemnify our directors and executive officers against liabilities, costs, and expenses that may arise in connection with their service to the Company, to the extent the Company is unable to do so, and subject to customary exclusions and compliance with the CBCA. This arrangement is intended to provide interim protection until formal insurance coverage is in place.

MANAGEMENT

Directors, Director Nominees and Executive Officers

The following table sets forth information regarding our directors, director nominees and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Barclay Knapp	68	Director, Chief Executive Officer
Kevin Wu	28	Director, Chief Administrative Officer
Aneel Waraich	44	Director
Njuguna Ndung’u	66	Director Nominee
Lan Yang	56	Director Nominee
Allen Salmasi	70	Director Nominee
Paul Scully	57	Director Nominee
Sunith Varkey	38	Director Nominee
Xuejun Mao	53	Chief Revenue Officer, Chief Compliance Officer
Kenneth Lam	60	Chief Financial Officer
Alec Saltikoff	47	Chief Operating Officer and Chief Strategy Officer
Tony Miao	44	Chief Technology Officer
Robert Griffitts	54	Chief Legal Officer and Secretary

Unless otherwise indicated, the business address of each director and executive officer is c/o 22 Vanderbilt Avenue, Suite 7A, New York, NY 10017.

Biographical information

The following is a summary of certain biographical information concerning our directors, director nominees and executive officers as of the date of this prospectus.

Barclay Knapp

Barclay Knapp has served as a Director and Chief Executive Officer of our Korean subsidiary since November 2024, and as a Director and Chief Executive Officer of the Company since May 2025. Mr. Knapp has been a successful Chief Executive Officer and serial entrepreneur in technology for over 40 years. Highlights include his pioneering role in the Broadband Internet industry as cofounder and Chief Executive Officer of NTL, Inc. (now Virgin Media) the UK’s dominant broadband company, and his pioneering role in the US cellular industry as Chief Executive Officer of Cellular One, the largest regional system operator in the US at the time. Since 2003, Mr. Knapp has served as Chairman and Chief Executive Officer of Hawkwood Group, LLC and its predecessor entities. Hawkwood performs strategic advisory, investment sourcing, and operating management functions for clients at inflection points in their development. Barclay received an MBA with Distinction from Harvard in 1983, and BA in Mathematics from The Johns Hopkins University in 1979, where he also currently holds an appointment as a Senior Fellow in both the Department of Economics and the Center for Financial Economics.

Kevin Wu

Kevin Wu has served as a Director and Chief Administrative Officer of our Korean subsidiary since November, 2024, and as a Director and Chief Administrative Officer of the Company since May 2025. Mr. Wu has extensive experience with project management, administration, and maintaining industrial relations, serving as the US General Manager of Powermers Smart Industries, Inc. from February 2023 to November 2024. Prior to that, and during and after graduating from Columbia College with a BA and MA from the School of Visual Arts in 2020, Kevin was self-employed as a freelance writer, translator, and curator of art, he has published multiple works on renowned publications and has helped organize multiple international events at prestigious venues such as the Louvre.

Aneel Waraich

Aneel Waraich, age 44, is currently the Chief Executive Officer of a private mining company Olympic Precious Metals Ltd, focused on copper and precious metals development assets, where he also leads investor relations efforts. He is the Founder and Managing Partner of ATMA Capital Markets, where he advises sovereign wealth funds, institutional investors, and family offices on resource-focused investments. Mr. Waraich was previously the Co-Founder, Director, and Executive Vice President of Steppe Gold Ltd. (TSX: STGO), a Mongolia-focused gold producer, where he was responsible for corporate development and investor relations. Earlier in his career, he worked at Goodman and Company Investment Counsel and Dundee Capital Markets, specializing in valuing private companies and later in investment banking for resource and technology transactions. Mr. Waraich has served on the boards of several public companies, including Steppe Gold Ltd. (TSX: STGO), Lithium ION Energy Ltd. (TSXV: ION), and Antler Hill Mining Ltd. (TSX-V: AHM). He holds an MBA from the Goodman Institute of Investment Management at the John Molson School of Business, Concordia University.

Njuguna Ndung’u

Njuguna Ndung’u has served as a Director of our Korean subsidiary since November, 2024.

Mr. Ndung’u has served as Minister of Finance of Kenya since October 2022, and was a Cabinet Secretary for the National Treasury and Economic Planning of Kenya from September 2022 through July 2024. He also served as the Governor of the Central Bank of Kenya from 2007 through 2015 and as Executive Director of the African Economic Research Consortium from 2018 to 2022. He is an associate professor of economics at the University of Nairobi, Kenya, currently on leave of absence. He also served as a member of Global Advisory Council of the World Economic Forum. He holds a PhD in economic from the University of Gothenburg, Sweden. Currently he is a Member of the Brookings Africa Growth Initiative Distinguished Advisory Group, a Member of the Advisory Committee of the Alliance for Financial Inclusion, AFI, that coordinates financial inclusion policies in Africa, Asia and Latin America, and a Senior Advisor for the UNCDF-based Better Than Cash Alliance.

Lan Yang

Yang Lan has served as a Director of our Korean subsidiary since November, 2024.

Ms. Yang is a leading broadcast journalist and media entrepreneur. She has served as the chairperson of Sun Media Group and Sun Culture Foundation since 1999. Sun Media Group, as an innovative brand operator, is one of the leading private media companies in China with businesses ranging from content production, location-based entertainment & sports to women’s education community. Sun Culture Foundation is a non-profit organization aiming to improve education and promote philanthropy.

Ms. Yang is a graduate of Beijing Foreign Studies University with a Bachelors Degree in English Language and Literature. She became a rising star by hosting CCTV’s “Zhengda Variety Show”, which earned her the “Golden Microphone Award” in 1994. She then attended Columbia University’s School of International and Public Affairs, where she earned a Masters Degree in International Affairs. Upon returning to China, she created her signature show “Yang Lan Studio”, now named “Yang Lan One on One”. “Yang Lan One on One” has become China’s longest-running in-depth talk show, with more than 1000 interviews with leaders from around the world.

Ms. Yang served as MC and moderator for many events including the opening and closing ceremony of Beijing Olympic Games and Paralympic Games, and is world-recognized for her work in philanthropy and promoting a civil society alongside such institutions as the Hauser Center for Nonprofit Organizations at Harvard University, Center for Civil Society Studies at Peking University, and the Bill & Melinda Gates Foundation.

Ms. Yang was honored with many awards, including Columbia University School of International and Public Affairs “Global Leadership Award” and has been named one of The World’s 100 Most Powerful Women by Forbes magazine.

Allen Salmasi

Mr. Salmasi has been the Chief Executive Officer of Veea, Inc. (NASDAQ: VEEA) since March 2014. Veea, Inc. is a provider of edge computing solutions, applications, and services, and as Chairman and Chief Executive Officer of NLabs, Inc., a family office investment firm based in New York, since February 2013. Mr. Salmasi has also served as a member of the Board of Directors for mimic Technology, Inc., an agentic artificial intelligence software company, since July 2016. Mr. Salmasi holds a B.S. (1977) and M.S. (1979) in Electrical Engineering from Purdue University, a B.S. in Management Economics (1977) from Purdue University, and a M.S. in Applied Mathematics (1982) from the University of Southern California.

Paul Scully

Mr. Scully served as Parliamentary Under Secretary of State (Minister for Tech and the Digital Economy) at the United Kingdom’s Department for Science, Innovation and Technology from February 2023 to November 2023 and as Minister for London from February 2020 to November 2023. Prior to serving as the Minister for London, Mr. Scully served as Parliamentary Under Secretary of State at the Department for Digital, Culture, Media and Sport from October 2022 to February 2023, and as Minister of State at the Department for Levelling Up, Housing and Communities from July 2022 to October 2022. From February 2020 to July 2022, Mr. Scully served as Parliamentary Under Secretary of State at the Department for Business, Energy and Industrial Strategy. Mr. Scully has extensive experience in government leadership roles focused on technology, innovation, business, and economic development.

Sunith Varkey

Mr. Sunith Varkey, age 38, is a Partner at One Accounting, where he advises a portfolio of high-growth companies on tax planning, corporate structuring, and financial strategy. He brings more than a decade of experience in both public practice and industry, including leadership roles in finance and accounting across diverse sectors. Mr. Varkey specializes in helping founder-led businesses scale with operational efficiency and investment readiness.

Xuejun Mao

Xuejun Mao has served as the Chief Revenue Officer and Chief Compliance Officer of our Korean subsidiary since January 2025, and as the Chief Revenue Officer and Chief Compliance Officer of the Company since May 2025.

Prior to joining us, Mr. Mao served in various positions at China Merchants Bank from July 1995 to December 2024, most recently as the Chief Executive Officer for European operations from May 2023 to December 2024, and as Deputy Chief Executive Officer for the New York branch from July 2013 to May 2023. Mr. Mao holds a Bachelors degree in International Economics (1995) and a Masters degree in World Economics (2000) from Wuhan University in China, as well as a M.B.A. from Columbia Business School of Columbia University (2007).

Kenneth Lam

Kenneth Lam has served as the Chief Financial Officer of our Korean subsidiary since October 2024, and as the Chief Financial Officer of the Company since May 2025.

Mr. Lam is a chartered accountant in the United Kingdom and a Certified Public Accountant in Hong Kong and is a seasoned finance executive with cross-functional experiences, including board directorship, executive management, enterprise risk management, quality system implementation, environmental health & safety supervision, legal and company secretarial support in leading multinational companies. Mr. Lam worked for Airbus for 17 years, from 1998 to 2015, in Beijing and Tianjin. He was the Vice President of Finance & Quality of Airbus and acted as the Chief Financial Officer of Airbus in China, a board director in JVs and WFOE, and the finance shared services leader of the Group. After Airbus, Mr. Lam served as the China Chief Financial Officer and the interim Chief Executive Officer of AXA Assistance based in Beijing and Suzhou between 2016 and 2018. Mr. Lam was self-employed as a financial consultant from 2019 to December 2021, when he became chief financial officer of Golden Star Acquisition and DT Cloud Star Acquisition Corporation before assuming his current role with the Company in October 2024. Mr. Lam received a Bachelor of Science degree with Honors in Electrical Engineering Science from the University of Warwick in 1987 and a Master of Science degree in Management Science from the Imperial College London in 1988.

Alec Saltikoff

Alec Saltikoff has served as the Chief Strategy Officer of our Korean subsidiary since January 2025, and as the Chief Strategy Officer of the Company since May 2025.

Mr. Saltikoff has had a successful career on and off Wall Street in various executive roles at the intersection of sustainability, energy, technology innovations and fintech. He has served as a Director and Global Head of Sustainability and Energy at JPMorgan Chase & Co. bank since 2016, as a Vice-Chairman of the World Green Building Council

from 2016 to 2022, as a Vice President and Board member of New York Energy Consumers Council from 2011 to 2022, and as a Co-Chairman of Sustainability Committee of the Real Estate Board of New York from 2016 to 2022. Presently, he holds an appointment as Senior Fellow at the Posterity Institute since 2020 and serves as Adviser to and Board Member of several firms and organizations. He is a globally recognized thought leader, patented innovator, and architect behind Net Zero policy changes at JPMorgan Chase & Co. and its adoption in the market. Among his key achievements are creation and execution of global decarbonization strategy for JPMorgan, facilitating bank’s $2.5 trillion funding commitment for the ESG segment, pioneering synthesis of several breakthrough clean-tech and renewables technologies, including creation of the new blockchain based renewables and carbon tracking standard. He has graduated from Manhattan University where he has earned Master of Science Degree in 2004, and graduated from MIT Sloan executive management program in Leadership in 2008. Speaker at Davos, Verge, inventor, and recipient of various prestigious awards. Mr. Saltikoff was the strategist who led one of the largest on-site C&I programs in the US and introduced major changes in Sustainability and ESG practices on Wall Street, real estate industry and Fortune 500 companies.

Tony Miao

Tony Miao has served as the Chief Technology Officer of our Korean subsidiary since April 2024, and as the Chief Technology Officer of the Company since May 2025.

Since December 2023, Mr. Miao has also served as Chief Executive Officer of TurboAI, a provider of GPU-based cloud solutions specializing in cluster network computing. From March 2021 to December 2023, Mr. Miao was Co-Founder and Chief Strategy Officer of Webpilot, Inc., an AI-powered search engine and conversational-chatbot company. From October 2015 to March 2020, he served as a Vice President of Alibaba Group Holding Limited (NYSE: BABA), where he managed the New Technology Platform and Talent System within Alibaba Cloud. During his tenure at Alibaba, Mr. Miao oversaw the talent and organizational-system development of the Institute of Data Science and Technologies (“IDST,” the predecessor of DAMO Academy) and subsequently headed DAMO Academy. Mr. Miao holds a Bachelor’s degree in Computer Science and Technology from Nanjing University of Posts and Telecommunications, People’s Republic of China.

Robert Griffitts

Robert Griffitts has served as the Chief Legal Officer of our Korean subsidiary since November 2024, and as the Chief Legal Officer and Secretary of the Company since May 2025.

Mr. Griffitts is a founding partner of Griffitts LLP, a boutique corporate law firm that serves as one of our outside legal counsel firms. Mr. Griffitts has advised companies and investors on mergers and acquisitions, joint ventures, capital markets transactions, and complex cross-border deals, with a focus on industries including artificial intelligence, blockchain, fintech, digital infrastructure, and sustainability. He has regularly counseled CEOs, boards, and family offices on governance, structuring, and the execution of mission-critical transactions. Mr. Griffitts has over 25 years of legal experience, including prior roles at leading international law firms and as general counsel of several venture-backed companies. He holds a J.D. from the Catholic University of America, an M.B.A. in International Finance, and a B.A. in International Marketing from The American University in Washington, D.C.

Foreign Private Issuer Exemption

We are a “foreign private issuer” under the federal securities laws of the United States and the listing requirements and rules of Nasdaq. Under the federal securities laws of the United States, foreign private issuers are subject to different disclosure requirements than U.S.-domiciled registrants. We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and the Nasdaq listing standards. Under the SEC rules and the Nasdaq listing standards, a foreign private issuer is subject to less stringent corporate governance requirements. Subject to certain exceptions, the SEC and Nasdaq permit a foreign private issuer to follow its home country practice in lieu of their respective rules and listing standards, except that we are required: (i) to have an audit committee or audit board that meets certain requirements, pursuant to an exemption available to foreign private issuers (subject to the phase-in rules described under “— Committees of the Board of Directors — Audit Committee”); (ii) to provide prompt certification by our chief executive officer of any material noncompliance with any corporate governance rules; and (iii) to provide a brief description of the significant differences between our corporate governance practices and the Nasdaq corporate governance practice required to be followed by U.S. listed companies.

We intend to follow certain corporate governance standards permitted under the CBCA in lieu of the corporate governance requirements of Nasdaq in respect of the following:

•        NASDAQ Rule 5605(b)(1) requires that at least a majority of the Company’s board of directors shall be independent directors, and NASDAQ Rule 5605(b)(2) requires that independent directors regularly meet in executive session, where only non-management or independent directors are present. There is no such requirement under the CBCA. We will have five independent directors at the time of listing, who will meet regularly with other members of the board. We intend to appoint more independent directors after the Direct Listing over time, and they may choose to meet in executive session at their discretion.

•        NASDAQ Rule 5605(d) requires, among other things, that the Company’s compensation committee must be comprised of at least two members, each of whom is an independent director as defined under such rule. There is no such requirement under the CBCA. Our board of directors will together participate in the strategic discussions and determination of directors and executive compensation and other compensation-related matters. The Company expects to establish a compensation committee of the board within the first 12 months following this Direct Listing.

•        NASDAQ Rule 5605(e) requires that the nomination and corporate governance committee be comprised solely of independent directors. There is no such requirement under the CBCA. At the time of this Direct Listing, we will not have a standalone nomination and corporate governance committee. Our board of directors will together participate in the nomination process and oversee the corporate governance practices of the Company. The Company expects to establish a nomination and corporate governance committee of the board within the first 12 months following the Direct Listing.

•        NASDAQ Rule 5620(c) requires that a quorum for any meeting of shareholders of the Company shall be a quorum as specified in its bylaws, provided that such quorum must not be less than 33 1/3 % of the Company’s outstanding voting shares. However, pursuant to Section 139(1) of the CBCA, unless the bylaws of a company state otherwise, a quorum is present at a shareholders’ meeting, irrespective of the number of persons present at such meeting, if the holders of a majority of the outstanding voting shares are present in person or represented by proxy. The Company intends for its amended and restated bylaws to be effective immediately following the consummation of the Direct Listing, which will provide that a quorum for a shareholders’ meeting will be at least two persons present and holding, or represented by proxy, 25% of the Company’s outstanding voting shares.

Controlled Company Status

Ms. Lan Yang, the ultimate beneficial owner of a majority of our shares, controls approximately 78% of our voting power and we anticipate will continue to control more than 50% of our voting power following the consummation of this Direct Listing. As a result, we will be a “controlled company” under the corporate governance rules of Nasdaq applicable to listed companies, and therefore are permitted to elect not to comply with certain corporate governance requirements thereunder. Under the Nasdaq corporate governance rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain requirements of the Nasdaq corporate governance standards, including (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (iii) the requirement that our director nominations be made, or recommended to the board of directors, by a nominating committee that consists entirely of independent directors and that we adopt a written charter addressing the nominations process. We may take advantage of certain of these exemptions, and, as a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements. In the event that we cease to be a “controlled company,” we will be required to comply with these provisions within the transition periods specified in the Nasdaq corporate governance rules.

Board of Directors

The board of directors’ mandate is to manage or supervise the management of the business and affairs of the Company and to act with a view to the best interests of the Company. Our corporate governance practices are the responsibility of the board, the members of which are elected by and are accountable to the shareholders, and takes into account the role of the individual members of management who are appointed by the board and who are charged with the day-to-day management of the Company. The board and senior management consider good corporate governance to be central to the effective and efficient operation of the Company.

The board is specifically responsible for approving long-term strategic plans and annual operating plans and budgets recommended by management. Board consideration and approval is also required for all material contracts, business transactions and all debt and equity financing proposals. The board also takes responsibility for identifying the principal risks of our business and for ensuring these risks are effectively monitored and mitigated to the extent reasonably practicable. In keeping with its overall responsibility for the stewardship of the Company, the board is also responsible for the integrity of the Company’s internal control and management information systems and for the Company’s policies respecting corporate disclosure and communications.

The board delegates to management, through the Chief Executive Officer, responsibility for meeting defined corporate objectives, implementing approved strategic and operating plans, carrying on the Company’s business in the ordinary course, managing the Company’s cash flow, evaluating new business opportunities, recruiting staff and complying with applicable regulatory requirements. The board also looks to management to furnish recommendations respecting corporate objectives, long-term strategic plans and annual operating plans. The board monitors the adequacy of information given to directors, communication between the board and management and the strategic direction and processes of the board and any committees.

Under the CBCA, at least one quarter of our directors must be resident Canadians as defined in the CBCA. Under our articles and our amended and restated bylaws, between annual general meetings of our shareholders, the directors may appoint one or more additional directors, but the number of additional directors may not at any time exceed one-third of the number of directors elected at the previous annual meeting of shareholders. The board considers its size each year when it considers the number of directors to recommend to the shareholders for election at the annual meeting of shareholders, taking into account the number required to carry out the board’s duties effectively and to maintain a diversity of views and experience. Immediately following the Direct Listing, our board of directors will consist of eight members. Each director will hold office for a term ending not later than the close of the next annual meeting of shareholders following their election, but, if qualified, each director will be eligible for re-election at such meeting. Under the CBCA an ordinary resolution, which is passed at a meeting of shareholders by at least a majority of the votes cast, is required to elect or remove a director.

As a controlled company we are exempt from the Nasdaq requirement to have at least a majority of independent directors, but we intend to phase-in at least one additional independent director over the first 12 months following listing. However, at the time of listing, we will have at least two independent directors, in order to satisfy the applicable listing requirements.

The board as a whole has the responsibility of determining the compensation for directors and officers. To determine compensation payable, the board considers an appropriate compensation reflecting the need to provide incentive and compensation for the time and effort expended by the directors, while taking into account the financial and other resources of the Company. The remuneration amount of each employee of the Company is determined based on the Company’s compensation rules and regulations and we pay such remuneration amount after obtaining approval from our Chief Executive Officer.

The board does not currently have an independent chairperson and, at this stage of our development, the board does not feel it is necessary to have one to ensure that the board can function independently of management, as sufficient guidance is found in the applicable corporate and securities legislation and regulatory policies. The non-management directors exercise their responsibilities for independent oversight of management and are provided with leadership through their position on the board and ability to meet independently of management whenever deemed necessary. In addition, each member of the board understands that he or she is entitled to seek the advice of an independent expert if he reasonably considers it warranted under the circumstances.

Family Relationships

Mr. Kevin Wu is the son of Ms. Lan Yang. As of the date of this prospectus, there are no other family relationships among our Directors and executive officers.

Arrangements

As of the date of this prospectus, there are no arrangements or understandings with major shareholders, customers, suppliers or others, pursuant to which our director or member of senior management was selected.

Audit Committee

We do not currently have an Audit Committee, however, we plan to establish an Audit Committee prior to the consummation of this Direct Listing. The expected composition, duties, and responsibilities of the Audit Committee is set forth below. We expect to have at least a majority of independent directors on this committee, consistent with requirements of the CBCA and in order to satisfy the Nasdaq corporate governance requirements.

The Audit Committee’s responsibilities, pursuant to its written charter, will include:

•        appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•        overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•        reviewing and discussing with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures;

•        assisting our board of directors in overseeing our internal control over financial reporting and disclosure controls and procedures;

•        reviewing the effectiveness of our risk management policies;

•        reviewing legal, regulatory and compliance matters that could have a significant impact on our financial statements;

•        meeting independently with our internal auditing staff, if any, our registered public accounting firm, and management; and

•        reviewing and approving or ratifying related person transactions.

We expect the members of our Audit Committee to be Mr. Njuguna Ndung’u, Mr. Paul Scully and Mr. Sunith Varkey, all of whom meet the requirements for financial management expertise under the Nasdaq Stock Market Rules. Mr. Varkey will serve as the chairperson of the committee. We expect that our board of directors will determine that all of the members of our Audit Committee meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable Nasdaq rules and that Mr. Sunith Varkey is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and has the requisite financial management expertise as defined under the applicable Nasdaq rules.

Board’s Role in Risk Oversight

One of the key functions of our board of directors following completion of this Direct Listing will be informed oversight of our risk management process. Our board of directors will not have a standing risk management committee, but rather plans to administer this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including risks associated with cybersecurity and data protection, and our Audit Committee will have the responsibility to consider our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee will review legal, regulatory and compliance matters that could have a significant impact on our financial statements. Our Audit Committee will also monitor the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct.

Code of Business Conduct and Ethics

Prior to the consummation of this Direct Listing, our board of directors will adopt a written code of ethics that applies to our directors, officers, and employees, including our chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions, and other of our agents.

Compensation of Directors and Executive Officers

To date, none of our directors have received compensation for their service to the Company as a member of our board of directors. Following the consummation of this Direct Listing, we intend to adopt a policy to provide competitive compensation to our directors who are not our employees that will enable us to attract and retain high-quality directors, provide them with compensation at a level that is consistent with our compensation objectives and encourage their ownership of our common shares to further align their interests with those of our shareholders. Our directors who are also our employees will receive no additional compensation for their service as members of our board of directors.

Our directors are not entitled, pursuant to their service contracts with us or any of our subsidiaries, to receive any benefits upon termination or resignation from their respective positions as directors. Our executive officers are eligible to participate in our health and welfare plans, including medical benefits, accidental death and disability insurance.

As a foreign private issuer in the United States, we are not required to disclose executive compensation according to the requirements of Regulation S-K that apply to U.S. domestic issuers (including disclosure provisions requiring pay-versus-performance and CEO pay ratio disclosures), and we are otherwise not required to comply with the U.S. requirements relative to certain other proxy disclosures and requirements. While we will comply with the requirements relating to proxy statements (including as it relates to executive compensation disclosures) under the CBCA, which are generally similar, these requirements differ from those under the Exchange Act and shareholders may not receive the same information at the same time as such information is provided by U.S. domestic companies.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers and we intend to enter into indemnification agreements with each of the directors and officers of the Company that is or becomes a director or officer of the Company upon consummation of the Direct Listing. Under these agreements, and subject to the terms thereof being in compliance with the CBCA, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company. For further details, see the form of indemnification agreement attached as an exhibit to the registration statement of which this prospectus is a part.

Outstanding equity awards at fiscal year-end; Incentive compensation programs

The Company has not, to date, made any awards of equity to its directors, executive officers or employees in connection with their service to us. Following the consummation of this Direct Listing, the Company intends to propose for adoption by our board of directors an incentive compensation program for our executive officers and key employees.

PRINCIPAL AND REGISTERED SHAREHOLDERS

The following table sets forth:

•        certain information with respect to the beneficial ownership of our common shares as of the date of this prospectus for:

•        each of our directors and executive officers;

•        all of our directors and executive officers as a group;

•        each person known by us to be the beneficial owner of more than five percent of our common shares; and

•        the number our common shares held by the Registered Shareholders and registered for resale by means of this prospectus for the Registered Shareholders.

The calculations in the table below are based on 872,000,000 common shares issued and outstanding as of July 10, 2025, 93,745,000 of which are to be registered pursuant to this Direct Listing.

The Registered Shareholders include (i) our affiliates and certain other shareholders with “restricted securities” (as defined in Rule 144 under the Securities Act) who, because of their status as affiliates pursuant to Rule 144 or because they acquired their common shares common shares from an affiliate or from us within the prior 12 months, would be unable to sell their securities pursuant to Rule 144 until we have been subject to the reporting requirements of Section 13 or Section 15(d) the Exchange Act for a period of at least 90 days, and (ii) our non-executive officer service providers who acquired shares under Rule 701 and hold “restricted securities” (as defined in Rule 144 under the Securities Act). The Registered Shareholders may, or may not, elect to sell their common shares covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on Nasdaq at prevailing market prices. As such, we will have no input if and when any Registered Shareholder may, or may not, elect to sell their common shares or the prices at which any such sales may occur.

In addition, the Registered Shareholders listed in the table below may have sold, transferred, or otherwise disposed of, or may sell, transfer, or otherwise dispose of, at any time and from time to time, common shares in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below. The Registered Shareholders have not, nor have they within the past three years had, any position, office, or other material relationship with us, other than as disclosed in this prospectus. See the sections titled “Management” and “Certain Relationships and Related Party Transactions” for further information regarding the Registered Shareholders.

We currently intend to keep the registration statement of which this prospectus forms a part effective until all of the common shares covered by the registration statement have been sold or we file a post-effective amendment to deregister any unsold common shares. We may also provide a prospectus supplement or post-effective amendment to this registration statement to add information to, or update or change information contained in, this Registration Statement. In addition, we intend to file one or more post-effective amendments to the registration statement in the event that, during any period in which offers or sales are being made pursuant to this registration statement, (i) any changes in our business, plan of distribution or other material facts arise that would make information contained in this registration statement misleading (ii) any facts or events arise after the effective date of this registration statement which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement, or (iii) any material information arises with respect to the plan of distribution that was not previously disclosed in this registration statement or any material change occurs to such information in this registration statement.

We are not party to any arrangement with any Registered Shareholder or any broker-dealer with respect to sales of the common shares by the Registered Shareholders. However, we have engaged financial advisors with respect to certain other matters relating to the listing of our common shares on Nasdaq. See the section titled “Plan of Distribution.”

Beneficial ownership is determined in accordance with the rules and regulations of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all common shares that they beneficially owned as of July 10, 2025. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of July 10, 2025, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o DeepGreenX Group Inc., 22 Vanderbilt Avenue, Suite 7A, New York, NY 10017.

	Common Shares Beneficially Owned		Common Shares Being Registered		Common Shares Beneficially Owned After the Offering
	Number	%	Number	%	Number	%
Directors and executive officers:
Barclay Knapp(1)	17,440,000	2%	7,848,000	*	9,592,000	1.10%
Kevin Wu(2)	2,644,776	*	1,190,150	*	1,454,626	*
Aneel Waraich(3)	—	*	—	*	—	—
Njuguna Ndung’u(4)	552,848	*	248,782	*	304,066	*
Lan Yang(5)	679,917,584	77.97%	3,924,000	*	675,993,584	77.42%
Allen Salmasi(6)	—	*	—	*	—	—
Paul Scully(7)	1,383,864	*	622,739	*	761,125	*
Sunith Varkey(8)	—	*	—	*	—	—
Xuejun Mao(9)	4,982,608	*	2,242,174	*	2,740,434	*
Kenneth Lam(10)	692,368	*	311,566	*	380,802	*
Alec Saltikoff(11)	6,228,696	*	2,802,914	*	3,425,782	*
Tony Miao(12)	622,608	*	280,174	*	342,434	*
Robert Griffitts(13)	800,580	*	360,261	*	440,319	*
All directors and executive officers as a group:	715,265,932	82.03%	19,830,760	2.27%	695,435,172	79.75%

5% shareholders:
Sun Seven Stars Trust(14)	100,396,848	11.51%	—	—	100,396,848	11.51%
Sun Seven Stars Gift Holdings LTD.(14)	570,800,736	65.46%	—	—	570,800,736	65.46%
Vasto Group Holding Ltd(15)	44,777,200	5.14%	20,149,740	2.31%	24,627,460	2.82%

Other Registered Shareholders:
Beijing Financial Holdings Limited(16)	28,182,324	3.23%	11,848,222	1.36%	16,334,102	1.87%
Shan Weijian(17)	14,056,640	1.61%	6,325,488	*	7,731,152	*
STAR THRIVE GROUP LIMITED(18)	11,087,480	1.27%	4,989,366	*	6,098,114	*
Redrock Family Office AG(19)	8,720,000	1.00%	3,924,000	*	4,796,000	*
ZI YUAN 2 LLC(20)	6,921,064	*	3,114,479	*	3,806,585	*
ZI YUAN 3 LLC(21)	6,921,064	*	3,114,479	*	3,806,585	*
Christopher Francis Brown(22)	5,450,000	*	5,450,000	*	—	—
Centaurus Investment Group Limited(23)	2,642,160	*	1,188,972	*	1,453,188	*
Lin Chen(24)	1,750,104	*	787,547	*	962,557	*
Terra Investment Enterprise Limited(25)	1,510,304	*	679,637	*	830,667	*
Jiaxiang (BVI)Limited(26)	1,383,864	*	622,739	*	761,125	*
PENG RUN LIMITED(27)	1,383,864	*	622,739	*	761,125	*
FUYUAN INTERNATIONAL INVESTMENT LIMITED(28)	1,383,864	*	622,739	*	761,125	*
Wu and Bush Energy Group(29)	1,383,864	*	622,739	*	761,125	*
DRIVING FORCE LIMITED(30)	1,369,912	*	611,461	*	758,451	*
iFree Group Holdings Limited(31)	2,076,232	*	2,076,232	*	—	—
Ahmad Najmi Bin Abdul Razak(32)	968,792	*	435,957	*	532,835	*
Li Baogang(33)	830,144	*	373,565	*	456,579	*
Advancement LLC(34)	830,144	*	373,565	*	456,579	*
Ocasia Group Holdings Ltd(35)	830,144	*	373,565	*	456,579	*
PB Nobel Sustainability Capital Group Limited(36)	806,600	*	362,970	*	443,630	*
Deliberate Ventures LLC(37)	784,800	*	353,160	*	431,640	*

	Common Shares Beneficially Owned		Common Shares Being Registered		Common Shares Beneficially Owned After the Offering
	Number	%	Number	%	Number	%
Seven Stars Innovative Capital Group Limited(38)	692,368	*	311,566	*	380,802	*
Shi Mingli(39)	692,368	*	311,566	*	380,802	*
Alpha Ever Limited(40)	692,368	*	311,566	*	380,802	*
Helder Fragueiro Antunes(41)	692,368	*	311,566	*	380,802	*
Wenyan Ma(42)	691,932	*	311,370	*	380,562	*
Kenneth Wu(43)	691,496	*	311,174	*	380,322	*
Deepnet Ltd.(44)	622,608	*	280,174	*	342,434	*
Guo Qiang(45)	588,600	*	264,870	*	323,730	*
Mo Xiuquan(46)	588,600	*	264,870	*	323,730	*
Ahn Sanglim(47)	553,720	*	249,174	*	304,546	*
Huang Jichao(48)	553,720	*	249,174	*	304,546	*
Richard John Martin(49)	415,072	*	186,783	*	228,289	*
Kang Songjie(50)	415,072	*	186,783	*	228,289	*
Liu Chengchen(51)	415,072	*	186,783	*	228,289	*
Chen Changying(52)	415,072	*	186,783	*	228,289	*
You Liang(53)	415,072	*	186,783	*	228,289	*
Long Jianyun(54)	415,072	*	186,783	*	228,289	*
Ye Lingxiang(55)	415,072	*	186,783	*	228,289	*
Philippe Jean Georges Marie Douste-Blazy(56)	415,072	*	186,783	*	228,289	*
Wen Wu(57)	415,072	*	186,783	*	228,289	*
Han Seung-Soo(58)	415,072	*	186,783	*	228,289	*
Majid Manjit Bin Abdullah(59)	415,072	*	186,783	*	228,289	*
Sharon Xinyi Wu(60)	415,072	*	186,783	*	228,289	*
Craig Douglas Kaufman(61)	692,400	*	311,580	*	380,820	*
Song Wenli(62)	362,752	*	163,239	*	199,513	*
Anoop Nannra(63)	277,296	*	124,784	*	152,512	*
Lee Chae Sub(64)	277,296	*	124,784	*	152,512	*
Jeffrey Charles Venable SR(65)	277,296	*	124,784	*	152,512	*
Renewable Energy Products Manufacturing Corp(66)	300	*	300	*	—	—
Retirement Savings Association, LLC(67)	300	*	300	*	—	—
Duende Ventures(68)	300	*	300	*	—	—
Rocky Mountain Franchising, Inc(69)	300	*	300	*	—	—
SV 102 Syringa LLC – Registered Agent Gregory Binns(70)	300	*	300	*	—	—
Caplin Capital Management(71)	300	*	300	*	—	—
Enterprise Physical Security LLC(72)	300	*	300	*	—	—
Masten Road LLC(73)	300	*	300	*	—	—
Millbrook Jewelry LLC(74)	300	*	300	*	—	—
PSIM LLC(75)	300	*	300	*	—	—
PV Auto LLC(76)	300	*	300	*	—	—
SciQuiry, Inc.(77)	300	*	300	*	—	—
Bridgeway Wealth Partners LLC(78)	300	*	300	*	—	—
Prestiza Technologies DMCC(79)	27,904	*	12,557	*	15,347	*
Yutu Automobile (China) Development Limited(80)	54,936	*	24,722	*	30,214	*
Tian Dao International Limited(81)	70,632	*	31,785	*	38,847	*
Beideluo Co., Limited(82)	207,536	*	93,392	*	114,144	*

	Common Shares Beneficially Owned		Common Shares Being Registered		Common Shares Beneficially Owned After the Offering
	Number	%	Number	%	Number	%
AZ Energy LLC(83)	249,392	*	112,227	*	137,165	*
Century Timing Culture Media Co. Ltd(84)	249,392	*	112,227	*	137,165	*
Lark International Transport Systems Limited(85)	263,344	*	118,505	*	144,839	*
Arken Holdings LLC(86)	300	*	300	*	—	—
All Other Registered Shareholders(87)	7,184,732	*	3,314,105	*	3,870,627	*

Total Number of Shares Being Registered   93,745,000          10.75%

____________

*        Less than 1%

(1)      The address of Barclay Knapp is 439 Brownsburg Rd, Newton, PA 18940.

(2)      Represents (i) 1,260,912 common shares held by Kevin Wu and (ii) 1,383,864 common shares held by Wu and Bush Energy Group LLC. Kevin Wu and Neil Bush are the sole beneficial owners of Wu and Bush Energy Group LLC and share dispositive and voting power over the shares held by Wu and Bush Energy Group LLC. The address of Kevin Wu is 27-17 42nd Rd, Apt. 7E, New York, NY 11101.

(3)      The address of Aneel Waraich is 90 Adelaide St. W, Suite 400, Toronto, ON M5H 3V9.

(4)      The address of Njuguna Ndung’u is Muthaiga Road 42, Box 64871 – 00620, Nairobi, KE.

(5)      Represents (i) 100,396,848 common shares held by Sun Seven Stars Trust, (ii) 570,800,736 common shares held by Sun Seven Stars Gift Holdings LTD, and (iii) 8,720,000 common shares held by Redrock Family Office AG. Ms. Yang owns 100% of the equity interests in YL Studio Limited, which owns 100% of the equity interests in Sun Seven Stars Gift Holdings LTD. Ms. Yang is the sole trustee of Sun Seven Stars Trust and the sole director of YL Studio Limited and Sun Seven Stars Gift Holdings LTD, and as such, has control over the voting and disposition of our common shares held by Sun Seven Stars Trust, YL Studio Limited and Sun Seven Stars Gift Holdings LTD. Ms. Yang also owns 51% of the equity interests in Redrock Family Office AG, and holds sole voting and dispositive power over our common shares held by Redrock Family Office AG. The address of Lan Yang is Mansion 2, Guantang Art Park, Shigezhuang Bridge East, Chaoyang District, Beijing 100024.

(6)      The address of Allen Salmasi is 164 E. 83rd Street, New York, NY 10028.

(7)      The address of Paul Scully is 33 Greenwood Road, Thames Ditton, Surrey, England, KT7 0DU.

(8)      The address of Sunith Varkey is 393 Dundas St. E, Waterdown, ON L8B0K4.

(9)      Represents (i) 4,152,464 common shares held by Xuejun Mao and (ii) 830,144 common shares held by Advancement LLC. Xeujun Mao and Jianghui Song are the sole beneficial owners of Advancement LLC and share dispositive and voting power over our shares held by Advancement LLC. The address of Xuejun Mao is 61 Huntington Ridge Road, Greenwich, CT 06831.

(10)    The address of Kenneth Lam is 9/F Peace Garden, 249 Prince Edward Road West, Homantin, Kowloon City, Hong Kong.

(11)    The address of Alec Saltikoff is 11816 Inwood Road, Dallas, TX 75244.

(12)    Represents shares held by DeepNet Ltd. Tony Miao is the sole beneficial owner of DeepNet Ltd. and holds dispositive and voting power over the shares held by DeepNet Ltd. The address of Tony Miao is 20 W Lincoln Ave., Suite 305, Valley Stream, NY 11580.

(13)    The address of Robert Griffitts is 250 Park Avenue, 14th Floor, New York NY 10177.

(14)    Sun Seven Stars Trust owns 11.51% of our Common Shares. Ms. Yang, the sole trustee of Sun Seven Stars Trust, owns 100% of the equity interests in YL Studio Limited, which owns 100% of the equity interests in Sun Seven Stars Gift Holdings LTD. (BVI), which owns 65.46% of our Common Shares. Ms. Yang is the sole trustee of Sun Seven Stars Trust, and the sole director of YL Studio Limited and Sun Seven Stars Gift Holdings LTD., and as such, has control over the voting and disposition of our common shares held by Sun Seven Stars Trust and Sun Seven Stars Gift Holdings LTD. Ms. Yang also owns 51% of the equity interests in Redrock Family Office AG, which holds 1.00% of our Common Shares. Ms. Yang holds sole voting and dispositive power over such shares. The address of Ms. Yang is Mansion 2, Guantang Art Park, Shigezhuang Bridge East, Chaoyang District, Beijing 100024. The address of Sun Seven Stars Trust is The Bryn Mawr Trust Company of Delaware, 300 Bellevue Parkway, Suite 300, Wilmington, DE 19809. The address of Sun Seven Stars Gift Holdings LTD. is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, BVI VG1110. The address of Redrock Family Office AG is Schwerzistrasse 6, Freinbach, Switzerland 8807.

(15)    The beneficial owner of Vasto Group Holding Ltd is Jun Jun Lee, who has sole voting and dispositive power over the shares held by Vasto Group Holding Ltd. The address of Vasto Group Holding Ltd is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, BVI VG1110.

(16)    The beneficial owners of Beijing Financial Holdings Limited are Zhu Jun and Tu Zeng, who share voting and dispositive power over the shares held by Beijing Financial Holdings Limited. The address of Beijing Financial Holdings Limited is Room 1608, CC Wu Building, 302 – 308 Hennessy Road, Wan Chai, Hong Kong.

(17)    The address of Shan Weijian is 33/F, Three Pacific Place, 1 Queen’s Road East, Admiralty, Hong Kong.

(18)    The beneficial owners of STAR THRIVE GROUP LIMITED are Jiang Shihao and Alex Chung, who share voting and dispositive power over the shares held by STAR THRIVE GROUP LIMITED. The address of STAR THRIVE GROUP LIMITED is 21st Floor, F Building, Chang’an Int’l Plaza, No.88 NanGuan St., Xi’an City, China 710068.

(19)    The beneficial owners of Redrock Family Office AG are Lan Yang and Samira Sternek, who share voting and dispositive power over the common shares held by Redrock Family Office AG. The address of Redrock Family Office AG is Schwerzistrasse 6, Freinbach, Switzerland 8807.

(20)    The beneficial owners of ZI YUAN 2 LLC are Bing Wu and Qing Liu, who share voting and dispositive power over the common shares held by ZI YUAN 2 LLC. The address of ZI YUAN 2 LLC is 838 Walker Road, Suite 21-2, Dover, DE 19904.

(21)    The beneficial owners of ZI YUAN 3 LLC are Bing Wu and Qing Liu, who share voting and dispositive power over the common shares held by ZI YUAN 2 LLC. The address of ZI YUAN 3 LLC is 838 Walker Road, Suite 21-2, Dover, DE 19904.

(22)    The address of Christopher Francis Brown is 9 W 57th Street, 49th Floor, New York, NY 10019.

(23)    The beneficial owner of Centaurus Investment Group Limited is Yang Zhao, who holds sole voting and dispositive power over the common shares held by Centaurus Investment Group Limited. The address of Centaurus Investment Group Limited is Room 401, Building 6, Bishui Residence, Yunshui Villa, Linhai City, China.

(24)    The address of Lin Chen is Room 1201, No. 19, 259 Nong, Huanlong Road, Pudong District, Shanghai, China 200127.

(25)    The beneficial owner of Terra Investment Enterprise Limited is Zhou Yuanjing, who holds sole voting and dispositive power over the common shares held by Terra Investment Enterprise Limited. The address of Terra Investment Enterprise Limited is Room 401, Building 6, Bishui Residence, Yunshui Villa, Linhai City, China.

(26)    The beneficial owner of Jiaxiang (BVI)Limited is Rocky Weiping Kou, who holds sole voting and dispositive power over the common shares held by Jiaxiang (BVI) Limited. The address of Jiaxiang (BVI)Limited is Trident Chambers, P.O. Box 146, Road Town, Tortola, BVI.

(27)    The beneficial owner of PENG RUN LIMITED is Li WangZhi, who holds sole voting and dispositive power over the common shares held by PENG RUN LIMITED. The address of PENG RUN LIMITED is T1-26, Xihuan Plaza, Yard 1, Xizhimen Wai Street, Xicheng District, Beijing, China

(28)    The beneficial owner of FUYUAN INTERNATIONAL INVESTMENT LIMITED is Hongyun Huang, who holds sole voting and dispositive power over the common shares held by FUYUAN INTERNATIONAL INVESTMENT LIMITED. The address of FUYUAN INTERNATIONAL INVESTMENT LIMITED is Wickhams Cay I, Road Town, Tortola, BVI VG1110.

(29)    The beneficial owners of Wu and Bush Energy Group are Kevin Wu and Neil Bush, who share voting and dispositive power over the common shares held by Wu and Bush Energy Group. The address of Wu and Bush Energy Group is 22 Vanderbilt Avenue, New York, NY 10017.

(30)    The beneficial owners of DRIVING FORCE LIMITED are Jiang Shihao and Alex Chun, who share voting and dispositive power over the common shares held by DRIVING FORCE LIMITED. The address of DRIVING FORCE LIMITED is St. George’s Building, Suite 1908, 19th Floor, No. 2 Ice House Street, Central, Hong Kong.

(31)    The beneficial owner of iFree Group Holdings Limited is Steven Loke, who holds sole voting and dispositive power over the common shares held by iFree Group Holdings Limited. The address of iFree Group Holdings Limited is The Grand Pavilion Commercial Centre, Oleander Way, 802 West Bay Road, P.O. Box 32052, Cayman Islands, KY1-1208.

(32)    The address of Ahmad Najmi Bin Abdul Razak is No. 13, Jalan IM 10/4, Bukit Istana, Bandar Indera Mahkota, Kuantan, Pahang, Malaysia 25200.

(33)    The address of Li Baogang is Room 801, Unit 6, Building 7, Shijicheng Guanshan Garden, Haidian District, Beijing, China.

(34)    The beneficial owners of Advancement LLC are Xeujun Mao and Jianghui Song, who share voting and dispositive power over the common shares held by Advancement LLC. The address of Advancement LLC is 61 Hunting Ridge Road, Greenwich, CT 06831.

(35)    The beneficial owner of Ocasia Group Holdings Ltd is Yuron Fan, who holds sole voting and dispositive power over the common shares held by Ocasia Group Holdings Ltd. The address of Ocasia Group Holdings Ltd is 8 Cairnhill Rise, #16-03, Singapore 229743.

(36)    The beneficial owners of PB Nobel Sustainability Capital Group Limited are Peter Nobel and Sun Seven Stars Trust, who share voting and dispositive power over the common shares held by PB Nobel Sustainability Capital Group Limited. The address of PB Nobel Sustainability Capital Group Limited is P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, Cayman Islands KY1-1205.

(37)    The beneficial owner of Deliberate Ventures LLC is Caen Miranda Contee, who holds sole voting and dispositive power over the common shares held by Deliberate Ventures LLC. The address of Deliberate Ventures LLC is 2370 Market St., #103, San Francisco, CA 94114.

(38)    The beneficial owner of Seven Stars Innovative Capital Group Limited is Wang CaiYuan, who holds sole voting and dispositive power over the common shares held by Capital Group Limited. The address of Seven Stars Innovative Capital Group Limited is 4th Floor, Water’s Edge Building, Meridian Plaza, Road Town, Tortola, BVI VG1110.

(39)    The address of Shi Mingli is Yiben bookstore, Shuncheng Lane, West section of ZhuQueMen, Beilin District, Xi’an City, Shaanxi, China.

(40)    The beneficial owner of Alpha Ever Limited is Henry Xeujun Zhao, who holds sole voting and dispositive power over the common shares held by Alpha Ever Limited. The address of Alpha Ever Limited is 19/F Block C, Beijing International Club, No.21 Jian Guo Men Wai Street, Chaoyang District, China.

(41)    The address of Helder Fragueiro Antunes is 3030 Potomac Ave., #609, Arlington, VA 22202.

(42)    The address of Wenyan Ma is 217 East 96th Street, New York, NY 10128.

(43)    The address of Kenneth Wu is 67 Nassau Drive, Great Neck, NY 11021.

(44)    The beneficial owner of Deepnet Ltd. is Tony Miao, who holds sole voting and dispositive power over the common shares held by Deepnet Ltd. The address of Deepnet Ltd. is 20 W Lincoln Ave., Suite 305, Valley Stream, NY 11580.

(45)    The address of Guo Qiang is A806 Renaissance Sea View, No. 46 Hong Kong West Road, Qingdao, Shandong, China.

(46)    The address of Mo Xiuquan is Beiling Qixingyan Tourist Scenic Area, Huanggang Street, Duanzhou District, Zhaoqing City, Guangdong, China.

(47)    The address of Ahn Sanglim is 101, 24-gil 10, Yeonhui-ro, Seodaemun-gu, Seoul (Samsung Artville), Seoul, South Korea.

(48)    The address of Huang Jichao is Unit 1401, Building 2, Xinhua Xing Building, No. 147 Hualin Road, Gulou District, Fujian, China.

(49)    The address of Richard John Martin is Flat 2, 20 Ennismore Avenue, Hounslow, UK W4 1SE.

(50)    The address of Kang Songjien is Xinghe Bay, Taiyuan City, Shanxi, China.

(51)    The address of Liu Chengchen is 29th floor Building 6, No.305, Keji Road, Yanta District, Xi’an City, China 710065.

(52)    The address of Chen Changying is Hesheng Fortune Plaza, 23 West Dawang Road, Chaoyang District, Beijing, China.

(53)    The address of You Liang is Room 702, Unit 4, Building 5, Xinghewan Langyuan, Pingfang Township, Chaoyang District, Beijing, China 100123.

(54)    The address of Long Jianyun is Room 36, Unit 1, Building 4, No.9 Guanghuacun St., Qing District, Chengdu City, Sichuan, China 610072.

(55)    The address of Ye Lingxiang is No7-1902, Wulin Bund, Gongshu District, Hangzhou, China.

(56)    The address of Philippe Jean Georges Marie Douste-Blazy is 4 Rue Du Cirque, Paris, France 75008.

(57)    The address of Wen Wu is Flat B18/F Block 3B, Mayfair By The Sea 8, 1 FO Yin Rd., Tai Po NT, Hong Kong.

(58)    The address of Han Seung-Soo is Villa 501, 90 Sapyeong-Daero, Seoul, Korea.

(59)    The address of Majid Manjit Bin Abdullah is Istana Negara, Jalan Tuanku Abdul Halim, 50450 Kuala Lumpur, Malaysia.

(60)    The address of Sharon Xinyi Wu is 460 W 42nd St, Apt. PH1F, New York, NY 10036.

(61)    The address of Craig Douglas Kaufman is 235 East 95th St, Apt 23D, New York NY 10128.

(62)    The address of Song Wenli is No. 3 Drury Close, Queen Mary’s Place, London, UK SW15 5FD.

(63)    The address of Anoop Nannra is 242 Peppermint Tree Ter, Unit 3, Sunnyvale, CA 94086.

(64)    The address of Lee Chae Sub is 64 Chemin-Auguste Vilbert, Geneva, Switzerland 1218.

(65)    The address of Jeffrey Charles Venable SR is 6052 Bluff View Rd., Copperopolis, CA 95228.

(66)    The beneficial owner of Renewable Energy Products Manufacturing Corp is Gilbert J. Dunham, who holds sole voting and dispositive power over the common shares held by Renewable Energy Products Manufacturing Corp. The address of Renewable Energy Products Manufacturing Corp is 900 Haddon Ave. Suite 400-10, Collingswood, NY 08908.

(67)    The beneficial owner of Retirement Savings Association, LLC is Gilbert J. Dunham, who holds sole voting and dispositive power over the common shares held by Retirement Savings Association, LLC. The address of Renewable Energy Products Manufacturing Corp is 71 Havermeyer Rd. Irvington, NY 10533.

(68)    The beneficial owner of Duende Ventures is Robert Lusk, Jr., who holds sole voting and dispositive power over the common shares held by Duende Ventures. The address of Duende Ventures is 100 Broderick Street, San Francisco, CA 94117.

(69)    The beneficial owner of Rocky Mountain Franchising, Inc. is Thomas Coke, who holds sole voting and dispositive power over the common shares held by Rocky Mountain Franchising, Inc. The address of Rocky Mountain Franchising, Inc. is 1313 Choto Road, Knoxville, TN 37922.

(70)    The beneficial owner of SV 102 Syringa LLC — Registered Agent Gregory Binns is Gregory Binns, who holds sole voting and dispositive power over the common shares held by SV 102 Syringa LLC — Registered Agent Gregory Binns. The address of SV 102 Syringa LLC — Registered Agent Gregory Binns is P.O. Box 1121 Sun Valley, ID 83353.

(71)    The beneficial owner of Caplin Capital Management is Garrett Caplin, who holds sole voting and dispositive power over the common shares held by Caplin Capital Management. The address of Caplin Capital Management is 8 The Grn, Dover, DE 19901.

(72)    The beneficial owner of Enterprise Physical Security LLC is Danesh Ramagahan, who holds sole voting and dispositive power over the common shares held by Enterprise Physical Security LLC. The address of Enterprise Physical Security LLC is 355 Masten Rd., Pleasant Valley, NY 12569.

(73)    The beneficial owner of Masten Road LLC is Thomas Sullivan, who holds sole voting and dispositive power over the common shares held by Masten Road LLC. The address of Masten Road LLC is 366 Masten Road, Pleasant Valley, NY 12569.

(74)    The beneficial owner of Millbrook Jewelry LLC is Sheneta Latchoo, who holds sole voting and dispositive power over the common shares held by Millbrook Jewelry LLC. The address of Millbrook Jewelry LLC is 45 Front Street, #531, Millbrook, NY 12545.

(75)    The beneficial owner of PSIM LLC is Danesh Ramagahan, who holds sole voting and dispositive power over the common shares held by PSIM LLC. The address of PSIM LLC is 355 Masten Rd., Pleasant Valley, NY 12569.

(76)    The beneficial owner of PV Auto LLC is Danesh Ramagahan, who holds sole voting and dispositive power over the common shares held by PV Auto LLC. The address of PV Auto LLC is 355 Masten Rd., Pleasant Valley, NY 12569.

(77)    The beneficial owner of SciQuiry, Inc. is Rashen Taheri, who holds sole voting and dispositive power over the common shares held by SciQuiry, Inc. The address of SciQuery, Inc. is 1038 Brook Valley Lane, McLean, VA 22102.

(78)    The beneficial owner of Bridgeway Wealth Partners LLC is Gilbert J. Dunham, who holds sole voting and dispositive power over the common shares held by Bridgeway Wealth Partners LLC. The address of Bridgeway Wealth Partners LLC is 750 Lexington Avenue, 9th Floor, New York, NY 10022.

(79)    The beneficial owner of Prestiza Technologies DMCC is Abby Thomas, who holds sole voting and dispositive power over the common shares held by Presitza Technologies DMCC. The address of Prestiza Technologies DMCC is Prestiza Tech DMCC 3107, Platinum Towers, Dubai, UAE.

(80)    The beneficial Owner of Yutu Automobile (China) Development Limited is Zhao Jiangong, who holds sole voting and dispositive power over the common shares held by Yutu Automobile (China) Development Limited. The address of Yutu Automobile (China) Development Limited is Flat/RM 2108 21/F, Rightful Center, 11-12 Tak Hing Street, Jordan, KL Hong Kong.

(81)    The beneficial owner of Tian Dao International Limited is Wang Quan, who holds sole voting and dispositive power over the common shares held by Tian Dao International Limited. The address of Tian Dao International Limited is Flat A, 41F, Tower 5, 33 HIP WO Street, Grand Central, Kwun Tong, Kowloon, Hong Kong.

(82)    The beneficial owner of Beideluo Co., Limited is Zhu Jiaya, who holds sole voting and dispositive power over the common shares held by Beideluo Co, Limited. The address of Beideluo Co., Limited is Room B, 5/F, Jialou Commercial Bldg., 1140-118 Lockhart Road, Wanchai, Hong Kong.

(83)    The beneficial owner of AZ Energy LLC is Wei Xie, who holds sole voting and dispositive power over the common shares held by AZ Energy LLC. The address of AZ Energy LLC is 16192 Coastal Highway, County of Sussex, Lewes, DE 19958.

(84)    The beneficial owner of Century Timing Culture Media Co. Ltd. is Jiang Ming, who holds sole voting and dispositive power over the common shares held by Century Timing Culture Media Co. Ltd. The address of Century Timing Culture Media Co. Ltd. Is Room 01, 15th Floor, Building C. No. 19, Zhongwang Road, Zhenghou Area, Henan, China.

(85)    The beneficial owner of Lark International Transport Systems Limited is Norman Chan, who holds sole voting and dispositive power over the common shares held by Lark International Transport Systems Limited. The address of Lark International Transport Systems Limited is Trident Chambers, P.O. Box 146, Road Town, Tortola, VG1110 BVI.

(86)    The beneficial owner of Arken Holdings, LLC is Ken Anderson, who holds sole voting and dispositive power over the common shares held by Arken Holdings, LLC. The address of Arken Holdings, LLC is 32 N Gould St. Apt. 349, Los Angeles, CA 90013.

(87)    The number of our common shares held by 501 shareholders consists of an aggregate of 7,184,732 shares in connection with the Direct Listing. The combined voting power of these shares to be registered in connection with the Direct Listing is less than 1% of the Total Voting Power.

RELATED PARTY TRANSACTIONS

Transactions with Affiliates

We entered into a consulting arrangement with Giga Carbon Neutrality, Inc., an entity owned by the ultimate beneficial owner of a majority of our common shares, Ms. Lan Yang, which contemplates outstanding service fee receivables of $195,000, $195,000 and $240,000 as of December 31, 2024, 2023 and 2022, respectively. The outstanding receivables are non-interest bearing and repayable on demand. There is no formal agreement between us and Giga Carbon Neutrality, Inc. We intend to settle the outstanding balances prior to the completion of this listing.

Under a series of loan agreements signed between us and Enlighta Medical Technology Group, a subsidiary of Sun Seven Stars Investment Group (“SSSIG”) which is controlled by Ms. Lan Yang, we received loans to support our business operations of $2,770,645, $435,000 and $350,000 as of December 31, 2024, 2023 and 2022, respectively. This loan is non-interest bearing, non-secured, no stated maturity date and is payable on demand, with a term allowing the board of directors to apply discretion to delay repayment.

Under a loan agreement signed between us and SSSIG, we received loans to support our business operations of $3,138,285, nil and nil as of December 31, 2024, 2023 and 2022.

The loans made under these arrangements, including those with Enlighta Medical Technology Group, were consolidated into a single loan agreement on April 10, 2025, as amended on August 3, 2025 (the “Loan Agreement”).

Pursuant to the terms of the Loan Agreement, which provides for loans up to an aggregate of $75,000,000, outstanding amounts are payable upon demand by lender at any time after January 1, 2027, subject to the discretion of our Board of Directors to delay repayment for up to one year if such repayment would disrupt our normal business operations. No interest accrues before or during this deferral period, but interest at a rate of 1% per month begins to accrue only after the one-year deferral period if repayment has not yet been made. Between January 1, 2025 and July 31, 2025, SSSIG increased its loans to us by $10,264,185 to support platform development, business expansion and our general operating expenses.

We received an asset authority confirmation letter from Fourcore Capital (“Fourcore”) in support of certain liquidity arrangements, including assurances related to the availability of assets to support obligations under our loan arrangement with SSSIG. Approximately 30.9% of Fourcore is owned by Carbonomi Trust, which is in turn owned in equal shares by Kevin Wu, our Chief Administrative Officer and a member of our board of directors, and his sister, Sharon Wu. Both individuals are the children of Ms. Lan Yang, the ultimate beneficial owner of a majority of our outstanding common shares. In addition, approximately 15.26% of Fourcore is owned by PB Nobel Sustainability Capital Group Limited, an entity in which Sun Seven Stars Trust,an affiliate of Ms. Lan Yang, owns a significant interest.

In August 2024, our wholly owned subsidiary Beijing Seven Stars Giga Technology Service Ltd. disposed of its 100% equity interest in Fujian GCN IoT Ltd. to Beijing Powermers Smart Industries Technology Co., a wholly owned subsidiary of our then-controlling shareholder, Powermers Smart Industries Inc.(“PSI”). The disposition was pursuant to an internal reorganization plan of PSI, where certain of PSI’s operating entities were consolidated into PSI. The disposition resulted in a change in the reporting entity and required retrospective combination of the entity for all periods presented, as if the disposition had been in effect since the inception of common control.

Indemnification Agreements

See “Management — Indemnification Agreements.”

DESCRIPTION OF SHARE CAPITAL

The following description summarizes material terms of our share capital and material provisions of our articles and our amended and restated bylaws, as they will be in effect upon the consummation of this Direct Listing. Such summary does not purport to be complete and is subject to and is qualified in its entirety by reference to our articles and the form of our amended and restated bylaws to be adopted in connection with the Direct Listing, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors are urged to read the exhibits for a complete understanding of our share capital.

General

The following is a summary of the rights of our common shares as set forth in our articles and amended and restated bylaws and certain related sections of the CBCA. This summary does not purport to be complete and is qualified in its entirety by the full text of our articles of incorporation and our amended and restated bylaws.

Our authorized share capital consists of an unlimited number of common shares, each without par value. On June 27, 2025, we amended our articles to provide that the 400,000,000 issued and outstanding common shares of the Company be divided into 872,000,000 common shares, at the rate of 2.18 common shares for every one (1) common share currently issued and outstanding. Upon consummation of this Direct Listing, we will have 872,000,000 common shares issued and outstanding.

Common shares

The common shares are not subject to any future call or assessment, do not have any pre-emptive, conversion, redemption rights or purchase for cancellation rights, and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares, all of which rank equally as to all benefits which might accrue to the holders of the common shares. All shareholders of the Company are entitled to receive a notice of, attend and vote at any meeting to be convened by the Company. At any meeting, every shareholder has one vote for each common share of which such holder is the registered owner. Voting rights may be exercised in person or by proxy.

Shareholders are entitled to share pro rata in any dividends if, as and when declared by the Company’s board of directors, in its discretion. Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of common shares, without preference or distinction, will be entitled to receive ratably all of our assets remaining after payment of all debts and other liabilities, subject to any preferential rights of the holders of any other outstanding securities.

Limitations on Liability and Indemnification of Directors and Officers

Under the CBCA, we may indemnify our current or former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity. The CBCA also provides that we may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding.

However, indemnification is prohibited under the CBCA unless the individual:

•        acted honestly and in good faith with a view to our best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

•        in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Our amended and restated bylaws require us to indemnify each of our current or former directors or officers and each individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including, without limitation, an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity.

Our amended and restated bylaws authorize us to purchase and maintain insurance for the benefit of each of our current or former directors or officers and each person who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity. As of the date of this prospectus, the Company is in the process of securing directors’ and officers’ liability insurance coverage for DeepGreenX Group Inc. and pending finalization of that coverage, Sun Seven Star Gift Holdings LTD., the Company’s majority shareholder, has agreed to indemnify our directors and executive officers. This arrangement is intended to provide interim protection until formal insurance coverage is in place. For further details, see “Business — Insurance”.

We have entered into indemnification agreements with each of our current directors and officers and we intend to enter into indemnification agreements with each of the directors and officers of the Company that is or becomes a director or officer of the Company upon consummation of the Direct Listing, which provide, among other things, that we will indemnify, including but not limited to the indemnity under the CBCA, him or her for losses reasonably incurred by reason of being or having been a director or officer; provided that, we shall not indemnify such individual if, among other things, he or she did not act honestly and in good faith with a view to our best interests and did not have reasonable grounds for believing that his or her conduct was lawful, and in so acting was in breach of the obligations under the indemnity agreement. For further details, see the form of indemnification agreement attached as an exhibit to the registration statement of which this prospectus is a part.

Action Necessary to Change the Rights of Holders of Our Shares

Our shareholders can authorize the alteration of our articles to create or vary the special rights or restrictions attached to any of our shares by passing a special resolution. However, a right or special right attached to any class or series of shares may not be prejudiced or interfered with unless the shareholders holding shares of that class or series to which the right or special right is attached consent by a separate special resolution. A special resolution means a resolution passed by: (a) a majority of not less than two-thirds of the votes cast by the applicable class or series of shareholders who vote in person or by proxy at a meeting, or (b) a resolution consented to in writing by all of the shareholders entitled to vote holding the applicable class or series of shares.

Shareholder Meetings

We must hold an annual general meeting of our shareholders at least once every year at a time and place determined by our board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting. A meeting of our shareholders may be held anywhere within Canada, as determined by the board of directors. A meeting of shareholders may be held at a place outside Canada if the place is specified in amended articles of the Company or all the shareholders entitled to vote at the meeting agree that the shareholder meeting is to be held at that place. A shareholder who attends a meeting of shareholders held outside Canada is deemed to have agreed to it being held outside Canada except when the shareholder attends the meeting of shareholders for the express purpose of objecting to the transaction of any business on the grounds that the meeting of shareholders is not lawfully held.

Our directors may, at any time, call a special meeting of our shareholders. Shareholders holding not less than 5% of our issued voting shares may also cause our directors to call a shareholders’ meeting.

A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business, must be sent to shareholders, to each director and the auditor not less than 21 days prior to the meeting. Under the CBCA, shareholders entitled to notice of a meeting may waive or reduce the period of notice for that meeting, provided applicable securities laws are met. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

Our amended and restated bylaws will provide that a quorum for meetings is two persons present and holding, or represented by proxy, 25% of the issued shares entitled to be voted at the meeting. If a quorum is not present at the opening of the meeting, the shareholders may adjourn the meeting to a fixed time and place but may not transact any further business.

Holders of our common shares are entitled to attend meetings of our shareholders. Our directors, our secretary (if any), our auditor and any other persons invited by our chairman or directors or with the consent of those at the meeting are entitled to attend at any meeting of our shareholders but will not be counted in the quorum or be entitled to vote at the meeting unless he or she is a shareholder or proxyholder entitled to vote at the meeting.

Change of Control

Our articles do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves us.

Advance Notice Requirements for Director Nominations

We will include certain advance notice provisions in our amended and restated bylaws, providing that shareholders seeking to nominate candidates for election as directors must provide timely written notice to our corporate secretary at our principal executive offices. To be timely, a shareholder’s notice must be received (1) in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the shareholder may be received not later than the close of business on the tenth day following the date of such public announcement; and (2) in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors, not later than the close of business on the fifteenth day following the day on which the first public announcement of the date of the special meeting was made. Our advance notice bylaw will also prescribe the proper written form for a shareholder’s notice. Our board of directors may, in its sole discretion, waive any requirement under these provisions.

Forum Selection

Our amended and restated bylaws will include a forum selection provision that provides that, unless we consent in writing to the selection of an alternative forum, the Superior Court of Justice of the Province of Ontario, Canada and appellate courts therefrom (or, failing such court, any other “court” as defined in the CBCA having jurisdiction, and the appellate courts therefrom), will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the CBCA or our articles or bylaws (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the “affairs” (as defined in the CBCA) of the Company. Our forum selection bylaw also provides that our securityholders are deemed to have consented to personal jurisdiction in the Province of Ontario and to service of process on their counsel in any foreign action initiated within the scope of our bylaw. Therefore, it may not be possible for securityholders to litigate any action relating to the foregoing matters outside of the Province of Ontario. Notwithstanding the foregoing, our forum selection bylaw does not apply to any action brought to enforce any liability or duty created by the Exchange Act or the Securities Act, including the respective rules and regulations promulgated thereunder, or any other claim under U.S. securities law for which the United States federal or state courts have exclusive jurisdiction.

Material Differences Between the CBCA and Delaware General Corporation Law (“DGCL”)

The following discussion summarizes material differences between the rights of holders of our common shares and the rights of holders of common shares of a typical corporation incorporated under the laws of the state of Delaware, which result from certain provisions in our governing documents and differences between the laws of Canada and Delaware. This summary is qualified in its entirety by reference to the DGCL, the CBCA and our governing documents.

Canada	Delaware
Authorized Share Capital
As permitted by the CBCA and our articles, our authorized share capital will consist of an unlimited number of common shares without par value.

Under the DGCL, a corporation’s certificate of incorporation must specify the number of shares of each class of stock and their par value, or include a statement that such shares are without par value.

Distributions and Dividends; Repurchases and Redemptions

Under the CBCA and our articles, dividends may be declared at the sole discretion of the board of directors, provided that we may not declare or pay a dividend if there are reasonable grounds for believing that: (a) we are, or would after the payment be, unable to pay our liabilities as they become due; or (b) the realizable value of our assets would thereby be less than the aggregate of our liabilities and stated capital of all classes.

Under the CBCA, the purchase or other acquisition by a corporation of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends (as set out above). The Company is permitted, under its articles, to acquire any of its shares, subject to the special rights and restrictions attached to such class or series of shares and the approval of its board of directors.

Under the CBCA, subject to solvency tests similar to those applicable to the payment of dividends (as set out above), a corporation may redeem, on the terms and in the manner provided in its articles, any of its shares that has a right of redemption attached to it.

The DGCL generally provides that, subject to certain restrictions, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of the corporation’s surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the purchased or redeemed shares are to be retired and the capital reduced.

Shareholder Action by Written Consents
Under the CBCA, a written resolution signed by all the shareholders of a corporation who would have been entitled to vote on the resolution at a meeting is effective to approve the resolution.

Under the DGCL, any action required or permitted to be taken at a stockholder meeting may be taken without a meeting if consents in writing are signed by the holders of outstanding stock having at least the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, unless otherwise provided in the certificate of incorporation.

Canada	Delaware
Election of Directors

Under the CBCA, the shareholders of a corporation elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required. None of our articles, bylaws, nor the CBCA provide for cumulative voting.

Under the DGCL, stockholders are not entitled to cumulative voting in the election of directors unless provided for in the corporation’s certificate of incorporation.
Removal of Directors

Under the CBCA, provided that articles of a corporation do not provide for cumulative voting, shareholders of the corporation may, by ordinary resolution passed at a special meeting, remove any director or directors from office, with or without cause.

Under the DGCL any director may be removed, with or without cause, by the affirmative vote of a majority of the shares then entitled to vote at an election of directors, unless the board is classified, cumulative voting is permitted by the certificate of incorporation or the certificate of incorporation provides otherwise.

Majority Voting
Under the CBCA, director candidates standing for election must receive at least a majority of votes in favor of their election in order to be elected.

Unless a majority voting standard is provided for in the corporation’s certificate of incorporation or bylaws, by default under the DGCL, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote on the election of directors.

Required Vote for Certain Transactions

Under the CBCA, certain extraordinary corporate actions, such as continuances, certain amalgamations, sales, leases or other dispositions of all, or substantially all of, the property of a corporation (other than in the ordinary course of business), liquidations, dissolutions and certain arrangements, will require the approval of a special majority of shareholders, meaning holders of shares representing not less than two thirds of those votes cast in respect of a shareholder vote addressing such matters.

Generally, under the DGCL, certain mergers, consolidation, sale, lease, exchange or other disposition of all, or substantially all, the property and assets of a corporation or dissolution of the corporation requires the approval of a majority of the outstanding voting stock of the corporation entitled to vote thereon.

Quorum of Shareholders

Our amended and restated bylaws will provide that general meetings of shareholders require at least two persons, present in person or by proxy, holding not less than 25% of the total number of issued and outstanding shares of the Company having voting rights at such meeting.

Under the DGCL, unless otherwise provided in the certificate of incorporation, with respect to any matter, a quorum for a meeting of stockholders requires the holders of a majority of the shares entitled to vote are represented at the meeting in person or by proxy.

Shareholder Access to Corporate Records

Under the CBCA, shareholders, creditors, and their representatives, after giving the required notice and subject to other conditions, may examine certain of the records of a corporation during usual business hours and take extracts free of charge, and any other person may do so on payment of a reasonable fee.

Under the DGCL, a stockholder of record has the right to inspect the books and records of the corporation, provided that such inspection for a proper purpose which is reasonably related to such stockholder’s interest as a stockholder.

Canada	Delaware
Annual Meetings of Shareholders

The CBCA and our amended and restated bylaws will permit us to hold shareholder meetings at any location within Canada, as the board of directors may determine. A meeting of shareholders may be held at a place outside Canada if the place is specified in amended articles of the Company or all the shareholders entitled to vote at the meeting agree that the shareholder meeting is to be held at that place. A shareholder who attends a meeting of shareholders held outside Canada is deemed to have agreed to it being held outside Canada except when the shareholder attends the meeting of shareholders for the express purpose of objecting to the transaction of any business on the grounds that the meeting of shareholders is not lawfully held.

The board of directors may arrange shareholder meetings to be held entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

Notice of the time and place of a meeting of shareholders must be sent at least 21 days and not more than 60 days prior to the meeting to each shareholder entitled to vote at the meeting.

Under the DGCL, a corporation must hold an annual meeting of stockholders in a place designated by the certificate of incorporation or bylaws, whether inside or outside of Delaware, or, if not so designated, as determined by the board of directors and on a date and at a time designated in the bylaws, except as otherwise provided by law. Written notice of every meeting of stockholders must be given to each stockholder of record not less than 10 nor more than 60 days before the date of the meeting.

Special Meetings of Shareholders

Under the CBCA, the directors have the power at any time to call a special meeting of shareholders. The holders of not less than 5% of the issued shares of the corporation that carry the right to vote at a meeting sought to be held can also requisition the directors to call a meeting of shareholders for the purposes stated in the requisition.

Under the DGCL, special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or the bylaws.
Anti-Takeover Provisions and Interested Shareholder Transactions

Neither the CBCA nor our articles will restrict us from adopting a shareholder rights plan, or “poison pill”, which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

The CBCA does not restrict related party transactions.

Under the DGCL, a certificate of incorporation may provide the board of directors with the ability to issue a stockholder rights plan.

Delaware corporations are subject to Delaware’s “business combination” statute. In general, such statute prohibits a corporation from engaging in any business combination transactions with an interested stockholder for a period of three years after the time that the stockholder became an interested stockholder, unless approved by the board of directors beforehand or upon satisfaction of other criteria.

Canada	Delaware
Directors’ and Officers’ Liability and Indemnification

Under the CBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer or an individual acting in a similar capacity of another entity (an “indemnifiable person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the corporation or other entity, if: (i) the individual acted honestly and in good faith with a view to the best interests of such corporation (or the other entity, as the case may be) and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

An indemnifiable person may require the corporation to indemnify the individual in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation (or other entity, as the case may be) if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and the individual fulfills the conditions set out in (i) and (ii) above.

A corporation may, with the approval of a court, also indemnify an indemnifiable person against all costs, charges and expenses in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or other entity, if he or she fulfills the conditions set forth in (i) and (ii), above.

Under the DGCL, a corporation has the power to indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, or any person who was, is or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, in each case by reason of the fact that the person is or was a director, office, employee or agent of the corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and subject to certain other limitations.

Oppression Remedy

The CBCA provides an oppression remedy that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to any shareholder, which includes a beneficial shareholder or any other person who, in the court’s discretion, is a proper person to make such an application. The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other applicants.

The DGCL does not expressly provide for a similar remedy.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Direct Listing, there has been no public market for our common shares, and a liquid trading market for our common shares may not develop or be sustained after this Direct Listing. Sales of substantial amounts of our common shares in the public market after this Direct Listing, or the perception that such sales could occur, could adversely affect the trading price of our common shares and may make it more difficult for you to sell your common shares at a time and price that you deem appropriate.

Upon completion of this Direct Listing, we will have 872,000,000 common shares issued and outstanding. All of the common shares sold in this Direct Listing by the Registered Shareholders, will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our common shares in the public market could adversely affect prevailing market prices of the common shares. Prior to this Direct Listing, there has been no public market for our common shares. We intend to apply to list the common shares on Nasdaq, but we cannot assure you that a regular trading market will develop for the common shares.

Rule 144

All of our common shares that will be issued and outstanding upon the completion of this Direct Listing are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the U.S. only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then issued and outstanding shares of the same class, which immediately after the completion of this Direct Listing will equal approximately 8,720,000 common shares; or

•        the average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Lock-Up Arrangements

In connection with the registration of our common shares for resale pursuant to this registration statement, 113 of our shareholders will enter into a contractual lock-up on transfer. Pursuant to such agreements, 157,661,244 common shares, 71,255,698 of which are being registered for resale by the Registered Shareholders pursuant to this registration statement, will be subject to a 90-day lock up period which begins on the date our common shares are first listed for trading on the Nasdaq Global Market. During this period, these shareholders may not sell, transfer, pledge, or otherwise dispose of their common shares.

8,720,000 of the lock-up shares are held by an affiliate of Lan Yang, our majority shareholder and a director nominee, 1,383,864 are held by an affiliate of Kevin Wu, our Chief Administrative Officer and a director, and 830,144 are held by an affiliate of Xuejun Mao, a director nominee. None of the other common shares held by our officers or directors, including other common shares held by Lan Yang, Kevin Wu or Xuejun Mao, or their respective affiliates, are subject to a contractual lock up.

TAXATION

The following summary of Canadian, PRC and U.S. federal income tax considerations of an investment in our common shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax considerations relating to an investment in our common shares, such as the tax considerations under U.S. state and local tax laws or under the tax laws of jurisdictions other than Canada, the PRC and the U.S.

People’s Republic of China Taxation

Under the PRC EIT Law, which became effective on January 1, 2008 and was last amended on December 29, 2018, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations to the PRC EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, the STA Circular 82 issued by the STA in April 2009 and was amended in December 2017, specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: (a) senior management personnel and departments that are responsible for daily production, operation and management; (b) financial and personnel decision making bodies; (c) key properties, accounting books, company seal, minutes of board meetings and shareholders’ meetings; and (d) half or more of the senior management or directors having voting rights. Further to STA Circular 82, the STA issued the Administrative Measures on Income Tax on Overseas Registered Chinese-funded Holding Resident Enterprises (Trial Implementation), or the STA Bulletin 45, which took effect in September 2011 and was last amended in June 2018, to provide more guidance on the implementation of STA Circular 82. STA Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our company is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. A majority of our senior management and directors are located outside the PRC. As such, we do not believe that our company meets all of the conditions above and as a result we do not believe our company is a PRC resident enterprise for PRC tax purposes. For similar reasons, we believe our other entities outside of China are also not PRC resident enterprises. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that the holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders, if such shareholders do not have an establishment or place of business in the PRC, or if they have such establishment or place of business in the PRC but the relevant income is not effectively connected with such establishment or place of business, to the extent such dividends have their sources within the PRC. In addition, non-resident enterprise shareholders may be generally subject to PRC tax on gains realized on the sale or other disposition of common shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders and any gain realized on the transfer of common shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us, if such gains are deemed to be from PRC source). These rates may be generally reduced by an applicable tax treaty, but it is unclear whether in practice non-PRC shareholders of our company would be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise.

Material Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, special Canadian tax counsel to DeepGreenX Group Inc., the tax consequences set forth below in this section “Material Canadian Federal Income Tax Considerations” are material Canadian federal income tax consequences of the ownership and disposition of our common shares, as of the date hereof, under the Income Tax Act (Canada) (the “Tax Act”). This discussion does not purport to be a comprehensive description of all of the Canadian federal income tax considerations that may be relevant to your decision to own the common shares.

The following discussion is applicable to a holder who, for purposes of the Tax Act: (i) is the beneficial owner of our common shares; (ii) acquires and holds the common shares as capital property; (iii) deals at arm’s length with and is not affiliated with the Company; (iv) has not entered into a “derivative forward agreement (as defined in the Tax Act) with respect to the common shares; (v) is neither resident nor deemed to be resident in Canada; and (vi) does not, and is not deemed to, use or hold our common shares in carrying on a business in Canada (a “Holder”). One of our common shares will generally be capital property to a Holder provided that the Holder does not hold or use such common share in the course of carrying on a business of trading or dealing in securities and such Holder has not acquired or been deemed to have acquired such common share in one or more transactions considered to be an adventure or concern in the nature of trade. This summary is not applicable to a Holder that is an insurer carrying on an insurance business in Canada and elsewhere or an “authorized foreign bank” (as defined in the Tax Act).

This summary is based upon: (i) the provisions of the Tax Act in force as of the date hereof; (ii) all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”); and (iii) an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing by the CRA prior to the date hereof. This summary assumes the Proposed Amendments will be enacted in the form proposed, however, no assurance can be given that the Proposed Amendments will be enacted in the form proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account any changes in the law or administrative policy or assessing practice, whether by legislative, regulatory, administrative governmental or judicial decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder or prospective Holder, and no representations with respect to the tax consequences to any Holder or prospective Holder are made herein. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Holders and prospective Holders are urged to consult their own tax advisors about the specific tax consequences to them of acquiring, holding and disposing of our common shares, having regard to their particular circumstances.

Dividends on Common Shares

Dividends paid or credited, or deemed to be paid or credited, on one of our common shares and received by a Holder will generally be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend unless the rate is reduced under the provisions of an applicable income tax convention between Canada and the Holder’s country of residence. For example, where the Holder is a resident of the United States that is entitled to full benefits under the income tax convention between Canada and the United States, and is the beneficial owner of the dividends, the rate of Canadian withholding tax applicable to dividends is generally reduced to 15% (or 5% in the case of such a Holder that is a corporation that beneficially owns at least 10% of the Company’s voting shares). Holders should consult their own tax advisors in this regard.

Dispositions of Common Shares

A disposition or deemed disposition by a Holder of one of our common shares (except to the Company in the open market in the manner in which shares are normally purchased by any member of the public in the open market) will generally result in such holder realizing a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of that common share exceed (or are less than) the adjusted cost base of that common share to such holder thereof and any reasonable costs of disposition.

A Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Holder on a disposition or deemed disposition of one of our common shares unless such common share constitutes “taxable Canadian property” (as defined in the Tax Act) of the Holder at the time of disposition and the Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Holder is resident.

Our common shares generally will not constitute taxable Canadian property of a Holder, unless at any time during the 60 month period that ends at the time of the disposition of our common shares, (i) 25% or more of the issued shares of any class or series of the Company’s capital stock were owned by any combination of (a) the Holder, (b) persons with whom the Holder did not deal at arm’s length, and (c) partnerships in which the Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, and (ii) more than 50% of the fair market value of such common shares was derived directly or indirectly from one or any combination of: (a) real or immovable property situated in Canada; (b) “Canadian resource properties” (as defined in the Tax Act); (c) “timber resource properties” (as defined in the Tax Act); and (d) options in respect of, or interests in or for civil law rights in, property described in (a) to (c), whether or not such property exists. Notwithstanding the foregoing, our common shares may otherwise be deemed to be taxable Canadian property to a Holder for purposes of the Tax Act.

A Holder contemplating a disposition of our common shares that may constitute taxable Canadian property should consult their own tax advisor prior to such disposition.

In the event that one of our common shares constitutes taxable Canadian property of a Holder and any capital gain that would be realized on the disposition thereof is not exempt from tax under the Tax Act or pursuant to an applicable income tax convention, generally, one-half of any such capital gain realized by a Holder in a taxation year must be included in computing the Holder’s Canadian income for the year, which Canadian income would be subject to Canadian income tax.

Material U.S. Federal Income Tax Considerations

The following are material U.S. federal income tax consequences to you of the ownership and disposition of our common shares, but this discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to your decision to own the common shares.

This discussion applies to you only if you are a U.S. Holder, you acquire the common shares following the Direct Listing and you hold the common shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of your particular circumstances, including the alternative minimum tax, the Medicare contribution tax on net investment income and tax consequences applicable to you if you are subject to special rules, such as if you are:

•        a financial institution;

•        an insurance company;

•        a regulated investment company;

•        a dealer or electing trader in securities that uses a mark-to-market method of tax accounting;

•        a person that holds common shares as part of a straddle, integrated or similar transaction;

•        a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•        an entity classified as a partnership for U.S. federal income tax purposes or a partner or member thereof;

•        a tax-exempt entity, “individual retirement account” or “Roth IRA”;

•        a person that owns or is deemed to own common shares representing 10% or more of our stock by vote or value; or

•        a person that holds common shares in connection with a trade or business outside the United States.

If you are a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that owns common shares, the U.S. federal income tax treatment of your partners will generally depend on their status and your activities. If you are a partnership that intends to acquire the common shares you should consult your tax adviser as to the particular U.S. federal income tax consequences to you and your partners of owning and disposing of the common shares.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and agreements between the government of the United States of America and the other governments with respect to taxes on income (each a “Treaty”), all as of the date hereof, any of which is subject to change, possibly with retroactive effect. This discussion assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

For purposes of this discussion you are a “U.S. Holder” if you are, for U.S. federal income tax purposes, a beneficial owner of the common shares and:

•        a citizen or individual resident of the United States;

•        a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•        an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

This discussion does not address the effects of any state, local or non-U.S. tax laws, or any U.S. federal taxes other than income taxes (such as U.S. federal estate or gift tax consequences). You should consult your tax adviser concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of common shares in your particular circumstances.

Taxation of Distributions

The following discussion is subject to the discussion under “— Passive Foreign Investment Company Rules” below.

We currently do not intend to make distributions to our shareholders. Any distributions paid on the common shares, other than certain pro rata distributions of common shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax, it is expected that distributions generally will be reported to you as dividends. Because our common shares are expected to be listed on Nasdaq, if you are a non-corporate U.S. Holder of common shares, subject to applicable limitations, dividends paid to you with respect to your common shares may be taxable at a favorable rate provided that we are not (and are not treated with respect to you as) a passive foreign investment company (a “PFIC”) for our taxable year of the distribution or the preceding taxable year. If you are a non-corporate U.S. Holder you should consult your tax adviser regarding the availability of this favorable tax rate and any applicable limitations in your particular circumstances.

Dividends generally will be included in your income on the date of receipt by you. The amount of income with respect to a dividend paid in foreign currency will be the U.S. dollar amount calculated by reference to the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars on that date. If the dividend is converted into U.S. dollars on the date of receipt, you generally should not be required to recognize foreign currency gain or loss in respect of the amount received. You may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Dividends will be treated as foreign-source income for foreign tax credit purposes. As described in “Taxation-Certain Canadian Federal Income Tax Considerations — Dividends on Common Shares,” dividends paid by us to a Holder that is not resident in Canada will be subject to Canadian withholding tax. For U.S. federal income tax purposes, the amount of the dividend income will include any amounts withheld in respect of withholding tax. Subject to applicable limitations, which vary depending upon your circumstances, and the discussion below regarding certain Treasury regulations, taxes withheld from dividend payments (at a rate not exceeding any rate applicable under the Treaty, if you are eligible for Treaty benefits) generally will be creditable against your U.S. federal income tax liability. The rules governing foreign tax credits are complex. You should consult your tax adviser regarding the creditability of non-U.S. taxes in your particular circumstances. In lieu of claiming a credit, you may be able to elect to deduct creditable Canadian taxes in computing your taxable income, subject to applicable limitations. An election to deduct non-U.S. taxes instead of claiming foreign tax credits applies to all creditable non-U.S. taxes paid or accrued in the relevant taxable year.

Sale or Other Taxable Disposition Common Shares

The following discussion is subject to the discussion under “— Passive Foreign Investment Company Rules” below.

You will generally recognize capital gain or loss on a sale or other taxable disposition of common shares in an amount equal to the difference between the amount realized on the sale or disposition and your tax basis in the common shares disposed of, in each case as determined in U.S. dollars. The gain or loss will be long-term capital gain or loss if, at the time of the sale or disposition, you have owned the common shares for more than one year. If you are a non-corporate U.S. Holder, any long-term capital gains recognized by you will generally be subject to tax rates that are lower than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Subject to the discussion under “Passive Foreign Investment Company Rules,” a U.S. Holder who disposes of common shares will generally not be subject to Canadian tax on any gain realized on the disposition unless the common shares constitute “taxable Canadian property” for purposes of the Income Tax Act (Canada) and such gain is not exempt under the Canada-U.S. Tax Treaty. Common shares will generally not constitute taxable Canadian property unless, at any time during the 60-month period preceding the disposition, more than 50% of the fair market value of the common shares was derived directly or indirectly from certain types of Canadian real or resource property.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it directly held its proportionate share of the assets of the other corporation and directly earned its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, investment gains and certain rents and royalties (except for certain rents and royalties treated as derived in the active conduct of a trade or business for purposes of the PFIC rules). Cash and cash-equivalents are passive assets for these purposes. Goodwill is an active asset under the PFIC rules to the extent attributable to activities that produce active income.

Based on (i) the current and expected composition of our income and assets, (ii) our characterization of certain categories of our income and assets as active income and assets for purposes of the PFIC rules and (iii) our estimates of the values of our assets, including the estimated value of our goodwill and certain other intangibles, which is based in large part on the expected price of the common shares in this Direct Listing, we do not expect to be a PFIC for our current taxable year. However, our PFIC status for any taxable year is an annual determination that can be made only after the end of that year and will depend on the composition and characterization, for PFIC purposes, of our income and assets and the estimated value of our assets from time to time. In addition, the IRS may not agree with our characterizations of certain categories of our income and assets as active income and assets for PFIC purposes. Accordingly, there can be no assurance that we will not be a PFIC for our current or any future taxable year. We have not sought or obtained, and do not intend to seek or obtain, an opinion of U.S. tax counsel on the characterization of our income and assets for PFIC rules, and, because PFIC status is an annual determination that can be made only after the end of each year, our U.S. tax counsel is unable to opine on our PFIC status for the current or any future taxable year.

If we are a PFIC for any taxable year and any entity in which we own or are deemed to own equity interests is also a PFIC (a “Lower-tier PFIC”), you will be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and will be subject to U.S. federal income tax according to the rules described in the next paragraph on (i) certain distributions by the Lower-tier PFIC and (ii) dispositions of shares of the Lower-tier PFIC, in each case as if you held such shares directly, even though you will not receive any proceeds of those distributions or dispositions.

In general, if we are a PFIC for any taxable year during which you own the common shares, gain recognized by you on a sale or other disposition (including certain pledges) of your common shares will be allocated ratably over your holding period. The amounts allocated to the taxable year of the sale or disposition and to any year before we became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge will be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by you in any taxable year on your common shares exceed 125% of the average of the annual distributions on the common shares received during the preceding three taxable years or your holding period, whichever is shorter, the excess distributions will be subject to taxation in the same manner. If we are a PFIC for any taxable year during which you own common shares, we will generally continue to be treated as a PFIC with respect to you for all succeeding years during which you own the common shares, even if we cease to meet the threshold requirements for PFIC status, unless you make a timely “deemed sale” election, in which case any gain on the deemed sale will be taxed under the PFIC rules described above.

Alternatively, if we are a PFIC and if the common shares are “regularly traded” on a “qualified exchange” (as defined in applicable Treasury regulations), you may be able to make a mark-to-market election with respect to the common shares that will result in tax treatment different from the general tax treatment for PFICs described in the preceding paragraph. The common shares will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the common shares are traded on a qualified exchange on at least 15 days during each calendar quarter. Nasdaq, where the common shares are expected to be listed, is a qualified exchange for this purpose. If you are a U.S. Holder of common shares and make the mark-to-market election, you generally will recognize as ordinary income any excess of the fair market value of the common shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the common shares over their fair market value at the end of the taxable year to the extent of the net amount of income previously included as a result of the mark-to-market election. If you make the election, your tax basis in the common shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of common shares in a taxable year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If you make the mark-to-market election, distributions paid on common shares will be treated as discussed under “— Taxation of Distributions” above (but subject to the discussion in the following paragraph). Once made, the election will remain in effect for all taxable years in which we are a PFIC, unless it is revoked with the IRS’s consent, or the common shares cease to be regularly traded on a qualified exchange. You should consult your tax adviser regarding the availability and advisability of making a mark-to-market election in your particular circumstances if we are a PFIC for any taxable year.

If we are a PFIC (or treated as a PFIC with respect to you) for any taxable year in which we pay a dividend or the preceding taxable year, the favorable tax rate described above with respect to dividends paid to certain non-corporate U.S. Holders will not apply.

We do not intend to provide information necessary to make “qualified electing fund” elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above. Therefore, you will not be able to make this election with respect to us.

If we are a PFIC for any taxable year during which you own our common shares, you will generally be required to file annual reports on IRS Form 8621. You should consult your tax adviser regarding our PFIC status for any taxable year and the potential application of the PFIC rules to your ownership of our common shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) you are a corporation or other “exempt recipient” (and establish your status if required to do so) and (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding or otherwise establish an exemption. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

If you are an individual or one of certain specified entities, you may be required to report information relating to your ownership of common shares, or non-U.S. accounts through which your common shares are held. You should consult your tax adviser regarding your reporting obligations with respect to the common shares.

PLAN OF DISTRIBUTION

The Registered Shareholders, and their pledgees, donees, transferees, assignees, or other successors-in-interest may sell their common shares covered hereby pursuant to brokerage transactions on Nasdaq, or other public exchanges or registered alternative trading venues, at prevailing market prices at any time after the common shares are listed for trading. We are not party to any arrangement with any Registered Shareholder or any broker-dealer with respect to sales of common shares by the Registered Shareholders, except we have engaged financial advisors and additional financial advisors with respect to certain other matters relating to the registration and listing of our common shares, as further described below. As such, we do not anticipate receiving notice as to if and when any Registered Shareholder may, or may not, elect to sell their common shares or the prices at which any such sales may occur, and there can be no assurance that any Registered Shareholders will sell any or all of the common shares covered by this prospectus.

We will not receive any proceeds from the sale of our common shares by the Registered Shareholders. We will recognize costs related to this direct listing and our transition to a publicly traded company, consisting of professional fees and other expenses. We will expense these amounts in the period incurred and not deduct these costs from net proceeds to the issuer as they would be in an initial public offering. We will recognize costs related to this direct listing and our transition to a publicly traded company, consisting of professional fees and other expenses. We will expense these amounts in the period incurred and not deduct these costs from net proceeds to the issuer as they would be in an initial public offering.

We have engaged Kingswood Capital Partners. LLC as our financial advisor to advise and assist us with respect to certain matters relating to the registration of our common shares and our listing, including defining our objectives with respect to the filing of the registration statement of which this prospectus forms a part and the listing of the common shares on Nasdaq, the preparation of the registration statement of which this prospectus forms a part, the preparation of investor communications and presentations in connection with investor education, and being available to consult with Nasdaq, including on the day that our common shares are initially listed on The Nasdaq Global Market. In addition, Kingswood will determine when our common shares are ready to trade and to approve proceeding with the opening of trading at the Current Reference Price (as defined below). However, Kingswood has not been engaged to participate in investor meetings or to otherwise facilitate or coordinate price discovery activities or sales of our common shares in consultation with us, except as described herein.

On the day that our common shares are initially listed on The Nasdaq Global Market, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price on the basis of such accepted orders. During a 10-minute “Display Only” period, market participants may enter quotes and orders in our common shares in Nasdaq’s systems and such information is disseminated, along with other indicative imbalance information, to Kingswood and other market participants, by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which Kingswood, in its capacity as our designated financial advisor to perform the functions under Nasdaq Rule 4120(c)(8), must notify Nasdaq that our common shares are “ready to trade.” Once Kingswood has notified Nasdaq that our common shares are ready to trade, Nasdaq will calculate the Current Reference Price (as defined below) for our common shares, in accordance with Nasdaq’s rules. If Kingswood then approves proceeding at the Current Reference Price, Nasdaq will conduct price validation checks in accordance with Nasdaq rules. As part of conducting its price validation checks, Nasdaq may consult with Kingswood and other market participants. Upon completion of such price validation checks the applicable orders that have been entered will then be executed at such price and regular trading of our common shares on The Nasdaq Global Market will commence.

Under Nasdaq’s rules, the “Current Reference Price” means: (i) the single price at which the maximum number of orders to buy or sell our common shares can be matched; (ii) if more than one price exists under clause (i), then the price that minimizes the number of our common shares for which orders cannot be matched; (iii) if more than one price exists under clause (ii), then the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our common shares will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under clause (iii), a price determined by Nasdaq after consultation with Kingswood in their capacity as financial advisor. Kingswood will exercise any consultation rights only to the extent that they may do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M (to the extent applicable), or applicable relief granted thereunder. In determining the Current Reference Price, Nasdaq’s algorithms will match orders that have been entered into and accepted by Nasdaq’s system. This occurs with respect to a potential Current Reference Price when orders to buy common shares at an entered bid price that is greater than or equal to such potential Current Reference Price are matched with orders to sell a like number of common shares at an entered asking price that is less than or equal to such potential Current Reference Price.

To illustrate, as a hypothetical example of the calculation of the Current Reference Price, if Nasdaq’s algorithms matched all accepted orders as described above, and two limit orders remained — a limit order to buy 500 common shares at an entered bid price of $10.01 per common share and a limit order to sell 200 common shares at an entered asking price of $10.00 per common share — the Current Reference Price would be determined as follows:

•        Under clause (i), if the Current Reference Price is $10.00, then the maximum number of additional common shares that can be matched is 200. If the Current Reference Price is $10.01, then the maximum number of additional common shares that can be matched is also 200, which means that the same maximum number of additional common shares would be matched at the price of either $10.00 or $10.01.

•        Because more than one price under clause (i) exists, under clause (ii), the Current Reference Price would be the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of common shares that would remain unmatched at such price). Selecting either $10.00 or $10.01 as the Current Reference Price would create the same imbalance in the limit orders that cannot be matched, because at either price 300 common shares would not be matched.

•        Because more than one price under clause (ii) exists, then under clause (iii), the Current Reference Price would be the entered price at which orders for common shares at such entered price will remain unmatched. In such case, choosing $10.01 would cause 300 common shares of the 500 common share limit order with the entered price of $10.01 to remain unmatched, compared to choosing $10.00, where all 200 common shares of the limit order with the entered price of $10.00 would be matched, and no common shares at such entered price remain unmatched. Thus, Nasdaq would select $10.01 as the Current Reference Price because orders for common shares at such entered price will remain unmatched.

The above example (including the prices) is provided solely by way of illustration.

Kingswood, as the designated financial advisor under Nasdaq Rule 4120(c)(8), will determine when our common shares are ready to trade and approve proceeding at the Current Reference Price primarily based on consideration of volume, timing, and price. In particular, Kingswood will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If Kingswood does not approve proceeding at the Current Reference Price (for example, due to the absence of adequate pre-opening buy and sell interest), Kingswood will request that Nasdaq delay the open until such a time that sufficient price discovery has been made to ensure a reasonable amount of volume crosses on the opening trade.

Similar to a Nasdaq-listed underwritten initial public offering, in connection with the listing of our common shares, the financial advisors and buyers and sellers (or their brokers) who have subscribed will have access to the Nasdaq Stock Market’s Order Imbalance Indicator (sometimes referred to as the Net Order Imbalance Indicator), a widely available, subscription-based data feed, prior to submitting buy or sell orders. Nasdaq’s electronic trading platform simulates auctions every second to calculate a Current Reference Price, the number of common shares that can be paired off the Current Reference Price, the number of common shares that would remain unexecuted at the Current Reference Price and whether a buy-side or sell-side imbalance exists, or whether there is no imbalance, in order to disseminate that information continuously to buyers and sellers via the Order Imbalance Indicator data feed.

However, because this is not an underwritten initial public offering, there will be no “book building” process (i.e., an organized process pursuant to which buy and sell interest is coordinated in advance to some prescribed level — the “book”).

Moreover, prior to the opening trade, there will not be a price at which underwriters initially sold common shares to the public as there would be in an underwritten initial public offering. This lack of an initial public offering price could impact the range of buy and sell orders collected by The Nasdaq Global Market from various broker-dealers. Consequently, the public price of our common shares may be more volatile than in an underwritten initial public offering and could, upon listing on the The Nasdaq Global Market, decline significantly and rapidly. See the section titled “The trading price of our common shares may be volatile and could, upon listing on Nasdaq, decline significantly and rapidly” on page 47 of this prospectus.

In addition, in order to list on The Nasdaq Global Market, we are also required to have at least two registered and active market makers. The Company believes that, as of the initial listing date on the Nasdaq Global Market, it will have at least two registered and active market makers, although any such market-making, if commenced, may be discontinued at any time. Further, our financial advisors may assist interested registered shareholders with the establishment of brokerage accounts.

In addition to sales made pursuant to this prospectus, the common shares covered by this prospectus may be sold by the registered shareholders in individually negotiated transactions exempt from the registration requirements of the Securities Act. Under the securities laws of some states, common shares may be sold in such states only through registered or licensed brokers or dealers.

The registered shareholders may from time to time transfer, distribute (including distributions in kind by registered shareholders that are investment funds), pledge, assign, or grant a security interest in some or all the common shares owned by it and, if it defaults in the performance of its secured obligations, the transferees, distributees, pledgees, assignees, or secured parties may offer and sell the common shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the registered shareholders to include the transferee, distributee, pledgee, assignee, or other successors in interest as registered shareholders under this prospectus. The registered shareholders also may transfer the common shares in other circumstances, in which case the transferees, distributes, pledgees, or other successors in interest will be the registered beneficial owners for purposes of this prospectus.

A registered shareholder that is an entity may elect to make an in-kind distribution of common shares to its members, partners, or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus.

If any of the registered shareholders utilize a broker-dealer in the sale of the common shares being offered by this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions, or commissions from such registered shareholder or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal.

EXPENSES RELATED TO THIS LISTING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this listing. With the exception of the SEC registration fee and the stock exchange market entry and listing fee, all amounts are estimates.

SEC Registration Fee	$225,489.92
Stock Exchange Market Entry and Listing Fee	25,000
Printing and Engraving Expenses	100,000
Legal Fees and Expenses	575,000
Accounting Fees and Expenses	125,000
Miscellaneous	0
Total	$1,050,489.92

LEGAL MATTERS

Certain legal matters of U.S. federal securities and New York State laws in connection with this listing will be passed upon for us by Morrison Cohen LLP. The validity of the Common Shares offered in this listing and certain legal matters as to Canada’s law will be passed upon for us by Blake, Cassels & Graydon LLP. Legal matters as to PRC law will be passed upon for us by Beijing Zhongzhida Law Firm. Morrison Cohen LLP may rely upon Blake, Cassels & Graydon LLP with respect to matters governed by Canadian law and Beijing Zhongzhida Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of DeepGreenX Group Inc. and its subsidiaries as of December 31, 2024, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, consolidated statement of changes in shareholders’ deficit, and consolidated statements of cash flows for the year ended December 31, 2024, 2023 and 2022, and the related notes, each appearing in this prospectus and registration statement, have been audited by J&S Associate PLT, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein. Such consolidated financial statements have been included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of J&S Associate PLT is at B-11-14, Megan Avenue II, 12, Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including exhibits and schedules, under the Securities Act, with respect to the common shares being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and our common shares, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You may read our SEC filings, including this registration statement, over the Internet at the SEC’s website at www.sec.gov. Upon the completion of this listing, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website referred to above. We also maintain a website at www.DeepGreenX.com, at which, following the completion of this listing, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. Investors should not rely on any such information in deciding whether to purchase our common shares.

DEEPGREENX GROUP INC.

DEEP GREEN GROUP
(Formerly known as INTERSTELLAR CHAIN GROUP INC.)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
DEEPGREENX GROUP INC.

Opinion on the Financial Statement

We have audited the accompanying consolidated balance sheets of DEEPGREENX GROUP INC. and its subsidiaries (the ‘Company’) as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, consolidated statement of changes in shareholders’ deficit, and consolidated statements of cash flows for the year ended December 31, 2024 and 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, as of December 31, 2024, the Group incurred a net loss of $2,453,422 and has suffered an accumulated deficit of $2,772,203 as of December 31, 2024. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern, and management’s plans to mitigate these matters, are described in Note 2.

These financial statements do not include any adjustments that may be necessary to reflect the effects on the recoverability and classification of assets and additional liabilities that may arise if the Company is not able to continue as a going concern. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ J&S ASSOCIATE PLT

Certified Public Accountants
PCAOB No: 6743

We have served as the Company’s auditor since 2024.

Kuala Lumpur, Malaysia
May 13, 2025 except for Note 15 to the Financial Statements, as to which the date is July 11, 2025

DEEPGREENX GROUP INC.
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars, except share data or otherwise stated)

	As of December 31,
	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$1,051,936	$14,316
Accounts receivable	480,047	—
Other receivables	2,120	—
Prepaid expenses	9,590	704
Other current assets	1,052	1,347
Amount due from related parties	195,039	195,000

Total Current Assets	1,739,784	211,367

Non-Current Assets
Plant and equipment, net	—	2,216

Total Non-Current Assets	—	2,216

TOTAL ASSETS	$1,739,784	$213,583

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Accounts payable	479,476	—
Other payable and accrued expenses	276,573	7,993
Amounts due to related parties	3,625,333	445,436

Total Current Liabilities	4,381,382	453,429

TOTAL LIABILITIES	4,381,382	453,429
Commitments and contingencies (Note 14)

SHAREHOLDERS’ (DEFICIT) EQUITY
Common Stock (Nil par value; unlimited shares authorized, 872,000,000 shares, issued and outstanding as of December 31, 2024 and 2023)	40,000	40,000
Share allotment receivable	(40,000)	(40,000)
Additional paid-in capital	70,000	70,000
Accumulated other comprehensive income	60,605	14,379
Accumulated deficit	(2,772,203)	(324,225)
TOTAL DEFICIT	(2,641,598)	(239,846)
TOTAL LIABILITIES AND EQUITY	$1,739,784	$213,583

See accompanying notes to consolidated financial statements.

DEEPGREENX GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(In U.S. Dollars, except share data or otherwise stated)

	Year ended December 31,
	2024	2023
Revenue	$24,081,848	$5,954,563
Cost of sales	(24,058,031)	(5,948,424)
Gross profit	23,817	6,139

Operating expenses:
General and administrative expenses	(1,784,135)	(99,694)
Professional expenses	(691,148)	(3,179)
Total operating expenses	(2,475,283)	(102,873)

Loss from operations	(2,451,466)	(96,734)

Other income/(expense)
Impairment loss	(1,625)	—
Interest income	42	36
Net loss before income tax	(2,453,049)	(96,698)
Income tax expenses	(373)	—
Net loss for the year	(2,453,422)	(96,698)

Other comprehensive income/(loss)
Foreign currency translation adjustment	46,342	(15,754)

Total comprehensive loss for the year	$(2,407,080)	$(112,452)

Net loss per share, basic and diluted	$(0.00)	$(0.00)
Weighted-average shares used to compute net loss per share, basic and diluted	872,000,000	872,000,000

See accompanying notes to consolidated financial statements.

DEEPGREENX GROUP INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
(In U.S. Dollars, except share data or otherwise stated)

	Common Stock		Share Allotment Receivable	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Shareholders’ Deficit
	Shares	Value
Balance as of January 1, 2024	872,000,000	$40,000	$(40,000)	$70,000	$(324,225)	$14,379	$(239,846)
Net loss for the year	—	—	—	—	(2,453,422)	—	(2,453,422)
Foreign currency translation adjustments	—	—	—	—	—	46,342	46,342
Deregistration of a subsidiary	—	—	—	—	5,444	(116)	5,328
Balance as of December 31, 2024	872,000,000	$40,000	$(40,000)	$70,000	$(2,772,203)	$60,605	$(2,641,598)

Balance as of January 1, 2023	872,000,000	$40,000	$(40,000)	$70,000	$(227,527)	$30,133	$(127,394)
Net loss for the year	—	—	—	—	(96,698)	—	(96,698)
Foreign currency translation adjustments	—	—	—	—	—	(15,754)	(15,754)
Balance as of December 31, 2023	872,000,000	$40,000	$(40,000)	$70,000	$(324,225)	$14,379	$(239,846)

See accompanying notes to consolidated financial statements.

DEEPGREENX GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars, except share data or otherwise stated)

	Year ended December 31,
	2024	2023
Cash flow from operating activities
Net loss for the year	$(2,453,422)	$(96,698)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	478	1,799
Impairment loss	1,625	—
Changes in operating assets and liabilities, net of assets and liabilities acquired:
Accounts receivable	(480,047)	—
Other receivables	(3,617)	9,205
Prepaid expenses and other assets	(8,591)	(1,676)
Amount due from related parties	(39)	45,000
Accounts payable	479,476	—
Amounts due to related parties	(7,230)	10,436
Other payables and accrued expenses	275,405	(23,185)

Net cash used in operating activities	(2,195,962)	(55,119)

Cash flow from investing activities

Net cash flow provided by (used in) investing activities	—	—

Cash flow from financing activities
Borrowings from the related parties	3,187,127	85,000

Net cash provided by financing activities	3,187,127	85,000

Effect of exchange rate changes on cash	46,455	(15,633)
Net increase in cash	1,037,620	14,248
Cash and cash equivalents – beginning of year	14,316	68

Cash and cash equivalents – end of year	$1,051,936	$14,316

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. Dollars, except share data or otherwise stated)

NOTE 1 —  ORGANIZATION AND DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

The Group is a leading AI green engine company, driving a new era of global climate revolution. The Company’s registered address is in Toronto, Canada, the business operations are in Canada, South Korea and the People’s Republic of China.

DeepGreenX Group Inc. (the “Company”) was incorporated under the Canada Business Corporations Act on April 28, 2025. DeepGreenX Group Inc. (formerly known as Deep Green Group and Interstellar Chain Group Inc., the “DeepGreenX Korea” or “Interstellar”) is established under the laws of Korea on July 1, 2020 with no business operation. In March 2023, the Company incorporated Beijing Deep Green Intelligent Technology Co., Ltd. (formerly known as Beijing Seven Stars Giga Technology Service Ltd.), a wholly owned subsidiary of the Company which is incorporated in the People’s Republic of China (the “PRC”). In June 2023, Beijing Seven Stars Giga Technology Service Ltd. acquired 100% equity interest of Baoji Space Tomorrow Ltd., Fujian GCN IoT Ltd. and its subsidiary Fujian Oxylus Space Ocean Group Ltd., from its related party Sun Seven Stars Investment Group Inc (“SSSIG”) (of which SSSIG’s ultimate beneficial owner is the immediate family of the ultimate beneficial shareholder of the Company).

In August 2024, the Company’s subsidiary, Beijing Deep Green Intelligent Technology Co., Ltd. disposed 100% equity interest of Fujian GCN IoT Ltd. to Beijing Powermers Smart Industries Technology Co., a wholly owned subsidiary of the Company’s controlling shareholder, Powermers Smart Industries Inc.(“PSI”), pursuant to the internal reorganization plan of PSI, since then the substantial operating entities has been consolidated to PSI. The disposal resulted in a change in reporting entity and required retrospective combination of the entity for all periods presented, as if the disposal had been in effect since the inception of the common control. Accordingly, the consolidated financial statements of the Group do not reflect the accounting of the subsequently disposed subsidiary.

To develop the business of the Group, the Company further incorporated subsidiaries since October 2024. In December 2024, the Company incorporated Beijing Deep Green Technology Co., Ltd. in the PRC. In addition, Beijing Deep Green Intelligent Technology Co., Ltd. incorporated Tianjin Deep Green Technology Co., Ltd., Langfang Deep Green Technology Co., Ltd. and Anhui Chengtong Electronic Technology Co., Ltd. on October 22, 2024, October 18, 2024, and November 13, 2024, respectively. Beijing Deep Green Technology Co., Ltd. incorporated Shanghai DeepGreenX Trading Co., Ltd., Shanghai DeepGreenX Nonferrous Metals Co., Ltd. and Beijing DeepGreenX Energy Technology Co., Ltd. on December 26, 2024, December 30, 2024 and December 27, 2024, respectively.

In August 2024, Fujian GCN IoT Ltd. disposed 100% equity interest in Fujian Oxylus Space Ocean Group Ltd., Fujian Oxylus Space Ocean Group Ltd. has not yet commenced business and no assets nor liabilities have been disposed as at date of disposal. In November 2024, the Group deregistered Baoji Space Tomorrow Ltd. pursuant to the business development plan of the Group.

In May 2025, the Group completed a reorganization that the sole shareholder of DeepGreenX Korea exchanged its equity interests in DeepGreenX Korea for common stocks of the Company, and DeepGreenX Korea essentially became a wholly-owned subsidiary of the Company. The acquisition was accounted for a business combination under common control since the beneficial owner had controlling interests directly or indirectly in these two companies. The transaction was a stock-for-stock exchange, where the shareholder of DeepGreenX Korea received common stock of the Company on a 400:1 basis. Accordingly, the accompanying financial statements have been prepared using historical cost basis as if the acquisition had occurred at the inception date of DeepGreenX Korea. No adjustments to fair value have been made. The difference between the carrying value of the assets and liabilities transferred and the consideration exchanged has been recorded as an adjustment to accumulated deficit in the equity section of the financial statements. The financial statements have been prepared retrospectively, as if the acquisition had occurred at the inception date of DeepGreenX Korea. As a result, the comparative periods have been restated to reflect the consolidation of DeepGreenX Korea as if it had been part of the Group from its inception

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. Dollars, except share data or otherwise stated)

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (CONTINUED)

The following diagram illustrates the Company’s subsidiaries as of December 31, 2024, as if the reorganization in May 2025 had occurred:

NOTE 2 —  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Group’s consolidated financial statements included in this report have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). In the opinion of the Group’s management, all adjustments (consisting of normal recurring adjustments and reclassifications and non-recurring adjustments) necessary to present fairly our financial position as of December 31, 2024 and 2023, and results of operations, and cash flows for the years ended December 31, 2024 and 2023 have been made. The consolidated financial statements are presented in United States dollars.

Reference is frequently made herein to the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”). This is the source of authoritative US GAAP recognized by the FASB to be applied to non-governmental entities.

The accompanying consolidated financial statements include the financial position and results of operations of DeepGreenX Group Inc., DeepGreenX Korea, Beijing Deep Green Intelligent Technology Co., Ltd., Tianjin Deep Green Technology Co., Ltd., Langfang Deep Green Technology Co., Ltd., Anhui Chengtong Electronic Technology Co., Ltd., Beijing Deep Green Technology Co., Ltd., Shanghai DeepGreenX Trading Co., Ltd., Shanghai DeepGreenX Nonferrous Metals Co., Ltd., Beijing DeepGreenX Energy Technology Co., Ltd. and Baoji Space Tomorrow Ltd. All material intercompany transactions and balances have been eliminated in combination. These consolidated financial statements have been consolidated under common ownership and management.

Business Combinations

Under ASC 805-50-05-5 and ASC 805-50-45-2, Business Combination, in connection with an acquisition of business under common control, the assets transferred to the Company are generally not stepped up to fair value but are derecognized by the transferring entities and recognized by the receiving entity at the historical cost of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. Dollars, except share data or otherwise stated)

NOTE 2 —  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

parent of the entities, and the assets and liabilities transferred to the Company are recorded at the historical cost of the parent of the entities under common control, with the offset being recorded as an increase or decrease to accumulated deficit.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the year ended December 31, 2024, the Group incurred a net loss of $2,453,422. As of December 31, 2024, the Group had working capital deficit of $2,641,598, and accumulated losses of $2,772,203. These matters raise substantial doubt about the Group’s ability to continue as a going concern. The Group regularly monitors its current and expected liquidity requirements to ensure that it maintains sufficient cash balances and accessible credit to meet its liquidity requirements in the short and long term. Based on the Group’s existing cash and cash equivalents and the financial support committed by Fourcore Capital Inc., whose beneficial owner of its largest shareholder is an immediate family of the beneficial owner of the Company, the Group believes that it will be able to meet its payment obligations and other commitments for at least the next 12 months from the date of this report.

Use of Estimates and Assumptions

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and judgments are based on historical information, information that is currently available to the Group and on various other assumptions that the Group believes to be reasonable under the circumstances. Significant estimates required to be made by management, include, but are not limited to, allowance for current expected credit loss, allowance for deferred tax assets, uncertain tax position, revenue recognition and other provisions and contingencies. Actual results could differ from those estimates.

Foreign Currencies Translation and Transaction

The reporting currency of the Group is U.S. Dollar (US$). The functional currency of the Company is KRW. The Group’s principal places of current operations are the South Korea, and PRC. The financial position and results of its operations in South Korea and PRC are determined using Korean Won and Renminbi (“RMB”) as their functional currency, respectively. The results of operations and the consolidated statement of cash flows denominated in functional currencies are translated to US$ at the average rates of exchange using the reporting period. The functional currencies are the respective local currencies based on the criteria of ASC 830, “Foreign Currency Matters”.

In the consolidated financial statements, the financial information of entities whose functional currency is other than US$ has been translated into US$. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, and expenses, gains and losses are translated using the average rate for the period. The resulting translation adjustment is reflected as accumulated other comprehensive income, which are included in the accompanying consolidated statements of income and comprehensive income.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, and bank deposits with original maturities of three months or less, all of which are insured, secured and unrestricted as to withdrawal. The Group maintains the bank accounts in South Korea and PRC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. Dollars, except share data or otherwise stated)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts Receivable

On January 1, 2023, the Group adopted ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”). ASC 326 requires the application of a credit loss model based prospectively on current expected credit losses (CECL), and replaces the previous model based retrospectively on past incurred losses. Results for reporting periods beginning January 1, 2023 are presented under ASC 326.

Accounts receivable mainly consists of amount due from the Group’s customers, which is recorded net of allowance for credit losses. The Group carries accounts receivable at the face amounts less a reserve for estimated credit losses. The Group determined that the estimated credit losses are immaterial as of December 31, 2024 and 2023.

All accounts receivable, amounted to $480,047 as of December 31, 2024 are less than 30 days.

Plant and Equipment

Property, plant and equipment is stated at cost less accumulated depreciation. Repair and maintenance costs are expensed as incurred. Depreciation is recorded on a reducing balance method basis over each asset’s estimated useful life.

Plant and Equipment	Useful life (years)
Office equipment, furniture and fixtures	5-10 years

Leases

Operating lease right-of-use (ROU) assets represent our right to use an underlying asset for the lease term and operating lease liabilities represent our obligation to make lease payments arising from the lease. At the inception of a contract management assesses whether the contract is, or contains, a lease. The assessment is based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether the right to substantially all the economic benefit from the use of the asset throughout the period is obtained, and (3) whether the Group has the right to direct the use of the asset. At the inception of a lease, management allocates the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments. The Group accounts for lease components (e.g., fixed payments including rent, real estate taxes and insurance costs) separately from the non-lease components (e.g., common-area maintenance costs).

Leases may include one or more options to renew, with renewal terms that can extend the lease term from one year or more. Renewal periods are included in the lease term only when renewal is reasonably certain, which is a high threshold and requires management to apply judgment to determine the appropriate lease term. The Group’s leases do not include options to purchase the leased property. The depreciable life of assets and leasehold improvements are limited by the expected lease term. Certain lease agreements include rental payments adjusted periodically for inflation. The Group’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. All of the Group’s leases are classified as operating leases. The Group has elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a term of 12 months or less. The effect of short-term leases and initial direct costs on our right-of-use asset and lease liability was not material.

ASC 842, Leases, (“ASC 842”) requires the Group to make certain assumptions and judgments in applying the guidance, including determining whether an arrangement includes a lease, determining the term of a lease when the contract has renewal or cancellation provisions, and determining the discount rate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. Dollars, except share data or otherwise stated)

NOTE 2 —  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

As the rate implicit in the lease is not usually available, the Group used an incremental borrowing rate based on the information available at the adoption date of ASC 842 in determining the present value of lease payments for existing leases. The Group uses information available at the lease commencement date to determine the discount rate for any new leases.

Revenue Recognition

The Group generates revenue from the business of commodity trading services during the current year. The Group adopted ASC 606 Revenue from Contract with Customers (“ASC606”) for all periods presented. According to ASC 606, revenue is recognized when control of the promised goods is transferred to the customer in an amount that reflects the consideration the Group expects to receive in exchange for those goods, after considering price concessions, discount and value added tax (“VAT”). Consistent with the criteria of ASC 606, the Group follows five steps for its revenue recognition: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

Revenue is recognized on a gross basis as the Group is acting as a principal in these transactions, is responsible for fulfilling the promise to provide the specified merchandise and also has pricing discretion. The Group recognizes revenues net of discounts and return allowances when the goods are delivered to the customers, when control of the products has transferred, being when the products are delivered to the customer. Delivery occurs when the products have been delivered to the point of receipt by customer.

The Group is engaging in the business of commodity trading services. Revenue for trading contracts is recognized at a point in time. Sales are recognized when control of the products has transferred, being when the products are delivered to the customer. Delivery occurs when the products have been delivered to the point of receipt by customer.

Cost of Sales

Cost of sales is primarily comprised of the cost of goods and other direct costs associated with providing commodity trading services. The Company accounts for the commodities as inventories when purchasing, and recognizes as cost of sales when the commodities are transferred to the customers. Other direct costs associated with providing commodity trading services are expensed as incurred.

Fair Value Measurements

U.S. GAAP requires the categorization of financial assets and liabilities, based on the inputs to the valuation technique, into a three-level fair value hierarchy. The various levels of the fair value hierarchy are described as follows:

•        Level 1 — Unadjusted quoted market prices for identical assets and liabilities in an active market that the Group has the ability to access.

•        Level 2 — Quoted prices in markets that are not active or model inputs that are observable for substantially the full term of the asset or liability.

•        Level 3 — Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Group reviews the valuation techniques used to determine if the fair value measurements are still appropriate on an annual basis, and evaluates and adjusts the unobservable inputs used in the fair value measurements based on current market conditions and third-party information.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. Dollars, except share data or otherwise stated)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Our financial assets and liabilities that are measured at fair value on a recurring basis include cash and cash equivalents, accounts receivable, other receivables, prepaid expenses, other current assets, amount due from related parties, accounts payable and accrued expenses, and amounts due to related parties. The fair values of these assets and liabilities approximate carrying amounts because of the short-term nature of these instruments.

Our financial and non-financial assets and liabilities that are measured at fair value on a nonrecurring basis.

Impairment of Long-Lived Assets

The Group evaluate long-lived assets or asset groups with finite lives for impairment whenever events indicate that the carrying value of an asset or asset group may not be recoverable based on expected future cash flows attributable to that asset or asset group. Recoverability of assets held and used is measured by comparing the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds estimated undiscounted future cash flows, then an impairment charge would be recognized based on the excess of the carrying amount of the asset or asset group over its fair value. Assets to be disposed of are reported at the lower of their carrying amount or fair value, less costs to sell. During the year ended December 31, 2024, the Group recognized impairment loss amounted to $1,625 for the long-lived assets. There was no impairment charges recognized related to long-lived assets during the year ended December 31, 2023.

Earnings (loss) Per Share

Basic earnings (loss) per share is computed by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per share is computed by dividing net loss by the weighted-average number of common shares. All share and per share information for all periods presented in the consolidated financial statements and related notes have been retrospectively adjusted to reflect the stock split, in accordance with ASC 260 Earnings Per Share.

Related parties

Related parties are affiliates of the Group; entities for which investments are accounted for by the equity method by the Group; trusts for the benefit of employees; principal owners of the Group; its management; members of the immediate families of principal owners of the Group and its management; and other parties with which the Group may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. Another party also is a related party if it can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Recently Issued Accounting Standards, not yet Adopted by the Group

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Group does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its consolidated balance sheets, statements of income and comprehensive income, cash flows or disclosures.

NOTE 3 — OTHER RECEIVABLES

As of December 31, 2024, other receivables consist of deposits to suppliers amounted to $2,069 and advance to employee amounted to $51, respectively (December 31, 2023: nil and nil).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. Dollars, except share data or otherwise stated)

NOTE 4 — PREPAID EXPENSES

As of December 31, 2024, prepaid expenses consist of prepayment for commodities amounted to $9,590 and prepayment for warehouse amounted to nil, respectively (December 31, 2023: nil and $704).

NOTE 5 — PLANT AND EQUIPMENT

Plant and equipment consist of the following as of December 31, 2024 and 2023, respectively:

	As of December 31,
	2024	2023
Office equipment, furniture and fixtures	$14,292	$15,095
Accumulated depreciation	(12,667)	(12,879)
Impairment	(1,625)	—
Total plant and equipment, net	$—	$2,216

Depreciation expenses were $478 and $1,799 for the years ended December 31, 2024 and 2023, respectively.

NOTE 6 — RELATED PARTY TRANSACTIONS

Amount due from related parties

As of December 31, 2024, the amount due from a related party includes consulting service fee receivable from Giga Carbon Neutrality Inc., of which have same ultimate beneficial owner with the Company, amounted to $195,000 (December 31, 2023: $195,000), which was generated from the consulting service provided to Giga Carbon Neutrality Inc. amounted to $240,000 during year ended December 31, 2022. The outstanding receivables are non-interest bearing and repayable on demand.

In addition, the amounts due from related parties include the non-trade reimbursement from Tianjin Powermers Technology Co., Ltd., a subsidiary of Powermers Smart Industries Inc (“PSI”), amounted to $39 (December 31, 2023: nil). PSI has the same ultimate beneficial owner as the Company. The non-trade reimbursement is repayable on demand.

The Company will settle the outstanding balances prior to the completion of listing.

Amounts due to related parties

During the years ended December 31, 2024 and 2023, under a series of loan agreements signed between the Group and Enlighta Medical Technology Group Limited, a subsidiary of SSSIG, of which SSSIG’s ultimate beneficial owner is the immediate family of the ultimate beneficial shareholder of the Company, the Group had a total loan to Enlighta Medical Technology Group, to support the business operations of the Company, which amounted to $483,842 and $435,000 as of December 31, 2024 and 2023, respectively. This loan is non-interest bearing, non-secured, no stated maturity date and is payable on demand, with a term allowing the board of directors to apply discretion to delay repayment.

During the years ended December 31, 2024 and 2023, under a series of loan agreements signed between the Group and SSSIG, the Group had a total loan to SSSIG, to support the business operations of the Company, which amounted to $3,138,285 and nil as of December 31, 2024 and 2023, respectively. This loan is non-interest bearing, non-secured, no stated maturity date and is payable on demand, with a term allowing the board of directors to apply discretion to delay repayment.

Legal Services

We have engaged Griffitts LLP, a law firm in which our Chief Legal Officer has an interest, to provide legal services. Through the date of this prospectus, the Company has paid or accrued approximately $631,594 in fees to Griffitts LLP. The terms of these engagements are no less favorable to the Company than those which would have been obtained from unaffiliated third parties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. Dollars, except share data or otherwise stated)

NOTE 6 — RELATED PARTY TRANSACTIONS (CONTINUED)

In addition, the amounts due to related parties include the non-trade reimbursement from PSI, Beijing Powermers Smart Technology Co. Ltd., a subsidiary of PSI and Tianjin Powermers Energy Technology Ltd., amounted to nil, nil and $3,206 (December 31, 2023: $70, $10,366 and nil) respectively. The non-trade reimbursement is repayable on demand.

Other related party transactions

In August 2024, Beijing Deep Green Intelligent Technology Co., Ltd., a wholly owned subsidiary of the Company disposed 100% equity interest of Fujian GCN IoT Ltd. to Beijing Powermers Smart Industries Technology Co., pursuant to the internal reorganization plan of PSI, since when the substantial operating entities has been consolidated to PSI. The disposal resulted in a change in the reporting entity and required retrospective combination of the entity for all periods presented, as if the disposal had been in effect since the inception of common control.

In May 2025, as part of a group reorganization under common control, the sole shareholder of DeepGreenX Korea exchanged its equity interests for common stock of the Company. As a result, DeepGreenX Korea became a wholly-owned subsidiary of the Company

NOTE 7 — ACCOUNTS PAYABLE

Accounts payable are amounts billed to the Group by suppliers for goods and services in the ordinary course of business. All amounts have short-term repayment terms and vary by supplier.

NOTE 8 — OTHER PAYABLES AND ACCRUED EXPENSES

	As of December 31,
	2024	2023
Payable for staff cost	189,020	1,092
Payable for professional expenses	79,825
Payable for rental	—	4,787
Tax payable	5,960	2,114
Other payable	1,768	—
Total other payable and accrued expenses	$276,573	$7,993

Included in the payable to staff cost, the Company have outstanding compensation to directors amounted to 64,000 and $1,092 as of December 31, 2024 and 2023, respectively.

NOTE 9 — CAPITAL STRUCTURE

Common Stock:

In May 2025, the board of directors of the Company resolved that the Company issue 400,000,000 shares to the sole shareholder for purchase price of $0.0001 per share. Following this transaction, the Company has 400,000,000 shares issued and outstanding, unlimited authorized shares and the par value of the Company’s common stock is nil per share.

NOTE 10 — REVENUE

Revenue consists of the following:

	Year ended December 31,
	2024	2023
Commodity trading services	$24,081,848	$5,954,563

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. Dollars, except share data or otherwise stated)

NOTE 11 — INCOME TAXES

South Korea

The Company is incorporated in South Korea is subject to corporate income tax at a rate of 10%.

PRC

The Company’s subsidiaries are under the Law of the PRC on Enterprise Income Tax (“EIT Law”), the Company’s subsidiaries domiciled in the PRC are subject to statutory rate of 25%.

Reconciliation of income tax:

Reconciliation of the differences between PRC statutory income tax rate and the Group’s effective income tax rate for the years ended December 31, 2024 and 2023 are as follows:

	Year ended December 31,
	2024	2023
Loss before income tax	$(2,453,049)	$(96,698)
Computed tax using respective company’s statutory tax rates (10%)	(245,305)	(9,670)
Effect of different tax rates of subsidiaries operating in other jurisdictions	335,630	(369)
Preferential tax rates and tax holiday	1,492	—
Non-deductible expenses	(294,221)	—
Change in valuation allowances	202,031	10,039
Income tax expense at effective tax rate	$(373)	$—

Movement of valuation allowance

	Year ended December 31,
	2024	2023
Unrecognized valuation allowance at beginning of the year	$32,910	$22,871
Addition	202,031	10,039
Reversal	—	—
Total unrecognized valuation allowance	$234,941	$32,910

NOTE 12 — CONCENTRATION OF CREDIT RISK

Financial instruments that potentially expose the Group to concentration of credit risk consist primarily of cash and cash equivalents, accounts receivables and amounts due from related party. The Group places its cash with financial institutions with high-credit ratings and quality. Accounts receivable consist of amounts receivable from customers. The risk with respect to accounts receivable is mitigated by credit evaluations the Group performs in its customers and its ongoing monitoring process of outstanding balances. The Group has not noted any significant credit risk.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. Dollars, except share data or otherwise stated)

NOTE 12 — CONCENTRATION OF CREDIT RISK (CONTINUED)

Concentration of customers

The following customers accounted for 10% or more of revenue for the years ended December 31, 2024 and 2023:

	Years ended December 31,
	2024	2023
Customer A	$9,692,136	$—
Customer B	7,986,682	834,470
Customer C	3,877,665	—
Customer D	—	5,120,093

The following customers accounted for 10% or more of accounts receivable as of December 31, 2024 and 2023, respectively.

	As of December 31,
	2024	2023
Customer A	$247,286	$—
Customer B	232,761	—

Concentration of suppliers

The following suppliers accounted for 10% or more of cost of revenue for the years ended December 31, 2024 and 2023:

	Years ended December 31,
	2024	2023
Supplier A	$11,852,247	$—
Supplier B	4,941,897	—
Supplier C	—	3,417,132
Supplier D	—	1,697,692
Supplier E	—	833,600

The following suppliers accounted for 10% or more of accounts payable as of December 31, 2024 and 2023, respectively.

	As of December 31,
	2024	2023
Supplier A	$479,476	$—

Foreign currency risk

RMB is not a freely convertible currency. The State Administration of Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into foreign currencies. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The cash and cash equivalents of the Group included aggregated amounts of $1,037,516 and $9,027 denominated in RMB as of December 31, 2024 and 2023, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. Dollars, except share data or otherwise stated)

NOTE 13 — SEGMENT REPORTING

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Group’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Group’s business segments. The Group uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance.

Based on the management’s assessment, the Group determined that it has only one operating segment and therefore one reportable segment as defined by ASC 280.

NOTE 14 —  COMMITMENTS AND CONTINGENCIES

Commitments

As of December 31, 2024 and 2023, the Group did not have any significant commitments or other commitments.

Contingencies

As of December 31, 2024 and 2023, the Group is not a party to any material legal or administrative proceedings.

NOTE 15 — SUBSEQUENT EVENTS

Except as disclosed below, there is no other matter or circumstance arisen since December 31, 2024, which has significantly affected the operations of the Group, the results of those operations, or the state of affairs of the Group in subsequent financial years:

In May 2025, the board of directors of the Company resolved that the Company issue 400,000,000 shares to the sole shareholder for purchase price of $0.0001 per share. Following this transaction, the Company have 400,000,000 shares issued and outstanding, unlimited authorized shares and the par value of the Company’s common stock is nil per share.

In May 2025, the Group completed a reorganization that the sole shareholder of DeepGreenX Korea exchanged its equity interests in DeepGreenX Korea for common stocks of the Company, and DeepGreenX Korea essentially became a wholly-owned subsidiary of the Company. The acquisition was accounted for a business combination under common control since the beneficial owner had controlling interests directly or indirectly in these two companies. Accordingly, the accompanying financial statements have been prepared using historical cost basis as if the acquisition had occurred at the inception date of DeepGreenX Korea.

In June 2025, the shareholder of the Company resolved that the Company divide 400,000,000 issued and outstanding common shares into 872,000,000 common shares, at the rate of 1-to-2.18. Following the subdivision of its common shares, the Company has 872,000,000 common shares issued and outstanding, unlimited authorized common shares and the par value of the Company’s common shares is nil per share. There is no dilution of EPS as a result of the subdivision of the Company’s common shares.

SCHEDULE I — ADDITIONAL FINANCIAL INFORMATION OF PARENT COMPANY

CONDENSED BALANCE SHEETS
(In U.S. Dollars, except share data or otherwise stated)

	As of December 31,
	2024	2023
ASSETS
Non-Current Assets
Investment in subsidiaries	(2,641,598)	(239,846)

Total Non-Current Assets	(2,641,598)	(239,846)

TOTAL ASSETS	$(2,641,598)	$(239,846)

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY

TOTAL LIABILITIES	—	—

SHAREHOLDERS’ (DEFICIT) EQUITY
Common Stock (Nil par value; unlimited shares authorized, 400,000,000 shares, issued and outstanding as of December 31, 2024 and 2023)	40,000	40,000
Share allotment receivable	(40,000)	(40,000)
Additional paid-in capital	70,000	70,000
Accumulated other comprehensive income	60,605	14,379
Accumulated deficit	(2,772,203)	(324,225)
TOTAL DEFICIT	(2,641,598)	(239,846)
TOTAL LIABILITIES AND EQUITY	$(2,641,598)	$(239,846)

SCHEDULE I — ADDITIONAL FINANCIAL INFORMATION OF PARENT COMPANY

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In U.S. Dollars, except share data or otherwise stated)

	Year ended December 31,
	2024	2023
Equity in loss of subsidiaries	(2,453,422)	(96,698)
Net loss for the year	(2,453,422)	(96,698)

Other comprehensive income/(loss)
Equity in loss of subsidiaries	46,342	(15,754)
Total comprehensive loss for the year	$(2,407,080)	$(112,452)

SCHEDULE I — ADDITIONAL FINANCIAL INFORMATION OF PARENT COMPANY
CONDENSED STATEMENTS OF CASH FLOWS
(In U.S. Dollars, except share data or otherwise stated)

Year ended December 31,
	2024	2023
Cash flow from operating activities
Net loss for the year	$(2,453,422)	$(96,698)
Share of results of subsidiaries	2,453,422	96,698
Net cash used in operating activities	—	—
Cash flow from investing activities
Net cash flow provided by (used in) investing activities	—	—
Cash flow from financing activities
Net cash provided by financing activities	—	—
Effect of exchange rate changes on cash	—	—
Net increase in cash	—	—
Cash and cash equivalents – beginning of year	—	—
Cash and cash equivalents – end of year	$—	$—

SCHEDULE I — ADDITIONAL FINANCIAL INFORMATION OF PARENT COMPANY

NOTES TO SCHEDULE I

1) Schedule I has been provided pursuant to the requirements of Rule 12-04(a) and 5-04(c) of Regulation S-X, which require condensed financial information as to the financial position, changes in financial position and results of operations of a parent company as of the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of consolidated subsidiaries exceed 25 percent of condensed consolidated net assets as of the end of the most recently completed fiscal year. The Company does not include financial information as to the changes in equity as such financial information is the same as the consolidated statements of changes in shareholders’ equity.

2) The condensed financial information has been prepared using the same accounting policies as set out in the consolidated financial statements except that the equity method has been used to account for investments in its subsidiaries. For the parent company, the Company records its investments in subsidiaries under the equity method of accounting as prescribed in ASC 323, Investments — Equity Method and Joint Ventures. Such investments are presented on the Condensed Balance Sheets as “Investment in subsidiaries” and the subsidiaries’ profit or loss as “Equity in losses of subsidiaries. Ordinarily under the equity method, an investor in an equity method investee would cease to recognize its share of the losses of an investee once the carrying value of the investment has been reduced to nil absent an undertaking by the investor to provide continuing support and fund losses. For the purpose of this Schedule I, the parent company has continued to reflect its share, based on its proportionate interest, of the losses of subsidiaries in investment in and amount due from subsidiaries even though the parent company is not obligated to provide continuing support or fund losses.

3) For the years ended December 31, 2024 and 2023, there were no material contingencies, significant provisions of long-term obligations, or guarantees of the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
DEEP GREEN GROUP
(F.K.A. INTERSTELLAR CHAIN GROUP INC.)

Opinion on the Financial Statement

We have audited the accompanying consolidated balance sheets of DEEP GREEN GROUP (F.K.A. INTERSTELLAR CHAIN GROUP INC.) and its subsidiaries (the ‘Company’) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, consolidated statement of changes in shareholders’ deficit, and consolidated statements of cash flows for the year ended December 31, 2023 and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the year ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, as of December 31, 2023, the Group had cash and cash equivalents of $14,316, negative working capital of $242,062, and accumulated losses of $324,225. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions that gives rise to the substantial doubt that exists about the Company’s ability to continue as a going concern and management’s plans to mitigate this matter are also described in Note 2.

These financial statements do not include any adjustments that that may be necessary to reflect the effects on the recoverability and classification of assets and additional liabilities that may arise if the Company is not able to continue as a going concern. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ J&S ASSOCIATE PLT

Certified Public Accountants
PCAOB No: 6743

We have served as the Company’s auditor since 2024.

Kuala Lumpur, Malaysia
October 30, 2024

DEEP GREEN GROUP
(Formerly known as INTERSTELLAR CHAIN GROUP INC.)
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars, except share data or otherwise stated)

	As of December 31,
	2023	2022
ASSETS
Current Assets
Cash and cash equivalents	$14,316	$68
Other receivables	—	9,205
Prepaid expenses	704	—
Other current assets	1,347	375
Amount due from a related party	195,000	240,000

Total Current Assets	211,367	249,648

Non-Current Assets
Plant and equipment, net	2,216	4,136

Total Non-Current Assets	2,216	4,136

TOTAL ASSETS	$213,583	$253,784

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Other payables and accrued expenses	7,993	31,178
Amounts due to related parties	445,436	350,000

Total Current Liabilities	453,429	381,178

TOTAL LIABILITIES	453,429	381,178
Commitments and contingencies (Note 15)

SHAREHOLDERS’ (DEFICIT) EQUITY
Common Stock (Korea Won(“KRW”)1,000 par value; 100,000 shares authorized, issued and outstanding as of December 31, 2023 and 2022)	70,000	70,000
Accumulated other comprehensive income	14,379	30,133
Accumulated deficit	(324,225)	(227,527)
TOTAL DEFICIT	(239,846)	(127,394)
TOTAL LIABILITIES AND EQUITY	$213,583	$253,784

See accompanying notes to consolidated financial statements.

DEEP GREEN GROUP
(Formerly known as INTERSTELLAR CHAIN GROUP INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE (LOSS) INCOME
(In U.S. Dollars, except share data or otherwise stated)

	Year ended December 31,
	2023	2022
Revenue	$5,954,563	$—
Cost of sales	(5,948,424)	—
Gross profit	6,139	—

Operating expenses:
General and administrative expenses	(99,694)	(137,418)
Professional expenses	(3,179)	(3,129)
Total operating expenses	(102,873)	(140,547)

Loss from operations	(96,734)	(140,547)

Other income(expense)
Other income, net	—	240,000
Interest income	36	8
Net (loss) gain before income tax	(96,698)	99,461
Income tax expenses	—	—
Net (loss) gain for the year	(96,698)	99,461

Other comprehensive loss
Foreign currency translation adjustment	(15,754)	(21,792)

Total comprehensive (loss)/gain for the year	$(112,452)	$77,669

Net (loss) earnings per share, basic and diluted	$(0.97)	$0.99
Weighted-average shares used to compute net (loss) earnings per share, basic and diluted	100,000	100,000

See accompanying notes to consolidated financial statements.

DEEP GREEN GROUP
(Formerly known as INTERSTELLAR CHAIN GROUP INC.)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
(In U.S. Dollars, except share data or otherwise stated)

	Common Stock		Accumulated Deficit	Accumulated Other Comprehensive Income	Total Shareholders’ Deficit
	Shares	Value
Balance as of January 1, 2023	100,000	$70,000	$(227,527)	$30,133	$(127,394)
Net loss for the year	—	—	(96,698)	—	(96,698)
Foreign currency translation adjustments	—	—	—	(15,754)	(15,754)
Balance as of December 31, 2023	100,000	$70,000	$(324,225)	$14,379	$(239,846)

Balance as of January 1, 2022	100,000	$70,000	$(326,988)	$51,925	$(205,063)
Net gain for the year	—	—	99,461	—	99,461
Foreign currency translation adjustments	—	—	—	(21,792)	(21,792)
Balance as of December 31, 2022	100,000	$70,000	$(227,527)	$30,133	$(127,394)

See accompanying notes to consolidated financial statements.

DEEP GREEN GROUP
(Formerly known as INTERSTELLAR CHAIN GROUP INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars, except share data or otherwise stated)

	Year ended December 31,
	2023	2022
Cash flow from operating activities
Net (loss) income	$(96,698)	$99,461
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,799	25,964
Changes in operating assets and liabilities, net of assets and liabilities acquired:
Other receivables	9,205	32,862
Prepaid expenses and other assets	(1,676)	79,625
Amount due from a related party	45,000	(237,609)
Amounts due to related parties	10,436	—
Operating lease liabilities	—	(23,567)
Other payables and accrued expenses	(23,185)	10,571

Net cash used in operating activities	(55,119)	(12,693)

Cash flow from investing activities

Net cash flow provided by (used in) investing activities	—	—

Cash flow from financing activities
Borrowings from the related parties	85,000	—

Net cash provided by financing activities	85,000	—

Effect of exchange rate changes on cash	(15,633)	(21,181)
Net increase (decrease) in cash	14,248	(33,874)
Cash and cash equivalents – beginning of year	68	33,942

Cash and cash equivalents – end of year	$14,316	$68

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. Dollars, except share data or otherwise stated)

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

The Group is a leading AI green engine company, driving a new era of global climate revolution. The Company’s registered address is in Mapo-gu, Seoul, Korea, the business operations are in South Korea and the People’s Republic of China.

Deep Green Group (formally known as Interstellar Chain Group Inc., the “Company” or “Interstellar”) is established under the laws of Korea on July 1, 2020 with no business operation. In March 2023, the Company incorporated Beijing Seven Stars Giga Technology Service Ltd., a wholly owned subsidiary of the Company which is incorporated in the People’s Republic of China (the “PRC”). In June 2023, Beijing Seven Stars Giga Technology Service Ltd. acquired 100% equity interest of Baoji Space Tomorrow Ltd., Fujian GCN IoT Ltd. and its subsidiary Fujian Oxylus Space Ocean Group Ltd., from its related party Sun Seven Stars Investment Group Inc (of which SSSIG’s ultimate beneficial owner is the immediate family of the ultimate beneficial shareholder of the Company).

On August 2024, the Company’s subsidiary, Beijing Seven Stars Giga Technology Service Ltd. disposed 100% equity interest of Fujian GCN IoT Ltd. to Beijing Powermers Smart Industries Technology Co., a wholly owned subsidiary of the Company’s controlling shareholder, Powermers Smart Industries Inc.(“PSI”), pursuant to the internal reorganization plan of PSI, since when the substantial operating entities has been consolidated to PSI. The disposal resulted in a change in reporting entity and required retrospective combination of the entity for all periods presented, as if the disposal had been in effect since the inception of the common control. Accordingly, the consolidated financial statements of the Group do not reflect the accounting of the subsequently disposed subsidiary.

The following diagram illustrates the Company’s subsidiaries as of December 31, 2023:

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Group’s consolidated financial statements included in this report have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). In the opinion of the Group’s management, all adjustments (consisting of normal recurring adjustments and reclassifications and non-recurring adjustments) necessary to present fairly our financial position as of December 31, 2023 and 2022, and results of operations, and cash flows for the years ended December 31, 2023 and 2022 have been made. The consolidated financial statements are presented in United States dollars.

Reference is frequently made herein to the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”). This is the source of authoritative US GAAP recognized by the FASB to be applied to non-governmental entities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. Dollars, except share data or otherwise stated)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The accompanying consolidated financial statements include the financial position and results of operations of Deep Green Group, Beijing Seven Stars Giga Technology Service Ltd., and Baoji Space Tomorrow Ltd. All material intercompany transactions and balances have been eliminated in combination. These consolidated financial statements have been combined under common ownership and management.

Business Combinations

Under ASC 805-50-05-5 and ASC 805-50-45-2, Business Combination, in connection with an acquisition of business under common control, the assets transferred to the Company are generally not stepped up to fair value but are derecognized by the transferring entities and recognized by the receiving entity at the historical cost of the parent of the entities, and the assets and liabilities transferred to the Company are recorded at the historical cost of the parent of the entities under common control, with the offset being recorded as an increase or decrease to accumulated deficit.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As of December 31, 2023, the Group had cash and cash equivalents of $14,316, negative working capital of $242,062, and accumulated losses of $324,225. The Group regularly monitors its current and expected liquidity requirements to ensure that it maintains sufficient cash balances and accessible credit to meet its liquidity requirements in the short and long term. Based on the Group’s existing cash and cash equivalents and the financial support committed by SSSIG, the Group believes that it will be able to meet its payment obligations and other commitments for at least the next 12 months from the date of this report.

Use of Estimates and Assumptions

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and judgments are based on historical information, information that is currently available to the Group and on various other assumptions that the Group believes to be reasonable under the circumstances. Significant estimates required to be made by management, include, but are not limited to, allowance for current expected credit loss, allowance for deferred tax assets, uncertain tax position, revenue recognition and other provisions and contingencies. Actual results could differ from those estimates.

Foreign Currencies Translation and Transaction

The reporting currency of the Group is U.S. Dollar (US$). The functional currency of the Company is KRW. The Group’s principal places of current operations are the South Korea, and PRC. The financial position and results of its operations in South Korea and PRC are determined using Korean Won and Renminbi (“RMB”) as their functional currency, respectively. The results of operations and the consolidated statement of cash flows denominated in functional currencies are translated to US$ at the average rates of exchange using the reporting period. The functional currencies are the respective local currencies based on the criteria of ASC 830, “Foreign Currency Matters”.

In the consolidated financial statements, the financial information of entities whose functional currency is other than US$ has been translated into US$. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, and expenses, gains and losses are translated using the average rate for the period. The resulting translation adjustment is reflected as accumulated other comprehensive income, which are included in the accompanying consolidated statements of income and comprehensive income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. Dollars, except share data or otherwise stated)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, and bank deposits with original maturities of three months or less, all of which are insured, secured and unrestricted as to withdrawal. The Group maintains the bank accounts in South Korea and PRC.

Plant and Equipment

Plant and equipment is stated at cost less accumulated depreciation. Repair and maintenance costs are expensed as incurred. Depreciation is recorded on a reducing balance method basis over each asset’s estimated useful life.

Plant and Equipment	Useful life (years)
Office equipment, furniture and fixtures	5-10 years

Leases

Operating lease right-of-use (ROU) assets represent our right to use an underlying asset for the lease term and operating lease liabilities represent our obligation to make lease payments arising from the lease. At the inception of a contract management assesses whether the contract is, or contains, a lease. The assessment is based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether the right to substantially all the economic benefit from the use of the asset throughout the period is obtained, and (3) whether the Group has the right to direct the use of the asset. At the inception of a lease, management allocates the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments. The Group accounts for lease components (e.g., fixed payments including rent, real estate taxes and insurance costs) separately from the non-lease components (e.g., common-area maintenance costs).

Leases may include one or more options to renew, with renewal terms that can extend the lease term from one year or more. Renewal periods are included in the lease term only when renewal is reasonably certain, which is a high threshold and requires management to apply judgment to determine the appropriate lease term. The Group’s leases do not include options to purchase the leased property. The depreciable life of assets and leasehold improvements are limited by the expected lease term. Certain lease agreements include rental payments adjusted periodically for inflation. The Group’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. All of the Group’s leases are classified as operating leases. The Group has elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a term of 12 months or less. The effect of short-term leases and initial direct costs on our right-of-use asset and lease liability was not material.

ASC 842, Leases, (“ASC 842”) requires the Group to make certain assumptions and judgments in applying the guidance, including determining whether an arrangement includes a lease, determining the term of a lease when the contract has renewal or cancellation provisions, and determining the discount rate.

As the rate implicit in the lease is not usually available, the Group used an incremental borrowing rate based on the information available at the adoption date of ASC 842 in determining the present value of lease payments for existing leases. The Group uses information available at the lease commencement date to determine the discount rate for any new leases.

Revenue Recognition

The Group generates revenue from the business of sales of metals during the current year. The Group adopted ASC 606 Revenue from Contract with Customers (“ASC606”) for all periods presented. According to ASC 606, revenue is recognized when control of the promised goods is transferred to the customer in an amount that reflects the consideration the Group expects to receive in exchange for those goods, after considering price concessions, discount and value added tax (“VAT”). Consistent with the criteria of ASC 606, the Group follows five steps for its revenue

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. Dollars, except share data or otherwise stated)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

recognition: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

Revenue is recognized on a gross basis as the Group is acting as a principal in these transactions, is responsible for fulfilling the promise to provide the specified merchandise and also has pricing discretion. The Group recognizes revenues net of discounts and return allowances when the goods are delivered to the customers, when control of the products has transferred, being when the products are delivered to the customer. Delivery occurs when the products have been delivered to the point of receipt by customer.

The Group is engaging in the business of sales of metals. Revenue for trading contracts is recognized at a point in time. Sales are recognized when control of the products has transferred, being when the products are delivered to the customer. Delivery occurs when the products have been delivered to the point of receipt by customer.

Cost of Sales

Cost of sale is primarily comprised of the cost of goods and other direct costs associated with providing trading of metals. These costs are expensed as incurred.

Fair Value Measurements

U.S. GAAP requires the categorization of financial assets and liabilities, based on the inputs to the valuation technique, into a three-level fair value hierarchy. The various levels of the fair value hierarchy are described as follows:

•        Level 1 — Unadjusted quoted market prices for identical assets and liabilities in an active market that the Group has the ability to access.

•        Level 2 — Quoted prices in markets that are not active or model inputs that are observable for substantially the full term of the asset or liability.

•        Level 3 — Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Group reviews the valuation techniques used to determine if the fair value measurements are still appropriate on an annual basis, and evaluates and adjusts the unobservable inputs used in the fair value measurements based on current market conditions and third-party information.

Our financial assets and liabilities that are measured at fair value on a recurring basis include cash and cash equivalents, trade payable, accrued other expenses, and other current liabilities. The fair values of these assets and liabilities approximate carrying amounts because of the short-term nature of these instruments.

Our financial and non-financial assets and liabilities that are measured at fair value on a nonrecurring basis.

Impairment of Long-Lived Assets

The Group evaluate long-lived assets or asset groups with finite lives for impairment whenever events indicate that the carrying value of an asset or asset group may not be recoverable based on expected future cash flows attributable to that asset or asset group. Recoverability of assets held and used is measured by comparing the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds estimated undiscounted future cash flows, then an impairment charge would be recognized based on the excess of the carrying amount of the asset or asset group over

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. Dollars, except share data or otherwise stated)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

its fair value. Assets to be disposed of are reported at the lower of their carrying amount or fair value, less costs to sell. There were no impairment charges recognized related to long-lived assets during the years ended December 31, 2023 and 2022.

Earnings (loss) Per Share

Basic earnings (loss) per share is computed by dividing net loss by the weighted average number of Common Stock outstanding during the year. Diluted earnings (loss) per share is computed by dividing net loss by the weighted-average number of Common Stock.

Related parties

Related parties are affiliates of the Group; entities for which investments are accounted for by the equity method by the Group; trusts for the benefit of employees; principal owners of the Group; its management; members of the immediate families of principal owners of the Group and its management; and other parties with which the Group may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. Another party also is a related party if it can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Recently Issued Accounting Standards, not yet Adopted by the Group

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Group does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its consolidated balance sheets, statements of income and comprehensive income, cash flows or disclosures.

NOTE 3 — OTHER RECEIVABLES

As of December 31, 2023, other receivables consist of deposits to suppliers of nil (December 31, 2022: $9,205).

NOTE 4 — PREPAID EXPENSES

As of December 31, 2023, prepaid expenses consist of prepayment for warehouse of $704 (December 31, 2022: nil).

NOTE 5 — PLANT AND EQUIPMENT

Plant and equipment consists of the following as of December 31, 2023 and 2022, respectively:

	As of December 31,
	2023	2022
Office equipment, furniture and fixtures	$15,095	$15,464
Accumulated depreciation and amortization	(12,879)	(11,328)
Total plant and equipment, net	$2,216	$4,136

Depreciation expense was $1,799 and $3,129 for the years ended December 31, 2023 and 2022, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. Dollars, except share data or otherwise stated)

NOTE 6 — RELATED PARTY TRANSACTIONS

Amount due from a related party

The amount due from a related party consists of consulting service fee receivable from Giga Carbon Neutrality Inc., of which have same ultimate beneficial owner with the Company, amounted $195,000 (December 31, 2022: $240,000), which was generated from the consulting service provided to Giga Carbon Neutrality Inc. amounted to $240,000 during year ended December 31, 2022. The outstanding receivables are non-interest bearing and repayable on demand. The Company will settle the outstanding balances prior to the completion of listing.

Amounts due to related parties

During the years ended December 31, 2023 and 2022, under a series of loan agreements signed between the Group and Enlighta Medical Technology Group, a subsidiary of SSSIG, of which SSSIG’s ultimate beneficial owner is the immediate family of the ultimate beneficial shareholder of the Company, the Group had a total loan to SSSIG, to support the business operations of the Company, which amounted to $435,000 and $350,000 as of December 31, 2023 and 2022, respectively. This loan is non-interest bearing, non-secured, no stated maturity date and is payable on demand, with a term allowing the board of directors to apply discretion to delay repayment.

In addition, the amounts due to related parties include the non-trade reimbursement from PSI (Company’s controlling shareholder) and Beijing Powermers Smart Technology Co. Ltd., a subsidiary of PSI amounted to $70 and $10,366 (December 31, 2022: nil and nil) respectively. The non-trade reimbursement is repayable on demand.

Other related party transactions

During 2023, the Company completed several acquisitions of subsidiaries. These acquisitions were completed with the related parties under PSI at nominal considerations. The Company determined that the net tangible assets of these subsidiaries closely approximated their fair value due to their minimal operations and lack of profitability.

See Note 12 — Business Combinations for detail of these transactions.

In August 2024, Beijing Seven Stars Giga Technology Service Ltd., a wholly owned subsidiary of the Company disposed 100% equity interest of Fujian GCN IoT Ltd. to Beijing Powermers Smart Industries Technology Co., a wholly owned subsidiary of the Company’s controlling shareholder, Powermers Smart Industries Inc.(“PSI”), pursuant to the internal reorganization plan of PSI, since when the substantial operating entities has been consolidated to PSI. The disposal resulted in a change in the reporting entity and required retrospective combination of the entity for all periods presented, as if the disposal had been in effect since the inception of common control.

NOTE 7 — OTHER PAYABLES AND ACCRUED EXPENSES

	As of December 31,
	2023	2022
Payables for staff cost	—	3,759
Payables for rental	4,787	5,360
Payable to a director	1,092	19,750
Other payables	2,114	2,309
Total other payables and accrued expenses	$7,993	$31,178

Included in the payable to a director, the Company have outstanding compensation to a director amounted to $1,092 and $13,075 as of December 31, 2023 and 2022, respectively and have outstanding advance from a director amounted to nil and $6,675 as of December 31, 2023 and 2022, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. Dollars, except share data or otherwise stated)

NOTE 8 — CAPITAL STRUCTURE

Common Stock:    The par value of the Company’s common stock is KRW1,000 per share and the authorized shares is 100,000 shares. As at the balance sheet date on December 31, 2023 and 2022, the Company had 100,000 common stocks issued and outstanding.

NOTE 9 — REVENUE

Revenue consists of the following:

	Year ended December 31,
	2023	2022
Sales of commodities	$5,954,563	$—

NOTE 10 — INCOME TAXES

South Korea

The Company is incorporated in South Korea is subject to corporate income tax at a rate of 10%.

PRC

The Company’s subsidiaries are under the Law of the PRC on Enterprise Income Tax (“EIT Law”), the Company’s subsidiaries domiciled in the PRC are subject to statutory rate of 25%.

Reconciliation of income tax:

Reconciliation of the differences between PRC statutory income tax rate and the Group’s effective income tax rate for the years ended December 31, 2023 and 2022 are as follows:

	Year ended December 31,
	2023	2022
(Loss) Income before income tax	$(96,698)	$99,461
Computed tax using respective company’s statutory tax rates (10%)	(9,670)	9,946
Effect of different tax rates of subsidiaries operating in other jurisdictions	(369)	—
Change in valuation allowances	10,039	(9,946)
Income tax expense at effective tax rate	$—	$—

Movement of valuation allowance

	Year ended December 31,
	2023	2022
Unrecognized valuation allowance at beginning of the year	$22,871	$32,817
Addition	10,039	—
Reversal	—	(9,946)
Total unrecognized valuation allowance	$32,910	$22,871

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. Dollars, except share data or otherwise stated)

NOTE 11 — OPERATING LEASE RIGHT-OF-USE ASSETS AND LEASE LIABILITIES

(a) Right of use assets

The carrying amount of the Group’s right of use assets and the movements during the year are as follows:

	Year ended
	2023	2022
As of January 1	$—	$25,791
Amortization expenses	—	(22,408)
Exchange difference	—	(3,383)
As of December 31	$—	$—

(b) Lease Liabilities

	Year ended
	2023	2022
As of January 1	$—	$26,634
Interest	—	426
Repayment	—	(23,567)
Exchange difference	—	(3,493)
As of December 31	$—	$—

NOTE 12 — BUSINESS COMBINATIONS

Acquisition of Baoji Space Tomorrow Ltd.

On June 5, 2023, the Company’s subsidiary Beijing Seven Stars Giga Technology Service Ltd. completed the acquisition of 100% equity interest in Baoji Space Tomorrow Ltd. at nominal consideration. This company had not yet commenced business and no assets nor liabilities have been acquired or assumed as at date of acquisition.

Acquisition of Fujian GCN IoT Ltd. and Fujian Oxylus Space Ocean Group Ltd.

On June 9, 2023, the Company’s subsidiary Beijing Seven Stars Giga Technology Service Ltd. completed the acquisition of 100% equity interest in Fujian GCN IoT Ltd. and its subsidiary Fujian Oxylus Space Ocean Group Ltd. at nominal considerations. These companies had not yet commenced business and no assets nor liabilities have been acquired or assumed as at date of acquisition.

NOTE 13 — CONCENTRATION OF CREDIT RISK

Financial instruments that potentially expose the Group to concentration of credit risk consist primarily of cash and cash equivalents, trade receivables and amounts due from related party. The Group places its cash with financial institutions with high-credit ratings and quality. Trade receivables consist of amounts receivable from customers. The risk with respect to trade receivable is mitigated by credit evaluations the Group performs in its customers and its ongoing monitoring process of outstanding balances. The Group has not noted any significant credit risk.

Concentration of customers

The following customers accounted for 10% or more of revenue for the years ended December 31, 2023 and 2022:

	Years ended December 31,
	2023	2022
Customer A	$5,120,093	$—
Customer B	834,470	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. Dollars, except share data or otherwise stated)

NOTE 13 — CONCENTRATION OF CREDIT RISK (CONTINUED)

Concentration of suppliers

The following suppliers accounted for 10% or more of cost of revenue for the years ended December 31, 2023 and 2022:

	Years ended December 31,
	2023	2022
Supplier A	$3,417,132	$—
Supplier B	1,697,692	—
Supplier C	833,600	—

Foreign currency risk

RMB is not a freely convertible currency. The State Administration of Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into foreign currencies. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The cash and cash equivalents of the Group included aggregated amounts of $9,027 and nil denominated in RMB as of December 31, 2023 and 2022, respectively.

NOTE 14 — SEGMENT REPORTING

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Group’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Group’s business segments. The Group uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance.

Based on the management’s assessment, the Group determined that it has only one operating segment and therefore one reportable segment as defined by ASC 280.

NOTE 15 — COMMITMENTS AND CONTINGENCIES

Commitments

As of December 31, 2023 and 2022, the Group did not have any significant capital commitments or other commitments.

Contingencies

As of December 31, 2023 and 2022, the Group is not a party to any material legal or administrative proceedings.

NOTE 16 — SUBSEQUENT EVENTS

Except as disclosed below, there is no other matter or circumstance arisen since December 31, 2023, which has significantly affected the operations of the Group, the results of those operations, or the state of affairs of the Group in subsequent financial years.

On August 1, 2024, the Company’s indirect subsidiary Fujian GCN IoT Ltd,disposed of 100% equity interest in Fujian Oxylus Space Ocean Group Ltd. at nominal considerations to SSSIG.

On August 13, 2024, the Company’s subsidiary Beijing Seven Stars Giga Technology Service Ltd. disposed of 100% equity interest in Fujian GCN IoT Ltd. at nominal considerations to Powermers Smart Industries, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. Dollars, except share data or otherwise stated)

NOTE 16 — SUBSEQUENT EVENTS (CONTINUED)

On August 31, 2024, the Company’s original shareholder Powermers Smart Industries Inc. and Sun Seven Stars Gift Holding Ltd. signed share purchase agreements with NextGen Exchange Group Inc. to transfer 74,931 and 25,000 shares to NextGen Exchange Group Inc. After completion of the share purchase agreements, NextGen Exchange Group Inc. owns 99.93% of the Company.

On October 15, 2024, the Company have changed its name from Interstellar Chain Group Inc. to Deep Green Group.

On October 18, 2024, and October 22, 2024, the Company’s subsidiary Beijing Seven Stars Giga Technology Service Ltd. incorporated Langfang Deep Green Technology Co. Ltd., and Tianjin Deep Green Technology Co. Ltd., respectively, which are engaged in the business of trading of commodities.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the CBCA, we may indemnify our current or former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity. The CBCA also provides that we may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding.

However, indemnification is prohibited under the CBCA unless the individual:

•        acted honestly and in good faith with a view to our best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

•        in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Our amended and restated bylaws require us to indemnify each of our current or former directors or officers and each individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including, without limitation, an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity.

Our amended and restated bylaws authorize us to purchase and maintain insurance for the benefit of each of our current or former directors or officers and each person who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity. As of the date of this prospectus, the Company is in the process of securing directors’ and officers’ liability insurance coverage for DeepGreenX Group Inc. and pending finalization of that coverage, Sun Seven Star Gift Holdings LTD., the Company’s majority shareholder, has agreed to indemnify our directors and executive officers. This arrangement is intended to provide interim protection until formal insurance coverage is in place. For further details, see “Business — Insurance”.

We have entered into indemnification agreements with each of our current directors and officers and we intend to enter into indemnification agreements with each of the directors and officers of the Company that is or becomes a director or officer of the Company upon consummation of the Direct Listing, which provide, among other things, that we will indemnify, including but not limited to the indemnity under the CBCA, him or her for losses reasonably incurred by reason of being or having been a director or officer; provided that, we shall not indemnify such individual if, among other things, he or she did not act honestly and in good faith with a view to our best interests and did not have reasonable grounds for believing that his or her conduct was lawful, and in so acting was in breach of the obligations under the indemnity agreement. For further details, see the form of indemnification agreement attached as an exhibit to the registration statement of which this prospectus is a part.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

On May 25, 2025, the Company issued 400,000,000 common shares to NextGen in consideration for 1,000,000 shares of DeepGreenX Group Inc. (Korea). The 1,000,000 shares received in consideration for the issuance had an implied value of approximately $602,000, based on an independent valuation conducted by a Korean appraiser at the time of the transaction. This transaction did not involve a public offering and the common shares were sold through a private placement outside of the United States. We believe such issuance was not subject to registration under the Securities Act, in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions or under Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering, along with applicable Canadian and Korean securities law and exemptions.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)     Exhibits

Exhibit Index

Exhibit Number	Description of Document
3.1+

Certificate and Articles of Incorporation of DeepGreenX Group Inc. dated April 28, 2025, as amended by the Certificates and Articles of Amendment of the Company dated as of May 20, 2025, May 22, 2025 and June 27, 2025.

3.2+	By-Law No.1 of DeepGreenX Group Inc.
3.3+	Form of Amended and Restated By-Law No. 1 of DeepGreenX Group Inc.
5.1+	Opinion of Blake, Cassels & Graydon LLP regarding the validity of the common shares being registered
8.1+	Opinion of Blake, Cassels & Graydon LLP regarding certain Canadian tax matters (included in exhibit 5.1).
8.2+	Opinion of Beijing Zhongzhida Law Firm regarding certain PRC tax matters.
10.1+

English Translation of Green Supply Chain Consulting Service Contract, dated September 16, 2024, by and between DeepGreenX Group Inc., Beijing Seven Star Giga Technology Co., Ltd (“BSSGT”) and Tianjin Linmu Trading Co., Ltd.

10.2+	English Translation of Green Supply Chain Consulting Service Contract, dated September 16, 2024, by and between DeepGreenX Group, Inc. BSSGT and Suzhou Juqige Technology Co., LTD.
10.3+	English Translation of Green Supply Chain Consulting Service Contract, dated September 16, 2024, by and between DeepGreenX Group Inc., BSSGT and Shanghai Dehuifu Wire & Cable Co., LTD.
10.4+	Joint Venture and Shareholders Agreement, dated April 19, 2025, by and between DeepGreenX Group Inc. and Forest First International Inc.
10.5+	Form of Indemnification Agreement
10.6+	Amended Loan Agreement, dated August 3, 2025, by and between Sun Seven Stars Investment Group Limited and DeepGreenX Group Inc.
10.7+	Asset Authority Confirmation Letter addressed from Fourcore, Inc. to DeepGreenX Group Inc.
10.8+	Form of Lock-Up Agreement
10.9	Share Transfer Agreement, dated August 31, 2024, by and among Sun Seven Stars Gift Holdings Ltd., Interstellar Chain Group Inc. and NextGen Exchange Group Inc.
10.10	Equity Transfer Agreement, dated August 31, 2024, by and between NextGen Exchange Group Inc., Powermers Smart Industries, Inc., Interstellar Chain Group Inc. and Beijing Giga Energy Co., Ltd.
10.11	Share Transfer Agreement, dated May 25, 2025, by and between NextGen Exchange Group Inc. and DeepGreenX Group Inc.
21.1+	Subsidiaries of the Registrant
23.1	Consent of J&S Associate PLT, independent registered public accounting firm
23.2+	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)
23.3+	Consent of Beijing Zhongzhida Law Firm (included in Exhibit 8.2).
23.4+	Consent of Frost & Sullivan
99.1+	Consent of Njuguna Ndung’u
99.2+	Consent of Lan Yang
99.3+	Consent of Allen Salmasi
99.4+	Consent of Paul Scully
99.5+	Consent of Sunith Varkey
99.6+	Valuation Report, dated August 1, 2025, prepared by Frost & Sullivan
107+	Filing Fee Table

____________

*        To be filed by amendment.

+        Previously filed

(b)    Financial Statement Schedules

All supplement schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

ITEM 9.    UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on August 25, 2025.

DEEPGREENX GROUP INC.
By:	/s/ Barclay Knapp
Name: Barclay Knapp
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated

Signature	Title	Date
/s/ Barclay Knapp	Chief Executive Officer and Director	August 25, 2025
Barclay Knapp	(principal executive officer)
/s/ Kenneth Lam	Chief Financial Officer	August 25, 2025
Kenneth Lam	(principal financial officer and accounting principal officer)
*	Director	August 25, 2025
Kevin Wu
*	Director	August 25, 2025
Aneel Waraich
*By:	/s/ Barclay Knapp
Barclay Knapp
Attorney-In-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the U.S. of DeepGreenX Group Inc., has signed this registration statement or amendment thereto in New York, New York on August 25, 2025.

AUTHORIZED U.S. REPRESENTATIVE
By:	/s/ Barclay Knapp
Name: Barclay Knapp
Title: Authorized Representative in the United States.